SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 11-K
ANNUAL REPORT
Pursuant to Section 15 (d) of the
Securities Exchange Act of 1934
For the fiscal year ended December 31, 2015
Commission File No. 1-442
THE BOEING COMPANY VOLUNTARY INVESTMENT PLAN
THE BOEING COMPANY
100 N. Riverside Plaza
Chicago, Illinois 60606-1596

The Boeing Company
Voluntary Investment Plan
Employer ID No: 91-0425694
Plan Number: 002
Financial Statements as of December 31, 2015 and 2014, and for the Year Ended December 31, 2015, Supplemental Schedules as of and for the year ended December 31, 2015, and Report of Independent Registered Public Accounting Firm

THE BOEING COMPANY VOLUNTARY INVESTMENT PLAN

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1
FINANCIAL STATEMENTS:
Statements of Net Assets Available for Benefits as of December 31, 2015 and 2014	2
Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2015	3
Notes to Financial Statements as of December 31, 2015 and 2014 and for the Year Ended December 31, 2015	4
SUPPLEMENTAL SCHEDULES:
Form 5500, Schedule H, Line 4(i) - Schedule of Assets (Held at End of Year) as of December 31, 2015	21
Form 5500, Schedule G, Part III - Schedule of Nonexempt Transactions for the Year Ended December 31, 2015	187

NOTE: All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Employee Benefit Plans Committee and
Members of The Boeing Company Voluntary Investment Plan
The Boeing Company
Chicago, Illinois

We have audited the accompanying statements of net assets available for benefits of The Boeing Company Voluntary Investment Plan (the "Plan") as of December 31, 2015 and 2014, and the related statement of changes in net assets available for benefits for the year ended December 31, 2015. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2015 and 2014, and the changes in net assets available for benefits for the year ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the financial statements, in 2015 the Plan retrospectively adopted Financial Accounting Standards Board Accounting Standards Update (“ASU”) No. 2015-07, Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent) and ASU No. 2015-12, Plan Accounting: Defined Benefit Pension Plans (Topic 960), Defined Contribution Pension Plans (Topic 962), Health and Welfare Benefit Plans (Topic 965).
The supplemental schedules listed in the table of contents have been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental schedules are the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental schedules reconcile to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedules. In forming our opinion on the supplemental schedules, we evaluated whether the supplemental schedules, including their form and content, are presented in compliance with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, such supplemental schedules are fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ DELOITTE & TOUCHE LLP
Seattle, Washington
June 27, 2016

THE BOEING COMPANY VOLUNTARY INVESTMENT PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
AS OF DECEMBER 31, 2015 AND 2014

(Dollars in millions)	2015	2014
ASSETS:
Investments — interest in Master Trust	$46,437	$45,509

Receivables:
Notes receivable from participants	706	706

NET ASSETS AVAILABLE FOR BENEFITS	$47,143	$46,215
See notes to financial statements.

THE BOEING COMPANY VOLUNTARY INVESTMENT PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2015

(Dollars in millions)
ADDITIONS:
Net Master Trust activity	$1,739
Interest income from notes receivable from participants	22
Contributions:
Employer	746
Participant	1,706
Total contributions	2,452
Total additions	4,213
DEDUCTIONS — Benefits paid	3,285
NET ADDITIONS	928
NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	46,215
End of year	$47,143
See notes to financial statements.

THE BOEING COMPANY VOLUNTARY INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2015 AND 2014, AND FOR THE YEAR ENDED DECEMBER 31, 2015
(Dollars in millions)

1.	DESCRIPTION OF PLAN
The following description of The Boeing Company Voluntary Investment Plan (the “VIP” or the “Plan”) provides only general information. Participants, as defined by the Plan (“Members”), should refer to the plan document for a more complete description of the Plan’s provisions.
General — The Plan is a defined contribution plan intended to qualify under the Internal Revenue Code (IRC) as a profit sharing plan with a cash or deferred arrangement and employee stock ownership plan component, and is designed to provide Members with a means of making regular savings to provide additional security for their retirement. An employee of The Boeing Company (the “Company” or “Boeing”) becomes eligible to participate on the first day of employment.
The Plan also provides for salary continuation during extended illness of certain bargaining units of active employees or disbursement of their remaining account balance at termination.
The Plan includes an auto-enrollment provision for newly eligible employees unless they affirmatively elect not to participate in the Plan. Automatically enrolled Members have their deferral rate set at a percentage of eligible compensation as defined in the plan document and their contributions are invested in a qualified default investment alternative (QDIA) until changed by the Members. The current QDIA for the Plan is the custom target date funds.
The assets of the Plan, excluding notes receivable from participants, are held in The Boeing Company Employee Savings Plans Master Trust (the “Master Trust”). State Street Bank and Trust Company (“SSBT”) serves as trustee for the Master Trust. The Employee Benefit Plans Committee oversees the operation and administration of the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended.
Contributions — Members may elect to contribute to the Plan a percentage of their eligible compensation on a pretax, after-tax, Roth, or a combination of those bases, as defined in the plan document and subject to statutory limitations. Members who have attained age 50 before the end of the plan year are eligible to make catch-up contributions, as defined in the plan document and subject to statutory limits. Catch-up contributions are ineligible for an employer-matching contribution. The Plan also accepts certain rollover contributions.
Under the terms of the Plan, Boeing makes employer-matching and Company contributions for eligible Members. Members should refer to the plan document for details.
Members may elect to change contribution percentages to be effective the next pay period after the request is received, or as soon as administratively possible thereafter. The allocation of both Members’ contributions and employer contributions to the funds may be changed at any time and become effective on the day of the change or the next business day, according to the time of the request for a change in relation to the stock market close of business.
Members’ Accounts — Individual accounts are maintained for each Plan Member. Each Member’s account is credited with the Member’s contributions, employer-matching contributions, Company contributions, and allocations of Plan earnings (losses) from the funds in which the account is invested, and charged with an allocation of certain administrative and investment-related expenses, and Member-specific charges, if applicable. Allocations are based on Member earnings or account balances, as defined by the plan document. The benefit to which a Member is entitled is the benefit that can be provided from the Member’s account.
Investment Funds — Upon enrollment in the Plan, Members may direct the investment of their contributions and any employer contributions to the investment funds offered under the Plan. These investment funds consisted of common/collective trusts, separately managed U.S. equity accounts, separately managed non-U.S. equity accounts, a separately managed fixed-income account, custom target date funds, a stable value fund

(composed of synthetic-guaranteed investment contracts (“synthetic GICs”)), and Boeing common stock, which is The Boeing Employee Stock Ownership Plan Stock Fund (the “Boeing Stock Fund”), as of December 31, 2015 and 2014. Members may elect that dividends received with respect to their investments in the Boeing Stock Fund be distributed to them in cash or reinvested in the Boeing Stock Fund (a dividend payout program). Investment funds are valued daily and Members may elect to change their investment allocations on a daily basis.
Vesting — Member contributions, employer-matching contributions, Company contributions, and earnings on those contributions are immediately vested.
Withdrawals — Members may elect to withdraw all or a portion of their accounts, at any time on or after the day the Member attains age 59 1/2. If a Member is under age 59 1/2, withdrawals from his or her accounts are subject to restrictions for certain accounts and certain hardship rules as provided by the Plan. If a Member takes a hardship withdrawal, the Member may continue contributions to the Plan; however, employer-matching contributions will be suspended for six months following the withdrawal.
In addition, a Member may elect to withdraw all or part of his or her employer-matching contribution account before the Member attains age 59 1/2, but only if the Member has attained his or her fifth anniversary of employment. If such a withdrawal is made, employer-matching contributions will be suspended for six months following the withdrawal. Company contributions may be fully withdrawn upon termination of employment. Withdrawals of after-tax contributions and rollover contributions can be made at any time.
In the event of illness or injury and if eligible Members have used all of their regular sick leave benefits, the eligible Members may elect to withdraw, subject to Plan requirements, all or a portion of their salary continuation balance.
Notes Receivable from Participants — Members may borrow from their fund accounts a minimum of $1,000 up to a maximum equal to the lesser of $50,000 or 50% of their account balance (subject to restrictions for certain accounts and minus any current outstanding loan balance), reduced by the highest outstanding loan balance under all of the Company’s savings plans during the last 12 months. Members may have a maximum of two loans outstanding under the Plan at any time. Loans may be additionally limited in accordance with the Plan provisions and/or loan policies and procedures. The interest rate on new loans is set every month and is equal to the prime rate published in the Wall Street Journal as of the last business day of the calendar month, immediately preceding the date of the loan. Interest rates on outstanding loans ranged from 2.0% to 9.8% at December 31, 2015, with loans maturing at various dates through January 2036.
Loan repayment is made through regular payroll deductions for a period of up to 60 months for general loans and over a longer period for loans used to finance the purchase of a principal residence. If a Member’s employment terminates for any reason, and the loan balances are not paid in full by the termination date, the Member may continue to make monthly loan repayments until the loan is scheduled to be paid off. A loan will generally continue to be subject to default if a payment has not been made for 90 days, an outstanding loan balance remains 30 days after the scheduled payoff date, or the Member takes a full distribution of his or her net account balance before the loan is paid off. If the loan defaults, the loan balance will become taxable income to the Member.
Benefit Payments — Upon termination of service, a Member may elect to receive a lump-sum amount equal to the full value of the Member’s vested interest in his or her account; a partial payment amount; or monthly, quarterly, semiannual, or annual installments of a fixed dollar amount or for a specific number of years, up to 10 years. Generally, a Member may also elect to have all or a portion of his or her Boeing Stock Fund balance paid in shares and/or cash. A Member also has the option to elect an annuity contract. If a Member makes no election, annual distributions of the required minimum amount will generally begin after age 70 1/2. Notwithstanding the foregoing, following a Member’s termination of service, if his or her account balance is $1,000 or less, it will automatically be paid out to the Member in accordance with applicable Plan provisions.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Accounting — The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).
Use of Estimates — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.
Risks and Uncertainties — The Plan utilizes various investment instruments. Investment securities, in general, are exposed to various risks, such as interest rate risk, credit risk, and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.
Valuation of Investments — Investments in the Master Trust are stated at fair value, except for fully benefit-responsive investment contracts (FBRICs) or synthetic GICs, which are reported at contract value. Fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability (exit price) in an orderly transaction between market participants at the measurement date. Securities traded in markets that are not considered active may be valued using unobservable inputs, such as less recent trade prices, single broker-dealer quotations, related yield curves, and other assumptions about the security. Contract value is the amount Members would receive if they were to initiate permitted transactions under the terms of the Plan (see Note 3). The Master Trust’s investments, as discussed in Note 4, are valued as follows:

•
Common stock, including Boeing common stock, preferred stock, and other investments (rights, warrants, exchange-traded funds, exchange-traded options, and other exchange-traded derivatives) traded in active markets on national and international exchanges are primarily valued using a market approach based on the closing market prices of identical instruments on the last trading day of the year. The other exchange-traded derivatives are included in other receivables and other liabilities on the Master Trust’s statements of net assets available for benefits.

•
Forward and spot currency contracts are valued using a market value approach based on spot foreign currency rates if the contract tenor is two days or less and on interpolated forward rates for any contracts with a tenor greater than two days. Forward and spot currency contracts are included in other receivables and other liabilities on the Master Trust’s statements of net assets available for benefits.

•
Investments in common/collective trust funds are valued based on the year-end unit net asset value (NAV). The NAV is used as a practical expedient to estimate fair value. Unit values are determined by the issuer or third party administrator by dividing the fair values of the total net assets at year-end by the outstanding units. There were no unfunded commitments, no restrictions on redemption frequency, and no advance notice periods required for redemption for these investments.

•
Synthetic GICs are stated at contract value. There are no reserves against contract value for credit risk of the contract issuer. The fixed-income securities underlying the contracts were valued using prices provided by SSBT, which are based on the pricing methodology stated below for fixed-income securities.

•
Fixed-income securities, including government and agency securities, corporate bonds, and mortgage and asset backed securities, are primarily valued using a market approach using matrix pricing, which considers a security’s relationship to other securities for which quoted prices in an active market may be available, or alternatively based on an income approach, which uses valuation techniques to convert future cash flows to a single present value amount. The valuation approach is designed to maximize the use of observable inputs, such as observable trade prices, multiple broker-dealer quotations, related yield curves, and other assumptions about the security (prepayment projections, cash flows, other security characteristics, etc.) and minimize unobservable inputs. The securities are valued as of the last trading day of the year. Fixed-income instruments that have a delayed future settlement such as to-be-announced securities (TBAs) are valued similarly to fixed-income securities in active markets. TBAs are included in synthetic GICs and payables for securities purchased on the Master Trust’s statements of net assets available for benefits.

•
Investments in limited partnerships are recorded based upon the NAV provided by the partnerships. There are no unfunded commitments and the Master Trust does not have the ability to make redemption requests from limited partnerships.

•
Other investments include over-the-counter (OTC) derivatives, such as options and swap contracts. These derivatives are valued using a market approach and are based upon the expected amount that the Master Trust would receive or pay to exit the derivative at the reporting date. The valuation methodology relies on inputs, including, but not limited to, benchmark yields, swap curves, cash flow analysis, ratings updates, and interdealer broker rates. Credit risk of the derivative counterparties is offset by collateralizing the expected amount that the Master Trust would receive or pay to terminate the derivative.

•
Cash equivalents and short-term investments include certificates of deposits, Treasury bills, and discounted notes with original maturities of three months or less for cash equivalents and greater than three months, but less than one year for short-term investments. These investments are primarily valued using a market approach in the same manner as fixed-income securities referenced above. In the event that an instrument with an original maturity of less than three months does not have a market price, then those investments are valued at amortized cost, which approximates fair value.

In accordance with the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 946, Financial Services - Investment Companies, the synthetic GICs are included at contract value in participant-directed investments in the statements of net assets available for benefits. Contract value is the amount Members would receive if they were to initiate permitted transactions under the terms of the Plan. The statement of changes in net assets available for benefits is presented on a contract-value basis.
Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation of investments includes both realized and unrealized gains or losses and is calculated as the difference between the fair value of the investments as of the beginning of the plan year or the purchase date in the current year and either the sales price or the end-of-year fair value.
Valuation Controls — Plan management has implemented controls that are designed to ensure that fair value measurements used by the Master Trust are appropriate and reliable, that they are based on observable inputs wherever possible, and that the valuation approaches are consistently applied and the assumptions used are reasonable. The controls consist of a framework that provides for oversight of the fair value methodologies and valuations, as well as validation procedures.
The Board of Directors of the Company has delegated the fiduciary oversight of plan assets over various retirement plans held within the Master Trust structures to the Employee Benefit Investment Committee (EBIC). The EBIC has sub-delegated this responsibility to the Chief Investment Officer (CIO), who manages Trust Investments and chairs the Valuation Committee. Trust Investments is responsible for the oversight of the Plan assets including selection and monitoring of investment managers, asset strategies, and risk management. The Valuation Committee is responsible for the oversight of the valuation practices of the Master Trust and is represented by members of Trust Investments including Risk Management and Trust Operations, Public Markets, and Investment Strategy. The Valuation Committee meets at least quarterly with the purpose of fulfilling the following responsibilities and provides an annual review to the EBIC of its findings and actions:

•	Review and approve annually the valuation practices, including those used by third parties

•	Review and approve the year-end valuations, including the methods used to develop and substantiate the unobservable inputs used in the fair value measurement

•	Review analysis and benchmarks used by the Company and the Master Trust to assess the reasonableness of the year-end valuations and changes in fair value measurements from period to period

•	Review and approve annual financial statement disclosures of the investments held in the Master Trust
Limited partnerships are generally valued using the NAV or its equivalent. Valuations provided by the funds are reviewed at least quarterly. The asset managers’ audited financial statements are used in the Master Trust's annual financial reporting process, where applicable. Assessments of reasonableness include regular asset manager meetings and review of quarterly reports, third-party reviews and reconciliations, which includes escalation to Trust Investments for exceptions, quarterly CIO investment reviews, and reviews of manager valuation policies. Valuation policies are reviewed when a new mandate is entered into with an asset manager, on a rolling three-year basis for existing managers, or as changes to policies are provided by managers.
Fixed income, equity, and derivative instruments are generally valued using valuations obtained from pricing vendors. Pricing vendor valuation methodologies and custodian pricing controls and related documentation are assessed for reasonableness on an annual basis. The pricing vendor due diligence process includes reviews of pricing controls and procedures, as well as discussions in order to maintain a current understanding of the valuation processes and related assumptions and inputs that may be used by the vendors to price instruments. The custodian due diligence process includes reviews of pricing controls and procedures that are carried out on the Master Trust's behalf. This includes various levels of tolerances checks on price changes, review of stale or unchanged prices, multi-price source comparisons, and vendor price challenges. Additionally, on a monthly basis, the custodian reconciles its valuations to valuations obtained from each investment manager and any exceptions are reported to Trust Investments for resolution, which may include escalation to the Valuation Committee.
Benefits — Benefits are recorded when paid.
Expenses — Necessary and proper expenses of the Plan are paid from the Plan assets at the Master Trust level, except for those expenses the Company is required by law or chooses to pay. Expenses are paid at the Master Trust level, deducted from income earned and therefore are recorded as a reduction of investment return and are not separately reflected in the Plan’s statement of changes in net assets available for benefits.
Notes Receivable from Participants — Notes receivable from participants are measured at the unpaid principal balance, plus any accrued but unpaid interest. Delinquent Member loans are recorded as distributions based on the terms of the plan document.
Recently Adopted Accounting Guidance — In May 2015, the FASB issued Accounting Standards Update (ASU) No. 2015-07, Fair Value Measurement (Topic 820): Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent) (“ASU 2015-07”). ASU 2015-07 removes the requirement to present certain investments for which the practical expedient is used to measure fair value at NAV within the fair value hierarchy table. Instead, a plan would be required to include those investments as a reconciling item so that the total fair value amount of investments in the disclosure is consistent with the fair value investment balance on the statement of net assets available for benefits. ASU 2015-07 is effective for fiscal years beginning after December 15, 2015, with early adoption permitted and is to be applied retrospectively. The Plan elected to early adopt ASU 2015-07 as of December 31, 2015, as permitted, and has applied ASU 2015-07 retrospectively, as required. The Plan presents the investment disclosure required by this new guidance in Note 5. There are no effects on the statements of net assets available for benefits or the changes therein.
In July 2015, the FASB issued ASU No. 2015-12, Plan Accounting: Defined Benefit Pension Plans (Topic 960), Defined Contribution Pension Plans (Topic 962), and Health and Welfare Benefit Plans (Topic 965): (Part I) Fully Benefit-Responsive Investment Contracts, (Part II) Plan Investment Disclosures, and (Part III) Measurement Date Practical Expedient (“ASU 2015-12”). Part I eliminates the requirement to measure the fair value of FBRICs and provide certain disclosures. Contract value is the only required measure for FBRICs. Part II eliminates the requirements to disclose individual investments that represent 5% or more of net assets available for benefits and the net appreciation or depreciation in fair value of investments by general type. Part II also simplifies the level of disaggregation of investments that are measured using fair value. Plans will continue to disaggregate investments that are measured using fair value by general type; however, plans are no longer required to also disaggregate investments by nature, characteristics and risks. Further, the disclosure of information about fair value measurements shall be provided by general type of plan asset. Part III is not applicable to the Plan. ASU 2015-12 is effective for fiscal years beginning after December 15, 2015, with early adoption permitted. Parts I and II are to be applied retrospectively. The Plan has elected to early adopt ASU 2015-12 as of December 31, 2015, as permitted, and has applied the provisions of ASU 2015-12 retrospectively, as required. Parts I and II are reflected in the statements of assets available for benefits and in the notes to the financial statements. The adoption resulted in the reclassification of the adjustment from fair value to contract value for FBRICs totaling $327, in the statement of net assets available for benefits for the Plan and the Master Trust as of December 31, 2014. Certain historical disclosures that are no longer required were removed.

3.	SYNTHETIC GUARANTEED INVESTMENT CONTRACTS
The Master Trust includes the VIP Stable Value Fund (VIP SVF), which is managed by Goldman Sachs Asset Management Company LLP (“GSAM”). The VIP SVF holds synthetic GICs.
A synthetic GIC, also known as a wrap contract, is an investment contract issued by an insurance company or other financial institution, backed by diversified bond portfolios that are owned by the VIP SVF. These contracts provide that realized and unrealized gains and losses on the underlying assets are not reflected immediately in the net assets of the VIP SVF, but rather are amortized, at a maximum over the duration of the underlying assets, through adjustments to the future interest-crediting rate. Primary variables impacting the future crediting rate of the wrap contracts include current yield of the underlying assets within the wrap contract, duration of the underlying assets covered by the wrap contract, and the existing difference between market value and contract value of the underlying assets within the wrap contract. The issuer guarantees that all qualified participant withdrawals will occur at contract value (or book value), which represents contributions made under the contract, plus earnings, less withdrawals made under the contract and administrative expenses.
The synthetic GICs are included in the Master Trust’s statements of net assets available for benefits, as discussed in Note 2, at contract value in participant-directed investments. There are no reserves against contract value for credit risk of the contract issuers. The fixed-income securities underlying the contracts are valued using prices provided by SSBT, which are based on the valuation methodology stated in Note 2.
The assets underlying the synthetic GICs are owned by the VIP SVF, which is part of the Master Trust; SSBT is the custodian for the Master Trust assets. The underlying assets of the synthetic GICs are invested in diversified bond portfolios managed by BlackRock Financial Management Inc., Voya Investment Management Co., JPMorgan Asset Management (JPMAM), Pacific Investment Management Company, Prudential Fixed Income Management, and Western Asset Management Co. In addition to the diversified bond portfolios, GSAM oversees an allocation to a cash component, which is invested in a separately managed account, managed by JPMAM.
The wrap providers are each contractually obligated to pay the principal and specified interest rate that is guaranteed to the VIP SVF. The respective interest-crediting rates are each based on a formula agreed upon with each issuer; each one may not be less than 0%. Such interest rates are reviewed and reset on a quarterly basis. Synthetic GICs provide prospective crediting interest rates, which are adjusted quarterly based on the interest earnings, fair value, and duration of the underlying diversified bond portfolios. The crediting rate of each contract in any given quarter will reflect market experience from the previous quarter. The wrap providers may not terminate the contracts at any amount less than contract value.
Certain events, such as a Plan termination or a Plan merger outside the Master Trust initiated by the Company, could limit the ability of the VIP SVF to transact at contract value or may allow for the termination of the wrapper contract at less than contract value. The Company does not believe that any events are probable that could limit the ability of the VIP SVF to transact at contract value.

4.	MASTER TRUST
The Master Trust assets are invested and records are maintained by each investment fund option. Funds are allocated to the participating plans in accordance with the Plan provisions and Member allocation elections. The allocation of net assets available for benefits is based on the respective number of units held by the plans’ Members as of year-end. The allocation of the changes in net assets available for benefits is calculated daily based on the units held by the plans’ Members as of that day’s end.
The Plan’s interest in the Master Trust was $46,437 and $45,509, respectively, representing 100% of the Master Trust’s net assets at December 31, 2015 and 2014.
Although the Plan is the only participating plan in the Master Trust as of December 31, 2015, the Company intends to keep the Master Trust for potential future acquired plans and file a Form 5500 as a master trust.
The Master Trust’s statements of net assets as of December 31, 2015 and 2014, are as follows:

	2015	2014
ASSETS:
Investments — at fair value:
Common/collective trusts	$20,750	$20,652
Common and preferred stock	5,598	5,819
Government and agency securities	491	507
Corporate bonds	466	454
Mortgage and asset-backed securities	200	193
Boeing common stock	6,028	6,086
Limited partnerships	1	1
Other investments	6	10
Total investments — at fair value	33,540	33,722
Investments — at contract value:
Synthetic GICs	12,903	11,665
Cash and cash equivalents	320	227
Receivables:
Receivables for securities sold	322	254
Accrued investment income	66	66
Other	30	30
Total receivables	418	350
Total assets	47,181	45,964
LIABILITIES:
Payables for securities purchased	644	322
Accrued investment and administration expenses	23	22
Other	77	111
Total liabilities	744	455
NET ASSETS	$46,437	$45,509

Changes in net assets for the Master Trust for the year ended December 31, 2015 are as follows:

Net appreciation of investments	$1,251
Interest income	321
Dividend income	254
Investment income	575
Net investment income	1,826
Amounts received from participating plans	2,792
Deductions:
Amounts paid to participating plans	3,603
Investment and administration expenses	87
Total deductions	3,690
Increase in net assets	928
Beginning of year	45,509
End of year	$46,437

5.	FAIR VALUE OF FINANCIAL ASSETS AND FINANCIAL LIABILITIES
ASC 820, Fair Value Measurements and Disclosures, establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under ASC 820 for financial assets and financial liabilities are described below:
Basis of Fair Value Measurement:
Level 1 — Values are based on unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. An active market is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2 — Values are based on (a) quoted prices for similar assets or liabilities in active markets; (b) quoted prices for identical or similar assets or liabilities in nonactive markets; or (c) valuation models whose inputs are observable, directly or indirectly, for substantially the full term of the asset or liability.
Level 3 — Values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement.

The following tables set forth by level within the fair value hierarchy a summary of Master Trust investments by general types of assets and liabilities measured at fair value on a recurring basis as of December 31, 2015 and 2014. As required by ASC 820, assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	Quoted Prices in Active Market for Identical Asset (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Not Leveled	Balance as of December 31, 2015
Investments:
Investments in the fair value hierarchy:
Common and preferred stock	$5,327	$271	$—	$—	$5,598
Government and agency securities	—	491	—	—	491
Corporate bonds	—	466	—	—	466
Mortgage and asset-backed securities	—	154	46	—	200
Boeing common stock	6,028	—	—	—	6,028
Other investments	—	6	—	—	6
Total investments in the fair value hierarchy	11,355	1,388	46	—	12,789
Investments measured at net asset value:
Common/collective trusts	—	—	—	20,750	20,750
Limited partnerships	—	—	—	1	1
Total investments measured at net asset value	—	—	—	20,751	20,751
Total investments at fair value	11,355	1,388	46	20,751	33,540
Receivables:
Forward contracts	—	12	—	—	12
Futures	1	—	—	—	1
Total receivables	1	12	—	—	13
Cash equivalents	—	91	—	229	320
Total financial assets	$11,356	$1,491	$46	$20,980	$33,873

Investment liabilities:
Swaps	$—	$11	$—	$—	$11
Options	—	1	—	—	1
Futures	3	—	—	—	3
Forward contracts	—	5	—	—	5
Total investment liabilities	$3	$17	$—	$—	$20

	Quoted Prices in Active Market for Identical Asset (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Not Leveled	Balance as of December 31, 2014
Investments:
Investments in the fair value hierarchy:
Common and preferred stock	$5,565	$254	$—	$—	$5,819
Government and agency securities	—	507	—	—	507
Corporate bonds	—	454	—	—	454
Mortgage and asset-backed securities	—	165	28	—	193
Boeing common stock	6,086	—	—	—	6,086
Other investments	—	10	—	—	10
Total investments in the fair value hierarchy	11,651	1,390	28	—	13,069
Investments measured at net asset value:
Common/collective trusts	—	—	—	20,652	20,652
Limited partnerships	—	—	—	1	1
Total investments measured at net asset value	—	—	—	20,653	20,653
Total investments at fair value	11,651	1,390	28	20,653	33,722
Receivables:
Forward contracts	—	11	—	—	11
Futures	1	—	—	—	1
Total receivables	1	11	—	—	12
Cash equivalents	—	6	—	—	6
Total financial assets	$11,652	$1,407	$28	$20,653	$33,740

Investment liabilities:
Swaps	$—	$24	$—	$—	$24
Options	—	2	—	—	2
Futures	3	—	—	—	3
Forward contracts	—	10	—	—	10
Total investment liabilities	$3	$36	$—	$—	$39
Total Master Trust investment assets at fair value classified within Level 3 were $46 and $28 as of December 31, 2015 and 2014, respectively, which consists of mortgage and asset-backed securities. Such amounts were 0.14% and 0.08% of “Total investments at fair value” in the Master Trust’s statements of net assets available for benefits as of December 31, 2015 and 2014, respectively.
Transfers Between Levels — The availability of observable market data is monitored to assess the appropriate classification of financial instruments within the fair value hierarchy. Changes in economic conditions or model-based valuation techniques may require the transfer of financial instruments from one fair value level to another. In such instances, the transfer is reported at the beginning of the reporting period. The significance of transfers between levels is evaluated based upon the nature of the financial instrument and size of the transfer relative to net assets available for benefits. There were no significant transfers between levels for the years ended December 31, 2015 and 2014.

6.	DERIVATIVE FINANCIAL INSTRUMENTS
ASC 815, Derivatives and Hedging, requires disclosures to enable Members to understand how and why derivatives are used, accounted for, and affect the results of operations and financial position. Derivative instruments held by the Master Trust are not designated as hedging instruments under ASC 815. The Master Trust is exposed to the following financial instrument risk:

Interest Rate Risk — Interest rate risk is the risk of change in the market value of the assets due to a change in interest rates. Bond futures, interest rate swaps, and interest rate swaptions are generally used to manage interest rate risk or adjust portfolio duration.

A futures contract is an agreement between two parties to buy and sell a financial instrument at a set price on a future date.

Interest rate swap agreements involve the exchange by the Master Trust, with a counterparty, of respective commitments to pay or receive interest, e.g., an exchange of floating rate payments for fixed rate payments, with respect to the notional amount of principal.

Interest rate swaptions are options to enter into an interest rate swap based on predetermined conditions.

Credit Risk — Credit risk is the risk of change in the market value of assets due to the change in creditworthiness of the underlying issuer. Credit default swaps are used to manage the credit exposure of a security or basket of securities.

Credit default swap agreements involve one party (referred to as the buyer of protection) making a stream of payments to another party (the seller of protection) in exchange for the right to receive a specified return in the event of a default or other credit event for the referenced entity, obligation, or index.

Foreign Currency Risk — Currency risk is the risk of a change in market value due to the change in foreign currency exchange rates. Generally, currency futures and forward contracts are used to achieve the desired currency exposure, or generate value-added performance.

Foreign currency futures and forwards are agreements between two parties to buy and sell a set of currencies at a set exchange rate on a specified future date.

A currency option gives the buyer the right, but not the obligation, to buy one currency or sell another currency at a set exchange rate on or before a given date.

Equity Risk — Equity risk is the risk of a change in market value of assets due to the change in equity or equity index prices. Equity futures are generally used to manage the market exposure of a security or index, or rebalance the total portfolio to the target asset allocation. An equity futures contract is an agreement between two parties to buy and sell a financial instrument at a set price on a future date.

Commodity Risk — Commodity risk is the risk of change in the market value of the underlying commodity due to a change in the price of the commodity. Commodity futures, swaps, and options are generally used to achieve the desired market exposure to commodities. A futures contract is an agreement between two parties to buy and sell a commodity at a set price on a future date. Commodity swaps are agreements involving the exchange by the Master Trust, with a counterparty, of respective commitments to pay or receive cash flows, e.g., an exchange of payments based on the price movement for the commodity, with respect to the notional amount of principal. Commodity options give the buyer the right, but not the obligation, to buy one commodity or sell another commodity at a set price on or before a given date.

Future Settlement Risk — Future settlement risk is the risk of counterparty nonperformance resulting in not receiving the asset or associated gains specified in the contract. Gains are derived from the change in market value of the contract due to a change in price of the underlying security. Mortgage-backed TBAs are used to manage the market exposure of a security or asset class. A TBA is a contract for the purchase or sale of agency mortgage-backed securities to be delivered at a future agreed-upon date.

As of December 31, 2015 and 2014, the Master Trust has invested in derivative contracts which are reflected on the Master Trust’s statements of net assets available for benefits, as discussed in Note 4, as follows:

	Interest rate	Credit	Foreign Currency	Equity	Commodity	Future Settlement	Total
December 31, 2015
Assets:
Synthetic GICs - TBAs	$—	$—	$—	$—	$—	$1	$1
Other investments:
Options	—	—	1	—	—	—	1
Swaps	2	1	—	2	—	—	5
Other receivables:
Forward contracts	—	—	12	—	—	—	12
Futures	—	—	—	—	1	—	1
Total assets	$2	$1	$13	$2	$1	$1	$20
Liabilities:
Other liabilities:
Forward contracts	$—	$—	$5	$—	$—	$—	$5
Futures	—	—	—	2	1	—	3
Options	1	—	—	—	—	—	1
Swaps	7	4	—	—	—	—	11
Payable for securities purchased:
TBAs	—	—	—	—	—	1	1
Total liabilities	$8	$4	$5	$2	$1	$1	$21

December 31, 2014
Assets:
Synthetic GICs - TBAs	$—	$—	$—	$—	$—	$3	$3
Other investments:
Options	—	—	—	—	—	—	—
Swaps	7	2	—	—	—	—	9
Other receivables:
Forward contracts	—	—	11	—	—	—	11
Futures	—	—	—	—	1	—	1
Total assets	$7	$2	$11	$—	$1	$3	$24
Liabilities:
Other liabilities:
Forward contracts	$—	$—	$10	$—	$—	$—	$10
Futures	—	—	—	2	1	—	3
Options	1	—	1	—	—	—	2
Swaps	13	3	2	6	—	—	24
Payable for securities purchased:
TBAs	—	—	—	—	—	—	—
Total liabilities	$14	$3	$13	$8	$1	$—	$39

Realized gains and losses and the change in unrealized gains and losses are reflected in the Master Trust’s statement of changes in net assets available for benefits as net appreciation or depreciation in the fair value of investments. The effect of derivative contracts realized gains and losses and the change in unrealized gains and losses for the year ended December 31, 2015, is reflected in the following table:

	Interest rate	Credit	Foreign Currency	Equity	Commodity	Future Settlement	Total
Net gains (losses):
Forward contracts	$—	$—	$6	$—	$—	$—	$6
Futures	(1)	—	—	2	1	—	2
Options	1	—	2	—	—	—	3
Swaps	(6)	(2)	(5)	(33)	—	—	(46)
TBAs	—	—	—	—	—	—	—
Total net gains (losses)	$(6)	$(2)	$3	$(31)	$1	$—	$(35)
The following table summarizes the gross notional value of derivative contracts outstanding as of December 31, 2015 and 2014. The gross notional amounts give an indication of the volume of the Master Trust’s derivative activity and significantly exceed the fair value of the derivative investments, which is more representative of the economic exposure associated with derivatives in the Master Trust.

	Interest rate	Credit	Foreign Currency	Equity	Commodity	Future Settlement	Total
December 31, 2015
Forward contracts	$—	$—	$829	$—	$—	$—	$829
Futures	422	—	—	255	121	—	798
Options	217	—	37	—	—	—	254
Swaps	773	218	73	1	—	—	1,065
TBAs	—	—	—	—	—	1,150	1,150
Total	$1,412	$218	$939	$256	$121	$1,150	$4,096
December 31, 2014
Forward contracts	$—	$—	$829	$—	$—	$—	$829
Futures	354	—	—	303	101	—	758
Options	753	—	43	—	—	—	796
Swaps	640	189	51	1	—	—	881
TBAs	—	—	—	—	—	812	812
Total	$1,747	$189	$923	$304	$101	$812	$4,076
Derivatives are generally used to manage the market exposure of a security, index or currency, or adjust the portfolio duration. Derivative contracts are instruments that derive their value from underlying assets, indices, reference interest rates, or a combination of these factors. Refer to Note 2 for further description of how derivative instruments are valued. Certain cash instruments, such as mortgage-backed TBAs meet the definition of a derivative instrument under GAAP.
The nature of the counterparty and the settlement mechanism of the derivative affect the credit risk to which the Master Trust is exposed. For OTC derivatives such as swaps, forwards, options and TBAs, the Master Trust is exposed to the credit risk of the derivative counterparty.
For exchange-traded derivatives, such as futures and options, and “cleared” OTC swaps, the Master Trust is generally exposed to the credit risk of the relevant exchange or clearinghouse. Where possible, the Master Trust seeks to mitigate its credit risk exposures arising on derivative transactions through the use of legally enforceable master netting arrangements and collateral agreements.
The Master Trust is also exposed to liquidity risk in the following situations:
1) When the derivative contracts require the Master Trust to post additional cash or securities collateral with counterparties as the fair value of the contracts moves in the counterparties’ favor and the Master Trust’s receivables under related contracts are unavailable for offset or insufficient in value to offset the payment obligation to the counterparty.

2) When certain derivative contracts have credit-related contingent features under the International Swaps and Derivatives Association Master Agreement (generally swaps) with counterparties for contracts in a net liability position.
The Master Trust has liquidity risk if its assets decline by various, pre-specified rates over predetermined time periods. If this occurs, the Master Trust is required to post more collateral or may be required to pay off the open liability contracts given the counterparty’s right to terminate the contract. At December 31, 2015 and 2014, the Master Trust had an insignificant amount of contracts in a net liability position with contingent features with a total of $15 and $5, respectively, posted in collateral against those positions.

7.	PLAN AMENDMENTS
Effective January 5, 2015, the Plan began to allow non-union and certain union Members to make Roth 401(k) contributions to the Plan. Roth contributions were added to the Plan for other union Members, with varying effective dates, as specified or permitted in the applicable collective bargaining agreement for each group.

8.	RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500
The following is a reconciliation of net assets available for benefits per the financial statements as of December 31, 2015 and 2014, to Form 5500:

	2015	2014
Net assets available for benefits per the financial statements	$47,143	$46,215
Amounts allocated to withdrawing Members	(12)	(13)
Adjustment from contract value to fair value for fully benefit-responsive investment contracts	—	327
Net assets available for benefits per Form 5500	$47,131	$46,529
The following is a reconciliation of total additions per the financial statements for the year ended December 31, 2015, to total income per Form 5500:

Total additions per the financial statements	$4,213
Adjustment from contract value to fair value for fully benefit-responsive investment contracts — December 31, 2014	(327)
Total income per Form 5500	$3,886
The following is a reconciliation of benefits paid per the financial statements for the year ended December 31, 2015, to total benefit payments per Form 5500:

Benefits paid per the financial statements	$3,285
Amounts allocated to withdrawing Members — December 31, 2015	12
Amounts allocated to withdrawing Members — December 31, 2014	(13)
Amounts deemed distributions of Member loans as reflected in the Form 5500	(8)
Total benefit payments per Form 5500	$3,276
Amounts allocated to withdrawing Members are recorded on the Form 5500 for benefit claims that have been processed and approved for payment prior to December 31, but not yet paid as of that date.
Amounts deemed distributions of Member loans as reflected in the Form 5500 are for loans that Members failed to make a payment within 90 days of receipt of the last loan payment made, Members failed to repay the loan in full within 30 days after the end of the repayment period, or Members took a full distribution of their net account balance before the loan was paid off for the year ended December 31, 2015.

9.	RELATED-PARTY TRANSACTIONS
Certain Master Trust investments are managed by SSBT. SSBT is the trustee as defined by the Plan and, therefore, these transactions qualify as party-in-interest transactions.

As of December 31, 2015 and 2014, the Plan held approximately 42 million and 47 million shares of common stock of the Company, respectively, with a cost basis of $3,198 and $3,291, respectively, and recorded dividend income of $156 during the year ended December 31, 2015.
Evercore Trust Company, N.A. (“Evercore”) is the independent fiduciary and investment manager of the Boeing Stock Fund. The Plan has authorized Evercore with sole responsibility for deciding whether to restrict investment in the Boeing Stock Fund, or to sell or otherwise dispose of all or any portion of the stock held in the Boeing Stock Fund. In the event Evercore determined to sell or dispose of stock in the Boeing Stock Fund, Evercore would designate an alternative investment fund under the Plan for the temporary investment of any proceeds from the sale or other disposition of the Company’s common stock.

10.	NONEXEMPT PARTY-IN-INTEREST TRANSACTIONS
On December 31, 2012, a reportable nonexempt party-in-interest transaction occurred. An investment advisory firm was in control of plan assets held outside of the Plan and Master Trust. The Plan was corrected according to the guiding principles of the Department of Labor’s (DOL’s) Voluntary Fiduciary Correction Program (VFCP), which involved remitting the total principal amount of fifteen thousand seven hundred and fifty-two dollars and associated earnings in the amount of eight hundred and ninety-eight dollars to the Plan on October 28, 2014 and April 9, 2015, respectively.
Between June 24, 2014 and August 29, 2014, reportable nonexempt party-in-interest transactions occurred. Plan assets were inadvertently used to pay expenses that should have been paid by the plan sponsor. The Plan was corrected according to the guiding principles of the DOL’s VFCP, which involved remitting the total principal amount of two hundred forty-five thousand and thirty-five dollars and associated earnings in the amount of twelve thousand two hundred ninety-one dollars to the Plan on February 18, 2016.

11.	TAX STATUS
The Internal Revenue Service (IRS) has determined and informed the Company by a letter, dated May 11, 2015, that the Plan is designed in accordance with applicable sections of the IRC. The Plan administrator believes that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC. Therefore, the Plan administrator believes that the tax-exempt status of the Plan and related trust has not been affected and no provision for income taxes has been included in the Plan’s financial statements.
GAAP requires Plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. The Plan administrator believes it is no longer subject to income tax examinations for years prior to 2012.

12.	PLAN TERMINATION
Although it has not expressed any intention to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions set forth in ERISA. In the event of termination of the Plan, both Members and employer contributions, including any income earned, will be distributed to the Members.

13.	SUBSEQUENT EVENTS
Effective January 1, 2016, the Plan added an enhanced defined contribution benefit contributed by the Company, including a temporary transition benefit, under the Plan for certain eligible non-union employees who previously received benefits from both a defined benefit plan and a defined contribution plan.
Effective during 2016 as specified in the Plan provisions, the Plan will add an enhanced defined contribution benefit to be contributed by the Company for certain union Members as specified or permitted in the applicable collective bargaining agreement for each group.

Effective April 1, 2016, the Narus, Inc. 401(k) Plan (“Narus Plan”) was merged into the Plan. All assets and liabilities of the Narus Plan were transferred to the Plan. The fair value of the assets transferred totaled $2.
Effective January 1, 2017, or as soon as administratively practical thereafter, the Aviall, Inc. Employee Savings Plan (“Aviall Plan”) will merge into the Plan. All assets and liabilities of the Aviall Plan will be transferred to the Plan.
*  *  *  *  *  *

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Plan Administrator has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

THE BOEING COMPANY
VOLUNTARY INVESTMENT PLAN

June 27, 2016	/s/ Maurita Sutedja
Date	Maurita Sutedja
Vice President Finance
Chief Financial Officer
Shared Services Group

SUPPLEMENTAL SCHEDULES

THE BOEING COMPANY VOLUNTARY INVESTMENT PLAN
FORM 5500, SCHEDULE H, LINE 4(i) - SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2015

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
1ST CONSTITUTION BANCORP COMMON STOCK			**	$13,874
1ST SOURCE CORP COMMON STOCK			**	83,534
21ST CENTURY FOX AMERICA COMPANY GUAR 02/21 4.5	5/15/2022	4.50%	**	134,504
21ST CENTURY FOX AMERICA COMPANY GUAR 02/41 6.15	5/15/2022	6.15%	**	39,330
21ST CENTURY FOX AMERICA COMPANY GUAR 09/22 3	5/15/2022	3.00%	**	98,542
31750A9Z9 OTC ECAL USD VS JPY JAN16 125.1 CALL	3/16/2021		**	587
31750AAL8 OTC ECAL USD VS CNY OCT16 6.52 CALL	3/16/2021		**	149,369
31750AHH0 OTC ECAL USD VS BRL MAR16 4 CALL	3/16/2021		**	100,863
31750AHH0 OTC ECAL USD VS BRL MAR16 4 CALL	3/16/2021		**	58,395
31750AHK3 OTC ECAL USD VS BRL MAR16 4 CALL	3/16/2021		**	26,543
3175GC228 OTC EPUT LPM6 JUN16 4200 PUT	4/15/2017		**	15,075
317U245J6 IRO USD 10Y P 2.5800 MAY16 2.58 PUT	1/14/2030		**	20,494
317U265J1 IRO USD 10Y P 2.5800 MAY16 2.58 PUT	1/14/2030		**	7,984
317U458K5 IRO USD 5Y5Y P 3.400 DEC16 3.4 PUT	4/15/2017		**	10,476
317U567J6 IRO USD 1Y P 1.5000 APR16 1.5 PUT	4/15/2017		**	208
317U612J1 IRO USD 1Y P 1.5000 APR16 1.5 PUT	4/15/2017		**	668
317U841J4 IRO USD 30Y P 2.9050 AUG18 2.905 PUT	1/14/2030		**	106,212
317U857J5 IRO USD 30Y P 2.9400 AUG18 2.94 PUT	1/14/2030		**	34,052
317U874J4 IRO USD 1Y P 0.9500 JAN16 0.95 PUT	4/15/2017		**	6
317U886G6 IRO EUR 10Y C 1.0000 SEP16 1 CALL	3/16/2021		**	146,044
3I GROUP PLC COMMON STOCK GBP.738636			**	109,534
3M CO COMMON STOCK USD.01			**	9,916,179
A H BELO CORP A COMMON STOCK USD.01			**	9,735
A. M. CASTLE + CO COMMON STOCK USD.01			**	2,444
A10 SECURITIZATION A10 2013 1 A 144A	5/15/2022	2.40%	**	48,990
A10 SECURITIZATION A10 2014 1 A2 144A	5/15/2022	3.02%	**	390,970
AALBERTS INDUSTRIES NV COMMON STOCK EUR.25			**	607,789
AAON INC COMMON STOCK USD.004			**	945,983
AAR CORP COMMON STOCK USD1.			**	36,806
AAREAL BANK AG COMMON STOCK			**	525,469
AARON S INC COMMON STOCK USD.5			**	144,572
ABB TREASURY CENTER USA SR UNSECURED 144A 06/16 2.5	11/18/2016	2.50%	**	1,426,947
ABBEY NATL TREASURY SERV COMPANY GUAR 04/16 4	11/18/2016	4.00%	**	1,237,948
ABBOTT LABORATORIES COMMON STOCK			**	22,256,947
ABBVIE INC	11/18/2016	0.55%	**	5,999,768
ABBVIE INC SR UNSECURED 11/22 2.9	5/15/2022	2.90%	**	75,460
ABBVIE INC SR UNSECURED 11/22 3.2	5/15/2022	3.20%	**	82,684
ABERCROMBIE + FITCH CO CL A COMMON STOCK USD.01			**	171,585
ABIOMED INC COMMON STOCK USD.01			**	3,187,697
ABLYNX NV COMMON STOCK			**	471,679
ABM INDUSTRIES INC COMMON STOCK USD.01			**	157,581
ABN AMRO BANK NV SR UNSECURED 144A 02/17 4.25	11/18/2016	4.25%	**	1,655,975
ABN AMRO BANK NV SR UNSECURED 144A 06/20 2.45	3/16/2021	2.45%	**	594,847

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
ABN AMRO BANK NV SR UNSECURED 144A 10/16 VAR	11/18/2016	1.12%	**	4,774,056
ABN AMRO BANK NV SR UNSECURED 144A 10/18 2.5	5/15/2022	2.50%	**	201,273
ACADIA HEALTHCARE CO INC COMMON STOCK USD.01			**	6,451,244
ACADIA PHARMACEUTICALS INC COMMON STOCK USD.0001			**	104,098
ACADIA REALTY TRUST REIT USD.001			**	2,978,859
ACCENTURE PLC CL A COMMON STOCK USD.0000225			**	38,111,464
ACCESS NATIONAL CORP COMMON STOCK USD.835			**	20,972
ACCO BRANDS CORP COMMON STOCK USD.01			**	79,656
ACETO CORP COMMON STOCK USD.01			**	1,881,073
ACI WORLDWIDE INC COMMON STOCK USD.005			**	2,266,260
ACORDA THERAPEUTICS INC COMMON STOCK USD.001			**	1,649,212
ACS ACTIVIDADES CONS Y SERV COMMON STOCK EUR.5			**	355,003
ACTAVIS FUNDING SCS COMPANY GUAR 03/20 3	1/14/2030	3.00%	**	1,998,410
ACTAVIS INC COMPANY GUAR 10/22 3.25	5/15/2022	3.25%	**	83,568
ACTELION LTD REG COMMON STOCK			**	2,538,740
ACTIVISION BLIZZARD INC COMMON STOCK USD.000001			**	3,256,866
ACTUA CORP COMMON STOCK USD.001			**	43,418
ACTUANT CORP A COMMON STOCK USD.2			**	149,798
ACXIOM CORP COMMON STOCK USD.1			**	6,262,256
ADAMS RESOURCES + ENERGY INC COMMON STOCK USD.1			**	11,789
ADDUS HOMECARE CORP COMMON STOCK USD.001			**	21,464
ADECCO SA REG COMMON STOCK CHF1.0			**	636,757
ADOBE SYSTEMS INC COMMON STOCK USD.0001			**	31,466,988
ADT CORP SR UNSECURED 07/42 4.875	5/15/2022	4.88%	**	17,875
ADT CORP/THE COMMON STOCK USD.01			**	554,394
ADTRAN INC COMMON STOCK USD.01			**	79,419
ADVANCE AUTO PARTS INC COMMON STOCK USD.0001			**	1,596,460
ADVANCED DRAINAGE SYSTEMS IN COMMON STOCK USD.01			**	1,540,563
ADVANCED ENERGY INDUSTRIES COMMON STOCK USD.001			**	78,395
ADVANCED SEMICONDUCTOR ENGR COMMON STOCK TWD10.			**	1,296,861
ADVANTECH CO LTD COMMON STOCK TWD10.			**	534,432
ADVISORY BOARD CO/THE COMMON STOCK USD.01			**	3,332,955
AECOM COMMON STOCK USD.01			**	4,608,974
AEGION CORP COMMON STOCK USD.01			**	65,306
AEON FINANCIAL SERVICE CO LT COMMON STOCK			**	507,605
AEON MALL CO LTD COMMON STOCK			**	24,254
AEP INDUSTRIES INC COMMON STOCK USD.01			**	24,071
AERCAP HOLDINGS NV COMMON STOCK EUR.01			**	3,021,341
AETNA INC COMMON STOCK USD.01			**	5,800,422
AETNA INC SR UNSECURED 12/37 6.75	5/15/2022	6.75%	**	75,542
AEW GLOBAL PPTY SECS MASTER TR MUTUAL FUND			**	252,104,286
AGCO CORP COMMON STOCK USD.01			**	381,503
AGEAS COMMON STOCK			**	475,676
AGILENT TECHNOLOGIES INC COMMON STOCK USD.01			**	1,115,700
AGIOS PHARMACEUTICALS INC COMMON STOCK USD.001			**	1,687,271
AGL CAPITAL CORP COMPANY GUAR 03/41 5.875	5/15/2022	5.88%	**	27,412

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
AGL CAPITAL CORP COMPANY GUAR 09/21 3.5	5/15/2022	3.50%	**	150,380
AGREE REALTY CORP REIT USD.0001			**	34,840
AGRICULTURAL BANK CHINA	11/18/2016	1.00%	**	12,966,976
AGRIUM INC COMMON STOCK			**	125,620
AGRIUM INC SR UNSECURED 01/45 5.25	5/15/2022	5.25%	**	130,502
AGRIUM INC SR UNSECURED 03/35 4.125	5/15/2022	4.13%	**	8,506
AIA GROUP LTD COMMON STOCK			**	7,463,106
AIG GLOBAL FUNDING SR SECURED 144A 12/17 1.65	5/15/2022	1.65%	**	89,548
AIR CANADA 2013 1A PTT PASS THRU CE 144A 11/26 4.125	5/15/2022	4.13%	**	43,367
AIR CHINA LTD H COMMON STOCK CNY1.0			**	339,555
AIR INDUSTRIES GROUP COMMON STOCK USD.001			**	8,094
AIR LEASE CORP COMMON STOCK USD.01			**	343,170
AIR LIQUIDE SA COMMON STOCK EUR5.5			**	5,911,237
AIR METHODS CORP COMMON STOCK USD.06			**	147,468
AIR TRANSPORT SERVICES GROUP COMMON STOCK USD.01			**	59,926
AIRASIA BHD COMMON STOCK MYR.1			**	176,367
AIRBUS GROUP SE COMMON STOCK EUR1.0			**	663,673
AIRE VALLEY MORTGAGES PLC AIREM 2006 1A 1A 144A	3/16/2021	0.57%	**	392,881
AIRE VALLEY MORTGAGES PLC AIREM 2007 1A 2A1 144A	3/16/2021	0.59%	**	1,829,351
AIRGAS INC COMMON STOCK USD.01			**	864,915
AKAMAI TECHNOLOGIES INC COMMON STOCK USD.01			**	4,728,648
AKBANK T.A.S. COMMON STOCK TRY1.			**	53,497
AKER SOLUTIONS ASA COMMON STOCK NOK1.08			**	132,478
AKZO NOBEL			**	5,201,088
ALABAMA POWER CO SR UNSECURED 02/19 5.125	5/15/2022	5.13%	**	26,831
ALAMO GROUP INC COMMON STOCK USD.1			**	64,083
ALAMOS GOLD INC CLASS A COMMON STOCK			**	147,398
ALASKA AIR GROUP INC COMMON STOCK USD.01			**	310,044
ALBA PLC ALBA 2006 2 A3B REGS	1/14/2030	0.12%	**	534,897
ALBANY INTL CORP CL A COMMON STOCK USD.001			**	101,134
ALBANY MOLECULAR RESEARCH COMMON STOCK USD.01			**	54,071
ALBEMARLE CORP COMMON STOCK USD.01			**	814,497
ALEXANDER + BALDWIN INC COMMON STOCK			**	166,487
ALEXANDRIA REAL ESTATE EQUIT REIT USD.01			**	281,652
ALEXION PHARMACEUTICALS INC COMMON STOCK USD.0001			**	8,550,369
ALFA S.A.B. A COMMON STOCK			**	210,853
ALFRESA HOLDINGS CORP COMMON STOCK			**	399,850
ALIBABA GROUP HOLDING SP ADR			**	27,717,060
ALICO INC COMMON STOCK USD1.			**	27,741
ALIMENTATION COUCHE TARD B COMMON STOCK			**	1,021,802
ALIOR BANK SA COMMON STOCK PLN10.0			**	87,046
ALKERMES PLC COMMON STOCK USD.01			**	10,474,191
ALLEGHANY CORP COMMON STOCK USD1.			**	433,483
ALLEGHENY TECHNOLOGIES INC COMMON STOCK USD.1			**	60,030
ALLEGIANT TRAVEL CO COMMON STOCK USD.001			**	2,769,195
ALLERGAN PLC COMMON STOCK USD.0033			**	88,119,375

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
ALLETE INC COMMON STOCK			**	2,016,172
ALLIANCE DATA SYSTEMS CORP COMMON STOCK USD.01			**	8,828,668
ALLIANZ SE REG COMMON STOCK			**	2,135,348
ALLIED MOTION TECHNOLOGIES COMMON STOCK			**	20,368
ALLIED PROPERTIES REAL ESTAT REIT			**	156,816
ALLIED WORLD ASSURANCE CO COMMON STOCK USD12.98			**	358,326
ALLSCRIPTS HEALTHCARE SOLUTI COMMON STOCK USD.01			**	133,960
ALLSTATE CORP COMMON STOCK USD.01			**	2,831,304
ALLY AUTO RECEIVABLES TRUST ALLYA 2014 1 A2	11/18/2016	0.48%	**	68,906
ALLY AUTO RECEIVABLES TRUST ALLYA 2014 2 A2	11/18/2016	0.68%	**	1,019,396
ALLY AUTO RECEIVABLES TRUST ALLYA 2014 3 A2	11/18/2016	0.81%	**	1,060,937
ALLY AUTO RECEIVABLES TRUST ALLYA 2015 1 A2	11/18/2016	0.84%	**	2,317,485
ALLY AUTO RECEIVABLES TRUST LE ALLYL 2014 SN2 A2A	11/18/2016	0.71%	**	380,109
ALLY AUTO RECEIVABLES TRUST LE ALLYL 2015 SN1 A3	5/15/2022	1.62%	**	165,283
ALLY FINANCIAL INC COMMON STOCK USD.1			**	16,467,694
ALLY FINANCIAL INC COMPANY GUAR 01/17 2.75	1/14/2030	2.75%	**	399,000
ALLY FINANCIAL INC COMPANY GUAR 02/17 5.5	1/14/2030	5.50%	**	206,000
ALLY FINANCIAL INC COMPANY GUAR 07/16 3.5	1/14/2030	3.50%	**	100,250
ALLY FINANCIAL INC COMPANY GUAR 09/18 4.75	1/14/2030	4.75%	**	307,125
ALLY FINANCIAL INC SR UNSECURED 02/18 3.25	4/15/2017	3.25%	**	298,500
ALLY FINANCIAL INC SR UNSECURED 05/18 3.6	3/16/2021	3.60%	**	2,400,000
ALLY FINANCIAL INC SR UNSECURED 09/17 3.25	4/15/2017	3.25%	**	199,750
ALMOST FAMILY INC COMMON STOCK USD.1			**	35,248
ALNYLAM PHARMACEUTICALS INC COMMON STOCK USD.01			**	3,967,719
ALON USA ENERGY INC COMMON STOCK USD.01			**	103,435
ALPHA + OMEGA SEMICONDUCTOR COMMON STOCK			**	24,491
ALPHABET INC CL A COMMON STOCK USD.001			**	138,156,682
ALPHABET INC CL C COMMON STOCK USD.001			**	76,192,311
ALPS ELECTRIC CO LTD COMMON STOCK			**	6,991,276
ALTEN SA COMMON STOCK			**	736,845
ALTICE LUXEMBOURG SA COMPANY GUAR 144A 05/22 7.75	4/15/2017	7.75%	**	902,500
ALTRA INDUSTRIAL MOTION CORP COMMON STOCK USD.001			**	59,114
ALTRIA GROUP INC COMMON STOCK USD.333			**	3,139,789
AMADA HOLDINGS CO LTD COMMON STOCK			**	60,960
AMADEUS IT HOLDING SA A SHS COMMON STOCK EUR.01			**	2,800,882
AMAZON.COM INC COMMON STOCK USD.01			**	153,839,999
AMAZON.COM INC SR UNSECURED 12/34 4.8	5/15/2022	4.80%	**	92,653
AMBAC FINANCIAL GROUP INC COMMON STOCK USD.01			**	56,318
AMBEV SA ADR			**	1,541,507
AMC ENTERTAINMENT HLDS CL A COMMON STOCK USD.01			**	3,144
AMC NETWORKS INC A COMMON STOCK			**	2,031,296
AMDOCS LTD COMMON STOCK GBP.0001			**	2,602,989
AMER NATL BNKSHS/DANVILLE VA COMMON STOCK USD1.			**	21,000
AMER SPORTS OYJ COMMON STOCK			**	546,399
AMERCO COMMON STOCK USD.25			**	678,509
AMERESCO INC CL A COMMON STOCK USD.0001			**	17,938

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
AMERICA MOVIL SAB DE CV COMPANY GUAR 03/20 5	5/15/2022	5.00%	**	86,810
AMERICAN ASSETS TRUST INC REIT USD.01			**	2,436,376
AMERICAN CAMPUS COMMUNITIES REIT USD.01			**	2,790,491
AMERICAN CREDIT ACCEPTANCE REC ACAR 2014 2 B 144A	5/15/2022	2.26%	**	297,639
AMERICAN EAGLE OUTFITTERS COMMON STOCK USD.01			**	710,784
AMERICAN EQUITY INVT LIFE HL COMMON STOCK USD1.			**	179,792
AMERICAN EXPRESS BK FSB SR UNSECURED 09/17 6	5/15/2022	6.00%	**	149,960
AMERICAN EXPRESS CO COMMON STOCK USD.2			**	19,589,314
AMERICAN EXPRESS CO SR UNSECURED 12/22 2.65	5/15/2022	2.65%	**	155,972
AMERICAN EXPRESS CO SUBORDINATED 12/24 3.625	5/15/2022	3.63%	**	27,403
AMERICAN EXPRESS CREDIT SR UNSECURED 06/17 VAR	11/18/2016	0.72%	**	2,179,083
AMERICAN EXPRESS CREDIT SR UNSECURED 09/17 VAR	11/18/2016	0.89%	**	1,087,670
AMERICAN EXPRESS CREDIT SR UNSECURED 11/18 VAR	11/18/2016	1.11%	**	3,066,782
AMERICAN FINANCIAL GROUP INC COMMON STOCK			**	642,737
AMERICAN HOME MORTGAGE INVESTM AHM 2005 2 4A1	4/15/2017	2.15%	**	259,610
AMERICAN HONDA FINANCE SR UNSECURED 08/19 2.25	5/15/2022	2.25%	**	125,308
AMERICAN HONDA FINANCE SR UNSECURED 09/17 VAR	11/18/2016	1.02%	**	2,114,052
AMERICAN HONDA FINANCE SR UNSECURED 10/16 1.125	11/18/2016	1.13%	**	1,534,544
AMERICAN HONDA FINANCE SR UNSECURED 12/17 1.55	5/15/2022	1.55%	**	89,019
AMERICAN HONDA FINANCE SR UNSECURED 12/17 VAR	11/18/2016	0.80%	**	1,263,050
AMERICAN INTERNATIONAL GROUP COMMON STOCK USD2.5			**	10,596,870
AMERICAN INTL GROUP SR UNSECURED 02/24 4.125	5/15/2022	4.13%	**	245,432
AMERICAN MUNI PWR OHIO INC OHR AMEPWR 02/28 FIXED 7.334	3/16/2021	7.33%	**	254,178
AMERICAN NATIONAL INSURANCE COMMON STOCK USD1.			**	272,550
AMERICAN PUBLIC EDUCATION COMMON STOCK USD.01			**	16,749
AMERICAN RAILCAR INDUSTRIES COMMON STOCK USD.01			**	94,874
AMERICAN SCIENCE + ENGINEERI COMMON STOCK USD.667			**	29,669
AMERICAN TOWER CORP REIT USD.01			**	19,496,160
AMERICAN TOWER TRUST I AMTT 13 1A 144A	5/15/2022	1.55%	**	48,826
AMERICAN VANGUARD CORP COMMON STOCK USD.1			**	37,337
AMERICAN WATER CAP CORP SR UNSECURED 12/42 4.3	5/15/2022	4.30%	**	7,085
AMERICAN WATER CAPITAL C SR UNSECURED 03/25 3.4	5/15/2022	3.40%	**	11,176
AMERICAN WATER WORKS CO INC COMMON STOCK USD.01			**	4,260,175
AMERICREDIT AUTOMOBILE RECEIVA AMCAR 2014 2 A2A	11/18/2016	0.54%	**	370,547
AMERICREDIT AUTOMOBILE RECEIVA AMCAR 2015 2 A3	5/15/2022	1.27%	**	628,525
AMERIPRISE FINANCIAL INC COMMON STOCK USD.01			**	14,237,932
AMERIPRISE FINANCIAL INC SR UNSECURED 10/23 4	5/15/2022	4.00%	**	103,881
AMERIQUEST MORTGAGE SECURITIES AMSI 2004 R1 A1B	4/15/2017	1.22%	**	331,653
AMERIS BANCORP COMMON STOCK USD1.			**	33,922
AMERISAFE INC COMMON STOCK USD.01			**	93,911
AMGEN INC SR UNSECURED 02/19 5.7	3/16/2021	5.70%	**	1,157,607
AMGEN INC SR UNSECURED 02/19 5.7	5/15/2022	5.70%	**	27,562
AMGEN INC SR UNSECURED 05/17 2.125	5/15/2022	2.13%	**	140,854
AMGEN INC SR UNSECURED 05/22 3.625	5/15/2022	3.63%	**	46,225
AMGEN INC SR UNSECURED 11/21 3.875	3/16/2021	3.88%	**	182,328
AMGEN INC SR UNSECURED 11/21 3.875	5/15/2022	3.88%	**	151,072

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
AMKOR TECHNOLOGY INC COMMON STOCK USD.001			**	93,480
AMMB HOLDINGS BHD COMMON STOCK MYR1.0			**	52,016
AMOREPACIFIC CORP COMMON STOCK KRW500.0			**	169,681
AMOREPACIFIC GROUP COMMON STOCK KRW500.0			**	56,547
AMP LTD COMMON STOCK			**	62,131
AMPCO PITTSBURGH CORP COMMON STOCK USD1.0			**	10,517
AMPHENOL CORP CL A COMMON STOCK USD.001			**	1,775,820
AMPLIFON SPA COMMON STOCK EUR.02			**	640,951
AMSURG CORP COMMON STOCK			**	360,316
ANACOR PHARMACEUTICALS INC COMMON STOCK USD.001			**	730,916
ANADARKO PETROLEUM CORP COMMON STOCK USD.1			**	1,020,812
ANADARKO PETROLEUM CORP SR UNSECURED 07/24 3.45	5/15/2022	3.45%	**	115,485
ANADARKO PETROLEUM CORP SR UNSECURED 09/16 5.95	11/18/2016	5.95%	**	2,364,254
ANADARKO PETROLEUM CORP SR UNSECURED 09/36 6.45	5/15/2022	6.45%	**	173,495
ANALOG DEVICES INC COMMON STOCK USD.167			**	1,042,450
ANALOGIC CORP COMMON STOCK USD.05			**	101,598
ANDERSONS INC/THE COMMON STOCK			**	87,520
ANGIODYNAMICS INC COMMON STOCK USD.01			**	44,797
ANHEUSER BUSCH COS LLC COMPANY GUAR 10/16 5.05	11/18/2016	5.05%	**	517,542
ANHEUSER BUSCH INBEV FIN COMPANY GUAR 02/24 3.7	5/15/2022	3.70%	**	525,409
ANIKA THERAPEUTICS INC COMMON STOCK USD.01			**	18,775
ANIXTER INTERNATIONAL INC COMMON STOCK USD1.			**	183,888
ANTA SPORTS PRODUCTS LTD COMMON STOCK HKD.1			**	456,223
ANTHEM INC COMMON STOCK USD.01			**	4,336,584
AON PLC COMMON STOCK USD.01			**	6,383,975
AON PLC COMPANY GUAR 11/23 4	5/15/2022	4.00%	**	46,111
AON PLC COMPANY GUAR 12/42 4.25	5/15/2022	4.25%	**	40,169
APACHE CORP SR UNSECURED 04/22 3.25	5/15/2022	3.25%	**	76,195
APACHE CORP SR UNSECURED 09/40 5.1	5/15/2022	5.10%	**	51,289
APOLLO EDUCATION GROUP INC COMMON STOCK			**	80,190
APOLLO GLOBAL MANAGEMENT A MLP			**	2,732,400
APPLE INC COMMON STOCK USD.00001			**	92,822,163
APPLE INC SR UNSECURED 05/18 1	5/15/2022	1.00%	**	99,188
APPLE INC SR UNSECURED 05/23 2.4	5/15/2022	2.40%	**	97,437
APPLIED INDUSTRIAL TECH INC COMMON STOCK			**	161,839
APPLIED MATERIALS INC COMMON STOCK USD.01			**	9,845,625
APPROACH RESOURCES INC COMMON STOCK USD.01			**	4,904
APTARGROUP INC COMMON STOCK USD.01			**	2,978,650
ARAMARK COMMON STOCK USD.01			**	2,534,979
ARCA CONTINENTAL SAB DE CV COMMON STOCK			**	224,277
ARCADIS NV COMMON STOCK EUR.02			**	463,845
ARCBEST CORP COMMON STOCK USD.01			**	54,801
ARCELIK A.S. COMMON STOCK TRY1.			**	63,991
ARCH CAPITAL GROUP LTD COMMON STOCK USD.01			**	3,195,736
ARCHER DANIELS MIDLAND CO COMMON STOCK			**	2,657,246
ARCHROCK INC COMMON STOCK USD.01			**	614,422

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
ARCTIC CAT INC COMMON STOCK USD.01			**	18,460
ARENA PHARMACEUTICALS INC COMMON STOCK USD.0001			**	1,441,614
ARISTA NETWORKS INC COMMON STOCK USD.0001			**	5,036,637
ARIZONA PUBLIC SERVICE SR UNSECURED 01/20 2.2	5/15/2022	2.20%	**	22,784
ARIZONA PUBLIC SERVICE SR UNSECURED 04/42 4.5	5/15/2022	4.50%	**	25,639
ARM HOLDINGS PLC COMMON STOCK GBP.0005			**	331,330
ARM HOLDINGS PLC SPONS ADR ADR			**	4,300,107
ARRIS GROUP INC COMMON STOCK USD.01			**	3,507,052
ARROW ELECTRONICS INC COMMON STOCK USD1.			**	522,024
ARROW ELECTRONICS INC SR UNSECURED 01/27 7.5	5/15/2022	7.50%	**	94,278
ARROW ELECTRONICS INC SR UNSECURED 03/18 3	5/15/2022	3.00%	**	64,948
ARROW FINANCIAL CORP COMMON STOCK USD1.			**	34,071
ARTISAN PARTNERS ASSET MA A COMMON STOCK USD.01			**	3,029,040
ARVIND LTD COMMON STOCK INR10.			**	501,783
ASAHI KASEI CORP COMMON STOCK			**	102,610
ASALEO CARE LTD COMMON STOCK			**	449,469
ASBURY AUTOMOTIVE GROUP COMMON STOCK USD.01			**	4,282,507
ASCENA RETAIL GROUP INC COMMON STOCK USD.01			**	96,215
ASCENDAS REAL ESTATE INV TRT REIT			**	45,001
ASCENDAS REAL ESTATE INVT RTS RTS EXP. 13JAN2016			**	46
ASCENT CAPITAL GROUP INC A COMMON STOCK USD.01			**	22,271
ASHFORD HOSPITALITY PRIME IN REIT USD.01			**	2,857
ASHFORD HOSPITALITY TRUST REIT USD.01			**	30,395
ASHMORE GROUP PLC COMMON STOCK GBP.0001			**	227,501
ASM PACIFIC TECHNOLOGY COMMON STOCK HKD.1			**	14,156
ASML HOLDING NV COMMON STOCK EUR.09			**	487,020
ASML HOLDING NV NY REG SHS NY REG SHRS EUR.09			**	5,851,363
ASPEN INSURANCE HOLDINGS LTD COMMON STOCK USD.001514456			**	316,848
ASPEN TECHNOLOGY INC COMMON STOCK USD.1			**	2,473,280
ASSOCIATED BANC CORP COMMON STOCK USD.01			**	284,438
ASSURANT INC COMMON STOCK USD.01			**	577,875
ASSURED GUARANTY LTD COMMON STOCK USD.01			**	446,984
ASTA FUNDING INC COMMON STOCK USD.01			**	10,558
ASTEC INDUSTRIES INC COMMON STOCK USD.2			**	91,779
ASTELLAS PHARMA INC COMMON STOCK			**	1,165,896
ASTORIA FINANCIAL CORP COMMON STOCK USD.01			**	157,581
ASTRA AGRO LESTARI TBK PT COMMON STOCK IDR500.			**	38,058
ASTRAZENECA PLC COMMON STOCK USD.25			**	1,339,555
ASTRAZENECA PLC SPONS ADR ADR			**	11,949,721
ASTRAZENECA PLC SR UNSECURED 09/37 6.45	5/15/2022	6.45%	**	56,907
ASTRO MED INC COMMON STOCK USD.05			**	11,863
ASX LTD COMMON STOCK			**	83,964
AT+T INC SR UNSECURED 02/18 5.5	5/15/2022	5.50%	**	85,519
AT+T INC SR UNSECURED 02/22 3	5/15/2022	3.00%	**	352,900
AT+T INC SR UNSECURED 05/16 2.95	11/18/2016	2.95%	**	784,108
AT+T INC SR UNSECURED 05/18 5.6	5/15/2022	5.60%	**	151,861

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
AT+T INC SR UNSECURED 08/16 2.4	1/14/2030	2.40%	**	10,066
AT+T INC SR UNSECURED 08/21 3.875	5/15/2022	3.88%	**	257,918
ATARA BIOTHERAPEUTICS INC COMMON STOCK USD.0001			**	279,682
ATHENAHEALTH INC COMMON STOCK USD.01			**	2,167,461
ATLANTIC TELE NETWORK INC COMMON STOCK USD.01			**	120,240
ATLAS AIR WORLDWIDE HOLDINGS COMMON STOCK USD.01			**	105,913
ATLAS COPCO AB B SHS COMMON STOCK SEK.64			**	80,547
ATLASSIAN CORP PLC CLASS A			**	28,083
ATLASSIAN CORP PLC CLASS A COMMON STOCK USD.1			**	247,769
ATMOS ENERGY CORP	11/18/2016	0.70%	**	5,999,766
ATMOS ENERGY CORP SR UNSECURED 03/19 8.5	5/15/2022	8.50%	**	152,357
ATMOS ENERGY CORP SR UNSECURED 10/44 4.125	5/15/2022	4.13%	**	64,207
ATRESMEDIA CORP DE MEDIOS DE COMMON STOCK EUR.75			**	272,574
ATRIUM EUROPEAN REAL ESTATE COMMON STOCK			**	239,906
ATWOOD OCEANICS INC COMMON STOCK USD1.			**	58,720
AU OPTRONICS CORP COMMON STOCK TWD10.0			**	142,483
AUBURN SECURITIES PLC AUBN 5 A2 REGS	1/14/2030	0.83%	**	768,184
AURIZON HOLDINGS LTD COMMON STOCK			**	164,907
AUROBINDO PHARMA LTD COMMON STOCK INR1.			**	77,938
AUST + NZ BANKING GRP NY SR UNSECURED 01/17 1.25	11/18/2016	1.25%	**	877,311
AUST AND NZ BANKING GROUP COMMON STOCK			**	1,125,185
AUSTRALIAN DOLLAR	4/15/2017		**	200
AUSTRALIAN DOLLAR	3/16/2021		**	71,159
AUSTRALIAN DOLLAR	1/14/2030		**	20,056
AUSTRALIAN DOLLAR			**	4
AUSTRALIAN GOVERNMENT SR UNSECURED REGS 06/16 4.75	3/16/2021	4.75%	**	22,096
AUTO ABS COMP 2012 3 A REGS	3/16/2021	3.25%	**	1,234,210
AUTOMATIC DATA PROCESSING COMMON STOCK USD.1			**	14,656,052
AVAGO TECHNOLOGIES LTD COMMON STOCK			**	21,561,016
AVALONBAY COMMUNITIES SR UNSECURED 06/25 3.45	1/14/2030	3.45%	**	789,924
AVIATION CAPITAL GROUP SR UNSECURED 144A 10/20 7.125	3/16/2021	7.13%	**	354,950
AVICHINA INDUSTRY + TECH H COMMON STOCK CNY1.			**	28,335
AVIS BUDGET GROUP INC COMMON STOCK USD.01			**	3,293,318
AVIVA PLC COMMON STOCK GBP.25			**	60,911
AVNET INC COMMON STOCK USD1.			**	583,995
AVX CORP COMMON STOCK USD.01			**	182,913
AWE LTD COMMON STOCK			**	105,001
AXA SA COMMON STOCK EUR2.29			**	296,520
AXCELIS TECHNOLOGIES INC COMMON STOCK USD.001			**	28,935
AXIALL CORP COMMON STOCK USD.01			**	107,338
AXIS CAPITAL HOLDINGS LTD COMMON STOCK USD.0125			**	576,255
AYGAZ AS COMMON STOCK TRY1.			**	166,093
AZBIL CORP COMMON STOCK			**	678,441
AZZ INC COMMON STOCK USD1.			**	136,702
B+G FOODS INC COMMON STOCK USD.01			**	183,050
B2R MORTGAGE TRUST B2R 2015 2 A 144A	5/15/2022	3.34%	**	226,876

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
BAE SYSTEMS PLC SR UNSECURED 144A 10/16 3.5	5/15/2022	3.50%	**	116,659
BAIDU INC SPON ADR ADR USD.00005			**	17,907,192
BAKER HUGHES INC COMMON STOCK USD1.			**	359,601
BAKER HUGHES INC SR UNSECURED 11/18 7.5	5/15/2022	7.50%	**	45,161
BALCHEM CORP COMMON STOCK USD.0667			**	305,946
BALDWIN + LYONS INC CL B COMMON STOCK			**	29,557
BALFOUR BEATTY PLC COMMON STOCK GBP.5			**	395,858
BANC OF AMERICA COMMERCIAL MOR BACM 2006 5 A4	5/15/2022	5.41%	**	131,214
BANC OF AMERICA COMMERCIAL MOR BACM 2007 1 A1A	4/15/2017	5.43%	**	246,957
BANC OF AMERICA COMMERCIAL MOR BACM 2007 3 A5	1/14/2030	5.38%	**	1,662,624
BANC OF AMERICA FUNDING CORPOR BAFC 2012 R5 A 144A	3/16/2021	0.45%	**	1,381,662
BANC OF AMERICA LARGE LOAN BALL 2010 UB5 A4A 144A	3/16/2021	5.67%	**	70,284
BANC OF CALIFORNIA INC COMMON STOCK USD.01			**	41,959
BANCA CARIGE SPA COVERED REGS 10/18 3.875	3/16/2021	3.88%	**	1,880,217
BANCA POPOL EMILIA ROMAGNA COMMON STOCK EUR3.			**	529,211
BANCFIRST CORP COMMON STOCK USD1.			**	90,099
BANCO BILBAO VIZCAYA ARG JR SUBORDINA REGS 12/49 VAR	3/16/2021	6.75%	**	1,484,701
BANCO BILBAO VIZCAYA ARGENTA COMMON STOCK EUR.49			**	90,131
BANCO BRADESCO ADR ADR			**	223,482
BANCO DE CHILE COMMON STOCK			**	139,659
BANCO DO BRASIL S.A. COMMON STOCK			**	121,087
BANCO ESPIRITO SANTO SA SR UNSECURED REGS 01/19 4	3/16/2021	4.00%	**	71,696
BANCO NAC DE DESEN ECONO SR UNSECURED 144A 06/18 6.369	3/16/2021	6.37%	**	137,550
BANCO POPOLARE SC COMMON STOCK			**	738,259
BANCO POPOLARE SC SR UNSECURED REGS 03/19 3.5	3/16/2021	3.50%	**	2,115,726
BANCO SANTANDER CHILE ADR ADR			**	204,624
BANCO SANTANDER SA COMMON STOCK EUR.5			**	488,956
BANCO SANTANDER SA JR SUBORDINA REGS 09/49 VAR	4/15/2017	6.25%	**	710,983
BANCO SANTANDER SA JR SUBORDINA REGS 09/49 VAR	3/16/2021	6.25%	**	812,552
BANCORP INC/THE COMMON STOCK USD1.			**	16,320
BANCORPSOUTH INC COMMON STOCK USD2.5			**	1,087,059
BANDAI NAMCO HOLDINGS INC COMMON STOCK			**	392,183
BANGKOK BANK PUBLIC CO NVDR NVDR THB10.0			**	90,267
BANK CENTRAL ASIA TBK PT COMMON STOCK IDR62.5			**	26,822
BANK DANAMON INDONESIA TBK COMMON STOCK			**	371,720
BANK MUTUAL CORP COMMON STOCK USD.01			**	36,777
BANK NEGARA INDONESIA PERSER COMMON STOCK IDR7500.			**	247,998
BANK OF AMERICA CORP COMMON STOCK USD.01			**	8,990,586
BANK OF AMERICA CORP SR UNSECURED 01/23 3.3	5/15/2022	3.30%	**	136,821
BANK OF AMERICA CORP SR UNSECURED 01/24 4.125	5/15/2022	4.13%	**	325,348
BANK OF AMERICA CORP SR UNSECURED 01/24 4.125	1/14/2030	4.13%	**	1,342,705
BANK OF AMERICA CORP SR UNSECURED 04/18 6.875	3/16/2021	6.88%	**	2,427,165
BANK OF AMERICA CORP SR UNSECURED 04/18 6.875	1/14/2030	6.88%	**	110,326
BANK OF AMERICA CORP SR UNSECURED 04/24 4	5/15/2022	4.00%	**	184,089
BANK OF AMERICA CORP SR UNSECURED 04/24 4	1/14/2030	4.00%	**	102,272
BANK OF AMERICA CORP SR UNSECURED 05/21 5	5/15/2022	5.00%	**	240,361

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
BANK OF AMERICA CORP SR UNSECURED 06/19 7.625	1/14/2030	7.63%	**	1,737,477
BANK OF AMERICA CORP SR UNSECURED 07/20 5.625	5/15/2022	5.63%	**	149,954
BANK OF AMERICA CORP SR UNSECURED 07/23 4.1	5/15/2022	4.10%	**	21,713
BANK OF AMERICA CORP SR UNSECURED 12/17 5.75	5/15/2022	5.75%	**	251,391
BANK OF AMERICA CORP SR UNSECURED 12/17 5.75	1/14/2030	5.75%	**	754,174
BANK OF AMERICA CORP SUBORDINATED 01/25 4	5/15/2022	4.00%	**	361,224
BANK OF AMERICA CORP SUBORDINATED 03/19 5.49	5/15/2022	5.49%	**	323,489
BANK OF AMERICA CREDIT CARD TR BACCT 2015 A2 A	5/15/2022	1.36%	**	918,730
BANK OF AMERICA NA SR UNSECURED 05/17 VAR	3/16/2021	0.76%	**	1,197,036
BANK OF AMERICA NA SR UNSECURED 11/16 1.125	11/18/2016	1.13%	**	4,372,508
BANK OF AMERICA NA SR UNSECURED 11/16 VAR	11/18/2016	0.83%	**	3,336,368
BANK OF CHINA LTD	11/18/2016	0.97%	**	11,953,954
BANK OF CHINA LTD H COMMON STOCK CNY1.0			**	368,315
BANK OF COMMUNICATIONS CO H COMMON STOCK CNY1.0			**	353,660
BANK OF HAWAII CORP COMMON STOCK USD.01			**	2,522,290
BANK OF MONTREAL-	11/18/2016	0.58%	**	7,981,096
BANK OF MONTREAL CHICAGO CERT OF DEPO 09/17 VAR	11/18/2016	0.89%	**	4,815,306
BANK OF MONTREAL COMMON STOCK			**	494,640
BANK OF MONTREAL SR UNSECURED 11/22 2.55	5/15/2022	2.55%	**	148,128
BANK OF NEW YORK MELLON CORP COMMON STOCK USD.01			**	5,900,519
BANK OF NEW YORK MELLON SR UNSECURED 01/18 1.3	5/15/2022	1.30%	**	153,610
BANK OF NEW YORK MELLON SR UNSECURED 01/19 2.1	5/15/2022	2.10%	**	15,070
BANK OF NEW YORK MELLON SR UNSECURED 05/19 2.2	5/15/2022	2.20%	**	71,105
BANK OF NEW YORK MELLON SR UNSECURED 11/25 3.95	5/15/2022	3.95%	**	14,686
BANK OF NOVA SCOTIA COMMON STOCK			**	689,401
BANK OF NOVA SCOTIA SR UNSECURED 01/17 2.55	11/18/2016	2.55%	**	5,770,805
BANK OF NOVA SCOTIA SR UNSECURED 04/17 1.25	5/15/2022	1.25%	**	119,788
BANK OF THE OZARKS COMMON STOCK USD.01			**	4,063,782
BANK RAKYAT INDONESIA PERSER COMMON STOCK IDR250.			**	205,791
BANK TOKYO MIT UFJ NY	11/18/2016	0.37%	**	17,999,302
BANKIA SA SR UNSECURED 01/16 VAR	4/15/2017	0.15%	**	108,602
BANKIA SA SR UNSECURED REGS 01/19 3.5	4/15/2017	3.50%	**	114,289
BANNER CORPORATION COMMON STOCK USD.01			**	89,289
BANQUE CANTONALE VAUDOIS REG COMMON STOCK CHF10.0			**	245,444
BANQUE PSA FINANCE SR UNSECURED REGS 02/16 4.25	3/16/2021	4.25%	**	1,309,953
BAR HARBOR BANKSHARES COMMON STOCK USD2.			**	21,168
BARCLAYS AFRICA GROUP LTD COMMON STOCK ZAR2.0			**	32,846
BARCLAYS BANK PLC SR UNSECURED 09/16 5	11/18/2016	5.00%	**	9,201,413
BARCLAYS BANK PLC SR UNSECURED 09/16 5	5/15/2022	5.00%	**	102,566
BARCLAYS BANK PLC SUBORDINATED 04/23 VAR	3/16/2021	7.75%	**	1,067,500
BARCLAYS BANK PLC SUBORDINATED 04/23 VAR	1/14/2030	7.75%	**	854,000
BARCLAYS BANK PLC SUBORDINATED 11/22 7.625	3/16/2021	7.63%	**	1,935,875
BARCLAYS BANK PLC SUBORDINATED 11/22 7.625	1/14/2030	7.63%	**	227,750
BARCLAYS BANK PLC SUBORDINATED REGS 05/21 10	3/16/2021	10.00%	**	1,330,507
BARCLAYS PLC COMMON STOCK GBP.25			**	4,611,813
BARCLAYS PLC JR SUBORDINA 12/49 VAR	4/15/2017	8.00%	**	353,183

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
BARCLAYS PLC JR SUBORDINA 12/49 VAR	3/16/2021	8.00%	**	235,456
BARCLAYS PLC SR UNSECURED 03/25 3.65	3/16/2021	3.65%	**	1,729,845
BARCLAYS PLC SR UNSECURED 06/20 2.875	5/15/2022	2.88%	**	199,580
BARNES + NOBLE EDUCATION INC COMMON STOCK USD.01			**	36,735
BARNES + NOBLE INC COMMON STOCK USD.001			**	50,884
BARNES GROUP INC COMMON STOCK USD.01			**	2,096,928
BARRATT DEVELOPMENTS PLC COMMON STOCK GBP.1			**	470,770
BARRICK NA FINANCE LLC COMPANY GUAR 05/21 4.4	5/15/2022	4.40%	**	116,731
BASF SE COMMON STOCK			**	169,702
BASIC ENERGY SERVICES INC COMMON STOCK USD.01			**	7,692
BAXTER INTERNATIONAL INC COMMON STOCK USD1.			**	5,221,209
BAXTER INTERNATIONAL INC SR UNSECURED 03/20 4.25	5/15/2022	4.25%	**	57,716
BAYER AG REG COMMON STOCK			**	10,018,072
BAYER US FINANCE LLC COMPANY GUAR 144A 10/16 VAR	11/18/2016	0.57%	**	2,014,115
BB UBS TRUST BBUBS 2012 TFT A 144A	5/15/2022	2.89%	**	454,849
BB+T CORP COMMON STOCK USD5.			**	2,330,230
BB+T CORPORATION SR UNSECURED 01/20 2.45	5/15/2022	2.45%	**	226,508
BB+T CORPORATION SUBORDINATED 11/19 5.25	5/15/2022	5.25%	**	52,473
BBA AVIATION PLC COMMON STOCK GBP.2976			**	619,582
BBCCRE TRUST BBCCR 2015 GTP A 144A	1/14/2030	3.97%	**	1,133,461
BBCN BANCORP INC COMMON STOCK USD.001			**	135,900
BEACON ROOFING SUPPLY INC COMMON STOCK USD.01			**	705,208
BEAR STEARNS ADJUSTABLE RATE M BSARM 2004 2 12A2	1/14/2030	2.71%	**	13,600
BEAR STEARNS ADJUSTABLE RATE M BSARM 2005 5 A1	4/15/2017	2.32%	**	81,594
BEAR STEARNS ALT A TRUST BALTA 2006 8 3A1	1/14/2030	0.38%	**	266,349
BEAR STEARNS COMMERCIAL MORTGA BSCMS 2007 PW16 AM	5/15/2022	5.91%	**	223,802
BEAR STEARNS COMMERCIAL MORTGA BSCMS 2007 PW17 AMFL 144A	5/15/2022	0.89%	**	310,867
BECTON DICKINSON AND CO COMMON STOCK USD1.			**	6,792,749
BED BATH + BEYOND INC COMMON STOCK USD.01			**	4,353,501
BEFIMMO REIT			**	710,565
BEIERSDORF AG COMMON STOCK			**	5,615,110
BEIJING JINGNENG CLEAN ENE H COMMON STOCK CNY1.			**	457,733
BEIJING URBAN CONSTRUCTION H COMMON STOCK CNY1.0			**	344,629
BEL FUSE INC CL B COMMON STOCK USD.1			**	17,722
BELDEN INC COMMON STOCK USD.01			**	2,389,006
BELLE INTERNATIONAL HOLDINGS COMMON STOCK HKD.01			**	261,332
BELLSOUTH LLC COMPANY GUAR 144A 04/21 4.821	4/15/2017	4.18%	**	303,568
BELLSOUTH LLC COMPANY GUAR 144A 04/21 4.821	3/16/2021	4.18%	**	1,517,838
BELMOND LTD CLASS A COMMON STOCK USD.01			**	87,638
BEMIS COMPANY COMMON STOCK USD.1			**	289,100
BENDIGO AND ADELAIDE BANK COMMON STOCK			**	284,649
BERKSHIRE HATHAWAY ENERG SR UNSECURED 04/18 5.75	5/15/2022	5.75%	**	86,427
BERKSHIRE HATHAWAY INC SR UNSECURED 01/17 1.9	5/15/2022	1.90%	**	237,039
BERKSHIRE HILLS BANCORP INC COMMON STOCK USD.01			**	1,841,848
BERRY PLASTICS GROUP INC COMMON STOCK USD.01			**	3,694,050
BG GROUP PLC			**	2,783,611

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
BHARAT PETROLEUM CORP LTD COMMON STOCK INR10.			**	87,299
BHP BILLITON FIN USA LTD COMPANY GUAR 02/17 1.625	5/15/2022	1.63%	**	49,898
BHP BILLITON FIN USA LTD COMPANY GUAR 09/43 5	5/15/2022	5.00%	**	67,410
BHP BILLITON LIMITED COMMON STOCK			**	591,060
BIG 5 SPORTING GOODS CORP COMMON STOCK USD.01			**	22,527
BIG LOTS INC COMMON STOCK USD.01			**	71,068
BIGLARI HOLDINGS INC COMMON STOCK USD.5			**	326
BILL BARRETT CORP COMMON STOCK USD.001			**	13,291
BIOGEN INC COMMON STOCK USD.0005			**	32,909,649
BIOGEN INC SR UNSECURED 03/18 6.875	5/15/2022	6.88%	**	21,908
BIOGEN INC SR UNSECURED 09/22 3.625	5/15/2022	3.63%	**	86,953
BIOMARIN PHARMACEUTICAL INC COMMON STOCK USD.001			**	5,150,316
BIOMED REALTY TRUST INC REIT USD.01			**	308,373
BK NEDERLANDSE GEMEENTEN SR UNSECURED 11/19 3.875	3/16/2021	3.88%	**	124,546
BK NEDERLANDSE GEMEENTEN SR UNSECURED REGS 01/22 0.375	3/16/2021	0.38%	**	4,661,337
BK TOKYO MITSUBISHI UFJ SR UNSECURED 144A 03/18 1.7	3/16/2021	1.70%	**	595,006
BK TOKYO MITSUBISHI UFJ SR UNSECURED 144A 09/16 1.55	11/18/2016	1.55%	**	339,718
BLACKBAUD INC COMMON STOCK USD.001			**	1,019,184
BLACKBERRY LTD COMMON STOCK			**	327,965
BLACKROCK INC COMMON STOCK USD.01			**	4,868,414
BLACKROCK INC SR UNSECURED 03/24 3.5	5/15/2022	3.50%	**	89,332
BLACKROCK INC SR UNSECURED 06/22 3.375	5/15/2022	3.38%	**	77,587
BLUCORA INC COMMON STOCK USD.0001			**	37,162
BLUE BUFFALO PET PRODUCTS IN COMMON STOCK USD.01			**	1,292,861
BLUESTONE SECURITIES PLC BLST 2006 1 A1 REGS	3/16/2021	0.81%	**	1,256,124
BLUESTREAM VENTURES			**	707,298
BM+FBOVESPA SA COMMON STOCK			**	106,251
BMW VEHICLE LEASE TRUST BMWLT 2015 2 A2A	11/18/2016	1.07%	**	4,194,079
BNP PARIBAS COMMON STOCK EUR2.			**	97,929
BNP PARIBAS COMPANY GUAR 03/17 1.375	11/18/2016	1.38%	**	2,141,938
BNP PARIBAS COMPANY GUAR 05/17 VAR	11/18/2016	0.80%	**	2,757,015
BNP PARIBAS JR SUBORDINA REGS 12/49 VAR	3/16/2021	6.13%	**	1,779,359
BOB EVANS FARMS COMMON STOCK USD.01			**	9,091
*BOEING CO/THE			**	6,028,340,697
BOINGO WIRELESS INC COMMON STOCK			**	16,034
BOISE CASCADE CO COMMON STOCK USD.01			**	32,832
BOK FINANCIAL CORPORATION COMMON STOCK USD.00006			**	193,720
BOLIDEN AB COMMON STOCK SEK2.11			**	581,696
BOLSA MEXICANA DE VALORES SA COMMON STOCK			**	676,979
BONANZA CREEK ENERGY INC COMMON STOCK USD.001			**	21,064
BONOS Y OBLIG DEL ESTADO BONDS 144A REGS 04/24 3.8	3/16/2021	3.80%	**	7,395,694
BONOS Y OBLIG DEL ESTADO BONDS 144A REGS 10/44 5.15	3/16/2021	5.15%	**	1,538,614
BONOS Y OBLIG DEL ESTADO SR UNSECURED 144A REGS 10/24 2	3/16/2021	2.75%	**	1,066,687
BONOS Y OBLIG DEL ESTADO SR UNSECURED 144A REGS 10/25 2	3/16/2021	2.15%	**	3,199,868
BOOZ ALLEN HAMILTON HOLDINGS COMMON STOCK USD.01			**	9,293,131
BORAL LTD COMMON STOCK			**	257,323
BOSKALIS WESTMINSTER COMMON STOCK EUR.8			**	697,083

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
BOSTON PRIVATE FINL HOLDING COMMON STOCK USD1.			**	1,215,932
BOSTON PROPERTIES LP SR UNSECURED 09/23 3.125	5/15/2022	3.13%	**	77,889
BOSTON SCIENTIFIC CORP COMMON STOCK USD.01			**	8,197,428
BOSTON SCIENTIFIC CORP SR UNSECURED 01/20 6	3/16/2021	6.00%	**	1,054,890
BP CAPITAL MARKETS PLC COMPANY GUAR 02/24 3.814	5/15/2022	3.81%	**	134,930
BP CAPITAL MARKETS PLC COMPANY GUAR 03/25 3.506	1/14/2030	3.51%	**	1,258,919
BP CAPITAL MARKETS PLC COMPANY GUAR 05/22 3.245	5/15/2022	3.25%	**	281,448
BP CAPITAL MARKETS PLC COMPANY GUAR 11/16 2.248	11/18/2016	2.25%	**	3,200,490
BP CAPITAL MARKETS PLC COMPANY GUAR 11/16 VAR	11/18/2016	0.76%	**	2,403,493
BP PLC COMMON STOCK USD.25			**	1,431,983
BPCE SA COMPANY GUAR 04/16 1.7	11/18/2016	1.70%	**	570,418
BPCE SA COMPANY GUAR 11/16 VAR	4/15/2017	0.93%	**	1,000,221
BPCE SA SUBORDINATED 144A 03/25 4.5	1/14/2030	4.50%	**	863,365
BPCE SA SUBORDINATED 144A 07/24 4.625	3/16/2021	4.63%	**	2,334,907
BPCE SA SUBORDINATED 144A 07/24 4.625	1/14/2030	4.63%	**	583,727
BPE FINANCIACIONES SA COMPANY GUAR 05/16 2.875	4/15/2017	2.88%	**	1,094,967
BPE FINANCIACIONES SA COMPANY GUAR 05/16 2.875	3/16/2021	2.88%	**	547,483
BPE FINANCIACIONES SA COMPANY GUAR REGS 02/20 2	3/16/2021	2.00%	**	862,766
BRADY CORPORATION CL A COMMON STOCK USD.01			**	92,196
BRAMMER PLC COMMON STOCK GBP.2			**	243,100
BRANCH BANKING + TRUST SR UNSECURED 10/16 1.45	11/18/2016	1.45%	**	639,317
BRANDYWINE REALTY TRUST REIT USD.01			**	110,400
BRASKEM SA PREF A PREFERENCE			**	265,990
BRAVO BRIO RESTAURANT GROUP COMMON STOCK			**	14,760
BRAZILIAN REAL	4/15/2017		**	—
BRAZILIAN REAL	3/16/2021		**	47,798
BRAZILIAN REAL			**	108,499
BREEZE EASTERN CORP			**	200
BRENT CALENDER SWAP FTR OPTN FEB16 87 CALL	4/15/2017		**	40
BRENT CALENDER SWAP FTR OPTN JAN16 87 CALL	4/15/2017		**	40
BRENT CALENDER SWAP FTR OPTN MAR16 87 CALL	4/15/2017		**	40
BRF SA COMMON STOCK			**	462,104
BRIDGE BANCORP INC COMMON STOCK USD.01			**	34,295
BRIDGEPOINT EDUCATION IN W/D COMMON STOCK USD.01			**	23,401
BRIDGESTONE CORP COMMON STOCK			**	173,490
BRIGGS + STRATTON COMMON STOCK USD.01			**	79,788
BRIGHT HORIZONS FAMILY SOLUT COMMON STOCK USD.001			**	3,707,400
BRINK S CO/THE COMMON STOCK USD1.			**	91,255
BRISTOL MYERS SQUIBB CO COMMON STOCK USD.1			**	34,829,409
BRISTOW GROUP INC COMMON STOCK USD.01			**	25,563
BRITISH AMERICAN TOBACCO BHD COMMON STOCK MYR.5			**	16,980
BRITISH AMERICAN TOBACCO PLC COMMON STOCK GBP.25			**	193,755
BRITISH LAND CO PLC REIT GBP.25			**	96,965
BRITISH TELECOM PLC SR UNSECURED 12/30 9.625	5/15/2022	9.63%	**	145,916
BRITISH TELECOM PLC SR UNSECURED REGS 12/16 VAR	3/16/2021	8.50%	**	3,537,099
BRITVIC PLC COMMON STOCK GBP.2			**	906,426
BROADRIDGE FINANCIAL SOLUTIO COMMON STOCK USD.01			**	4,572,423

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
BROOKFIELD ASSET MANAGE CL A COMMON STOCK			**	391,219
BROOKLINE BANCORP INC COMMON STOCK USD.01			**	82,513
BROOKS AUTOMATION INC COMMON STOCK USD.01			**	72,250
BRUNEL INTERNATIONAL COMMON STOCK EUR.03			**	144,174
BRUNSWICK CORP COMMON STOCK USD.75			**	5,625,551
BRYN MAWR BANK CORP COMMON STOCK USD1.			**	38,255
BT GROUP PLC COMMON STOCK GBP.05			**	2,278,158
BUCKEYE PARTNERS LP SR UNSECURED 10/24 4.35	5/15/2022	4.35%	**	71,485
BUCKEYE PARTNERS LP SR UNSECURED 11/18 2.65	5/15/2022	2.65%	**	57,723
BUMRUNGRAD HOSPITAL PU NVDR NVDR THB1.0			**	137,207
BUNDESOBLIGATION I/L BONDS REGS 04/18 0.75	3/16/2021	0.75%	**	1,776,204
BUNDESREPUB. DEUTSCHLAND BONDS REGS 07/17 4.25	3/16/2021	4.25%	**	290,284
BUNGE LIMITED FINANCE CO COMPANY GUAR 03/16 4.1	5/15/2022	4.10%	**	140,719
BUONI POLIENNALI DEL TES BONDS 144A REGS 09/44 4.75	3/16/2021	4.75%	**	613,733
BUONI POLIENNALI DEL TES BONDS REGS 04/20 1.65	3/16/2021	1.65%	**	4,129,603
BUONI POLIENNALI DEL TES SR UNSECURED 144A REGS 09/24 2	4/15/2017	2.35%	**	504,147
BUREAU VERITAS SA COMMON STOCK EUR.12			**	1,427,221
BURLINGTN NORTH SANTA FE SR UNSECURED 03/23 3	5/15/2022	3.00%	**	83,765
BURLINGTN NORTH SANTA FE SR UNSECURED 05/40 5.75	5/15/2022	5.75%	**	55,971
BURLINGTN NORTH SANTA FE SR UNSECURED 09/21 3.45	5/15/2022	3.45%	**	153,308
BURSA MALAYSIA BHD COMMON STOCK MYR.5			**	218,012
BWU00BT10 IRS EUR P F 1.50000 SWU00BT10 CCPVANILLA	3/16/2021	1.50%	**	(4,947,262)
BWU00BT10 IRS EUR R V 06MEURIB SWUV0BT12 CCPVANILLA	3/16/2021	1.00%	**	5,105,610
BWU00E7A8 IRS GBP P F 2.00000 SWU00E7A8 CCPVANILLA	3/16/2021	2.00%	**	(7,197,705)
BWU00E7A8 IRS GBP R V 06MLIBOR SWUV0E7A0 CCPVANILLA	3/16/2021	1.00%	**	7,222,111
BWU00EI99 IRS USD P F 1.00000 SWU00EI99 CCPVANILLA	1/14/2030	1.00%	**	(7,193,674)
BWU00EI99 IRS USD R V 03MLIBOR SWUV0EI91 CCPVANILLA	1/14/2030	1.00%	**	7,200,000
BWU00FAB9 IRS USD P F 2.25000 SWU00FAB9 CCPVANILLA	4/15/2017	2.25%	**	(1,395,556)
BWU00FAB9 IRS USD P F 2.25000 SWU00FAB9 CCPVANILLA	1/14/2030	2.25%	**	(1,495,239)
BWU00FAB9 IRS USD R V 03MLIBOR SWUV0FAB1 CCPVANILLA	4/15/2017	1.00%	**	1,400,000
BWU00FAB9 IRS USD R V 03MLIBOR SWUV0FAB1 CCPVANILLA	1/14/2030	1.00%	**	1,500,000
BWU00FAL7 IRS USD P F 2.50000 SWU00FAL7 CCPVANILLA	1/14/2030	2.50%	**	(386,113)
BWU00FAL7 IRS USD R V 03MLIBOR SWUV0FAL9 CCPVANILLA	1/14/2030	1.00%	**	400,000
BWU00FL35 IRS USD P F 2.25000 SWU00FL35 CCPVANILLA	3/16/2021	2.25%	**	(21,554,401)
BWU00FL35 IRS USD R V 03MLIBOR SWUV0FL37 CCPVANILLA	3/16/2021	1.00%	**	21,700,000
BYD ELECTRONIC INTL CO LTD COMMON STOCK			**	204,239
C + F FINANCIAL CORP COMMON STOCK USD1.			**	15,990
C+J ENERGY SERVICES LTD COMMON STOCK			**	17,074
CABLE ONE INC COMMON STOCK USD.01			**	142,674
CABOT CORP COMMON STOCK USD1.			**	157,664
CABOT MICROELECTRONICS CORP COMMON STOCK USD.001			**	78,585
CACI INTERNATIONAL INC CL A COMMON STOCK USD.1			**	218,682
CADENCE DESIGN SYS INC COMMON STOCK USD.01			**	3,057,925
CAI INTERNATIONAL INC COMMON STOCK USD.0001			**	21,692
CAISSE CENTRALE DESJARDN SR UNSECURED 144A 01/18 VAR	11/18/2016	0.99%	**	1,224,255
CAISSE D AMORT DETTE SOC SR UNSECURED REGS 11/24 1.375	3/16/2021	1.38%	**	904,201
CALAMOS ASSET MANAGEMENT A COMMON STOCK USD.01			**	7,744

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
CALATLANTIC GROUP INC			**	1,878,081
CALAVO GROWERS INC COMMON STOCK USD.001			**	935,410
CALERES INC COMMON STOCK USD.01			**	112,698
CALGON CARBON CORP COMMON STOCK USD.01			**	88,406
CALIFORNIA RESOURCES CORP COMMON STOCK USD.01			**	6,156
CALIFORNIA RESOURCES CRP COMPANY GUAR 01/20 5	3/16/2021	5.00%	**	65,550
CALIFORNIA RESOURCES CRP SECURED 144A 12/22 8	3/16/2021	8.00%	**	258,915
CALIFORNIA ST CAS 03/36 FIXED 7.95	3/16/2021	7.95%	**	11,963
CALIFORNIA ST CAS 04/39 FIXED 7.55	3/16/2021	7.55%	**	1,162,008
CALLAWAY GOLF COMPANY COMMON STOCK USD.01			**	676,384
CALLIDUS SOFTWARE INC COMMON STOCK USD.001			**	1,622,647
CALLON PETROLEUM CO COMMON STOCK USD.01			**	968,608
CALPINE CORP COMMON STOCK USD.001			**	4,970,474
CAMBREX CORP COMMON STOCK USD.1			**	2,577,707
CAMDEN NATIONAL CORP COMMON STOCK			**	36,154
CAMDEN PROPERTY TRUST REIT USD.01			**	440,602
CAMECO CORP COMMON STOCK			**	563,896
CAMPUS CREST COMMUNITIES INC REIT USD.01			**	27,180
CAN IMPERIAL BK OF COMMERCE COMMON STOCK			**	807,456
CANADA HOUSING TRUST GOVT GUARANT 144A 06/24 2.9	3/16/2021	2.90%	**	2,101,047
CANADA HOUSING TRUST GOVT GUARANT 144A 12/22 2.4	3/16/2021	2.40%	**	6,430,592
CANADIAN DOLLAR	4/15/2017		**	213
CANADIAN DOLLAR	3/16/2021		**	258,339
CANADIAN DOLLAR	1/14/2030		**	136,608
CANADIAN DOLLAR			**	426,047
CANADIAN GOVERNMENT RRB BONDS 12/36 3	3/16/2021	3.00%	**	225,273
CANADIAN GOVERNMENT RRB BONDS 12/44 1.5	3/16/2021	1.50%	**	290,395
CANADIAN MORTGAGE POOLS CAN 98001289	3/16/2021	1.04%	**	350,316
CANADIAN NAT RES LTD SR UNSECURED 03/16 VAR	11/18/2016	0.98%	**	2,469,717
CANADIAN NATL RAILWAY CO COMMON STOCK			**	6,031,638
CANADIAN NATL RAILWAY CO COMMON STOCK			**	701,613
CANADIAN NATL RAILWAY SR UNSECURED 06/16 5.8	11/18/2016	5.80%	**	799,255
CANADIAN NATL RESOURCES SR UNSECURED 03/38 6.25	5/15/2022	6.25%	**	45,509
CANADIAN OIL SANDS LTD COMPANY GUAR 144A 04/22 4.5	3/16/2021	4.50%	**	583,047
CANADIAN PACIFIC RR CO SR UNSECURED 01/22 4.5	5/15/2022	4.50%	**	53,178
CANADIAN PACIFIC RR CO SR UNSECURED 10/31 7.125	5/15/2022	7.13%	**	74,298
CANADIAN TIRE CORP CLASS A COMMON STOCK			**	297,718
CANFOR CORP COMMON STOCK			**	697,660
CANTEL MEDICAL CORP COMMON STOCK USD.1			**	2,040,118
CAP GEMINI COMMON STOCK EUR8.			**	1,303,403
CAPCOM CO LTD COMMON STOCK			**	333,346
CAPITAL AUTO RECEIVABLES ASSET AFIN 2013 3 A3	11/18/2016	1.31%	**	2,631,797
CAPITAL AUTO RECEIVABLES ASSET AFIN 2014 1 A2	11/18/2016	0.96%	**	281,924
CAPITAL AUTO RECEIVABLES ASSET AFIN 2014 1 A3	11/18/2016	1.32%	**	1,639,155
CAPITAL BANK FINANCIAL CL A COMMON STOCK			**	98,339
CAPITAL CITY BANK GROUP INC COMMON STOCK USD.01			**	28,321
CAPITAL ONE FINANCIAL CO SR UNSECURED 06/23 3.5	5/15/2022	3.50%	**	49,694

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
CAPITAL ONE FINANCIAL CO SR UNSECURED 07/21 4.75	5/15/2022	4.75%	**	216,631
CAPITAL ONE FINANCIAL CORP COMMON STOCK USD.01			**	4,179,222
CAPITALAND COMMERCIAL TRUST REIT			**	17,129
CAPITALAND MALL TRUST REIT			**	47,616
CAPITEC BANK HOLDINGS LTD COMMON STOCK ZAR.01			**	67,114
CAPITOL FEDERAL FINANCIAL IN COMMON STOCK USD.01			**	177,661
CARBO CERAMICS INC COMMON STOCK USD.01			**	26,436
CARDINAL FINANCIAL CORP COMMON STOCK USD1.			**	72,277
CARDINAL HEALTH INC COMMON STOCK			**	4,283,889
CARDINAL HEALTH INC SR UNSECURED 09/25 3.75	5/15/2022	3.75%	**	32,487
CARDTRONICS INC COMMON STOCK USD.0001			**	4,379,043
CAREER EDUCATION CORP COMMON STOCK USD.01			**	24,927
CARGILL GBL FUNDING	11/18/2016	0.35%	**	19,999,589
CARGILL INC SR UNSECURED 144A 05/21 4.307	5/15/2022	4.31%	**	117,706
CARGILL INC SR UNSECURED 144A 11/17 6	5/15/2022	6.00%	**	48,309
CARLSBERG AS B COMMON STOCK DKK20.			**	1,701,498
CARMAX AUTO OWNER TRUST CARMX 2013 1 A3	11/18/2016	0.60%	**	314,250
CARMAX AUTO OWNER TRUST CARMX 2013 4 A3	11/18/2016	0.80%	**	2,248,632
CARMAX AUTO OWNER TRUST CARMX 2014 3 A2	11/18/2016	0.55%	**	1,522,246
CARMAX AUTO OWNER TRUST CARMX 2014 4 A2A	11/18/2016	0.67%	**	936,830
CARMAX AUTO OWNER TRUST CARMX 2015 1 A2	5/15/2022	0.65%	**	778,991
CARMAX AUTO OWNER TRUST CARMX 2015 4 A2A	11/18/2016	1.03%	**	4,994,745
CARMIKE CINEMAS INC COMMON STOCK USD.03			**	47,027
CARPENTER TECHNOLOGY COMMON STOCK USD5.			**	136,518
CARRIAGE SERVICES INC COMMON STOCK USD.01			**	44,465
CARRIZO OIL + GAS INC COMMON STOCK USD.01			**	2,187,855
CARROLS RESTAURANT GROUP INC COMMON STOCK USD.01			**	40,914
CASCADE BANCORP COMMON STOCK			**	1,421,928
CASCADE MICROTECH INC COMMON STOCK USD.01			**	26,650
CASETEK HOLDINGS LTD COMMON STOCK TWD10.			**	20,474
CASH AMERICA INTL INC COMMON STOCK USD.1			**	155,710
CASTELLUM AB COMMON STOCK NPV			**	753,069
CATALENT INC COMMON STOCK USD.01			**	1,829,693
CATERPILLAR FINANCIAL SE SR UNSECURED 02/19 7.15	5/15/2022	7.15%	**	57,296
CATERPILLAR FINANCIAL SE SR UNSECURED 06/22 2.85	5/15/2022	2.85%	**	78,226
CATERPILLAR INC COMMON STOCK USD1.			**	1,494,440
CATHAY GENERAL BANCORP COMMON STOCK USD.01			**	131,367
CATO CORP CLASS A COMMON STOCK USD.033			**	94,333
CAVCO INDUSTRIES INC			**	21,058
CAVCO INDUSTRIES INC COMMON STOCK USD.01			**	1,036,626
CAVIUM INC COMMON STOCK USD.001			**	5,514,383
CBIZ INC COMMON STOCK USD.01			**	49,517
CBL + ASSOCIATES PROPERTIES REIT USD.01			**	139,472
CBS CORP CLASS B NON VOTING COMMON STOCK USD.001			**	1,753,236
CBS CORP COMPANY GUAR 01/26 4	5/15/2022	4.00%	**	28,279
CBS CORP COMPANY GUAR 08/24 3.7	5/15/2022	3.70%	**	103,086
CBS CORP COMPANY GUAR 08/44 4.9	5/15/2022	4.90%	**	10,009

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
CCFOBHUS0 CREDIT SUISSE COC CCFOBHUS0 CREDIT SUISSE COC	4/15/2017	1.00%	**	109,000
CCFOBHUS0 CREDIT SUISSE COC CCFOBHUS0 CREDIT SUISSE COC	3/16/2021	1.00%	**	348,000
CCFOBHUS0 CREDIT SUISSE COC CCFOBHUS0 CREDIT SUISSE COC	1/14/2030	1.00%	**	38,000
CCFOBZUS0 CREDIT SUISSE CCP US CCFOBZUS0 CASH COLL CCP COC US	4/15/2017	1.00%	**	102,000
CCMACIUS9 MACQUIRE BOC CCMACIUS9 MACQUIRE BOC	4/15/2017		**	90,000
CCMSCZUS2 CCPC COC EQUITY MORGAN STANLEY CASH COLLATERAL	3/16/2021		**	1,384,000
CCO SAFARI II LLC SR SECURED 144A 07/20 3.579	3/16/2021	3.58%	**	795,207
CCO SAFARI II LLC SR SECURED 144A 07/22 4.464	3/16/2021	4.46%	**	1,096,161
CCO SAFARI II LLC SR SECURED 144A 10/35 6.384	3/16/2021	6.38%	**	1,212,397
CCSALZUS5 CITIBANK COC CCPC CCSALZUS5 CITIBANK COC CCPC	3/16/2021	1.00%	**	694,000
CCSBAN139 CYS EUR R V 03MEURIB EUR003M -20.0	3/16/2021	1.00%	**	9,338,760
CCSBAN139 CYS EUR R V 03MEURIB EUR003M -20.0	1/14/2030	1.00%	**	4,938,240
CCSBAN139 CYS USD P V 03MLIBOR US0003M	3/16/2021	1.00%	**	(9,224,898)
CCSBAN139 CYS USD P V 03MLIBOR US0003M	1/14/2030	1.00%	**	(4,878,031)
CCSGCG032 CYS EUR R V 03MEURIB EUR003M - 10.0	3/16/2021	1.00%	**	4,392,622
CCSGCG032 CYS USD P V 03MLIBOR US0003M	3/16/2021	1.00%	**	(4,388,022)
CCSGCG057 CYS EUR R V 03MEURIB EUR003M -20.0	3/16/2021	1.00%	**	2,633,728
CCSGCG057 CYS USD P V 03MLIBOR US0003M	3/16/2021	1.00%	**	(2,601,616)
CCSNN0014 CYS EUR R V 03MEURIB EUR003M- 10	3/16/2021	1.00%	**	8,894,922
CCSNN0014 CYS USD P V 03MLIBOR US0003M	3/16/2021	1.00%	**	(8,780,444)
CCSNN0030 CYS EUR R V 03MEURIB EUR003M -20.0	3/16/2021	1.00%	**	1,733,249
CCSNN0030 CYS USD P V 03MLIBOR US0003M	3/16/2021	1.00%	**	(1,712,729)
CCSNN0055 CYS EUR R V 03MEURIB EUR003M -10.0	3/16/2021	1.00%	**	8,115,369
CCSNN0055 CYS USD P V 03MLIBOR US0003M	3/16/2021	1.00%	**	(8,106,870)
CCSNN0071 CYS EUR R V 03MEURIB EUR003M -10.0	3/16/2021	1.00%	**	13,177,866
CCSNN0071 CYS USD P V 03MLIBOR US0003M	3/16/2021	1.00%	**	(13,164,065)
CCSNN0113 CYS EUR R V 03MEURIB EUR003M -10.0	3/16/2021	1.00%	**	20,096,245
CCSNN0113 CYS USD P V 03MLIBOR US0003M	3/16/2021	1.00%	**	(20,075,200)
CDI CORP COMMON STOCK USD.1			**	13,858
CDP FINANCIAL COMPANY GUAR 144A 11/19 4.4	5/15/2022	4.40%	**	270,160
CDW CORP/DE COMMON STOCK USD.01			**	5,862,898
CEB INC COMMON STOCK USD.01			**	2,025,870
CECO ENVIRONMENTAL CORP COMMON STOCK USD.01			**	23,992
CEDAR REALTY TRUST INC REIT USD.06			**	39,188
CELADON GROUP INC COMMON STOCK USD.033			**	24,329
CELGENE CORP COMMON STOCK USD.01			**	50,570,456
CELGENE CORP SR UNSECURED 05/24 3.625	5/15/2022	3.63%	**	32,456
CELGENE CORP SR UNSECURED 08/22 3.25	5/15/2022	3.25%	**	44,643
CELGENE CORP SR UNSECURED 10/20 3.95	5/15/2022	3.95%	**	52,472
CELLTRION INC COMMON STOCK KRW1000.0			**	139,374
CEMEX SAB SPONS ADR PART CER ADR			**	81,328
CEMIG SA SPONS ADR ADR			**	14,772
CEMPRA INC COMMON STOCK USD.001			**	1,562,726
CENCOSUD SA COMMON STOCK			**	50,776
CENOVUS ENERGY INC SR UNSECURED 08/22 3	5/15/2022	3.00%	**	93,123
CENOVUS ENERGY INC SR UNSECURED 11/39 6.75	5/15/2022	6.75%	**	9,509
CENTERPOINT ENERGY RESOU SR UNSECURED 01/21 4.5	3/16/2021	4.50%	**	209,925

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
CENTERPOINT ENERGY RESOU SR UNSECURED 01/21 4.5	5/15/2022	4.50%	**	104,962
CENTERPOINT ENERGY RESOU SR UNSECURED 01/41 5.85	5/15/2022	5.85%	**	55,228
CENTERPOINT ENERGY RESOU SR UNSECURED 05/16 6.15	11/18/2016	6.15%	**	666,946
CENTERSTATE BANKS INC COMMON STOCK USD.01			**	72,178
CENTRAL EUROPEAN MEDIA ENT A COMMON STOCK USD.08			**	33,087
CENTRAL GARDEN AND PET CO A COMMON STOCK USD.01			**	50,184
CENTRAL PACIFIC FINANCIAL CO COMMON STOCK			**	81,254
CENTURY ALUMINUM COMPANY COMMON STOCK USD.01			**	9,463
CENTURY BANCORP INC CL A COMMON STOCK USD1.			**	17,819
CEPHEID INC COMMON STOCK			**	1,223,755
CERNER CORP COMMON STOCK USD.01			**	3,664,955
CEVA INC COMMON STOCK USD.001			**	493,830
CFC LLC CFCAT 2013 2A A 144A	5/15/2022	1.75%	**	5,298
CFC LLC CFCAT 2014 2A B 144A	5/15/2022	2.64%	**	341,404
CFC LLC CFCAT 2015 1A A 144A	5/15/2022	1.88%	**	298,910
CGI GROUP INC CLASS A COMMON STOCK			**	400,375
CHALLENGER LTD COMMON STOCK			**	736,724
CHARLES SCHWAB CORP SR UNSECURED 09/22 3.225	5/15/2022	3.23%	**	35,450
CHART INDUSTRIES INC COMMON STOCK USD.01			**	34,968
CHARTER HALL RETAIL REIT REIT			**	339,889
CHASE CORP COMMON STOCK USD.1			**	37,553
CHECK POINT SOFTWARE TECH COMMON STOCK USD.01			**	2,232,788
CHECKPOINT SYSTEMS INC COMMON STOCK USD.1			**	26,992
CHEFS WAREHOUSE INC/THE COMMON STOCK USD.01			**	35,895
CHEMICAL FINANCIAL CORP COMMON STOCK USD1.			**	112,406
CHEMTURA CORP COMMON STOCK USD.01			**	231,986
CHEMUNG FINANCIAL CORP COMMON STOCK USD.01			**	14,134
CHESAPEAKE ENERGY CORP COMPANY GUAR 04/19 VAR	4/15/2017	3.57%	**	168,000
CHESAPEAKE LODGING TRUST REIT USD.01			**	95,407
CHESAPEAKE UTILITIES CORP			**	1,260,587
CHEUNG KONG INFRASTRUCTURE COMMON STOCK HKD1.0			**	74,011
CHEUNG KONG PROPERTY HOLDING COMMON STOCK HKD1.0			**	271,753
CHEVRON CORP COMMON STOCK USD.75			**	28,118,347
CHICAGO BRIDGE + IRON CO NV COMMON STOCK EUR.01			**	352,275
CHICAGO IL CHI 01/33 FIXED OID 7.375	1/14/2030	7.38%	**	211,344
CHICAGO IL CHI 01/42 FIXED OID 7.75	1/14/2030	7.75%	**	404,796
CHICAGO IL TRANSIT AUTH SALES CHITRN 12/40 FIXED 6.2	3/16/2021	6.20%	**	10,850
CHICO S FAS INC COMMON STOCK USD.01			**	99,700
CHICOPEE BANCORP INC COMMON STOCK			**	12,103
CHILDREN S PLACE INC/THE COMMON STOCK USD.1			**	2,087,112
CHILEAN PESO			**	31,357
CHINA AGRI INDUSTRIES HLDGS COMMON STOCK			**	67,957
CHINA AIRLINES LTD COMMON STOCK TWD10.			**	296,283
CHINA BLUECHEMICAL LTD H COMMON STOCK HKD1.			**	136,126
CHINA CINDA ASSET MANAGEME H COMMON STOCK CNY1.0			**	343,364
CHINA CITIC BANK CORP LTD H COMMON STOCK CNY1.0			**	196,262
CHINA COMMUNICATIONS CONST H COMMON STOCK CNY1.0			**	15,309

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
CHINA CONSTRUCTION BANK H COMMON STOCK CNY1.0			**	966,744
CHINA DEVELOPMENT FINANCIAL COMMON STOCK TWD10.			**	75,167
CHINA EVERBRIGHT INTL LTD COMMON STOCK			**	51,354
CHINA GALAXY SECURITIES CO H COMMON STOCK CNY1.			**	74,310
CHINA LIFE INSURANCE CO H COMMON STOCK CNY1.0			**	197,557
CHINA LIFE INSURANCE CO LTD COMMON STOCK TWD10.			**	412,032
CHINA LONGYUAN POWER GROUP H COMMON STOCK CNY1.0			**	20,380
CHINA MENGNIU DAIRY CO COMMON STOCK HKD.1			**	212,022
CHINA MERCHANTS HLDGS INTL COMMON STOCK			**	63,612
CHINA MOBILE LTD SPON ADR ADR			**	1,144,006
CHINA OVERSEAS LAND + INVEST COMMON STOCK			**	356,664
CHINA RESOURCES LAND LTD COMMON STOCK HKD.1			**	256,614
CHINA SHENHUA ENERGY CO H COMMON STOCK CNY1.0			**	159,778
CHINA SOUTHERN AIRLINES CO H COMMON STOCK CNY1.0			**	131,172
CHINA TAIPING INSURANCE HOLD COMMON STOCK			**	260,045
CHINA TELECOM CORP LTD H COMMON STOCK CNY1.0			**	86,419
CHINA VANKE CO LTD H COMMON STOCK CNY1.0			**	117,600
CHIPBOND TECHNOLOGY CORP COMMON STOCK TWD10.			**	162,134
CHIYODA CORP COMMON STOCK			**	107,419
CHONGQING RURAL COMMERCIAL H COMMON STOCK CNY1.0			**	85,508
CHRISTOPHER + BANKS CORP COMMON STOCK USD.01			**	5,919
CHUBB CORP COMMON STOCK USD1.			**	5,151,738
CHUBB CORP COMPANY GUAR 05/18 5.75	5/15/2022	5.75%	**	70,748
CHUBB INA HOLDINGS INC COMPANY GUAR 02/17 5.7	5/15/2022	5.70%	**	68,013
CHUBB INA HOLDINGS INC COMPANY GUAR 03/23 2.7	5/15/2022	2.70%	**	78,147
CHUBB LTD COMMON STOCK			**	5,991,250
CHURCHILL DOWNS INC COMMON STOCK			**	26,600
CHUY S HOLDINGS INC COMMON STOCK USD.01			**	481,226
CIA ENERGETICA DE SP PREF B PREFERENCE			**	15,242
CIBER INC COMMON STOCK USD.01			**	25,184
CIENA CORP COMMON STOCK USD.01			**	7,429,572
CIMAREX ENERGY CO COMMON STOCK USD.01			**	1,403,266
CIMC ENRIC HOLDINGS LTD COMMON STOCK HKD.01			**	100,979
CIMIC GROUP LTD COMMON STOCK			**	419,339
CIPLA LTD COMMON STOCK INR2.			**	310,198
CIRCOR INTERNATIONAL INC COMMON STOCK USD.01			**	1,509,687
CIRRUS LOGIC INC COMMON STOCK USD.001			**	168,055
CISCO SYSTEMS INC COMMON STOCK USD.001			**	42,872,178
CISCO SYSTEMS INC SR UNSECURED 01/20 4.45	5/15/2022	4.45%	**	27,201
CISCO SYSTEMS INC SR UNSECURED 03/24 3.625	5/15/2022	3.63%	**	250,386
CISCO SYSTEMS INC SR UNSECURED 06/20 2.45	5/15/2022	2.45%	**	25,237
CIT GROUP INC COMMON STOCK USD.01			**	40,573
CIT GROUP INC SR UNSECURED 05/17 5	4/15/2017	5.00%	**	618,000
CITI TRENDS INC COMMON STOCK USD.01			**	32,661
CITIBANK CREDIT CARD ISSUANCE CCCIT 2014 A2 A2	11/18/2016	1.02%	**	2,447,428
CITIC TELECOM INTERNATIONAL COMMON STOCK			**	346,724
CITIGROUP COMMERCIAL MORTGAGE CGCMT 2015 SHP2 A 144A	1/14/2030	1.48%	**	1,301,647

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
CITIGROUP INC COMMON STOCK USD.01			**	29,940,170
CITIGROUP INC SR UNSECURED 04/18 VAR	3/16/2021	1.01%	**	1,792,719
CITIGROUP INC SR UNSECURED 04/25 3.3	5/15/2022	3.30%	**	132,583
CITIGROUP INC SR UNSECURED 10/20 2.65	4/15/2017	2.65%	**	99,192
CITIGROUP INC SR UNSECURED 10/23 3.875	5/15/2022	3.88%	**	428,869
CITIGROUP INC SUBORDINATED 09/25 5.5	5/15/2022	5.50%	**	124,832
CITIGROUP MORTGAGE LOAN TRUST CMLTI 2004 RES1 M1	1/14/2030	1.20%	**	940,399
CITIGROUP MORTGAGE LOAN TRUST CMLTI 2005 6 A2	4/15/2017	2.42%	**	127,385
CITIZENS FINANCIAL GROUP COMMON STOCK USD.01			**	6,095,408
CITIZENS HOLDING COMPANY COMMON STOCK USD.2			**	14,637
CITIZENS INC COMMON STOCK			**	37,313
CITY HOLDING CO COMMON STOCK USD2.5			**	70,149
CIVEO CORP COMMON STOCK USD.01			**	9,751
CJ CHEILJEDANG CORP COMMON STOCK KRW5000.			**	62,458
CJ CORP COMMON STOCK KRW5000.			**	72,353
CK HUTCHISON HOLDINGS LTD COMMON STOCK HKD1.0			**	101,300
CLARCOR INC COMMON STOCK USD1.			**	2,285,280
CLAYTON WILLIAMS ENERGY INC COMMON STOCK USD.1			**	26,643
CLEAN ENERGY FUELS CORP COMMON STOCK USD.0001			**	21,769
CLEAN HARBORS INC COMMON STOCK USD.01			**	213,456
CLEARWATER PAPER CORP COMMON STOCK USD.0001			**	88,647
CLICKS GROUP LTD COMMON STOCK ZAR.01			**	212,772
CLIFTON BANCORP INC COMMON STOCK USD.01			**	39,679
CLOUD PEAK ENERGY INC COMMON STOCK USD.01			**	8,528
CLP HOLDINGS LTD COMMON STOCK			**	246,963
CLUBCORP HOLDINGS INC COMMON STOCK USD.01			**	707,378
CME GROUP INC SR UNSECURED 09/22 3	5/15/2022	3.00%	**	70,452
CMS ENERGY CORP COMMON STOCK USD.01			**	3,429,188
CNA FINANCIAL CORP SR UNSECURED 05/24 3.95	5/15/2022	3.95%	**	74,662
CNB FINANCIAL CORP/PA COMMON STOCK			**	25,873
CNH INDUSTRIAL NV COMMON STOCK EUR.01			**	2,792,259
CNO FINANCIAL GROUP INC COMMON STOCK USD.01			**	3,014,120
CNOOC FINANCE 2013 LTD COMPANY GUAR 05/16 1.125	1/14/2030	1.13%	**	499,159
CNOOC FINANCE 2014 ULC COMPANY GUAR 04/24 4.25	3/16/2021	4.25%	**	3,023,772
CNOOC LTD COMMON STOCK			**	226,997
CNP ASSURANCES COMMON STOCK EUR1.			**	535,070
CNPC GENERAL CAPITAL LTD COMPANY GUAR 144A 05/19 2.75	3/16/2021	2.75%	**	499,195
CO OP GRP HLDS COMPANY GUAR REGS 07/20 VAR	3/16/2021	6.88%	**	1,282,336
COBALT CMBS COMMERCIAL MORTGAG CWCI 2006 C1 A4	5/15/2022	5.22%	**	118,275
COBIZ FINANCIAL INC COMMON STOCK USD.01			**	2,659,455
COCA COLA BOTTLING CO CONSOL COMMON STOCK USD1.			**	130,860
COCA COLA EAST JAPAN CO LTD COMMON STOCK			**	720,838
COCA COLA HBC AG DI COMMON STOCK CHF6.7			**	167,087
COCA COLA ICECEK AS COMMON STOCK TRY1.0			**	178,139
CODORUS VALLEY BANCORP INC COMMON STOCK USD2.5			**	13,241
COEUR MINING INC COMMON STOCK USD.01			**	17,286
COGENT COMMUNICATIONS HOLDIN COMMON STOCK USD.001			**	2,118,518

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
COGNIZANT TECH SOLUTIONS A COMMON STOCK USD.01			**	18,775,576
COHERENT INC COMMON STOCK USD.01			**	160,171
COHU INC COMMON STOCK USD1.			**	30,923
COLUMBIA BANKING SYSTEM INC COMMON STOCK			**	166,614
COLUMBIA SPORTSWEAR CO COMMON STOCK			**	1,160,773
COLUMBUS MCKINNON CORP/NY COMMON STOCK USD.01			**	36,798
COMCAST CORP CLASS A COMMON STOCK USD.01			**	27,032,058
COMCAST CORP COMPANY GUAR 08/34 4.2	5/15/2022	4.20%	**	96,087
COMERICA INC COMMON STOCK USD5.			**	96,418
COMFORT SYSTEMS USA INC COMMON STOCK USD.01			**	104,870
COMFORTDELGRO CORP LTD COMMON STOCK			**	90,297
COMM MORTGAGE TRUST COMM 2015 DC1 ASB	1/14/2030	3.14%	**	1,104,197
COMMERCIAL METALS CO COMMON STOCK USD.01			**	144,525
COMMERZBANK FINANCE + CO COVERED 06/18 4.25	3/16/2021	4.25%	**	2,237,793
COMMSCOPE HOLDING CO INC COMMON STOCK USD.01			**	1,177,995
COMMUNITY BANK SYSTEM INC COMMON STOCK USD1.			**	155,566
COMMUNITY HEALTH SYSTEMS INC COMMON STOCK USD.01			**	307,270
COMMUNITY OF MADRID SPAI SR UNSECURED REGS 04/25 1.826	3/16/2021	1.83%	**	107,110
COMMUNITY TRUST BANCORP INC COMMON STOCK USD5.			**	60,900
COMPAL ELECTRONICS COMMON STOCK TWD10.			**	259,643
COMPASS GROUP PLC COMMON STOCK GBP.10624			**	(115,648)
COMPASS GROUP PLC COMMON STOCK GBP.10625			**	9,486,200
COMPUTER SCIENCES CORP COMMON STOCK USD1.			**	2,978,128
COMPUTER TASK GROUP INC COMMON STOCK USD.01			**	8,143
COMPUTERSHARE LTD COMMON STOCK			**	33,352
COMSTOCK RESOURCES INC COMMON STOCK USD.5			**	5,941
COMTECH TELECOMMUNICATIONS COMMON STOCK USD.1			**	32,948
COMUNIDAD DE MADRID SR UNSECURED 03/20 4.688	3/16/2021	4.69%	**	879,109
CON EDISON INC	11/18/2016	0.65%	**	5,999,766
CONCHO RESOURCES INC COMMON STOCK USD.001			**	3,806,146
CONMED CORP COMMON STOCK USD.01			**	2,239,150
CONN S INC COMMON STOCK USD.01			**	50,507
CONNECTONE BANCORP INC COMMON STOCK			**	3,570
CONOCOPHILLIPS CANADA COMPANY GUAR 10/16 5.625	5/15/2022	5.63%	**	211,737
CONOCOPHILLIPS COMPANY GUAR 02/39 6.5	5/15/2022	6.50%	**	84,304
CONOCOPHILLIPS HLDG CO SR UNSECURED 04/29 6.95	5/15/2022	6.95%	**	103,085
CONS TOMOKA LAND CO FLORIDA COMMON STOCK USD1.			**	32,417
CONSOLIDATED COMMUNICATIONS COMMON STOCK USD.01			**	13,680
CONSOLIDATED EDISON CO O SR UNSECURED 03/42 4.2	5/15/2022	4.20%	**	76,721
CONSOLIDATED WATER CO ORD SH COMMON STOCK USD.6			**	17,564
CONSTELLATION ENERGY GRO COMPANY GUAR 12/20 5.15	5/15/2022	5.15%	**	86,860
CONSTELLATION SOFTWARE INC COMMON STOCK			**	1,873,791
CONSUMER CREDIT ORIGINATION LO CCOLT 2015 1 A 144A	5/15/2022	0.01%	**	148,899
CONSUMER PORTFOLIO SERVICES COMMON STOCK			**	12,767
CONSUMERS ENERGY CO 1ST MORTGAGE 04/20 5.65	5/15/2022	5.65%	**	33,826
CONSUMERS ENERGY CO 1ST MORTGAGE 05/22 2.85	5/15/2022	2.85%	**	89,103
CONTANGO OIL + GAS COMMON STOCK USD.04			**	11,166

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
CONTINENTAL BUILDING PRODUCT COMMON STOCK USD.001			**	14,858
CONTL AIRLINES 2012 2 A PASS THRU CE 04/26 4	5/15/2022	4.00%	**	13,791
COOPER STANDARD HOLDING COMMON STOCK USD.001			**	119,256
COOPER TIRE + RUBBER COMMON STOCK USD1.			**	232,778
COOPERATIEVE RABOBANK UA COMPANY GUAR 02/22 3.875	5/15/2022	3.88%	**	153,031
COOPERATIEVE RABOBANK UA COMPANY GUAR 11/22 3.95	5/15/2022	3.95%	**	253,056
COOPERATIEVE RABOBANK UA JR SUBORDINA REGS 07/49 VAR	3/16/2021	8.38%	**	1,335,745
COOPERATIEVE RABOBANK UA JR SUBORDINA REGS 11/49 VAR	3/16/2021	8.40%	**	3,437,984
COPA HOLDINGS SA CLASS A COMMON STOCK			**	138,506
COPPER MOUNTAIN MINING CORP COMMON STOCK			**	24,187
CORE MARK HOLDING CO INC COMMON STOCK USD.01			**	11,799
CORE MOLDING TECHNOLOGIES IN COMMON STOCK USD.01			**	10,521
CORELOGIC INC COMMON STOCK USD1.			**	2,068,541
CORNERSTONE ONDEMAND INC COMMON STOCK USD.0001			**	3,249,273
CORNING INC COMMON STOCK USD.5			**	10,284,968
CORPORATE OFFICE PROPERTIES REIT USD.01			**	132,006
COSTAR GROUP INC COMMON STOCK USD.01			**	6,590,311
COSTCO WHOLESALE CORP COMMON STOCK USD.005			**	7,980,361
COTY INC CL A COMMON STOCK USD.01			**	1,714,647
COUNTRY GARDEN HOLDINGS CO COMMON STOCK HKD.1			**	29,543
COUNTRYWIDE ASSET BACKED CERTI CWL 2005 4 MV2	1/14/2030	0.70%	**	888,633
COUSINS PROPERTIES INC REIT USD1.			**	142,082
COVANTA HOLDING CORP COMMON STOCK USD.1			**	196,878
COVENANT TRANSPORT GRP CL A COMMON STOCK USD.01			**	23,235
COWAY CO LTD COMMON STOCK KRW500.0			**	269,324
COX COMMUNICATIONS INC SR UNSECURED 144A 01/19 9.375	5/15/2022	9.38%	**	75,311
COX COMMUNICATIONS INC SR UNSECURED 144A 02/35 4.8	5/15/2022	4.80%	**	49,636
CPS AUTO TRUST CPS 2012 D A 144A	5/15/2022	1.48%	**	27,038
CPS AUTO TRUST CPS 2013 C A 144A	5/15/2022	1.64%	**	110,854
CPS AUTO TRUST CPS 2013 D A 144A	5/15/2022	1.54%	**	181,350
CPS AUTO TRUST CPS 2014 A A 144A	5/15/2022	1.21%	**	75,447
CRAFT BREW ALLIANCE INC COMMON STOCK USD.005			**	15,443
CRANE CO COMMON STOCK USD1.			**	29,852
CRED SUIS GP FUN LTD COMPANY GUAR 144A 03/25 3.75	5/15/2022	3.75%	**	241,821
CRED SUIS GP FUN LTD COMPANY GUAR 144A 12/20 3.125	1/14/2030	3.13%	**	497,729
CREDICORP LTD COMMON STOCK USD5.			**	97,320
CREDIT ACCEPTANCE AUTO LOAN TR CAALT 2015 2A A 144A	5/15/2022	2.40%	**	672,635
CREDIT AGRICOLE	11/18/2016	0.87%	**	15,979,300
CREDIT AGRICOLE LONDON SR UNSECURED 144A 04/19 VAR	1/14/2030	1.12%	**	2,386,322
CREDIT AGRICOLE LONDON SR UNSECURED 144A 06/17 VAR	4/15/2017	1.05%	**	797,690
CREDIT AGRICOLE SA JR SUBORDINA REGS 12/49 VAR	3/16/2021	7.88%	**	1,124,750
CREDIT AGRICOLE SA SUBORDINATED 144A 09/33 VAR	3/16/2021	8.13%	**	551,064
CREDIT AGRICOLE SA SUBORDINATED REGS 09/33 VAR	3/16/2021	8.13%	**	881,702
CREDIT SUISSE GROUP AG JR SUBORDINA 144A 12/49 VAR	1/14/2030	6.25%	**	799,398
CREDIT SUISSE GROUP AG REG COMMON STOCK CHF.04			**	664,221
CREDIT SUISSE NY	11/18/2016	0.88%	**	7,696,945

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
CREDIT SUISSE SEC LLC COC CREDIT SUISSE SEC FUTURES COC	4/15/2017		**	1,252,000
CREDIT SUISSE SEC LLC COC CREDIT SUISSE SEC FUTURES COC	1/14/2030		**	376,000
CREDIT SUISSE SUBORDINATED REGS 08/23 6.5	3/16/2021	6.50%	**	646,500
CREE INC COMMON STOCK USD.00125			**	218,267
CRESCENT POINT ENERGY CORP COMMON STOCK			**	63,826
CREW ENERGY INC COMMON STOCK			**	108,167
CRITEO SA SPON ADR ADR EUR.025			**	12,921,718
CROCS INC COMMON STOCK USD.001			**	64,205
CROWN CASTLE INTL CORP REIT USD.01			**	35,627,255
CROWN HOLDINGS INC COMMON STOCK USD5.			**	2,627,426
CRUDE OIL FUT OPT MAR16C 45 EXP 02/17/2016	4/15/2017		**	2,300
CRYOLIFE INC COMMON STOCK USD.01			**	29,828
CSFB CASH COLL CCP CSFB CASH COLL CCFOBCUS1	4/15/2017	1%	**	963,000
CSFB CASH COLL CCP CSFB CASH COLL CCFOBCUS1	3/16/2021	1%	**	172,000
CSFB CASH COLL CCP CSFB CASH COLL CCFOBCUS1	1/14/2030	1%	**	491,000
CSG GUERNSEY I LTD COMPANY GUAR REGS 02/41 VAR	3/16/2021	7.88%	**	1,648,000
CSG SYSTEMS INTL INC COMMON STOCK USD.01			**	94,232
CSN ISLANDS XI CORP COMPANY GUAR 144A 09/19 6.875	3/16/2021	6.88%	**	36,400
CSN ISLANDS XI CORP COMPANY GUAR REGS 09/19 6.875	3/16/2021	6.88%	**	20,800
CSRA INC COMMON STOCK USD.001			**	3,052,200
CTBC FINANCIAL HOLDING CO LT COMMON STOCK TWD10.			**	269,923
CTRIP.COM INTERNATIONAL ADR ADR USD.01			**	102,065
CUBESMART REIT USD.01			**	298,147
CUBIC CORP COMMON STOCK			**	121,055
CULP INC COMMON STOCK USD.05			**	31,328
CUMMINS INC COMMON STOCK USD2.5			**	8,446,936
CUMULUS MEDIA INC CL A COMMON STOCK USD.01			**	5,109
CURTISS WRIGHT CORP COMMON STOCK USD1.			**	2,407,090
CUSTOMERS BANCORP INC COMMON STOCK USD1.0			**	72,541
CVB FINANCIAL CORP COMMON STOCK			**	173,430
CVENT INC COMMON STOCK USD.001			**	1,037,351
CVR ENERGY INC COMMON STOCK USD.01			**	149,215
CVS HEALTH CORP COMMON STOCK USD.01			**	12,336,521
CVS HEALTH CORP SR UNSECURED 05/20 4.75	5/15/2022	4.75%	**	107,666
CVS HEALTH CORP SR UNSECURED 12/18 2.25	5/15/2022	2.25%	**	65,314
CVS HEALTH CORP SR UNSECURED 12/22 2.75	5/15/2022	2.75%	**	97,431
CYBERARK SOFTWARE LTD/ISRAEL COMMON STOCK ILS.01			**	1,354,877
CYNOSURE INC A COMMON STOCK USD.001			**	96,130
CYPRESS SEMICONDUCTOR CORP COMMON STOCK USD.01			**	1,935,974
CYRUSONE INC REIT USD.01			**	84,450
CZECH KORUNA	3/16/2021		**	4,384
CZECH REPUBLIC BONDS REGS 10/16 VAR	3/16/2021	0.37%	**	2,541,171
D+L INDUSTRIES INC COMMON STOCK PHP1.0			**	384,279
DAELIM INDUSTRIAL CO LTD COMMON STOCK KRW5000.			**	41,088
DAEWOO SECURITIES CO LTD COMMON STOCK KRW5000.			**	57,496
DAH CHONG HONG COMMON STOCK			**	166,061
DAH SING FINANCIAL HOLDINGS COMMON STOCK			**	401,992

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
DAI ICHI LIFE INSURANCE COMMON STOCK			**	685,128
DAIICHI SANKYO CO LTD COMMON STOCK			**	3,498,777
DAIICHIKOSHO CO LTD COMMON STOCK			**	738,954
DAIMLER AG REGISTERED SHARES COMMON STOCK			**	519,304
DAIMLER FINANCE NA LLC COMPANY GUAR 144A 07/19 2.25	5/15/2022	2.25%	**	172,704
DAIMLER FINANCE NA LLC COMPANY GUAR 144A 08/16 1.45	11/18/2016	1.45%	**	2,325,085
DAIMLER FINANCE NA LLC COMPANY GUAR 144A 08/17 VAR	11/18/2016	0.67%	**	2,610,326
DAIMLER FINANCE NA LLC COMPANY GUAR 144A 08/17 VAR	11/18/2016	1.04%	**	425,764
DAIRY CREST GROUP PLC COMMON STOCK GBP.25			**	550,096
DAITO TRUST CONSTRUCT CO LTD COMMON STOCK			**	128,110
DAIWA HOUSE INDUSTRY CO LTD COMMON STOCK			**	174,720
DAIWA OFFICE INVESTMENT CORP REIT			**	641,523
DAIWA SECURITIES GROUP INC COMMON STOCK			**	105,255
DAKTRONICS INC COMMON STOCK			**	14,135
DALIAN WANDA COMMERCIAL PR H COMMON STOCK CNY1.0			**	99,366
DANA HOLDING CORP COMMON STOCK USD.01			**	1,269,945
DANAHER CORP SR UNSECURED 06/21 3.9	5/15/2022	3.9%	**	74,401
DANAHER CORP W/D COMMON STOCK USD.01			**	7,403,372
DANISH KRONE	3/16/2021		**	666
DANISH KRONE	1/14/2030		**	581
DANISH KRONE			**	82,162
DANONE COMMON STOCK EUR.25			**	6,786,517
DANONE SPONS ADR ADR			**	3,765,588
DARLING INGREDIENTS INC COMMON STOCK USD.01			**	1,350,821
DASSAULT SYSTEMES SA COMMON STOCK EUR.5			**	2,058,302
DATALINK CORP COMMON STOCK USD.001			**	15,334
DBS GROUP HOLDINGS LTD COMMON STOCK			**	3,897,660
DBUBS MORTGAGE TRUST DBUBS 2011 LC2A A2 144A	4/15/2017	3.39%	**	219,934
DBUBS MORTGAGE TRUST DBUBS 2011 LC2A XA 144A	5/15/2022	1.56%	**	55,350
DBV TECHNOLOGIES SA SPON ADR			**	722,740
DCC PLC COMMON STOCK EUR.25			**	375,402
DCT INDUSTRIAL TRUST INC REIT USD.01			**	127,058
DDR CORP REIT USD.1			**	142,719
DE LONGHI SPA COMMON STOCK EUR1.5			**	706,361
DEAN FOODS CO COMMON STOCK USD.01			**	154,693
DECKERS OUTDOOR CORP COMMON STOCK USD.01			**	129,894
DEERE + CO COMMON STOCK USD1.			**	1,311,386
DEERE + COMPANY SR UNSECURED 06/22 2.6	5/15/2022	2.6%	**	69,020
DEL FRISCO S RESTAURANT GROU COMMON STOCK USD.001			**	32,841
DELEK US HOLDINGS INC COMMON STOCK USD.01			**	148,756
DELHAIZE GROUP COMMON STOCK			**	156,257
DELL EQUIPMENT FINANCE TRUST DEFT 2015 2 A1 144A	1/14/2030	0.6%	**	372,689
DELPHI AUTOMOTIVE PLC COMMON STOCK USD.01			**	6,440,061
DELTA AIR LINES INC COMMON STOCK USD.0001			**	8,497,165
DELTA ELECTRONICS THAI NVDR NVDR THB1.0			**	165,181
DEMAND MEDIA INC COMMON STOCK USD.0001			**	10,709
DENBURY RESOURCES INC COMMON STOCK USD.001			**	46,171

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
DENSO CORP COMMON STOCK			**	6,248,685
DENTSPLY INTERNATIONAL INC COMMON STOCK USD.01			**	6,513,688
DEPFA ACS BANK COVERED REGS 03/17 5.75	3/16/2021	5.75%	**	419,818
DEPOSITORY TRUST + CLEAR JR SUB DEBS 144A 12/49 VAR	1/14/2030	4.88%	**	744,375
DESTINATION MATERNITY CORP COMMON STOCK USD.01			**	8,040
DETOUR GOLD CORP COMMON STOCK			**	137,969
DEUTSCHE BANK AG LONDON SR UNSECURED 02/18 1.875	5/15/2022	1.88%	**	13,881
DEUTSCHE BANK AG LONDON SR UNSECURED 05/24 3.7	5/15/2022	3.7%	**	46,811
DEUTSCHE BANK AG REGISTERED COMMON STOCK			**	206,762
DEUTSCHE BANK AG SR UNSECURED 08/20 2.95	5/15/2022	2.95%	**	240,355
DEUTSCHE BOERSE AG COMMON STOCK			**	169,843
DEUTSCHE LUFTHANSA REG COMMON STOCK			**	1,410,686
DEUTSCHE TELEKOM AG REG COMMON STOCK			**	545,089
DEUTSCHE TELEKOM INT FIN COMPANY GUAR 03/16 5.75	11/18/2016	5.75%	**	618,993
DEUTSCHE TELEKOM INT FIN COMPANY GUAR 144A 04/16 3.125	11/18/2016	3.13%	**	2,378,904
DEUTSCHE WOHNEN AG BR COMMON STOCK			**	200,344
DEUTSCHLAND I/L BOND BONDS REGS 04/20 1.75	3/16/2021	1.75%	**	39,357
DEUTZ AG COMMON STOCK			**	327,980
DEVRY EDUCATION GROUP INC COMMON STOCK USD.01			**	28,094
DEXCOM INC COMMON STOCK USD.001			**	381,490
DEXIA CREDIT LOCAL GOVT LIQUID REGS 01/21 2	3/16/2021	2%	**	2,451,973
DEXUS PROPERTY GROUP REIT			**	72,584
DGB FINANCIAL GROUP INC COMMON STOCK KRW5000.			**	76,694
DHI GROUP INC COMMON STOCK USD.01			**	34,213
DHT HOLDINGS INC COMMON STOCK USD.01			**	67,996
DIAGEO INVESTMENT CORP COMPANY GUAR 05/22 2.875	5/15/2022	2.88%	**	79,295
DIAGEO PLC COMMON STOCK			**	3,678,028
DIAGEO PLC SPONSORED ADR ADR			**	6,566,887
DIAMOND FOODS INC COMMON STOCK USD.001			**	17,810
DIAMOND OFFSHORE DRILL SR UNSECURED 11/43 4.875	5/15/2022	4.88%	**	78,314
DIAMOND OFFSHORE DRILLING COMMON STOCK USD.01			**	195,724
DIAMOND RESORTS INTERNATIONA COMMON STOCK USD.01			**	684,357
DIAMONDROCK HOSPITALITY CO REIT USD.01			**	129,571
DIGI INTERNATIONAL INC COMMON STOCK USD.01			**	25,662
DIGITAL REALTY TRUST LP COMPANY GUAR 07/22 3.95	1/14/2030	3.95%	**	595,801
DIGITALGLOBE INC COMMON STOCK USD.001			**	110,873
DILLARDS INC CL A COMMON STOCK			**	249,172
DIME COMMUNITY BANCSHARES COMMON STOCK USD.01			**	66,322
DINEEQUITY INC COMMON STOCK USD.01			**	77,219
DIODES INC COMMON STOCK USD.667			**	105,984
DIPLOMAT PHARMACY INC COMMON STOCK			**	1,402,438
DIRECT LINE INSURANCE GROUP COMMON STOCK GBP.1090909			**	1,622,355
DIRECTV HOLDINGS/FING COMPANY GUAR 02/21 4.6	5/15/2022	4.6%	**	105,917
DIRECTV HOLDINGS/FING COMPANY GUAR 03/22 3.8	5/15/2022	3.8%	**	176,107
DIRECTV HOLDINGS/FING COMPANY GUAR 03/41 6.375	5/15/2022	6.38%	**	53,666
DISCO CORP COMMON STOCK			**	3,565,817
DISCOVERY COMMUNICATIONS A COMMON STOCK USD.01			**	5,539,462

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
DISCOVERY COMMUNICATIONS C COMMON STOCK USD.01			**	15,406,646
DISCOVERY COMMUNICATIONS COMPANY GUAR 05/22 3.3	5/15/2022	3.3%	**	56,566
DISCOVERY COMMUNICATIONS COMPANY GUAR 05/42 4.95	5/15/2022	4.95%	**	41,890
DIVERSIFIED REAL ASSET FUND WELLINGTON			**	228,753,678
DIVI S LABORATORIES LTD COMMON STOCK INR2.			**	41,411
DNB BOLIGKREDITT AS COVERED 144A 03/16 2.9	3/16/2021	2.9%	**	923,312
DOCTOR REDDY S LAB ADR ADR			**	752,166
DOLLAR GENERAL CORP COMMON STOCK USD.875			**	6,893,770
DOLLARAMA INC COMMON STOCK			**	840,950
DOMINION DIAMOND CORP COMMON STOCK			**	37,851
DOMINION DIAMOND CORP COMMON STOCK			**	139,456
DOMINION RESOURCES INC SR UNSECURED 03/21 4.45	5/15/2022	4.45%	**	84,655
DOMINION RESOURCES INC SR UNSECURED 05/16 VAR	11/18/2016	1.11%	**	1,686,984
DOMINION RESOURCES INC SR UNSECURED 06/18 6.4	5/15/2022	6.4%	**	87,591
DOMTAR CORP COMMON STOCK USD.01			**	161,398
DON QUIJOTE HOLDINGS CO LTD COMMON STOCK			**	309,177
DONEGAL GROUP INC CL A COMMON STOCK USD.01			**	30,300
DONGFENG MOTOR GRP CO LTD H COMMON STOCK CNY1.0			**	375,735
DONGSUNG FINETEC CO LTD COMMON STOCK KRW500.			**	199,930
DORMAN PRODUCTS INC COMMON STOCK USD.01			**	910,949
DOUGLAS DYNAMICS INC COMMON STOCK USD.01			**	47,513
DOUGLAS EMMETT INC REIT USD.01			**	3,036,527
DOW CHEMICAL CO/THE SR UNSECURED 11/21 4.125	5/15/2022	4.13%	**	157,259
DOW CHEMICAL CO/THE SR UNSECURED 11/22 3	5/15/2022	3%	**	148,384
DOWA HOLDINGS CO LTD COMMON STOCK			**	699,081
DR PEPPER SNAPPLE GROUP COMPANY GUAR 01/20 2	5/15/2022	2%	**	24,429
DREW INDUSTRIES INC COMMON STOCK USD.01			**	888,629
DRIL QUIP INC COMMON STOCK USD.01			**	43,653
DSP GROUP INC COMMON STOCK USD.001			**	21,287
DSW INC CLASS A COMMON STOCK			**	69,480
DT AUTO OWNER TRUST DTAOT 2014 3A A 144A	5/15/2022	0.98%	**	372,414
DTE ELECTRIC CO GENL REF MOR 06/22 2.65	5/15/2022	2.65%	**	186,971
DTS INC COMMON STOCK USD.0001			**	9,032
DU PONT (E.I.) DE NEMOURS COMMON STOCK USD.3			**	4,372,556
DUCOMMUN INC COMMON STOCK USD.01			**	18,280
DUFRY AG REG COMMON STOCK CHF5.0			**	851,029
DUKE ENERGY CAROLINAS 1ST MORTGAGE 06/20 4.3	5/15/2022	4.3%	**	108,235
DUKE ENERGY CORP COMMON STOCK USD.001			**	3,800,946
DUKE ENERGY CORP SR UNSECURED 09/19 5.05	5/15/2022	5.05%	**	87,024
DUKE ENERGY CORP SR UNSECURED 11/16 2.15	5/15/2022	2.15%	**	80,480
DUKE REALTY CORP REIT USD.01			**	193,594
DUN + BRADSTREET CORP COMMON STOCK USD.01			**	2,234,495
DUNKIN BRANDS GROUP INC COMMON STOCK USD.001			**	2,623,544
DUPONT FABROS TECHNOLOGY REIT USD.001			**	94,480
DXP ENTERPRISES INC COMMON STOCK USD.01			**	15,185
DYAX CORP COMMON STOCK USD.01			**	472,357
DYCOM INDUSTRIES INC COMMON STOCK USD.333			**	200,785

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
DYNAMIC MATERIALS CORP COMMON STOCK USD.05			**	8,598
DYNEGY INC COMPANY GUAR 11/19 6.75	1/14/2030	6.75%	**	752,000
E TRADE FINANCIAL CORP COMMON STOCK USD.01			**	901,649
EAGLE BANCORP INC COMMON STOCK USD.01			**	2,542,931
EAGLE PHARMACEUTICALS INC COMMON STOCK USD.001			**	2,078,425
EAST WEST BANCORP INC COMMON STOCK USD.001			**	960,950
EASTGROUP PROPERTIES INC REIT			**	1,605,016
EASTMAN KODAK CO COMMON STOCK USD.01			**	14,860
EASYJET PLC COMMON STOCK GBP.2728571			**	356,324
EATON CORP PLC COMMON STOCK USD.01			**	3,866,624
EBAY INC COMMON STOCK USD.001			**	19,292,197
EBAY INC SR UNSECURED 07/42 4	5/15/2022	4%	**	59,268
EBIX INC COMMON STOCK USD.1			**	116,700
ECHO GLOBAL LOGISTICS INC COMMON STOCK USD.0001			**	24,937
ECHOSTAR CORP A COMMON STOCK USD.001			**	172,358
ECOLAB INC SR UNSECURED 12/16 3	11/18/2016	3%	**	2,045,030
ECOPETROL SA SR UNSECURED 05/45 5.875	3/16/2021	5.88%	**	781,000
ECOPETROL SA SR UNSECURED 06/26 5.375	1/14/2030	5.38%	**	596,750
EDUCATION REALTY TRUST INC REIT USD.01			**	2,753,838
EDWARDS LIFESCIENCES CORP COMMON STOCK USD1.			**	712,558
EGYPTIAN POUND			**	11
EISAI CO LTD COMMON STOCK			**	5,360,476
EKSPORTFINANS ASA SR UNSECURED 05/16 5.5	3/16/2021	5.5%	**	1,518,855
EKSPORTFINANS ASA SR UNSECURED 05/16 5.5	1/14/2030	5.5%	**	1,316,341
EL PUERTO DE LIVERPOOL C1 COMMON STOCK			**	24,404
ELECTRICITE DE FRANCE SA	11/18/2016	1.51%	**	11,022,349
ELECTRICITE DE FRANCE SA	11/18/2016	1.51%	**	6,199,134
ELECTRO RENT CORP COMMON STOCK			**	22,632
ELECTRO SCIENTIFIC INDS INC COMMON STOCK			**	13,831
ELECTROLUX AB SER B COMMON STOCK SEK5.0			**	1,182,846
ELECTRONIC ARTS INC COMMON STOCK USD.01			**	25,681,420
ELECTRONICS FOR IMAGING COMMON STOCK USD.01			**	153,307
ELEMENT FINANCIAL CORP COMMON STOCK			**	1,762,162
ELI LILLY + CO COMMON STOCK			**	17,838,516
ELISA OYJ COMMON STOCK			**	97,769
ELIZABETH ARDEN INC COMMON STOCK USD.01			**	3,346
ELLIE MAE INC COMMON STOCK USD.0001			**	2,658,974
ELRINGKLINGER AG COMMON STOCK			**	142,957
EMC INS GROUP INC COMMON STOCK USD1.			**	54,446
EMCOR GROUP INC COMMON STOCK USD.01			**	2,634,033
EMERALD OIL INC COMMON STOCK USD.001			**	243
EMERGENT BIOSOLUTIONS INC COMMON STOCK USD.001			**	143,516
EMERGENT CAPITAL INC COMMON STOCK			**	9,926
EMPIRE CO LTD A COMMON STOCK			**	101,007
EMPLOYERS HOLDINGS INC COMMON STOCK USD.01			**	86,732
ENCANA CORP SR UNSECURED 08/34 6.5	5/15/2022	6.5%	**	80,881
ENCORE CAPITAL GROUP INC COMMON STOCK USD.01			**	97,709

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
ENCORE WIRE CORP COMMON STOCK USD.01			**	68,431
ENDESA SA COMMON STOCK EUR1.2			**	320,631
ENDOCYTE INC COMMON STOCK			**	14,797
ENDURANCE SPECIALTY HOLDINGS COMMON STOCK USD1.0			**	288,595
ENERGA SA COMMON STOCK PLN10.92			**	159,899
ENERGY TRANSFER PARTNERS SR UNSECURED 02/23 3.6	5/15/2022	3.6%	**	99,603
ENERGY TRANSFER PARTNERS SR UNSECURED 03/25 4.05	5/15/2022	4.05%	**	37,778
ENERGY TRANSFER PARTNERS SR UNSECURED 12/45 6.125	1/14/2030	6.13%	**	325,442
ENERGY XXI LTD COMMON STOCK USD.005			**	575
ENERNOC INC COMMON STOCK USD.001			**	7,103
ENERSYS COMMON STOCK USD.01			**	1,539,585
ENGIE COMMON STOCK EUR1.0			**	3,521,055
ENGILITY HOLDINGS INC COMMON STOCK USD.01			**	72,950
ENI SPA COMMON STOCK			**	432,009
ENLINK MIDSTREAM LLC COMMON STOCK USD.01			**	37,453
ENLINK MIDSTREAM PARTNER SR UNSECURED 06/25 4.15	5/15/2022	4.15%	**	38,456
ENNIS INC COMMON STOCK USD2.5			**	51,301
ENPRO INDUSTRIES INC COMMON STOCK USD.01			**	103,331
ENSCO PLC SR UNSECURED 03/21 4.7	5/15/2022	4.7%	**	32,207
ENSCO PLC SR UNSECURED 03/25 5.2	5/15/2022	5.2%	**	32,737
ENSCO PLC SR UNSECURED 10/44 5.75	5/15/2022	5.75%	**	19,776
ENSTAR GROUP LTD COMMON STOCK USD1.			**	246,066
ENTEGRIS INC COMMON STOCK USD.01			**	137,504
ENTERCOM COMMUNICATIONS CL A COMMON STOCK USD.01			**	33,376
ENTERGY ARKANSAS INC 1ST MORTGAGE 06/23 3.05	5/15/2022	3.05%	**	33,416
ENTERPRISE FINANCIAL SERVICE COMMON STOCK USD.01			**	58,118
ENTERPRISE PRODUCTS OPER COMPANY GUAR 01/19 6.5	5/15/2022	6.5%	**	87,892
ENTERPRISE PRODUCTS OPER COMPANY GUAR 02/24 3.9	5/15/2022	3.9%	**	67,177
ENTERPRISE PRODUCTS OPER COMPANY GUAR 02/25 3.75	5/15/2022	3.75%	**	196,662
ENTERPRISE PRODUCTS OPER COMPANY GUAR 02/26 3.7	5/15/2022	3.7%	**	30,498
ENTERPRISE PRODUCTS OPER COMPANY GUAR 02/43 4.45	3/16/2021	4.45%	**	457,736
ENVESTNET INC COMMON STOCK			**	600,522
ENVISION HEALTHCARE HOLDINGS COMMON STOCK USD.01			**	5,845,431
EOG RESOURCES INC COMMON STOCK USD.01			**	8,797,427
EOG RESOURCES INC SR UNSECURED 02/21 4.1	5/15/2022	4.1%	**	58,021
EOG RESOURCES INC SR UNSECURED 03/23 2.625	5/15/2022	2.63%	**	85,262
EP ENERGY CORP CL A COMMON STOCK USD.01			**	1,279
EPIQ SYSTEMS INC COMMON STOCK USD.01			**	46,882
EPISTAR CORP COMMON STOCK TWD10.			**	27,171
EPR PROPERTIES REIT USD.01			**	2,569,754
EQT CORP COMMON STOCK			**	1,543,048
EQUIFAX INC COMMON STOCK USD1.25			**	8,112,414
EQUINIX INC REIT USD.001			**	25,474,478
EQUITY COMMONWEALTH REIT USD.01			**	1,036,409
EQUITY COMMONWEALTH SR UNSECURED 01/18 6.65	5/15/2022	6.65%	**	79,378
EQUITY ONE INC REIT USD.01			**	114,084
ERA GROUP INC COMMON STOCK USD.01			**	20,572

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
ERAC USA FINANCE LLC COMPANY GUAR 144A 04/16 1.4	11/18/2016	1.4%	**	744,397
ERAC USA FINANCE LLC COMPANY GUAR 144A 06/34 6.7	5/15/2022	6.7%	**	100,255
EREGLI DEMIR VE CELIK FABRIK COMMON STOCK TRY1.			**	102,344
ERICKSON INC COMMON STOCK USD.0001			**	2,534
ERICSSON (LM) TEL SP ADR ADR			**	3,240,492
ERICSSON LM B SHS COMMON STOCK SEK5.0			**	439,605
ERP OPERATING LP SR UNSECURED 12/21 4.625	5/15/2022	4.63%	**	108,528
ESCALADE INC COMMON STOCK			**	16,298
ESCO TECHNOLOGIES INC COMMON STOCK USD.01			**	96,313
ESSA BANCORP INC COMMON STOCK USD.01			**	16,826
ESSENDANT INC COMMON STOCK USD.1			**	123,278
ESSENT GROUP LTD COMMON STOCK USD.015			**	1,960,819
ESSILOR INTERNATIONAL COMMON STOCK EUR.18			**	3,440,917
ETHAN ALLEN INTERIORS INC COMMON STOCK USD.01			**	1,405,216
EULER HERMES GROUP COMMON STOCK EUR.32			**	269,459
EURO CURRENCY	3/16/2021		**	2,898,724
EURO CURRENCY	1/14/2030		**	58,185
EURO CURRENCY			**	14,097
EUROCASH SA COMMON STOCK PLN1.			**	373,574
EUROCOMMERCIAL PROPERTIE CV DUTCH CERT EUR5.0			**	539,199
EURONAV NV COMMON STOCK			**	316,809
EURONET WORLDWIDE INC COMMON STOCK USD.02			**	1,727,093
EUROPEAN INVESTMENT BANK SR UNSECURED REGS 01/21 3.625	3/16/2021	3.63%	**	1,787,453
EVA AIRWAYS CORP COMMON STOCK TWD10.			**	207,818
EVANS BANCORP INC COMMON STOCK USD.5			**	12,929
EVERBANK FINANCIAL CORP COMMON STOCK USD.01			**	190,002
EVEREST RE GROUP LTD COMMON STOCK USD.01			**	490,681
EVERGRANDE REAL ESTATE GROUP COMMON STOCK USD.01			**	89,758
EVERI HOLDINGS INC COMMON STOCK USD.001			**	24,746
EVONIK INDUSTRIES AG COMMON STOCK			**	609,835
EW SCRIPPS CO/THE A COMMON STOCK USD.01			**	81,795
EXACTECH INC COMMON STOCK USD.01			**	26,045
EXAMWORKS GROUP INC COMMON STOCK			**	2,707,720
EXEDY CORP COMMON STOCK			**	628,320
EXELON GENERATION CO LLC SR UNSECURED 10/41 5.75	5/15/2022	5.75%	**	29,003
EXETER AUTOMOBILE RECEIVABLES EART 2014 1A A 144A	5/15/2022	1.29%	**	52,221
EXLSERVICE HOLDINGS INC COMMON STOCK USD.001			**	124,816
EXPEDIA INC COMMON STOCK USD.001			**	20,498,904
EXPORT DEVELMT CORP	11/18/2016	0.33%	**	4,999,889
EXPORT IMPORT BK KOREA SR UNSECURED 01/21 4	1/14/2030	4%	**	426,016
EXPORT IMPORT BK KOREA SR UNSECURED 06/20 5.125	3/16/2021	5.13%	**	33,115
EXPRESS INC COMMON STOCK			**	1,978,404
EXPRESS SCRIPTS COMPANY GUAR 05/16 3.125	11/18/2016	3.13%	**	1,129,436
EXPRESS SCRIPTS HOLDING CO COMMON STOCK USD.01			**	14,286,815
EXPRESS SCRIPTS HOLDING COMPANY GUAR 02/17 2.65	11/18/2016	2.65%	**	1,681,092
EXTERRAN CORP COMMON STOCK USD.01			**	1,067,534
EXXON MOBIL CORP COMMON STOCK			**	8,394,124

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
EXXON MOBIL CORPORATION SR UNSECURED 03/18 VAR	11/18/2016	0.46%	**	3,831,596
EZCORP INC CL A COMMON STOCK USD.01			**	25,574
FABRINET COMMON STOCK USD.01			**	78,130
FACEBOOK INC A COMMON STOCK USD.000006			**	149,789,183
FAIRCHILD SEMICONDUCTOR INTE COMMON STOCK USD.01			**	248,354
FAIRFAX FINANCIAL HLDGS LTD COMMON STOCK			**	889,531
FANNIE MAE FNR 1994 29 Z	5/15/2022	6.5%	**	73,843
FANNIE MAE FNR 2002 86 PG	5/15/2022	6%	**	258,531
FANNIE MAE FNR 2005 70 NA	5/15/2022	5.5%	**	77,994
FANNIE MAE FNR 2006 9 KZ	5/15/2022	6%	**	402,642
FANNIE MAE FNR 2007 106 A7	5/15/2022	6.1%	**	71,388
FANNIE MAE FNR 2010 18 PV	5/15/2022	5%	**	476,616
FANNIE MAE FNR 2012 154 PW	5/15/2022	3%	**	662,188
FANNIE MAE FNR 2013 13 IK	5/15/2022	2.5%	**	91,855
FANNIE MAE FNR 2013 83 CA	5/15/2022	3.5%	**	320,178
FANNIE MAE FNR 2013 96 YA	5/15/2022	3.5%	**	455,717
FANNIE MAE NOTES 09/24 2.625	1/14/2030	2.63%	**	808,447
FANNIEMAE ACES FNA 2012 M8 ASQ3	5/15/2022	1.8%	**	340,997
FANNIEMAE ACES FNA 2013 M7 A2	5/15/2022	2.28%	**	332,510
FANNIEMAE ACES FNA 2014 M1 A2	5/15/2022	3.43%	**	542,177
FANNIEMAE ACES FNA 2014 M5 FA	5/15/2022	0.58%	**	62,731
FANNIEMAE ACES FNA 2014 M9 A2	5/15/2022	3.1%	**	820,949
FANNIEMAE ACES FNA 2015 M7 A2	5/15/2022	2.65%	**	866,033
FANNIEMAE WHOLE LOAN FNW 2004 W1 1A7	5/15/2022	5.68%	**	494,756
FANNIEMAE WHOLE LOAN FNW 2004 W2 2A2	5/15/2022	7%	**	70,521
FANNIEMAE WHOLE LOAN FNW 2009 W1 A	5/15/2022	6%	**	186,940
FANUC CORP COMMON STOCK			**	3,276,911
FAR EASTONE TELECOMM CO LTD COMMON STOCK TWD10.			**	129,656
FARMERS CAPITAL BANK CORP COMMON STOCK USD.125			**	19,438
FED HM LN PC POOL C03520 FG 09/40 FIXED 4	3/16/2021	4%	**	3,454,624
FED HM LN PC POOL D98914 FG 01/32 FIXED 4	5/15/2022	4%	**	172,006
FED HM LN PC POOL G03600 FG 11/37 FIXED 7	5/15/2022	7%	**	151,592
FED HM LN PC POOL G30591 FG 02/28 FIXED 6	5/15/2022	6%	**	132,700
FED HM LN PC POOL J14494 FG 02/26 FIXED 4	5/15/2022	4%	**	211,422
FED HM LN PC POOL U80439 FG 07/33 FIXED 3.5	5/15/2022	3.5%	**	789,936
FED HM LN PC POOL U90291 FG 10/42 FIXED 4	5/15/2022	4%	**	435,995
FED HM LN PC POOL U90690 FG 06/42 FIXED 3.5	5/15/2022	3.5%	**	327,897
FED HM LN PC POOL U91619 FG 06/43 FIXED 4	5/15/2022	4%	**	1,311,299
FED REPUBLIC OF BRAZIL SR UNSECURED 01/45 5	3/16/2021	5%	**	867,750
FEDERAL AGRIC MTG CORP CL C COMMON STOCK USD1.			**	29,108
FEDERAL MOGUL HOLDINGS CORP COMMON STOCK USD.01			**	61,705
FEDERAL REALTY INVS TRUST REIT USD.01			**	4,675,200
FEDERAL SIGNAL CORP COMMON STOCK USD1.			**	95,845
FELCOR LODGING TRUST INC REIT USD.01			**	62,101
FENG TAY ENTERPRISE CO LTD COMMON STOCK TWD10.			**	160,088
FERROGLOBE PLC COMMON STOCK USD7.5			**	19,866
FERROVIAL SA COMMON STOCK EUR.2			**	344,579

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FHLMC MULTIFAMILY STRUCTURED P FHMS K708 X1	5/15/2022	1.61%	**	204,414
FHLMC MULTIFAMILY STRUCTURED P FHMS KF12 A	5/15/2022	1%	**	621,779
FHLMC STRUCTURED PASS THROUGH FSPC T 32 A1	4/15/2017	0.68%	**	9,241
FIAT CHRYSLER AUTOMOBILE SR UNSECURED 04/20 4.5	3/16/2021	4.5%	**	1,012,500
FIAT CHRYSLER AUTOMOBILES NV COMMON STOCK EUR.01			**	239,114
FIBRA UNO ADMINISTRACION SA REIT			**	143,855
FIDELITY NATIONAL INFO SERV COMMON STOCK USD.01			**	13,930,183
FIDELITY SOUTHERN CORP COMMON STOCK			**	48,011
FIDESSA GROUP PLC COMMON STOCK GBP.1			**	245,034
FIFTH THIRD AUTO TRUST FITAT 2015 1 A2A	11/18/2016	0.91%	**	1,306,303
FIFTH THIRD BANCORP SR UNSECURED 01/16 3.625	5/15/2022	3.63%	**	76,134
FIFTH THIRD BANCORP SR UNSECURED 02/16 0.9	11/18/2016	0.9%	**	306,663
FIFTH THIRD BANK SR UNSECURED 11/16 1.15	11/18/2016	1.15%	**	1,748,636
FIFTH THIRD BANK SR UNSECURED 11/16 VAR	11/18/2016	0.87%	**	1,401,687
FINANCIAL INSTITUTIONS INC COMMON STOCK USD.01			**	40,180
FINECOBANK SPA COMMON STOCK			**	384,267
FINISAR CORPORATION COMMON STOCK USD.001			**	110,795
FINISH LINE/THE CL A COMMON STOCK USD.01			**	72,266
FINMECCANICA SPA COMMON STOCK EUR4.4			**	1,238,493
FIREEYE INC COMMON STOCK USD.0001			**	754,874
FIRST AMERICAN FINANCIAL COMMON STOCK USD.00001			**	2,365,846
FIRST BANCORP INC/ME COMMON STOCK USD.01			**	23,070
FIRST BANCORP PUERTO RICO COMMON STOCK USD1.			**	68,955
FIRST BANCORP/NC COMMON STOCK			**	38,417
FIRST BANCSHARES INC/MS COMMON STOCK USD1.			**	12,985
FIRST BUSEY CORP COMMON STOCK USD.001			**	59,208
FIRST BUSINESS FINANCIAL SER COMMON STOCK USD.01			**	20,508
FIRST COMMONWEALTH FINL CORP COMMON STOCK USD1.			**	84,596
FIRST COMMUNITY BANCSHARES COMMON STOCK USD1.			**	34,372
FIRST CONNECTICUT BANCORP COMMON STOCK USD.01			**	28,552
FIRST DEFIANCE FINL CORP COMMON STOCK USD.01			**	38,725
FIRST FINANCIAL BANCORP COMMON STOCK			**	107,426
FIRST FINANCIAL CORP/INDIANA COMMON STOCK			**	45,248
FIRST FINANCIAL NORTHWEST COMMON STOCK USD.01			**	21,457
FIRST FRANKLIN MTG LOAN ASSET FFML 2005 FF11 A2D	4/15/2017	1.1%	**	111,636
FIRST INDUSTRIAL REALTY TR REIT USD.01			**	167,856
FIRST INTERSTATE BANCSYS A COMMON STOCK			**	56,599
FIRST INVESTORS AUTO OWNER TRU FIAOT 2013 1A A2 144A	5/15/2022	0.9%	**	6,603
FIRST MERCHANTS CORP COMMON STOCK			**	93,800
FIRST MIDWEST BANCORP INC/IL COMMON STOCK USD.01			**	137,893
FIRST NBC BANK HOLDING CO COMMON STOCK			**	68,985
FIRST NIAGARA FINANCIAL GRP COMMON STOCK USD.01			**	100,590
FIRST PACIFIC CO COMMON STOCK USD.01			**	13,264
FIRST POTOMAC REALTY TRUST REIT USD.001			**	46,740
FIRST REPUBLIC BANK/CA COMMON STOCK USD.01			**	1,810,044
FIRST SOLAR INC COMMON STOCK USD.001			**	601,169
FIRSTMERIT CORP COMMON STOCK			**	2,195,515

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FISERV INC COMMON STOCK USD.01			**	10,908,343
FIVE BELOW COMMON STOCK USD.01			**	1,251,900
FIVE STAR QUALITY CARE COMMON STOCK USD.01			**	13,690
FLAGSHIP CREDIT AUTO TRUST FCAT 2013 1 A 144A	5/15/2022	1.32%	**	23,209
FLAGSHIP CREDIT AUTO TRUST FCAT 2013 2 A 144A	5/15/2022	1.94%	**	98,107
FLAGSTAR BANCORP INC COMMON STOCK USD.01			**	116,058
FLEETCOR TECHNOLOGIES INC COMMON STOCK USD.001			**	5,495,373
FLEETMATICS GROUP PLC COMMON STOCK EUR.015			**	2,464,737
FLEXSTEEL INDS COMMON STOCK USD1.			**	31,677
FLEXTRONICS INTL LTD COMMON STOCK			**	443,826
FLIGHT CENTRE TRAVEL GROUP L COMMON STOCK			**	287,492
FLORIDA POWER + LIGHT CO 1ST MORTGAGE 06/24 3.25	5/15/2022	3.25%	**	127,630
FLORIDA POWER + LIGHT CO 1ST MORTGAGE 12/42 3.8	5/15/2022	3.8%	**	75,754
FLUOR CORP COMMON STOCK USD.01			**	480,322
FLUSHING FINANCIAL CORP COMMON STOCK USD.01			**	66,543
FNB CORP COMMON STOCK USD.01			**	221,511
FNMA POOL 256901 FN 09/37 FIXED 6.5	5/15/2022	6.5%	**	19,107
FNMA POOL 256937 FN 10/37 FIXED 6.5	5/15/2022	6.5%	**	33,053
FNMA POOL 257239 FN 06/28 FIXED 5.5	5/15/2022	5.5%	**	193,712
FNMA POOL 468559 FN 08/21 FIXED 4.01	5/15/2022	4.01%	**	402,941
FNMA POOL 725229 FN 03/34 FIXED VAR	5/15/2022	6%	**	214,066
FNMA POOL 888365 FN 04/22 FIXED VAR	5/15/2022	6%	**	60,641
FNMA POOL 932850 FN 12/40 FIXED 4	3/16/2021	4%	**	446,214
FNMA POOL 968066 FN 10/22 FIXED 6	5/15/2022	6%	**	127,338
FNMA POOL AB4698 FN 03/42 FIXED 4	1/14/2030	4%	**	418,833
FNMA POOL AB4955 FN 04/42 FIXED 4	1/14/2030	4%	**	696,343
FNMA POOL AB8925 FN 04/43 FIXED 3	1/14/2030	3%	**	129,040
FNMA POOL AB9615 FN 06/33 FIXED 4	5/15/2022	4%	**	351,976
FNMA POOL AC3237 FN 10/39 FIXED 5	5/15/2022	5%	**	268,932
FNMA POOL AD0329 FN 09/28 FIXED VAR	5/15/2022	6.5%	**	135,158
FNMA POOL AD0752 FN 01/39 FIXED VAR	5/15/2022	7%	**	186,552
FNMA POOL AD0979 FN 10/35 FIXED VAR	5/15/2022	7.5%	**	247,577
FNMA POOL AE1807 FN 10/40 FIXED 4	3/16/2021	4%	**	20,888
FNMA POOL AE4456 FN 02/41 FIXED 4	3/16/2021	4%	**	157,684
FNMA POOL AE4664 FN 10/40 FIXED 4	3/16/2021	4%	**	201,039
FNMA POOL AE6191 FN 11/40 FIXED 4	3/16/2021	4%	**	88,287
FNMA POOL AE7314 FN 11/40 FIXED 4	3/16/2021	4%	**	4,358
FNMA POOL AE8446 FN 11/40 FIXED 4	3/16/2021	4%	**	8,008
FNMA POOL AE9387 FN 12/40 FIXED 4	3/16/2021	4%	**	5,684
FNMA POOL AH0864 FN 12/40 FIXED 4	3/16/2021	4%	**	30,449
FNMA POOL AH1266 FN 01/41 FIXED 4	3/16/2021	4%	**	717,662
FNMA POOL AH2442 FN 01/41 FIXED 4	3/16/2021	4%	**	77,152
FNMA POOL AK3107 FN 02/42 FIXED 4	1/14/2030	4%	**	304,221
FNMA POOL AL0379 FN 12/36 FIXED VAR	5/15/2022	8%	**	316,342
FNMA POOL AL2171 FN 06/42 FIXED VAR	1/14/2030	4%	**	635,764
FNMA POOL AL2382 FN 02/42 FIXED VAR	1/14/2030	4%	**	1,316,919
FNMA POOL AM1990 FN 01/23 FIXED 2.33	5/15/2022	2.33%	**	432,578

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FNMA POOL AM2501 FN 02/20 FIXED 1.77	5/15/2022	1.77%	**	545,595
FNMA POOL AM2674 FN 03/23 FIXED 2.61	5/15/2022	2.61%	**	600,927
FNMA POOL AM2711 FN 03/23 FIXED 2.57	5/15/2022	2.57%	**	434,472
FNMA POOL AM4066 FN 08/23 FIXED 3.59	5/15/2022	3.59%	**	947,964
FNMA POOL AM4764 FN 11/23 FIXED 3.44	5/15/2022	3.44%	**	677,835
FNMA POOL AM5079 FN 01/24 FIXED 3.45	5/15/2022	3.45%	**	730,907
FNMA POOL AM5473 FN 03/24 FIXED 3.76	5/15/2022	3.76%	**	929,863
FNMA POOL AM5612 FN 05/24 FIXED 3.42	5/15/2022	3.42%	**	777,711
FNMA POOL AM7514 FN 02/25 FIXED 3.07	5/15/2022	3.07%	**	898,947
FNMA POOL AP0645 FN 07/32 FIXED 3.5	5/15/2022	3.5%	**	146,500
FNMA POOL AP7126 FN 10/27 FIXED 2.5	3/16/2021	2.5%	**	663,992
FNMA POOL AQ1534 FN 10/32 FIXED 3.5	5/15/2022	3.5%	**	432,797
FNMA POOL AQ1607 FN 11/32 FIXED 3.5	5/15/2022	3.5%	**	369,567
FNMA POOL AR7961 FN 03/33 FIXED 3.5	5/15/2022	3.5%	**	370,233
FNMA POOL AT3179 FN 05/43 FIXED 3	1/14/2030	3%	**	833,008
FNMA POOL AT5907 FN 06/43 FIXED 4	5/15/2022	4%	**	1,536,151
FNMA POOL AT5915 FN 06/43 FIXED 4	5/15/2022	4%	**	539,607
FNMA POOL AU0317 FN 06/43 FIXED 3	1/14/2030	3%	**	279,979
FNMA POOL AU1632 FN 07/43 FIXED 3	1/14/2030	3%	**	6,086,018
FNMA POOL MA0006 FN 03/39 FIXED 4	3/16/2021	4%	**	29,778
FNMA POOL MA0320 FN 02/30 FIXED 5	5/15/2022	5%	**	268,262
FNMA POOL MA1125 FN 07/42 FIXED 4	5/15/2022	4%	**	487,318
FNMA POOL MA1177 FN 09/42 FIXED 3.5	5/15/2022	3.5%	**	437,197
FNMA POOL MA1213 FN 10/42 FIXED 3.5	5/15/2022	3.5%	**	421,316
FNMA POOL MA1373 FN 03/43 FIXED 3.5	5/15/2022	3.5%	**	944,109
FNMA POOL MA1463 FN 06/43 FIXED 3.5	5/15/2022	3.5%	**	409,206
FNMA POOL MA1508 FN 07/43 FIXED 3.5	5/15/2022	3.5%	**	408,796
FNMA POOL MA1510 FN 07/43 FIXED 4	5/15/2022	4%	**	754,483
FNMA POOL MA1546 FN 08/43 FIXED 3.5	5/15/2022	3.5%	**	771,914
FOMENTO ECONOMICO MEX SP ADR ADR			**	265,414
FORD CREDIT AUTO LEASE TRUST FORDL 2015 A A2A	11/18/2016	0.79%	**	1,653,780
FORD CREDIT AUTO OWNER TRUST FORDO 2013 C A3	5/15/2022	0.82%	**	108,678
FORD CREDIT AUTO OWNER TRUST FORDO 2014 B A3	11/18/2016	0.9%	**	4,121,945
FORD MOTOR CREDIT CO LLC SR UNSECURED 01/21 3.2	1/14/2030	3.2%	**	993,237
FORD MOTOR CREDIT CO LLC SR UNSECURED 03/19 2.375	5/15/2022	2.38%	**	354,890
FORD MOTOR CREDIT CO LLC SR UNSECURED 09/17 VAR	4/15/2017	0.98%	**	295,818
FORD OTOMOTIV SANAYI AS COMMON STOCK TRY1.			**	70,076
FOREST CITY ENTERPRISES CL A COMMON STOCK USD.333			**	1,778,194
FORESTAR GROUP INC COMMON STOCK USD1.			**	39,242
FORTINET INC COMMON STOCK USD.001			**	658,155
FORUM ENERGY TECHNOLOGIES IN COMMON STOCK USD.01			**	1,468,934
FORWARDS CREDIT SUISSE COC OPTIONS CASH COLLATERALD			**	461,504
FOSTER (LB) CO A COMMON STOCK USD.01			**	14,002
FOX CHASE BANCORP INC COMMON STOCK USD.01			**	24,957
FOXCONN TECHNOLOGY CO LTD COMMON STOCK TWD10.			**	162,648
FRANCE (GOVT OF) BONDS REGS 05/30 2.5	3/16/2021	2.5%	**	5,410,777

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FRANCE (GOVT OF) BONDS REGS 05/45 3.25	3/16/2021	3.25%	**	1,103,806
FRANCE (GOVT OF) BONDS REGS 07/24 0.25	3/16/2021	0.25%	**	6,906,813
FRANCESCAS HOLDINGS CORP COMMON STOCK USD.01			**	520,176
FRANKLIN COVEY CO COMMON STOCK USD.05			**	24,022
FRANKLIN ELECTRIC CO INC COMMON STOCK USD.1			**	124,662
FRANKLIN RESOURCES INC COMMON STOCK USD.1			**	4,707,142
FRANKLIN STREET PROPERTIES C REIT USD.0001			**	63,653
FRED S INC CLASS A COMMON STOCK			**	55,363
FREDDIE MAC FHR 2113 MW	5/15/2022	6.50%	**	249,210
FREDDIE MAC FHR 2175 TH	5/15/2022	6.00%	**	278,090
FREDDIE MAC FHR 2338 ZC	5/15/2022	6.50%	**	329,101
FREDDIE MAC FHR 2430 WF	5/15/2022	6.50%	**	121,399
FREDDIE MAC FHR 2595 DC	5/15/2022	5.00%	**	197,021
FREDDIE MAC FHR 2936 SC	5/15/2022	5.90%	**	202,127
FREDDIE MAC FHR 2980 QA	5/15/2022	6.00%	**	171,782
FREDDIE MAC FHR 3005 ED	5/15/2022	5.00%	**	141,567
FREDDIE MAC FHR 3187 Z	5/15/2022	5.00%	**	247,981
FREDDIE MAC FHR 3397 FC	4/15/2017	0.93%	**	30,690
FREDDIE MAC FHR 3648 CY	5/15/2022	4.50%	**	349,883
FREDDIE MAC FHR 3662 PJ	5/15/2022	5.00%	**	330,643
FREDDIE MAC FHR 3677 PB	5/15/2022	4.50%	**	461,506
FREDDIE MAC FHR 4219 JA	5/15/2022	3.50%	**	375,447
FREDDIEMAC STRIP FHS 279 35	5/15/2022	3.50%	**	322,241
FREDDIEMAC STRIP FHS 323 300	5/15/2022	3.00%	**	739,335
FREEPORT MCMORAN INC COMPANY GUAR 03/22 3.55	5/15/2022	3.55%	**	58,000
FREEPORT MCMORAN INC COMPANY GUAR 03/23 3.875	5/15/2022	3.88%	**	71,250
FREIGHTCAR AMERICA INC COMMON STOCK USD.01			**	19,838
FRESENIUS MEDICAL CARE AG + COMMON STOCK			**	532,889
FRESENIUS SE + CO KGAA COMMON STOCK			**	236,919
FRESH DEL MONTE PRODUCE W/D COMMON STOCK USD.01			**	219,167
FRONTIER COMMUNICATIONS CORP COMMON STOCK USD.25			**	467,140
FRP HOLDINGS INC COMMON STOCK USD.1			**	31,293
FRUTAROM COMMON STOCK ILS1.			**	725,126
FTD COS INC COMMON STOCK USD.0001			**	48,284
FTI CONSULTING INC COMMON STOCK USD.01			**	1,405,983
FUBON FINANCIAL HOLDING CO COMMON STOCK TWD10.			**	406,886
FUEL SYSTEMS SOLUTIONS INC COMMON STOCK USD.001			**	9,022
FUJI HEAVY INDUSTRIES LTD COMMON STOCK			**	1,232,774
FUJIFILM HOLDINGS CORP COMMON STOCK			**	7,031,215
FUJITSU LTD COMMON STOCK			**	110,992
FUKUOKA FINANCIAL GROUP INC COMMON STOCK			**	120,703
FULTON FINANCIAL CORP COMMON STOCK USD2.5			**	242,702
FURMANITE CORP COMMON STOCK			**	15,018
FUTUREFUEL CORP COMMON STOCK USD.0001			**	53,960
G + K SERVICES INC CL A COMMON STOCK USD.5			**	2,961,018
G III APPAREL GROUP LTD COMMON STOCK USD.01			**	2,475,196
G8 EDUCATION LTD COMMON STOCK			**	214,575

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
GAIN CAPITAL HOLDINGS INC COMMON STOCK USD.00001			**	29,926
GALAXY ENTERTAINMENT GROUP L COMMON STOCK			**	223,989
GAMESTOP CORP CLASS A COMMON STOCK USD.001			**	304,655
GAMING AND LEISURE PROPERTIE REIT			**	113,980
GANNETT CO INC COMMON STOCK USD.01			**	33,655
GASLOG LTD COMMON STOCK USD.01			**	920,595
GASTAR EXPLORATION LTD COMMON STOCK USD.001			**	6,982
GATX CORP COMMON STOCK USD.625			**	103,226
GAZPROM PAO SPON ADR ADR			**	316,407
GE CAPITAL INTL FUNDING COMPANY GUAR 144A 11/20 2.342	5/15/2022	2.34%	**	247,915
GE CAPITAL INTL FUNDING COMPANY GUAR 144A 11/35 4.418	5/15/2022	4.42%	**	215,322
GEELY AUTOMOBILE HOLDINGS LT COMMON STOCK HKD.02			**	714,077
GENERAL CABLE CORP COMMON STOCK USD.01			**	44,050
GENERAL COMMUNICATION INC A COMMON STOCK			**	77,043
GENERAL ELECTRIC CO W/D COMMON STOCK USD.06			**	13,076,147
GENERAL ELECTRIC CO SR SECURED 12/19 2.1	5/15/2022	2.10%	**	76,992
GENERAL ELECTRIC CO SR UNSECURED 01/39 6.875	5/15/2022	6.88%	**	218,092
GENERAL ELECTRIC CO SR UNSECURED 02/17 5.4	11/18/2016	5.40%	**	2,302,814
GENERAL ELECTRIC CO SR UNSECURED 03/32 6.75	5/15/2022	6.75%	**	81,010
GENERAL ELECTRIC CO SR UNSECURED 09/17 5.625	5/15/2022	5.63%	**	293,225
GENERAL ELECTRIC CO SR UNSECURED 09/20 4.375	5/15/2022	4.38%	**	98,787
GENERAL ELECTRIC CO SR UNSECURED 10/22 2.7	1/14/2030	2.70%	**	1,493,711
GENERAL ELECTRIC CO SUBORDINATED 02/21 5.3	5/15/2022	5.30%	**	225,524
GENERAL MILLS INC COMMON STOCK USD.1			**	7,700,666
GENERAL MILLS INC SR UNSECURED 12/21 3.15	5/15/2022	3.15%	**	75,056
GENERAL MOTORS CO COMMON STOCK USD.01			**	5,189,926
GENERALITAT DE CATALUNYA SR UNSECURED 02/20 4.95	3/16/2021	4.95%	**	2,220,786
GENERALITAT DE CATALUNYA SR UNSECURED 03/16 2.75	3/16/2021	2.75%	**	200,274
GENERALITAT DE CATALUNYA SR UNSECURED 06/18 4.75	3/16/2021	4.75%	**	427,841
GENERALITAT DE CATALUNYA SR UNSECURED 11/16 4.3	3/16/2021	4.30%	**	164,543
GENERALITAT DE VALENCIA SR UNSECURED 09/17 VAR	3/16/2021	2.29%	**	218,238
GENERALITAT DE VALENCIA SR UNSECURED 11/16 4	3/16/2021	4.00%	**	1,895,764
GENESCO INC COMMON STOCK USD1.			**	1,467,748
GENESEE + WYOMING INC CL A COMMON STOCK USD.01			**	4,533,530
GENPACT LTD W/D COMMON STOCK USD.01			**	12,250,492
GENTHERM INC COMMON STOCK			**	3,775,979
GENTING BHD COMMON STOCK MYR.1			**	135,226
GENTING HONG KONG LTD COMMON STOCK USD.1			**	267,744
GEOSPACE TECHNOLOGIES CORP COMMON STOCK USD.01			**	12,973
GERMAN AMERICAN BANCORP COMMON STOCK			**	44,382
GETTY REALTY CORP REIT USD.01			**	31,642
GFK SE COMMON STOCK			**	372,798
GIANT MANUFACTURING COMMON STOCK TWD10.			**	380,035
GIBRALTAR INDUSTRIES INC COMMON STOCK USD.01			**	80,823
GILEAD SCIENCES INC COMMON STOCK USD.001			**	13,684,328
GILEAD SCIENCES INC SR UNSECURED 12/21 4.4	5/15/2022	4.40%	**	10,801
GLACIER BANCORP INC COMMON STOCK USD.01			**	2,753,336

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
GLADSTONE COMMERCIAL CORP REIT USD.001			**	17,946
GLATFELTER COMMON STOCK USD.01			**	79,384
GLAXOSMITHKLINE PLC COMMON STOCK GBP.25			**	1,367,330
GLAXOSMITHKLINE PLC SPON ADR ADR			**	5,556,195
GLENCORE PLC COMMON STOCK USD.01			**	89,022
GLOBAL ALL CAP FUND WELLINGTON			**	310,211,938
GLOBAL BRANDS GROUP HOLDING COMMON STOCK HKD.0125			**	1,530,288
GLOBAL INDEMNITY PLC COMMON STOCK USD.0001			**	38,655
GLOBAL PAYMENTS INC COMMON STOCK			**	10,706,983
GLOBAL POWER EQUIPMENT GROUP COMMON STOCK USD.01			**	5,349
GLORY LTD COMMON STOCK			**	661,337
GMAT TRUST GMAT 2013 1A A 144A	5/15/2022	3.97%	**	62,174
GMO INTERNET INC COMMON STOCK			**	573,974
GNMA POOL 783867 GN 08/36 FIXED 6	5/15/2022	6.00%	**	1,149,092
GO FINANCIAL AUTO SECURITIZATI GFAST 2015 1 A 144A	5/15/2022	1.81%	**	203,842
GO FINANCIAL AUTO SECURITIZATI GFAST 2015 2 A 144A	5/15/2022	3.30%	**	706,541
GODADDY INC CLASS A COMMON STOCK USD.001			**	1,001,009
GODREJ CONSUMER PRODUCTS LTD COMMON STOCK INR1.			**	126,316
GOLD RESOURCE CORP COMMON STOCK USD.001			**	8,677
GOLDCREST CO LTD COMMON STOCK			**	160,200
GOLDEN CREDIT CARD TRUST GCCT 2015 3A A 144A	11/18/2016	0.62%	**	4,019,315
GOLDEN OCEAN GROUP LTD COMMON STOCK USD.01			**	5,703
GOLDMAN FUTURES CASH COLLATERAL FEDL01	3/16/2021	0.26%	**	167,000
GOLDMAN SACHS GROUP INC COMMON STOCK USD.01			**	27,255,642
GOLDMAN SACHS GROUP INC SR UNSECURED 01/18 5.95	5/15/2022	5.95%	**	425,406
GOLDMAN SACHS GROUP INC SR UNSECURED 01/18 5.95	1/14/2030	5.95%	**	113,083
GOLDMAN SACHS GROUP INC SR UNSECURED 01/19 2.625	5/15/2022	2.63%	**	106,758
GOLDMAN SACHS GROUP INC SR UNSECURED 01/22 5.75	5/15/2022	5.75%	**	449,202
GOLDMAN SACHS GROUP INC SR UNSECURED 01/22 5.75	1/14/2030	5.75%	**	346,852
GOLDMAN SACHS GROUP INC SR UNSECURED 02/19 7.5	5/15/2022	7.50%	**	77,810
GOLDMAN SACHS GROUP INC SR UNSECURED 03/24 4	1/14/2030	4.00%	**	2,155,398
GOLDMAN SACHS GROUP INC SR UNSECURED 04/20 VAR	3/16/2021	1.48%	**	1,101,629
GOLDMAN SACHS GROUP INC SR UNSECURED 06/17 VAR	4/15/2017	1.06%	**	797,730
GOLDMAN SACHS GROUP INC SR UNSECURED 09/20 VAR	4/15/2017	1.71%	**	400,870
GOLDMAN SACHS GROUP INC SR UNSECURED 11/18 VAR	1/14/2030	1.46%	**	602,437
GOLDMAN SACHS GROUP INC SUBORDINATED 05/36 6.45	5/15/2022	6.45%	**	186,525
GOLDMAN SACHS GROUP INC SUBORDINATED 10/37 6.75	5/15/2022	6.75%	**	187,030
GOME ELECTRICAL APPLIANCES COMMON STOCK HKD.025			**	676,613
GOODMAN GROUP REIT			**	110,691
GOODYEAR TIRE + RUBBER CO COMMON STOCK			**	154,627
GOVERNMENT NATIONAL MORTGAGE A GNR 2004 19 KE	5/15/2022	5.00%	**	394,281
GOVERNMENT NATIONAL MORTGAGE A GNR 2007 35 TE	5/15/2022	6.00%	**	110,744
GOVERNMENT NATIONAL MORTGAGE A GNR 2007 70 PE	5/15/2022	5.50%	**	185,950
GOVERNMENT NATIONAL MORTGAGE A GNR 2013 H04 BA	5/15/2022	1.65%	**	339,794
GOVERNMENT NATIONAL MORTGAGE A GNR 2013 H05 FB	5/15/2022	0.59%	**	313,971
GOVERNMENT NATIONAL MORTGAGE A GNR 2015 H11 FC	1/14/2030	0.74%	**	2,551,841
GOVERNMENT NATIONAL MORTGAGE A GNR 2015 H14 FA	1/14/2030	0.76%	**	3,745,188

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
GOVERNMENT NATIONAL MORTGAGE A GNR 2015 H20 FB	1/14/2030	0.79%	**	592,236
GOVERNMENT NATIONAL MORTGAGE A GNR 2015 H32 FH	5/15/2022	0.91%	**	389,585
GOVERNMENT PROPERTIES INCOME REIT USD.01			**	46,261
GP STRATEGIES CORP W/D COMMON STOCK USD.01			**	43,742
GPT GROUP REIT NPV			**	71,467
GRACO INC COMMON STOCK USD1.			**	2,277,412
GRAHAM HOLDINGS CO CLASS B COMMON STOCK USD1.0			**	248,305
GRAND CANYON EDUCATION INC COMMON STOCK USD.01			**	2,451,332
GRAND CITY PROPERTIES COMMON STOCK EUR.1			**	1,020,407
GRANITE CONSTRUCTION INC COMMON STOCK USD.01			**	36,216
GRAY TELEVISION INC COMMON STOCK			**	95,029
GREAT HALL MORTGAGES PLC GHM 2006 1 A2B REGS	3/16/2021	0.11%	**	943,130
GREAT HALL MORTGAGES PLC GHM 2007 1 A2B REGS	3/16/2021	0.09%	**	851,479
GREAT HALL MORTGAGES PLC GHM 2007 2A AC 144A	3/16/2021	0.47%	**	2,345,276
GREAT LAKES DREDGE + DOCK CO COMMON STOCK USD.0001			**	24,354
GREAT SOUTHERN BANCORP INC COMMON STOCK USD.01			**	60,286
GREAT WALL MOTOR COMPANY H COMMON STOCK CNY1.0			**	36,783
GREAT WEST LIFECO INC COMMON STOCK			**	106,889
GREATBATCH INC COMMON STOCK USD.001			**	3,065,475
GREEN DOT CORP CLASS A COMMON STOCK USD.001			**	63,956
GREEN PLAINS INC COMMON STOCK USD.001			**	19,648
GREENLIGHT CAPITAL RE LTD A COMMON STOCK USD.01			**	57,533
GREIF INC CL A COMMON STOCK			**	69,477
GREIF INC CL B COMMON STOCK			**	70,143
GROUP 1 AUTOMOTIVE INC COMMON STOCK USD.01			**	178,425
GROUPE BRUXELLES LAMBERT SA COMMON STOCK			**	85,547
GROWTHPOINT PROPERTIES LTD REIT			**	98,267
GRUMA S.A.B. B COMMON STOCK			**	835,356
GRUPO TELEVISA SA SPON ADR ADR			**	7,521,443
GS MORTGAGE SECURITIES TRUST GSMS 2010 C2 A1 144A	4/15/2017	3.85%	**	14,452
GS MORTGAGE SECURITIES TRUST GSMS 2011 GC5 D 144A	5/15/2022	5.47%	**	560,856
GSI GROUP INC COMMON STOCK			**	46,063
GUARANTY BANCORP COMMON STOCK USD.001			**	35,594
GUESS? INC COMMON STOCK USD.01			**	143,205
GUJARAT STATE PETRONET LTD COMMON STOCK INR10.			**	464,585
GULF ISLAND FABRICATION INC COMMON STOCK			**	16,077
GULFPORT ENERGY CORP COMMON STOCK USD.01			**	102,776
GUNGHO ONLINE ENTERTAINMENT COMMON STOCK			**	70,015
H.B. FULLER CO. COMMON STOCK USD1.			**	163,750
H+E EQUIPMENT SERVICES INC COMMON STOCK USD.01			**	9,666
H+R REAL ESTATE INV REIT UTS REIT			**	62,065
HACHIJUNI BANK LTD/THE COMMON STOCK			**	117,669
HACKETT GROUP INC/THE COMMON STOCK USD.001			**	46,121
HAEMONETICS CORP/MASS COMMON STOCK USD.01			**	123,673
HAITONG INTERNATIONAL SECURI COMMON STOCK HKD.1			**	343,433
HAKUHODO DY HOLDINGS INC COMMON STOCK			**	155,699
HALCON RESOURCES CORP COMMON STOCK USD.0001			**	6,871

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
HALLIBURTON COMPANY SR UNSECURED 08/23 3.5	5/15/2022	3.50%	**	112,864
HALLMARK FINL SERVICES INC COMMON STOCK USD.18			**	22,760
HALYARD HEALTH INC COMMON STOCK USD.01			**	30,503
HAMMERSON PLC REIT GBP.25			**	60,480
HANA FINANCIAL GROUP COMMON STOCK KRW5000.			**	207,128
HANCOCK HOLDING CO COMMON STOCK USD3.33			**	206,394
HANGER INC COMMON STOCK USD.01			**	38,773
HANMI FINANCIAL CORPORATION COMMON STOCK USD.001			**	75,358
HANNOVER RUECK SE COMMON STOCK			**	1,736,434
HANON SYSTEMS COMMON STOCK KRW100.0			**	644,064
HANOVER INSURANCE GROUP INC/ COMMON STOCK USD.01			**	2,968,666
HANWHA CORPORATION COMMON STOCK KRW5000.0			**	617,840
HANWHA LIFE INSURANCE CO LTD COMMON STOCK KRW5000.			**	340,745
HARBORVIEW MORTGAGE LOAN TRUST HVMLT 2005 9 2A1A	3/16/2021	0.55%	**	928,134
HARDINGE INC COMMON STOCK USD.01			**	10,504
HARLEY DAVIDSON INC COMMON STOCK USD.01			**	3,803,909
HARMONIC INC COMMON STOCK USD.001			**	37,961
HARRIS CORP COMMON STOCK USD1.			**	61,612
HARTE HANKS INC COMMON STOCK USD1.			**	18,598
HARTFORD FINANCIAL SVCS GRP COMMON STOCK USD.01			**	2,312,072
HARVARD BIOSCIENCE INC COMMON STOCK USD.01			**	11,382
HARVEY NORMAN HOLDINGS LTD COMMON STOCK			**	168,410
HAULOTTE GROUP COMMON STOCK EUR.13			**	370,230
HAVERTY FURNITURE COMMON STOCK USD1.			**	37,348
HAWAIIAN HOLDINGS INC COMMON STOCK USD.01			**	82,920
HAWAIIAN TELCOM HOLDCO INC COMMON STOCK USD.01			**	28,017
HAWKINS INC COMMON STOCK USD.05			**	36,664
HBOS PLC SUBORDINATED 09/16 VAR	3/16/2021	0.77%	**	216,988
HBOS PLC SUBORDINATED 09/16 VAR	4/15/2017	1.30%	**	298,896
HBOS PLC SUBORDINATED 09/16 VAR	3/16/2021	1.03%	**	2,291,534
HCA HOLDINGS INC COMMON STOCK USD.01			**	5,794,741
HCL TECHNOLOGIES LTD COMMON STOCK INR2.0			**	89,125
HCP INC SR UNSECURED 02/20 2.625	5/15/2022	2.63%	**	66,952
HCP INC SR UNSECURED 08/24 3.875	5/15/2022	3.88%	**	86,261
HCP INC SR UNSECURED 11/23 4.25	5/15/2022	4.25%	**	81,114
HEADWATERS INC COMMON STOCK USD.001			**	503,807
HEALTHCARE REALTY TRUST INC REIT USD.01			**	185,779
HEALTHCARE TRUST OF AME CL A REIT USD.01			**	189,356
HEALTHSOUTH CORP W/D COMMON STOCK USD.01			**	4,759,711
HEALTHSTREAM INC COMMON STOCK			**	30,250
HEALTHWAYS INC COMMON STOCK USD.001			**	39,575
HEARTLAND FINANCIAL USA INC COMMON STOCK USD1.			**	61,058
HEARTLAND PAYMENT SYSTEMS IN COMMON STOCK USD.001			**	10,293,754
HEATHROW FINANCE PLC SR SECURED REGS 03/17 7.125	3/16/2021	7.13%	**	2,332,471
HECLA MINING CO COMMON STOCK USD.25			**	44,169
HEIDRICK + STRUGGLES INTL COMMON STOCK USD.01			**	50,221
HEINEKEN NV COMMON STOCK EUR1.6			**	1,188,912

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
HEINEKEN NV SR UNSECURED 144A 04/22 3.4	5/15/2022	3.40%	**	40,569
HELEN OF TROY LTD COMMON STOCK USD.1			**	202,072
HELIX ENERGY SOLUTIONS GROUP COMMON STOCK			**	934,555
HELLENIC RAILWAY ORG GOVT GUARANT REGS 12/17 5.014	3/16/2021	5.01%	**	198,793
HELLENIC REPUBLIC BONDS REGS 02/23 VAR	4/15/2017	3.00%	**	20,178
HELLENIC REPUBLIC BONDS REGS 02/24 VAR	4/15/2017	3.00%	**	19,540
HELLENIC REPUBLIC BONDS REGS 02/25 VAR	4/15/2017	3.00%	**	19,105
HELLENIC REPUBLIC BONDS REGS 02/26 VAR	4/15/2017	3.00%	**	18,467
HELLENIC REPUBLIC BONDS REGS 02/27 VAR	4/15/2017	3.00%	**	18,008
HELLENIC REPUBLIC BONDS REGS 02/28 VAR	4/15/2017	3.00%	**	17,623
HELLENIC REPUBLIC BONDS REGS 02/29 VAR	4/15/2017	3.00%	**	17,455
HELLENIC REPUBLIC BONDS REGS 02/30 VAR	4/15/2017	3.00%	**	16,971
HELLENIC REPUBLIC BONDS REGS 02/31 VAR	4/15/2017	3.00%	**	16,467
HELLENIC REPUBLIC BONDS REGS 02/32 VAR	4/15/2017	3.00%	**	16,277
HELLENIC REPUBLIC BONDS REGS 02/33 VAR	4/15/2017	3.00%	**	15,953
HELLENIC REPUBLIC BONDS REGS 02/34 VAR	4/15/2017	3.00%	**	15,847
HELLENIC REPUBLIC BONDS REGS 02/35 VAR	4/15/2017	3.00%	**	15,455
HELLENIC REPUBLIC BONDS REGS 02/36 VAR	4/15/2017	3.00%	**	15,303
HELLENIC REPUBLIC BONDS REGS 02/37 VAR	4/15/2017	3.00%	**	15,208
HELLENIC REPUBLIC BONDS REGS 02/38 VAR	4/15/2017	3.00%	**	15,139
HELLENIC REPUBLIC BONDS REGS 02/39 VAR	4/15/2017	3.00%	**	15,469
HELLENIC REPUBLIC BONDS REGS 02/40 VAR	4/15/2017	3.00%	**	15,454
HELLENIC REPUBLIC BONDS REGS 02/41 VAR	4/15/2017	3.00%	**	15,472
HELLENIC REPUBLIC BONDS REGS 02/42 VAR	4/15/2017	3.00%	**	15,447
HELLENIC REPUBLIC SCHULDSCHEIN LOAN	3/16/2021	1.00%	**	2,074,833
HELMERICH + PAYNE COMMON STOCK USD.1			**	1,530,298
HEMISPHERE MEDIA GROUP INC COMMON STOCK USD.0001			**	18,143
HENNES + MAURITZ AB B SHS COMMON STOCK			**	3,696,359
HERITAGE COMMERCE CORP COMMON STOCK			**	30,642
HERITAGE CRYSTAL CLEAN INC COMMON STOCK USD.01			**	19,557
HERITAGE FINANCIAL CORP COMMON STOCK			**	57,933
HERMAN MILLER INC COMMON STOCK USD.2			**	2,269,625
HERMES INTERNATIONAL COMMON STOCK			**	552,683
HERMES MICROVISION INC COMMON STOCK TWD10.			**	291,046
HERSHA HOSPITALITY TRUST REIT USD.01			**	74,702
HESS CORP COMMON STOCK USD1.			**	7,310,784
HESS CORP SR UNSECURED 02/19 8.125	5/15/2022	8.13%	**	56,669
HESS CORP SR UNSECURED 10/29 7.875	5/15/2022	7.88%	**	60,079
HEWLETT PACKARD ENTERPRIS COMMON STOCK USD.01			**	5,011,440
HIGHWOODS PROPERTIES INC REIT USD.01			**	5,427,764
HIKMA PHARMACEUTICALS PLC COMMON STOCK GBP.1			**	1,556,978
HILL INTERNATIONAL INC COMMON STOCK USD.0001			**	12,726
HILLENBRAND INC COMMON STOCK			**	79,142
HILLTOP HOLDINGS INC COMMON STOCK USD.01			**	167,445
HISTORIC TW INC COMPANY GUAR 02/23 9.15	5/15/2022	9.15%	**	129,744
HITACHI HIGH TECHNOLOGIES CO COMMON STOCK			**	410,241
HITACHI TRANSPORT SYSTEM LTD COMMON STOCK			**	440,999

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
HOKUHOKU FINANCIAL GROUP INC COMMON STOCK			**	76,279
HOLDING ACCOUNT			**	92,460,919
HOLLYFRONTIER CORP COMMON STOCK USD.01			**	92,545
HOLOGIC INC COMMON STOCK USD.01			**	350,918
HOME BANCORP INC COMMON STOCK USD.01			**	18,628
HOME BANCSHARES INC COMMON STOCK USD.01			**	2,851,595
HOME DEPOT INC COMMON STOCK USD.05			**	3,287,206
HOME DEPOT INC SR UNSECURED 06/22 2.625	5/15/2022	2.63%	**	84,911
HOME DEPOT INC SR UNSECURED 09/17 VAR	11/18/2016	0.88%	**	1,229,337
HOMESTAR MORTGAGE ACCEPTANCE C HMAC 2004 4 A3	5/15/2022	1.32%	**	129,190
HOMESTREET INC COMMON STOCK			**	33,368
HOMETRUST BANCSHARES INC COMMON STOCK			**	43,578
HON HAI PRECISION GDR REG S GDR			**	1,333,820
HON HAI PRECISION INDUSTRY COMMON STOCK TWD10.			**	681,549
HONDA AUTO RECEIVABLES OWNER T HAROT 2013 1 A3	5/15/2022	0.48%	**	15,374
HONDA AUTO RECEIVABLES OWNER T HAROT 2015 3 A2	11/18/2016	1.03%	**	2,779,374
HONDA MOTOR CO LTD COMMON STOCK			**	5,697,851
HONDA MOTOR CO LTD SPONS ADR ADR			**	2,455,417
HONEYWELL INTERNATIONAL INC COMMON STOCK USD1.			**	28,695,311
HONG KONG + CHINA GAS COMMON STOCK			**	210,406
HONG KONG DOLLAR	3/16/2021		**	45
HONG KONG DOLLAR			**	3,967
HONG KONG EXCHANGES + CLEAR COMMON STOCK HKD1.0			**	396,992
HOOKER FURNITURE CORP COMMON STOCK			**	28,445
HORACE MANN EDUCATORS COMMON STOCK USD.001			**	136,038
HORIZON BANCORP INDIANA COMMON STOCK			**	25,779
HORIZON GLOBAL CORP COMMON STOCK USD.01			**	15,721
HORIZON PHARMA PLC COMMON STOCK USD.0001			**	2,275,350
HORNBECK OFFSHORE SERVICES COMMON STOCK USD.01			**	32,603
HORTONWORKS INC COMMON STOCK USD.0001			**	835,463
HOSPITALITY PROPERTIES TRUST REIT USD.01			**	265,344
HOST HOTELS + RESORTS LP SR UNSECURED 06/25 4	1/14/2030	4.00%	**	671,024
HOUSING DEVELOPMENT FINANCE COMMON STOCK INR2.			**	3,250,937
HOUSTON WIRE + CABLE CO COMMON STOCK USD.001			**	9,198
HOYA CORP COMMON STOCK			**	8,492,482
HP ENTERPRISE CO SR UNSECURED 144A 10/17 2.45	4/15/2017	2.45%	**	49,958
HP ENTERPRISE CO SR UNSECURED 144A 10/18 2.85	4/15/2017	2.85%	**	49,972
HP INC COMMON STOCK USD.01			**	6,874,067
HP INC SR UNSECURED 12/21 4.65	5/15/2022	4.65%	**	158,399
HSBC BANK USA SUBORDINATED 11/34 5.875	5/15/2022	5.88%	**	115,876
HSBC HOLDINGS PLC COMMON STOCK			**	6,196,654
HSBC HOLDINGS PLC JR SUBORDINA 12/49 VAR	1/14/2030	6.38%	**	299,625
HSBC HOLDINGS PLC JR SUBORDINA REGS 12/49 VAR	1/14/2030	6.00%	**	437,127
HSBC HOLDINGS PLC SR UNSECURED 01/22 4.875	5/15/2022	4.88%	**	148,082
HSBC HOLDINGS PLC SR UNSECURED 03/22 4	5/15/2022	4.00%	**	288,686
HSBC HOLDINGS PLC SR UNSECURED 04/21 5.1	3/16/2021	5.10%	**	2,167,930
HSBC USA INC SR UNSECURED 01/18 1.625	5/15/2022	1.63%	**	159,208

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
HSN INC COMMON STOCK USD.01			**	2,280,150
HTC CORP COMMON STOCK TWD10.0			**	230,341
HUB GROUP INC CL A COMMON STOCK USD.01			**	101,321
HUBSPOT INC COMMON STOCK USD.001			**	898,989
HULIC CO LTD COMMON STOCK			**	389,228
HUMANA INC COMMON STOCK USD.166			**	1,945,759
HUNGARIAN FORINT	3/16/2021		**	13,938
HUNGARIAN FORINT			**	3,098
HUNTSMAN CORP COMMON STOCK USD.01			**	268,048
HURCO COMPANIES INC COMMON STOCK			**	19,044
HURON CONSULTING GROUP INC COMMON STOCK USD.01			**	7,118,140
HUSQVARNA AB B SHS COMMON STOCK SEK2.0			**	625,402
HUTCH WHAMPOA INT 11 LTD COMPANY GUAR 144A 01/17 3.5	11/18/2016	3.50%	**	1,079,462
HYDRO QUEBEC LOCAL GOVT G 01/22 8.4	5/15/2022	8.40%	**	180,833
HYDRO QUEBEC LOCAL GOVT G 07/24 8.05	5/15/2022	8.05%	**	235,519
HYOSUNG CORPORATION COMMON STOCK KRW5000.			**	53,011
HYPROP INVESTMENTS LTD UTS REIT			**	47,261
HYSAN DEVELOPMENT CO COMMON STOCK			**	73,973
HYSTER YALE MATERIALS COMMON STOCK USD.01			**	53,761
HYUNDAI AUTO LEASE SECURITIZAT HALST 2014 B A2 144A	11/18/2016	0.61%	**	1,399,144
HYUNDAI AUTO LEASE SECURITIZAT HALST 2015 A A2 144A	11/18/2016	1.00%	**	3,149,027
HYUNDAI AUTO RECEIVABLES TRUST HART 2013 A A3	5/15/2022	0.56%	**	32,141
HYUNDAI AUTO RECEIVABLES TRUST HART 2015 C A2A	11/18/2016	0.99%	**	1,005,711
HYUNDAI CAPITAL AMERICA SR UNSECURED 144A 08/16 1.875	11/18/2016	1.88%	**	1,628,427
HYUNDAI DEVELOPMENT CO ENGIN COMMON STOCK KRW5000.			**	87,755
HYUNDAI ENGINEERING + CONST COMMON STOCK KRW5000.			**	131,190
HYUNDAI MOBIS CO LTD COMMON STOCK KRW5000.			**	354,651
HYUNDAI WIA CORP COMMON STOCK KRW5000.			**	444,638
IBERIABANK CORP COMMON STOCK USD1.			**	2,420,712
IBM CORP SR UNSECURED 01/16 2	5/15/2022	2.00%	**	160,000
IBM CORP SR UNSECURED 06/42 4	5/15/2022	4.00%	**	135,632
IBM CORP SR UNSECURED 11/39 5.6	5/15/2022	5.60%	**	22,134
ICAP PLC COMMON STOCK GBP.1			**	503,821
ICF INTERNATIONAL INC COMMON STOCK USD.001			**	72,898
ICON PLC COMMON STOCK EUR.06			**	2,773,113
ICU MEDICAL INC COMMON STOCK USD.1			**	173,343
IDACORP INC COMMON STOCK			**	2,543,373
IDEA CELLULAR LTD COMMON STOCK INR10.			**	142,259
IDT CORP CLASS B COMMON STOCK USD.01			**	12,779
IG GROUP HOLDINGS PLC COMMON STOCK GBP.00005			**	351,293
IHH HEALTHCARE BHD COMMON STOCK MYR1.0			**	19,157
II VI INC COMMON STOCK			**	106,534
IIDA GROUP HOLDINGS CO LTD COMMON STOCK			**	35,696
ILLINOIS TOOL WORKS COMMON STOCK USD.01			**	3,967,260
ILLINOIS TOOL WORKS INC SR UNSECURED 09/21 3.375	5/15/2022	3.38%	**	77,140
ILLUMINA INC COMMON STOCK USD.01			**	11,183,483
IMATION CORP COMMON STOCK USD.01			**	5,195

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
IMAX CORP COMMON STOCK			**	2,292,330
IMPERIAL BRANDS PLC COMMON STOCK GBP.1			**	2,945,175
IMPERVA INC COMMON STOCK USD.0001			**	12,060,112
IMPLENIA AG REG COMMON STOCK CHF1.02			**	481,902
IMS HEALTH HOLDINGS INC COMMON STOCK USD.01			**	937,500
INC RESEARCH HOLDINGS INC A COMMON STOCK USD.01			**	4,893,689
INCHCAPE PLC COMMON STOCK GBP.1			**	340,509
INCYTE CORP COMMON STOCK USD.001			**	4,920,377
IND + COMM BK OF CHINA H COMMON STOCK CNY1.0			**	628,618
INDEPENDENCE HOLDING CO COMMON STOCK USD1.			**	24,127
INDEPENDENT BANK CORP/MA COMMON STOCK USD.01			**	109,648
INDEPENDENT BANK GROUP INC COMMON STOCK USD.01			**	45,920
INDIABULLS HOUSING FINANCE L COMMON STOCK INR2.0			**	23,081
INDIAN RUPEE			**	2,277
INDIANA MICHIGAN POWER SR UNSECURED 03/23 3.2	5/15/2022	3.20%	**	88,730
INDOFOOD SUKSES MAKMUR TBK P COMMON STOCK IDR100.			**	48,503
INDONESIA GOVERNMENT SR UNSECURED 03/34 8.375	3/16/2021	8.38%	**	3,014,342
INDONESIA GOVERNMENT SR UNSECURED 05/33 6.625	3/16/2021	6.63%	**	101,225
INDONESIA GOVERNMENT SR UNSECURED 06/32 8.25	3/16/2021	8.25%	**	2,601,604
INDONESIAN RUPIAH			**	93,003
INDUSTRIA DE DISENO TEXTIL COMMON STOCK EUR.03			**	7,538,112
INDUSTRIAL BANK OF KOREA SR UNSECURED 144A 07/17 2.375	1/14/2030	2.38%	**	1,308,129
INFINEON TECHNOLOGIES AG COMMON STOCK			**	258,523
INFINERA CORP COMMON STOCK USD.001			**	1,650,207
INFORMA PLC COMMON STOCK GBP.001			**	623,009
INFOSYS LTD SP ADR ADR			**	942,087
INFRASTRUTTURE WIRELESS ITAL COMMON STOCK			**	318,642
ING BANK NV COVERED REGS 12/22 2.625	3/16/2021	2.63%	**	4,228,328
ING BANK NV SR UNSECURED 144A 03/16 4	11/18/2016	4.00%	**	661,262
ING BANK NV SR UNSECURED 144A 11/18 2	3/16/2021	2.00%	**	1,195,067
ING GROEP NV CVA DUTCH CERT EUR.24			**	5,141,644
INGENICO GROUP COMMON STOCK EUR1.0			**	792,354
INGLES MARKETS INC CLASS A COMMON STOCK USD.05			**	63,255
INGRAM MICRO INC CL A COMMON STOCK USD.01			**	4,578,114
INGREDION INC COMMON STOCK USD.01			**	572,836
INNERWORKINGS INC COMMON STOCK USD.0001			**	39,975
INNOLUX CORP COMMON STOCK TWD10.			**	171,583
INNOPHOS HOLDINGS INC COMMON STOCK USD.001			**	62,365
INNOSPEC INC COMMON STOCK USD.01			**	128,009
INOTERA MEMORIES INC COMMON STOCK TWD10.			**	1,535,050
INOVALON HOLDINGS INC A COMMON STOCK			**	2,014,549
INPEX CORP COMMON STOCK			**	2,584,951
INPHI CORP COMMON STOCK			**	2,537,502
INSIGHT ENTERPRISES INC COMMON STOCK USD.01			**	92,693
INSTEEL INDUSTRIES INC COMMON STOCK			**	38,597
INTEGRA LIFESCIENCES HOLDING COMMON STOCK USD.01			**	114,480
INTEGRATED DEVICE TECH INC COMMON STOCK USD.001			**	2,638,399

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
INTEL CORP COMMON STOCK USD.001			**	37,694,811
INTEL CORP SR UNSECURED 07/22 3.1	5/15/2022	3.10%	**	30,591
INTEL CORP SR UNSECURED 07/25 3.7	5/15/2022	3.70%	**	86,886
INTEL CORP SR UNSECURED 10/21 3.3	5/15/2022	3.30%	**	31,075
INTER PARFUMS INC COMMON STOCK USD.001			**	63,480
INTERACTIVE BROKERS GRO CL A COMMON STOCK USD.01			**	2,135,790
INTERCONTINENTAL EXCHANGE IN COMMON STOCK USD.01			**	34,768,332
INTERCONTINENTALEXCHANGE COMPANY GUAR 10/23 4	5/15/2022	4.00%	**	63,855
INTERFACE INC COMMON STOCK USD.1			**	2,320,955
INTERNAP CORP COMMON STOCK USD.001			**	30,272
INTERNATIONAL BANCSHARES CRP COMMON STOCK USD1.			**	171,213
INTERNATIONAL PAPER CO COMMON STOCK USD1.0			**	3,649,360
INTERNET INITIATIVE JAPAN COMMON STOCK			**	679,719
INTERPUMP GROUP SPA COMMON STOCK EUR.52			**	381,584
INTERSIL CORP A COMMON STOCK USD.01			**	96,517
INTERVAL LEISURE GROUP COMMON STOCK USD.01			**	6,556
INTESA SANPAOLO COMMON STOCK EUR.52			**	1,420,404
INTESA SANPAOLO SPA COMPANY GUAR 01/16 3.125	1/14/2030	3.13%	**	500,250
INTESA SANPAOLO SPA COMPANY GUAR 01/17 2.375	1/14/2030	2.38%	**	401,301
INTESA SANPAOLO SPA SUBORDINATED 144A 06/24 5.017	3/16/2021	5.02%	**	1,869,313
INTESA SANPAOLO SPA SUBORDINATED 144A 06/24 5.017	1/14/2030	5.02%	**	1,082,234
INTEVAC INC COMMON STOCK			**	11,101
INTL BUSINESS MACHINES CORP COMMON STOCK USD.2			**	6,151,752
INTL CONSOLIDATED AIRLINE DI COMMON STOCK EUR.5			**	2,206,104
INTL FCSTONE INC COMMON STOCK USD.01			**	58,287
INTL LEASE FINANCE CORP SR SECURED 144A 09/16 6.75	3/16/2021	6.75%	**	226,050
INTL LEASE FINANCE CORP SR UNSECURED 03/17 8.75	1/14/2030	8.75%	**	106,500
INTL SPEEDWAY CORP CL A COMMON STOCK USD.01			**	89,864
INTRA CELLULAR THERAPIES INC COMMON STOCK USD.0001			**	2,559,436
INTRALINKS HOLDINGS INC COMMON STOCK USD.001			**	1,593,136
INTREPID POTASH INC COMMON STOCK USD.001			**	19,957
INTUIT INC COMMON STOCK USD.01			**	30,690,185
INTUIT INC SR UNSECURED 03/17 5.75	5/15/2022	5.75%	**	68,102
INVACARE CORP COMMON STOCK USD.25			**	55,248
INVESTEC LTD COMMON STOCK ZAR.0002			**	234,285
INVESTEC PLC COMMON STOCK GBP.0002			**	740,356
INVESTMENT AB KINNEVIK B SHS COMMON STOCK SEK.1			**	86,706
INVESTMENT TECHNOLOGY GROUP COMMON STOCK USD.01			**	59,315
INVESTOR AB B SHS COMMON STOCK SEK6.25			**	168,414
INVESTORS BANCORP INC COMMON STOCK USD.01			**	175,298
INVESTORS REAL ESTATE TRUST REIT			**	53,425
INVESTORS TITLE CO COMMON STOCK			**	19,844
ION GEOPHYSICAL CORP COMMON STOCK USD.01			**	5,518
IPALCO ENTERPRISES INC SR SECURED 07/20 3.45	1/14/2030	3.45%	**	980,000
IPG PHOTONICS CORP COMMON STOCK USD.0001			**	2,362,294
IPSOS COMMON STOCK EUR.25			**	198,241
IRIDIUM COMMUNICATIONS INC COMMON STOCK USD.001			**	78,440

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
IRONWOOD PHARMACEUTICALS INC COMMON STOCK USD.001			**	1,460,015
ISETAN MITSUKOSHI HOLDINGS L COMMON STOCK			**	279,506
ISS A/S COMMON STOCK DKK1.0			**	259,314
ISUZU MOTORS LTD COMMON STOCK			**	115,785
ITAU UNIBANCO H SPON PRF ADR ADR			**	145,577
ITAU UNIBANCO HLDG SA/KY SUBORDINATED 144A 03/22 5.65	3/16/2021	5.65%	**	1,337,625
ITAUSA INVESTIMENTOS ITAU PR PREFERENCE			**	69,057
ITC HOLDINGS CORP COMMON STOCK			**	2,703,462
ITC LTD COMMON STOCK INR1.			**	170,574
ITRON INC COMMON STOCK			**	107,418
ITT CORP COMMON STOCK USD1.			**	136,999
ITV PLC COMMON STOCK GBP.1			**	415,463
IXIA COMMON STOCK			**	55,686
IXYS CORPORATION COMMON STOCK USD.01			**	40,126
J + J SNACK FOODS CORP COMMON STOCK			**	4,812,054
J FRONT RETAILING CO LTD COMMON STOCK			**	60,190
J P MORGAN MBS FUND COMMINGLED J P MORGAN MBS FUND COMMINGLED	5/15/2022		**	51,955,485
J.C. PENNEY CO INC COMMON STOCK USD.5			**	180,899
J2 GLOBAL INC COMMON STOCK USD.01			**	5,156,936
JABIL CIRCUIT INC COMMON STOCK USD.001			**	434,475
JACK HENRY + ASSOCIATES INC COMMON STOCK USD.01			**	6,478,980
JACKSON NATL LIFE GLOBAL SR SECURED 144A 10/17 VAR	11/18/2016	0.9%	**	5,077,272
JACOBS ENGINEERING GROUP INC COMMON STOCK USD1.			**	2,810,231
JAMES HARDIE INDUSTRIES CDI CDI EUR.59			**	168,068
JAPAN (20 YEAR ISSUE) SR UNSECURED 09/34 1.4	3/16/2021	1.4%	**	90,310
JAPAN AIRLINES CO LTD COMMON STOCK			**	887,169
JAPAN PRIME REALTY INVESTMEN REIT			**	30,899
JAPAN REAL ESTATE INVESTMENT REIT			**	82,954
JAPAN RETAIL FUND INVESTMENT REIT			**	63,698
JAPAN TOBACCO INC COMMON STOCK			**	4,705,338
JAPAN TREASURY DISC BILL BILLS 01/16 0.00000	3/16/2021		**	748,150
JAPAN TREASURY DISC BILL BILLS 02/16 0.00000	4/15/2017	0.01%	**	4,156,503
JAPAN TREASURY DISC BILL BILLS 02/16 0.00000	3/16/2021		**	2,327,642
JAPAN TREASURY DISC BILL BILLS 02/16 0.00000	3/16/2021	0.01%	**	20,699,467
JAPAN TREASURY DISC BILL BILLS 02/16 0.00000	4/15/2017	0.01%	**	2,244,536
JAPAN TREASURY DISC BILL BILLS 02/16 0.00000	3/16/2021		**	4,655,334
JAPAN TREASURY DISC BILL BILLS 02/16 0.00000	4/15/2017	0.01%	**	2,244,543
JAPAN TREASURY DISC BILL BILLS 03/16 0.00000	4/15/2017	0.01%	**	2,577,078
JAPAN TREASURY DISC BILL BILLS 03/16 0.00000	3/16/2021		**	23,526,229
JAPAN TREASURY DISC BILL BILLS 03/16 0.00000	3/16/2021	0.01%	**	26,020,280
JAPANESE YEN	4/15/2017		**	10,556
JAPANESE YEN	3/16/2021		**	250,617
JAPANESE YEN	1/14/2030		**	429
JAPANESE YEN			**	260
JARDEN CORP			**	3,777,239

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
JBS SA COMMON STOCK			**	694,878
JD.COM INC ADR ADR USD.00002			**	83,308
JEAN COUTU GROUP INC CLASS A COMMON STOCK			**	607,272
JEFFERIES GROUP LLC SR UNSECURED 03/16 5.5	5/15/2022	5.5%	**	70,570
JEFFERIES GROUP LLC SR UNSECURED 04/21 6.875	5/15/2022	6.88%	**	78,308
JETBLUE AIRWAYS CORP COMMON STOCK USD.01			**	1,410,393
JOHN B. SANFILIPPO + SON INC COMMON STOCK USD.01			**	44,305
JOHN DEERE CAPITAL CORP SR UNSECURED 03/18 1.3	5/15/2022	1.3%	**	173,437
JOHN DEERE CAPITAL CORP SR UNSECURED 07/17 VAR	11/18/2016	0.77%	**	2,455,741
JOHN DEERE CAPITAL CORP SR UNSECURED 10/17 1.2	5/15/2022	1.2%	**	54,800
JOHNSON + JOHNSON COMMON STOCK USD1.			**	26,160,421
JOHNSON CONTROLS INC COMMON STOCK USD.01388			**	21,945,383
JOHNSON CONTROLS INC SR UNSECURED 12/16 2.6	11/18/2016	2.6%	**	1,327,158
JOHNSON MATTHEY PLC COMMON STOCK GBP1.047619			**	226,080
JOHNSON OUTDOORS INC A COMMON STOCK USD.05			**	20,183
JOLLIBEE FOODS CORP COMMON STOCK PHP1.0			**	408,400
JOURNAL MEDIA GROUP INC COMMON STOCK USD.01			**	12,934
JP MORGAN CHASE BANK NA SR UNSECURED 06/17 VAR	4/15/2017	0.84%	**	797,188
JP MORGAN CHASE BANK NA SR UNSECURED 06/17 VAR	3/16/2021	0.75%	**	498,243
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2006 LDP6 AM	5/15/2022	5.53%	**	190,836
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2007 LDPX A3	4/15/2017	5.42%	**	184,823
JPMCB LIQUIDITY FUND JP MORGAN SHORT TERM EQUITY IN	11/18/2016		**	196,160,924
JPMORGAN CHASE + CO COMMON STOCK USD1.0			**	31,461,050
JPMORGAN CHASE + CO JR SUBORDINA 12/49 VAR	1/14/2030	5.3%	**	697,375
JPMORGAN CHASE + CO SR UNSECURED 01/20 2.25	1/14/2030	2.25%	**	1,377,293
JPMORGAN CHASE + CO SR UNSECURED 01/22 4.5	1/14/2030	4.5%	**	539,303
JPMORGAN CHASE + CO SR UNSECURED 05/21 4.625	1/14/2030	4.63%	**	1,620,231
JPMORGAN CHASE + CO SR UNSECURED 10/20 2.55	3/16/2021	2.55%	**	991,609
JTEKT CORP COMMON STOCK			**	190,008
JULIUS BAER GROUP LTD COMMON STOCK CHF.02			**	3,034,760
JUNGHEINRICH PRFD PREFERENCE			**	927,579
JUNTA DE ANDALUCIA SR UNSECURED REGS 04/16 VAR	3/16/2021	2.14%	**	1,183,877
JYSKE BANK REG COMMON STOCK DKK10.			**	281,671
K S AG REG COMMON STOCK			**	853,937
K12 INC COMMON STOCK USD.0001			**	22,546
KABU.COM SECURITIES CO LTD COMMON STOCK			**	387,597
KADANT INC COMMON STOCK USD.01			**	1,689,863
KAJIMA CORP COMMON STOCK			**	66,204
KALBE FARMA TBK PT COMMON STOCK IDR10.			**	71,511
KAMAN CORP COMMON STOCK USD1.			**	108,759
KAMIGUMI CO LTD COMMON STOCK			**	60,983
KANEKA CORP COMMON STOCK			**	84,127
KANSAS CITY POWER + LT SR UNSECURED 03/23 3.15	5/15/2022	3.15%	**	23,520
KANSAS CITY POWER + LT SR UNSECURED 10/41 5.3	5/15/2022	5.3%	**	70,620
KAO CORP COMMON STOCK			**	233,987
KAPSTONE PAPER AND PACKAGING COMMON STOCK USD.0001			**	210,697
KAR AUCTION SERVICES INC COMMON STOCK USD.01			**	2,947,366

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
KASIKORNBANK PCL NVDR NVDR THB10.0			**	157,254
KB HOME COMMON STOCK USD1.			**	108,689
KBC GROEP NV COMMON STOCK			**	3,489,609
KBR INC COMMON STOCK USD.001			**	52,520
KCG HOLDINGS INC CL A COMMON STOCK USD.01			**	145,098
KELLOGG CO COMMON STOCK USD.25			**	1,589,940
KELLOGG CO SR UNSECURED 12/20 4	5/15/2022	4%	**	94,624
KELLY SERVICES INC A COMMON STOCK USD1.			**	51,309
KEMET CORP COMMON STOCK USD.01			**	7,044
KEMPER CORP COMMON STOCK USD.1			**	194,706
KEPCO PLANT SERVICE + ENGINE COMMON STOCK KRW200.			**	260,575
KERRY PROPERTIES LTD COMMON STOCK HKD1.0			**	422,624
KEY ENERGY SERVICES INC COMMON STOCK USD.1			**	4,942
KEY TRONIC CORP COMMON STOCK			**	9,424
KEYCORP SR UNSECURED 03/21 5.1	5/15/2022	5.1%	**	218,589
KEYW HOLDING CORP/THE COMMON STOCK			**	22,828
KIA MOTORS CORP COMMON STOCK KRW5000.0			**	440,520
KILROY REALTY CORP REIT USD.01			**	173,071
KIMBALL INTERNATIONAL B COMMON STOCK USD.05			**	28,040
KIMBERLY CLARK DE MEXICO A COMMON STOCK			**	228,392
KINDER MORGAN ENER PART COMPANY GUAR 02/17 6	3/16/2021	6%	**	20,234
KINDER MORGAN ENER PART COMPANY GUAR 02/20 6.85	3/16/2021	6.85%	**	827,458
KINDRED HEALTHCARE INC COMMON STOCK USD.25			**	76,903
KINGBOARD LAMINATES HLDG LTD COMMON STOCK HKD.1			**	177,813
KINGFISHER PLC COMMON STOCK GBP.157143			**	884,621
KINTETSU WORLD EXPRESS INC COMMON STOCK			**	452,278
KIRBY CORP COMMON STOCK USD.1			**	1,123,437
KIRKLAND S INC COMMON STOCK			**	25,259
KITE PHARMA INC COMMON STOCK USD.001			**	389,747
KITE REALTY GROUP TRUST REIT USD.01			**	93,452
KLA TENCOR CORP COMMON STOCK USD.001			**	2,493,133
KLEPIERRE REIT EUR1.4			**	71,956
KLX INC COMMON STOCK USD.01			**	23,400
KMG CHEMICALS INC COMMON STOCK USD.01			**	25,944
KNIGHT TRANSPORTATION INC COMMON STOCK USD.01			**	1,575,265
KNOWLES CORP COMMON STOCK USD.01			**	73,782
KOITO MANUFACTURING CO LTD COMMON STOCK			**	424,806
KONAMI HOLDINGS CORP COMMON STOCK			**	196,863
KONICA MINOLTA INC COMMON STOCK			**	928,474
KONINKLIJKE AHOLD NV COMMON STOCK EUR.01			**	2,198,584
KONINKLIJKE PHILIPS NV SR UNSECURED 03/22 3.75	5/15/2022	3.75%	**	51,327
KONINKLIJKE PHILIPS NVR NY NY REG SHRS			**	1,061,850
KOREA LAND + HOUSING COR SR UNSECURED 144A 08/17 1.875	3/16/2021	1.88%	**	299,309
KOREA TREASURY BOND SR UNSECURED 03/17 3.5	3/16/2021	3.5%	**	1,026,002
KOREA TREASURY BOND SR UNSECURED 06/22 3.75	3/16/2021	3.75%	**	722,964
KOREA TREASURY BOND SR UNSECURED 09/18 5.75	3/16/2021	5.75%	**	1,041,145
KOREA TREASURY BOND SR UNSECURED 12/31 4	3/16/2021	4%	**	281,779

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
KOREAN AIR LINES CO LTD COMMON STOCK KRW5000.			**	118,756
KOREAN REINSURANCE CO COMMON STOCK KRW500.			**	88,987
KORN/FERRY INTERNATIONAL COMMON STOCK USD.01			**	159,828
KOSE CORP COMMON STOCK			**	121,792
KOSMOS ENERGY LTD COMMON STOCK USD.01			**	96,600
KRAFT HEINZ FOODS CO COMPANY GUAR 02/20 5.375	5/15/2022	5.38%	**	17,519
KRAFT HEINZ FOODS CO COMPANY GUAR 06/22 3.5	5/15/2022	3.5%	**	25,274
KRAFT HEINZ FOODS CO COMPANY GUAR 06/42 5	5/15/2022	5%	**	75,517
KRATON PERFORMANCE POLYMERS COMMON STOCK USD.01			**	37,456
KRATOS DEFENSE + SECURITY COMMON STOCK USD.001			**	15,970
KRISPY KREME DOUGHNUTS INC COMMON STOCK			**	2,609,868
KROGER CO/THE COMPANY GUAR 04/31 7.5	5/15/2022	7.5%	**	63,686
KROGER CO/THE SR UNSECURED 01/21 3.3	5/15/2022	3.3%	**	81,216
KROGER CO/THE SR UNSECURED 02/24 4	5/15/2022	4%	**	141,987
KRONOS WORLDWIDE INC COMMON STOCK USD.01			**	35,261
KRUNG THAI BANK NVDR NVDR THB5.15			**	109,106
KT+G CORP COMMON STOCK KRW5000.			**	149,190
KUEHNE + NAGEL INTL AG REG COMMON STOCK CHF1.0			**	1,301,873
KULICKE + SOFFA INDUSTRIES COMMON STOCK			**	89,707
KUONI REISEN HLDG REG(CAT B) COMMON STOCK CHF1.0			**	653,377
KYOCERA CORP COMMON STOCK			**	3,050,373
KYOWA HAKKO KIRIN CO LTD COMMON STOCK			**	366,142
L BRANDS INC COMMON STOCK USD.5			**	17,788,408
L OREAL COMMON STOCK EUR.2			**	1,241,481
LA QUINTA HOLDINGS INC COMMON STOCK USD.01			**	19,979
LA Z BOY INC COMMON STOCK USD1.			**	107,619
LAB CORP OF AMER HLDGS SR UNSECURED 08/17 2.2	5/15/2022	2.2%	**	45,158
LAB CORP OF AMER HLDGS SR UNSECURED 11/18 2.5	5/15/2022	2.5%	**	40,100
LABORATORY CORP OF AMER SR UNSECURED 02/22 3.2	5/15/2022	3.2%	**	46,127
LACLEDE GROUP INC/THE COMMON STOCK USD1.			**	1,872,306
LAGARDERE SCA COMMON STOCK EUR6.1			**	872,048
LAKE SUNAPEE BANK GROUP COMMON STOCK USD.01			**	11,505
LAKELAND BANCORP INC COMMON STOCK			**	45,922
LAKELAND FINANCIAL CORP COMMON STOCK			**	76,457
LAM RESEARCH CORP COMMON STOCK USD.001			**	23,196,120
LAND SECURITIES GROUP PLC REIT GBP.1			**	217,750
LANDEC CORP COMMON STOCK USD.001			**	32,734
LANDWIRTSCH. RENTENBANK GOVT GUARANT 01/23 4.25	3/16/2021	4.25%	**	230,194
LANXESS AG COMMON STOCK			**	100,979
LAREDO PETROLEUM INC COMMON STOCK USD.01			**	1,024,566
LARGAN PRECISION CO LTD COMMON STOCK TWD10.			**	5,048,015
LAS VEGAS SANDS CORP COMMON STOCK USD.001			**	11,383,494
LASALLE HOTEL PROPERTIES REIT USD.01			**	1,947,686
LATAM AIRLINES GROUP SP ADR ADR			**	127,549
LATTICE SEMICONDUCTOR CORP COMMON STOCK USD.01			**	66,318
LAYNE CHRISTENSEN COMPANY COMMON STOCK USD.01			**	7,548
LAZARD LTD CL A MLP USD.01			**	207,631

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
LB UBS COMMERCIAL MORTGAGE TRU LBUBS 2007 C7 A3	5/15/2022	5.87%	**	173,912
LBG CAPITAL NO.2 PLC COMPANY GUAR REGS 12/19 15	4/15/2017	15%	**	198,977
LBG CAPITAL NO.2 PLC COMPANY GUAR REGS 12/19 15	3/16/2021	15%	**	155,069
LCM LTD PARTNERSHIP LCM 9A A 144A	3/16/2021	1.52%	**	1,297,211
LDR HOLDING CORP COMMON STOCK USD.001			**	278,796
LEAR CORP COMMON STOCK USD.01			**	283,369
LEASEPLAN CORPORATION NV SR UNSECURED 144A 05/18 2.5	1/14/2030	2.5%	**	1,772,771
LEE + MAN PAPER MANUFACTURIN COMMON STOCK HKD.025			**	492,192
LEEK FINANCE PLC LEEK 18A A2D 144A	3/16/2021	0.61%	**	2,339,945
LEGACYTEXAS FINANCIAL GROUP COMMON STOCK USD.01			**	97,453
LEGG MASON INC COMMON STOCK USD.1			**	454,362
LEGRAND SA COMMON STOCK EUR4.			**	1,638,147
LENDINGCLUB CORP COMMON STOCK USD.01			**	487,913
LENDINGTREE INC COMMON STOCK USD.01			**	1,018,328
LENDLEASE GROUP STAPLED SECURITY			**	445,268
LENNAR CORP A COMMON STOCK USD.1			**	2,559,265
LETRA TESOURO NACIONAL BILLS 01/17 0.00000	4/15/2017		**	611,335
LETRA TESOURO NACIONAL BILLS 01/19 0.00000	4/15/2017		**	15,972
LETRA TESOURO NACIONAL BILLS 04/16 0.00000	1/14/2030		**	3,421,121
LETRA TESOURO NACIONAL BILLS 10/16 0.00000	4/15/2017	0.01%	**	1,155,896
LEXINGTON REALTY TRUST REIT USD.0001			**	112,336
LEXMARK INTERNATIONAL INC A COMMON STOCK USD.01			**	192,915
LG CHEM LTD COMMON STOCK KRW5000.			**	190,508
LHC GROUP INC COMMON STOCK USD.01			**	83,560
LI + FUNG LTD COMMON STOCK HKD.0125			**	2,014,120
LIBERTY HOLDINGS LTD COMMON STOCK ZAR.0833			**	31,249
LIBERTY INTERACTIVE CORP Q A TRACKING STK USD.01			**	25,904,496
LIBERTY MEDIA CORP C COMMON STOCK USD.01			**	5,905,446
LIBERTY MUTUAL GROUP INC COMPANY GUAR 144A 05/22 4.95	5/15/2022	4.95%	**	52,999
LIBERTY MUTUAL GROUP INC COMPANY GUAR 144A 06/21 5	5/15/2022	5%	**	80,214
LIBERTY TRIPADVISOR HDG A COMMON STOCK USD.01			**	5,097
LIC HOUSING FINANCE LTD COMMON STOCK INR2.			**	28,575
LIFEPOINT HEALTH INC COMMON STOCK USD.01			**	770,553
LIFESTYLE INTL HLDGS LTD COMMON STOCK HKD.005			**	371,616
LIFETIME BRANDS INC COMMON STOCK USD.01			**	17,662
LIGHTPOINT PAN EUROPEAN CLO PL LIGHP 2006 1X A REGS	3/16/2021	0.18%	**	44,828
LIMELIGHT NETWORKS INC COMMON STOCK USD.001			**	14,666
LIMONEIRA CO COMMON STOCK USD.01			**	21,439
LINCOLN NATIONAL CORP SR UNSECURED 02/20 6.25	5/15/2022	6.25%	**	84,275
LINCOLN NATIONAL CORP SR UNSECURED 06/21 4.85	5/15/2022	4.85%	**	26,923
LINDE AG COMMON STOCK			**	2,590,273
LINDSAY CORP COMMON STOCK USD1.			**	89,052
LINEAR TECHNOLOGY CORP COMMON STOCK USD.001			**	5,827,733
LINK REIT REIT			**	201,212
LINKEDIN CORP A COMMON STOCK USD.0001			**	8,188,410
LINN CO LLC COMMON STOCK			**	11,710
LIQUIDITY SERVICES INC COMMON STOCK USD.001			**	19,988

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
LITTELFUSE INC COMMON STOCK USD.01			**	2,204,085
LLOYDS BANK PLC COMPANY GUAR 03/17 4.2	11/18/2016	4.2%	**	1,580,435
LLOYDS BANK PLC COMPANY GUAR 08/18 VAR	1/14/2030	1.14%	**	799,930
LLOYDS BANK PLC COVERED REGS 03/25 5.125	3/16/2021	5.13%	**	530,517
LLOYDS BANK PLC COVERED REGS 03/27 4.875	3/16/2021	4.88%	**	6,824,103
LLOYDS BANKING GROUP PLC COMMON STOCK			**	256,725
LLOYDS BANKING GROUP PLC JR SUBORDINA REGS 12/49 VAR	3/16/2021	7.63%	**	1,851,808
LLOYDS BANKING GROUP PLC JR SUBORDINA REGS 12/49 VAR	3/16/2021	7.88%	**	1,091,055
LMI AEROSPACE INC COMMON STOCK USD.02			**	13,413
LOBLAW COMPANIES LTD COMMON STOCK			**	1,584,018
LOCKHEED MARTIN CORP COMMON STOCK USD1.			**	8,738,550
LOCKHEED MARTIN CORP SR UNSECURED 09/21 3.35	5/15/2022	3.35%	**	92,199
LOCKHEED MARTIN CORP SR UNSECURED 11/20 2.5	1/14/2030	2.5%	**	596,441
LOGMEIN INC COMMON STOCK USD.01			**	2,666,084
LONDON STOCK EXCHANGE GROUP COMMON STOCK GBP.06918605			**	113,647
LONGFOR PROPERTIES COMMON STOCK HKD.1			**	57,426
LONZA GROUP AG REG COMMON STOCK			**	2,227,187
LOS ANGELES CA CMNTY CLG DIST LOSHGR 08/42 FIXED 6.6	3/16/2021	6.6%	**	419,920
LOS ANGELES CA CMNTY CLG DIST LOSHGR 08/49 FIXED 6.75	3/16/2021	6.75%	**	395,968
LOS ANGELES CA DEPT OF ARPTS LOSAPT 05/39 FIXED 6.582	5/15/2022	6.58%	**	51,453
LOS ANGELES CA UNIF SCH DIST LOSSCD 07/34 FIXED 6.758	3/16/2021	6.76%	**	527,048
LOTTE CHEMICAL CORP COMMON STOCK KRW5000.0			**	594,343
LOUISIANA PACIFIC CORP COMMON STOCK USD1.			**	33,553
LOWE S COMPANIES INC SR UNSECURED 04/22 3.12	5/15/2022	3.12%	**	122,718
LSB INDUSTRIES INC COMMON STOCK USD.1			**	14,863
LSI INDUSTRIES INC COMMON STOCK			**	29,987
LT GROUP INC COMMON STOCK PHP1.0			**	385,715
LUBY S INC COMMON STOCK USD.32			**	12,829
LUKOIL PJSC SPON ADR ADR RUB.025			**	277,049
LUMINEX CORP COMMON STOCK USD.001			**	13,583
LUMOS NETWORKS CORP COMMON STOCK USD.01			**	25,256
LUXOFT HOLDING INC COMMON STOCK			**	2,825,812
LVMH MOET HENNESSY LOUIS VUI COMMON STOCK EUR.3			**	4,703,887
LYDALL INC COMMON STOCK USD.1			**	1,604,583
M/A COM TECHNOLOGY SOLUTIONS COMMON STOCK USD.001			**	1,858,246
M/I HOMES INC COMMON STOCK USD.01			**	53,923
M3 INC COMMON STOCK			**	7,585,498
MACATAWA BANK CORP COMMON STOCK			**	20,461
MACK CALI REALTY CORP REIT USD.01			**	141,197
MACQUARIE BANK LIMITED	11/18/2016	0.87%	**	4,766,748
MACQUARIE BANK LTD SR UNSECURED 144A 02/17 5	5/15/2022	5%	**	315,448
MACQUARIE BANK LTD SR UNSECURED 144A 06/16 VAR	11/18/2016	0.96%	**	374,291
MACQUARIE BANK LTD SR UNSECURED 144A 08/16 2	11/18/2016	2%	**	3,252,004
MACQUARIE GROUP LTD COMMON STOCK			**	1,277,432
MACQUARIE MEXICO REAL ESTATE REIT			**	355,993
MACYS RETAIL HLDGS INC COMPANY GUAR 07/17 7.45	5/15/2022	7.45%	**	129,657
MADISON SQUARE GARDEN CO A COMMON STOCK USD.01			**	274,413

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
MAGELLAN HEALTH INC COMMON STOCK USD.01			**	1,573,995
MAGNA INTERNATIONAL INC COMMON STOCK			**	1,660,935
MAIDEN HOLDINGS LTD COMMON STOCK USD.01			**	108,500
MAINSOURCE FINANCIAL GROUP I COMMON STOCK			**	46,904
MALAYAN BANKING BHD COMMON STOCK MYR1.			**	207,383
MALAYSIA GOVERNMENT SR UNSECURED 03/27 3.892	3/16/2021	3.89%	**	199,444
MALAYSIA GOVERNMENT SR UNSECURED 10/17 3.314	3/16/2021	3.31%	**	376,760
MALAYSIA GOVERNMENT SR UNSECURED 11/19 4.378	3/16/2021	4.38%	**	264,875
MALAYSIAN RINGGIT	3/16/2021		**	28
MALAYSIAN RINGGIT			**	245,291
MALLINCKRODT PLC COMMON STOCK USD.2			**	9,990,718
MANITOWOC COMPANY INC COMMON STOCK USD.01			**	150,722
MANPOWERGROUP INC COMMON STOCK USD.01			**	1,254,741
MANTECH INTERNATIONAL CORP A COMMON STOCK USD.01			**	74,390
MANULIFE FINANCIAL CORP COMMON STOCK			**	142,676
MARATHON OIL CORP COMMON STOCK USD1.			**	5,921,077
MARATHON OIL CORP SR UNSECURED 06/25 3.85	5/15/2022	3.85%	**	68,412
MARICO LTD COMMON STOCK			**	63,302
MARICO LTD COMMON STOCK INR1.			**	63,232
MARINEMAX INC COMMON STOCK USD.001			**	45,313
MARKEL CORP COMMON STOCK			**	2,576,732
MARKETAXESS HOLDINGS INC COMMON STOCK USD.003			**	3,681,354
MARKETO INC COMMON STOCK USD.0001			**	2,263,841
MARLIN BUSINESS SERVICES INC COMMON STOCK USD.01			**	19,754
MARRIOTT INTERNATIONAL CL A COMMON STOCK USD.01			**	6,945,411
MARRIOTT VACATIONS WORLD COMMON STOCK USD.01			**	2,145,705
MARSH + MCLENNAN COS INC SR UNSECURED 03/20 2.35	5/15/2022	2.35%	**	78,310
MARTEN TRANSPORT LTD COMMON STOCK USD.01			**	54,428
MARUI GROUP CO LTD COMMON STOCK			**	87,147
MARVELL TECHNOLOGY GROUP LTD COMMON STOCK USD.002			**	405,006
MASSACHUSETTS EDUCATIONAL FINA MEFA 2008 1 A1	3/16/2021	1.27%	**	48,804
MASSMUTUAL GLOBAL FUNDIN SR SECURED 144A 04/16 3.125	5/15/2022	3.13%	**	100,579
MASSMUTUAL GLOBAL FUNDIN SR SECURED 144A 08/18 2.1	5/15/2022	2.1%	**	100,334
MASSMUTUAL GLOBAL FUNDIN SR SECURED 144A 10/22 2.5	5/15/2022	2.5%	**	95,922
MASTEC INC COMMON STOCK USD.1			**	92,635
MASTERCARD INC CLASS A COMMON STOCK USD.0001			**	58,636,715
MATADOR RESOURCES CO COMMON STOCK USD.01			**	1,407,921
MATAHARI DEPARTMENT STORE TB COMMON STOCK			**	110,694
MATERION CORP COMMON STOCK			**	57,400
MATRIX SERVICE CO COMMON STOCK USD.01			**	42,682
MATSON INC COMMON STOCK			**	2,267,788
MATTHEWS INTL CORP CLASS A COMMON STOCK USD1.0			**	169,811
MAXIM INTEGRATED PRODUCTS COMMON STOCK USD.001			**	2,762,410
MAXIMUS INC COMMON STOCK			**	5,077,969
MB FINANCIAL INC COMMON STOCK USD.01			**	232,255
MBIA INC COMMON STOCK USD1.			**	111,586
MBT FINANCIAL CORP COMMON STOCK			**	15,402

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
MCCLATCHY CO CLASS A COMMON STOCK USD.01			**	5,084
MCDERMOTT INTL INC COMMON STOCK USD1.			**	51,506
MCDONALD S CORP COMMON STOCK USD.01			**	3,913,506
MCDONALD S CORP SR UNSECURED 07/40 4.875	5/15/2022	4.88%	**	80,175
MCGRATH RENTCORP COMMON STOCK			**	64,537
MCGRAW HILL FINANCIAL INC COMMON STOCK USD1.			**	6,218,131
MCKESSON CORP COMMON STOCK USD.01			**	22,518,932
MDC HOLDINGS INC COMMON STOCK USD.01			**	112,511
MEDA AB A SHS COMMON STOCK SEK1.0			**	325,215
MEDASSETS INC COMMON STOCK USD.01			**	155,381
MEDCO HEALTH SOLUTIONS COMPANY GUAR 09/20 4.125	5/15/2022	4.13%	**	125,892
MEDIA GENERAL INC COMMON STOCK			**	119,187
MEDIATEK INC COMMON STOCK TWD10.			**	1,126,435
MEDICAL PROPERTIES TRUST INC REIT USD.001			**	73,514
MEDICINES COMPANY COMMON STOCK USD.001			**	4,117,482
MEDICLINIC INTERNATIONAL PLC COMMON STOCK GBP.1			**	957,450
MEDIDATA SOLUTIONS INC COMMON STOCK USD.01			**	2,946,063
MEDIOBANCA SPA COMMON STOCK EUR.5			**	141,292
MEDIPAL HOLDINGS CORP COMMON STOCK			**	668,949
MEDIVATION INC COMMON STOCK USD.01			**	2,682,870
MEDNAX INC COMMON STOCK USD.01			**	4,794,054
MEDTRONIC INC COMPANY GUAR 03/20 4.45	5/15/2022	4.45%	**	43,072
MEDTRONIC PLC COMMON STOCK USD.1			**	43,684,253
MEDY TOX INC COMMON STOCK KRW500.			**	432,089
MEIJI HOLDINGS CO LTD COMMON STOCK			**	1,019,244
MELIA HOTELS INTERNATIONAL COMMON STOCK EUR.2			**	723,743
MELLON RESIDENTIAL FUNDING COR MRFC 2000 TBC2 A1	1/14/2030	0.68%	**	424,643
MEMORIAL RESOURCE DEVELOPMEN COMMON STOCK USD.01			**	3,235,168
MENTOR GRAPHICS CORP COMMON STOCK			**	148,170
MERCANTILE BANK CORP COMMON STOCK			**	42,749
MERCEDES BENZ AUTO LEASE TRUST MBALT 2015 B A2A	11/18/2016	1.21%	**	2,675,508
MERCEDES BENZ AUTO RECEIVABLES MBART 2013 1 A3	5/15/2022	0.78%	**	58,719
MERCER INTERNATIONAL INC COMMON STOCK USD1.			**	57,513
MERCHANTS BANCSHARES INC COMMON STOCK USD.01			**	19,366
MERCK + CO. INC. COMMON STOCK USD.5			**	24,399,618
MERCK KGAA COMMON STOCK			**	5,186,668
MERCURY SYSTEMS INC COMMON STOCK USD.01			**	63,985
MEREDITH CORP COMMON STOCK USD1.			**	1,832,805
MERIT MEDICAL SYSTEMS INC COMMON STOCK			**	81,926
MERITAGE HOMES CORP COMMON STOCK USD.01			**	132,391
MERRILL LYNCH CAN 98001212	3/16/2021	0.9%	**	399,445
MERRILL LYNCH CAN 98001247	3/16/2021	1.1%	**	1,026,682
MERRILL LYNCH MORTGAGE TRUST MLMT 2008 C1 A4	3/16/2021	5.69%	**	104,504
MET LIFE GLOB FUNDING I SECURED 144A 04/17 1.3	11/18/2016	1.3%	**	2,930,583
MET LIFE GLOB FUNDING I SECURED 144A 04/20 2	3/16/2021	2%	**	881,607
MET LIFE GLOB FUNDING I SR SECURED 144A 04/22 3.875	5/15/2022	3.88%	**	297,293
MET TRANSPRTN AUTH NY REVENUE MTATRN 11/39 FIXED 6.668	3/16/2021	6.67%	**	391,977

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
MET WTR DIST OF STHRN CA METWTR 07/40 FIXED 6.947	3/16/2021	6.95%	**	69,866
META FINANCIAL GROUP INC COMMON STOCK USD.01			**	28,247
METAIR INVESTMENTS LTD COMMON STOCK			**	627,673
METHANEX CORP COMMON STOCK			**	552,703
METLIFE INC COMMON STOCK USD.01			**	8,458,830
METLIFE INC JR SUBORDINA 12/49 VAR	1/14/2030	5.25%	**	610,500
METLIFE INC SR UNSECURED 06/35 5.7	5/15/2022	5.7%	**	57,789
METRO AG COMMON STOCK			**	746,517
METRO BANCORP INC COMMON STOCK USD1.0			**	45,030
MEX BONOS DESARR FIX RT BONDS 12/18 8.5	3/16/2021	8.5%	**	287,892
MEXICAN PESO (NEW)	4/15/2017		**	55,537
MEXICAN PESO (NEW)	3/16/2021		**	457,820
MEXICAN PESO (NEW)	1/14/2030		**	198,181
MEXICAN PESO (NEW)			**	64,695
MEXICAN UDIBONOS BONDS 11/35 4.5	4/15/2017	4.5%	**	140,758
MEXICAN UDIBONOS BONDS 11/40 4	4/15/2017	4%	**	39,645
MEXICAN UDIBONOS BONDS 11/46 4	4/15/2017	4%	**	266,310
MEXICAN UDIBONOS BONDS 12/25 4.5	4/15/2017	4.5%	**	1,515,575
MGM RESORTS INTL COMPANY GUAR 04/16 6.875	1/14/2030	6.88%	**	201,750
MGP INGREDIENTS INC COMMON STOCK			**	16,141
MICHELIN (CGDE) COMMON STOCK EUR2.			**	295,528
MICROCHIP TECHNOLOGY INC COMMON STOCK USD.001			**	5,988,535
MICRON TECHNOLOGY INC COMMON STOCK USD.1			**	2,274,662
MICROSEMI CORP COMMON STOCK USD.2			**	202,873
MICROSOFT CORP COMMON STOCK USD.00000625			**	176,508,661
MICROSOFT CORP SR UNSECURED 11/22 2.125	5/15/2022	2.13%	**	144,917
MID AMERICA APARTMENT COMM REIT USD.01			**	456,048
MIDSOUTH BANCORP INC COMMON STOCK USD.1			**	10,233
MIDWESTONE FINANCIAL GROUP I COMMON STOCK USD.01			**	24,936
MILLER INDUSTRIES INC/TENN COMMON STOCK USD.01			**	24,546
MINERAL DEPOSITS LTD COMMON STOCK			**	6,728
MINERALS TECHNOLOGIES INC COMMON STOCK USD.1			**	1,842,976
MIRVAC GROUP REIT			**	64,561
MISSISSIPPI ST MSS 11/17 FLOATING VAR	1/14/2030	0.89%	**	1,404,984
MISTRAS GROUP INC COMMON STOCK USD.01			**	33,255
MISUMI GROUP INC COMMON STOCK			**	1,000,710
MITCHAM INDUSTRIES INC COMMON STOCK USD.01			**	3,392
MITSUBISHI ELECTRIC CORP COMMON STOCK			**	618,355
MITSUBISHI ESTATE CO LTD COMMON STOCK			**	377,597
MITSUBISHI MOTORS CORP COMMON STOCK			**	781,737
MITSUBISHI TANABE PHARMA COMMON STOCK			**	357,189
MITSUBISHI UFJ FINANCIAL GRO COMMON STOCK			**	1,386,501
MITSUI CHEMICALS INC COMMON STOCK			**	720,894
MITSUI FUDOSAN CO LTD COMMON STOCK			**	355,659
MIURA CO LTD COMMON STOCK			**	561,466
MIXI INC COMMON STOCK			**	816,992
MIZUHO FINANCIAL GROUP INC COMMON STOCK			**	934,974

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
MKS INSTRUMENTS INC COMMON STOCK			**	2,037,420
ML CFC COMMERCIAL MORTGAGE TRU MLCFC 2007 9 A4	5/15/2022	5.7%	**	308,417
MLCC MORTGAGE INVESTORS INC MLCC 2005 B A1	4/15/2017	0.84%	**	371,287
MLP AG COMMON STOCK			**	167,442
MMI HOLDINGS LTD COMMON STOCK ZAR.000001			**	99,872
MOBILE MINI INC COMMON STOCK USD.01			**	140,396
MOBILE TELESYSTEMS SP ADR ADR			**	134,835
MOBILEYE NV COMMON STOCK EUR.01			**	1,780,622
MODINE MANUFACTURING CO COMMON STOCK USD.625			**	39,883
MOELIS + CO CLASS A COMMON STOCK USD.01			**	1,435,656
MOF OF CZECH REP T BILL BILLS REGS 02/16 0.00000	3/16/2021		**	4,502,283
MOLINA HEALTHCARE INC COMMON STOCK USD.001			**	317,065
MONADELPHOUS GROUP LTD COMMON STOCK			**	101,518
MONARCH CASINO + RESORT INC COMMON STOCK USD.01			**	23,697
MONDELEZ INTERNATIONAL INC A COMMON STOCK			**	9,784,088
MONDELEZ INTERNATIONAL SR UNSECURED 02/19 2.25	5/15/2022	2.25%	**	119,956
MONDI LTD COMMON STOCK			**	219,435
MONDI PLC COMMON STOCK EUR.2			**	59,674
MONMOUTH REAL ESTATE INV COR REIT USD.01			**	40,742
MONRO MUFFLER BRAKE INC COMMON STOCK USD.01			**	2,109,107
MONSANTO CO COMMON STOCK USD.01			**	26,365,036
MONSTER WORLDWIDE INC COMMON STOCK USD.001			**	46,396
MOOG INC CLASS A COMMON STOCK USD1.			**	151,500
MORGAN STANLEY + CO INC CASH COLL (CCP)	3/16/2021	0.01%	**	893,000
MORGAN STANLEY + CO INC CASH COLL (CCP)	1/14/2030	1%	**	83,000
MORGAN STANLEY CAP SVCS COC SWAP CASH COLLATERAL USD	3/16/2021		**	40,000
MORGAN STANLEY CAPITAL I TRUST MSC 2007 IQ16 A4	4/15/2017	5.81%	**	177,583
MORGAN STANLEY CAPITAL I TRUST MSC 2011 C3 A3	5/15/2022	4.05%	**	172,902
MORGAN STANLEY COMMON STOCK USD.01			**	6,273,027
MORGAN STANLEY REREMIC TRUST MSRR 2010 GG10 A4A 144A	3/16/2021	5.99%	**	52,602
MORGAN STANLEY REREMIC TRUST MSRR 2010 GG10 A4A 144A	1/14/2030	5.99%	**	1,402,726
MORGAN STANLEY REREMIC TRUST MSRR 2012 IO AXA 144A	5/15/2022	1%	**	109,864
MORGAN STANLEY SR UNSECURED 01/20 2.65	5/15/2022	2.65%	**	155,576
MORGAN STANLEY SR UNSECURED 01/45 4.3	5/15/2022	4.3%	**	137,392
MORGAN STANLEY SR UNSECURED 10/24 3.7	5/15/2022	3.7%	**	301,443
MORGAN STANLEY SUBORDINATED 05/23 4.1	5/15/2022	4.1%	**	252,550
MORGAN STANLEY SUBORDINATED 09/26 4.35	5/15/2022	4.35%	**	30,098
MORNEAU SHEPELL INC COMMON STOCK			**	186,590
MOSAIC CO SR UNSECURED 11/21 3.75	5/15/2022	3.75%	**	145,389
MOSAIC CO SR UNSECURED 11/33 5.45	5/15/2022	5.45%	**	106,121
MOSAIC CO/THE COMMON STOCK USD.01			**	7,261,964
MOTHERSON SUMI SYSTEMS LTD COMMON STOCK INR1.			**	158,130
MOVADO GROUP INC COMMON STOCK USD.01			**	47,435
MPLX LP COMPANY GUAR 144A 06/25 4.875	1/14/2030	4.88%	**	1,163,500
MRC GLOBAL INC COMMON STOCK USD.01			**	85,940
MS+AD INSURANCE GROUP HOLDIN COMMON STOCK			**	1,994,297
MSC INDUSTRIAL DIRECT CO A COMMON STOCK USD.001			**	44,116

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
MSG NETWORKS INC A COMMON STOCK USD.01			**	105,872
MTN GROUP LTD COMMON STOCK ZAR.0001			**	223,877
MTU AERO ENGINES AG COMMON STOCK			**	1,266,804
MUELLER INDUSTRIES INC COMMON STOCK USD.01			**	149,999
MUENCHENER RUECKVER AG REG COMMON STOCK			**	1,452,253
MULTI COLOR CORP COMMON STOCK			**	72,729
MULTI FINELINE ELECTRONIX IN COMMON STOCK USD.0001			**	50,873
MULTIPLUS SA COMMON STOCK			**	147,236
MUNI ELEC AUTH OF GEORGIA MELPWR 04/57 FIXED 6.637	3/16/2021	6.64%	**	12,001
MURATA MANUFACTURING CO LTD COMMON STOCK			**	6,733,256
MURPHY OIL CORP COMMON STOCK USD1.			**	3,535,875
MUTUALFIRST FINANCIAL INC COMMON STOCK USD.01			**	17,768
MYERS INDUSTRIES INC COMMON STOCK			**	31,422
MYLAN NV COMMON STOCK EUR.01			**	10,021,875
MYR GROUP INC/DELAWARE COMMON STOCK USD.01			**	44,353
N B T BANCORP INC COMMON STOCK USD.01			**	122,867
N STAR REAL ESTATE CDO LTD NSTAR 2013 1A A 144A	5/15/2022	2.05%	**	132,731
NABORS INDUSTRIES INC COMPANY GUAR 09/20 5	5/15/2022	5%	**	21,934
NABORS INDUSTRIES INC COMPANY GUAR 09/21 4.625	5/15/2022	4.63%	**	119,155
NABORS INDUSTRIES LTD COMMON STOCK USD.001			**	227,932
NACCO INDUSTRIES CL A COMMON STOCK USD1.			**	25,953
NAGAILEBEN CO LTD COMMON STOCK			**	458,167
NAMPAK LTD COMMON STOCK ZAR.05			**	297,805
NANOMETRICS INC COMMON STOCK			**	34,141
NASDAQ INC COMMON STOCK USD.01			**	5,037,464
NASPERS LTD N SHS COMMON STOCK ZAR.02			**	609,916
NAT GAS EURO OPT APR16C 3 EXP 03/28/2016	4/15/2017		**	25,724
NAT GAS EURO OPT JUN16C 2.65 EXP 05/25/2016	4/15/2017		**	56,175
NAT GAS EURO OPT JUN16C 2.7 EXP 05/25/2016	4/15/2017		**	15,774
NAT GAS EURO OPT JUN16C 2.8 EXP 05/25/2016	4/15/2017		**	12,551
NATIONAL AUSTRALIA BANK LTD COMMON STOCK			**	1,835,102
NATIONAL AUSTRALIA BANK SR UNSECURED 144A 06/17 VAR	11/18/2016	0.88%	**	2,184,977
NATIONAL BANK GREECE SA COVERED 10/16 3.875	4/15/2017	3.88%	**	105,222
NATIONAL BANK HOLD CL A COMMON STOCK			**	1,369,112
NATIONAL GENERAL HLDGS COMMON STOCK USD.01			**	15,608
NATIONAL HEALTHCARE CORP COMMON STOCK USD.01			**	88,540
NATIONAL INTERSTATE CORP COMMON STOCK USD.01			**	55,830
NATIONAL OILWELL VARCO INC COMMON STOCK USD.01			**	2,587,236
NATIONAL PRESTO INDS INC COMMON STOCK USD1.			**	50,959
NATIONAL RETAIL PROP INC SR UNSECURED 11/25 4	5/15/2022	4%	**	82,499
NATIONAL RETAIL PROPERTIES REIT USD.01			**	332,495
NATIONAL WESTERN LIFE GROU A COMMON STOCK USD.01			**	103,295
NATIONSTAR HECM LOAN TRUST NHLT 2015 2A A 144A	5/15/2022	3%	**	248,106
NATIONWIDE MUTUAL INSURA SUBORDINATED 144A 08/39 9.375	5/15/2022	9.38%	**	36,286
NATL PENN BCSHS INC COMMON STOCK			**	181,991
NATURA COSMETICOS SA COMMON STOCK			**	46,906
NATURAL GAS OPTN APR16C 2.6 EXP 03/28/2016	4/15/2017		**	7,560

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
NATURAL GAS OPTN APR16C 2.7 EXP 03/28/2016	4/15/2017		**	5,760
NATURAL GAS OPTN APR16C 3 EXP 03/28/2016	4/15/2017		**	14,960
NATURAL GAS SERVICES GROUP COMMON STOCK USD.01			**	25,132
NAVIENT CORP COMMON STOCK USD.01			**	86,161
NAVIENT CORP SR UNSECURED 01/16 6.25	3/16/2021	6.25%	**	208,369
NAVIENT CORP SR UNSECURED 06/18 8.45	3/16/2021	8.45%	**	73,675
NAVIENT CORP SR UNSECURED 06/19 4.875	1/14/2030	4.88%	**	552,000
NAVIGANT CONSULTING INC COMMON STOCK USD.001			**	70,776
NAVIGATORS GROUP INC COMMON STOCK USD.1			**	123,109
NAVITAS EQUIPMENT RECEIVABLES NVTAS 2013 1 A 144A	5/15/2022	1.95%	**	16,134
NBCUNIVERSAL ENTERPRISE COMPANY GUAR 144A 04/19 1.974	5/15/2022	1.97%	**	168,895
NBCUNIVERSAL MEDIA LLC COMPANY GUAR 04/21 4.375	5/15/2022	4.38%	**	27,156
NBCUNIVERSAL MEDIA LLC COMPANY GUAR 04/40 6.4	5/15/2022	6.4%	**	342,675
NCI INC A COMMON STOCK USD.019			**	13,991
NCR CORPORATION COMMON STOCK USD.01			**	7,338
NCSOFT CORP COMMON STOCK KRW500.0			**	494,284
NEDER WATERSCHAPSBANK SR UNSECURED REGS 08/19 1.625	3/16/2021	1.63%	**	1,148,980
NEKTAR THERAPEUTICS COMMON STOCK USD.0001			**	863,108
NELNET INC CL A COMMON STOCK USD.01			**	113,534
NEOGEN CORP COMMON STOCK USD.16			**	1,708,430
NESTLE INDIA LTD COMMON STOCK INR10.			**	53,639
NESTLE SA REG COMMON STOCK CHF.1			**	13,875,312
NESTLE SA SPONS ADR ADR			**	8,309,812
NETCARE LTD COMMON STOCK ZAR.01			**	199,585
NETEASE INC ADR ADR USD.0001			**	27,345,129
NETFLIX INC COMMON STOCK USD.001			**	26,925,395
NETGEAR INC COMMON STOCK USD.001			**	150,331
NETSUITE INC COMMON STOCK USD.01			**	189,380
NEUROCRINE BIOSCIENCES INC COMMON STOCK USD.001			**	933,405
NEUSTAR INC CLASS A COMMON STOCK USD.001			**	671,879
NEVADA POWER CO GENL REF MOR 03/19 7.125	5/15/2022	7.13%	**	142,963
NEVRO CORP COMMON STOCK USD.001			**	2,915,149
NEW EUROPE PROPERTY INVEST COMMON STOCK			**	68,184
NEW ISRAELI SHEQEL	3/16/2021		**	26
NEW ISRAELI SHEQEL			**	42,568
NEW RELIC INC COMMON STOCK USD.001			**	1,887,220
NEW RESIDENTIAL ADVANCE RECEIV NRART 2015 T1 AT1 144A	5/15/2022	1.85%	**	839,446
NEW TAIWAN DOLLAR			**	4,798,529
NEW WORLD DEVELOPMENT COMMON STOCK			**	324,608

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
NEW YORK + CO COMMON STOCK USD.001			**	9,623
NEW YORK CITY NY MUNI WTR FIN NYCUTL 06/43 FIXED 5.44	3/16/2021	5.44%	**	171,118
NEW YORK CITY NY TRANSITIONAL NYCGEN 11/38 FIXED 5.572	3/16/2021	5.57%	**	169,728
NEW YORK COMMUNITY BANCORP COMMON STOCK USD.01			**	514,014
NEW YORK LIFE GLOBAL FDG SECURED 144A 02/16 0.8	5/15/2022	0.8%	**	56,000
NEW YORK LIFE GLOBAL FDG SECURED 144A 05/17 1.65	5/15/2022	1.65%	**	50,196
NEW YORK NY NYC 12/31 FIXED 6.646	3/16/2021	6.65%	**	197,147
NEW YORK ST DORM AUTH ST PERSO NYSHGR 09/27 FIXED 5.051	3/16/2021	5.05%	**	905,784
NEW YORK TIMES CO A COMMON STOCK USD.1			**	2,488,605
NEW ZEALAND DOLLAR	4/15/2017		**	306
NEW ZEALAND DOLLAR	3/16/2021		**	403
NEW ZEALAND DOLLAR			**	—
NEWBRIDGE BANCORP COMMON STOCK			**	41,193
NEWCREST MINING LTD COMMON STOCK			**	105,970
NEWELL RUBBERMAID INC COMMON STOCK USD1.			**	1,202,370
NEWFIELD EXPLORATION CO COMMON STOCK USD.01			**	50,598
NEWGATE FUNDING PLC NGATE 2006 3X A3A REGS	3/16/2021	0.75%	**	2,193,810
NEWPARK RESOURCES INC COMMON STOCK USD.01			**	44,378
NEWPORT CORP COMMON STOCK USD.1167			**	63,432
NEWSTAR FINANCIAL INC COMMON STOCK USD.01			**	44,182
NEXON CO LTD COMMON STOCK			**	1,337,485
NHK SPRING CO LTD COMMON STOCK			**	326,083
NIAGARA MOHAWK POWER SR UNSECURED 144A 08/19 4.881	5/15/2022	4.88%	**	122,719
NICE SYSTEMS LTD SPONS ADR			**	23,076
NICE SYSTEMS LTD SPONS ADR ADR			**	2,149,500
NICHOLAS FINANCIAL INC COMMON STOCK			**	13,130
NIDEC CORP COMMON STOCK			**	5,571,288
NIELSEN HOLDINGS PLC COMMON STOCK EUR.07			**	1,364,437
NIHON PARKERIZING CO LTD COMMON STOCK			**	823,535
NIKE INC CL B COMMON STOCK USD1.0			**	15,534,717
NIMBLE STORAGE INC COMMON STOCK USD.001			**	1,691,650
NINE DRAGONS PAPER HOLDINGS COMMON STOCK HKD.1			**	217,947
NINTENDO CO LTD COMMON STOCK			**	4,053,124
NIPPON BUILDING FUND INC REIT			**	86,338
NIPPON DENKO CO LTD COMMON STOCK			**	129,299
NIPPON EXPRESS CO LTD COMMON STOCK			**	513,538
NIPPON PROLOGIS REIT INC REIT			**	27,246
NIPPON SHOKUBAI CO LTD COMMON STOCK			**	232,354
NIPPON TELEGRAPH + TELEPHONE COMMON STOCK			**	393,971
NIPPON YUSEN KK COMMON STOCK			**	581,196
NISOURCE FINANCE CORP COMPANY GUAR 02/45 5.65	5/15/2022	5.65%	**	66,664

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
NISOURCE FINANCE CORP COMPANY GUAR 03/18 6.4	5/15/2022	6.4%	**	37,046
NISSAN AUTO LEASE TRUST NALT 2015 A A2A	11/18/2016	1.03%	**	3,436,482
NISSAN AUTO LEASE TRUST NALT 2015 B A2A	11/18/2016	1.18%	**	5,453,314
NISSAN AUTO RECEIVABLES OWNER NAROT 2012 B A4	11/18/2016	0.66%	**	1,472,209
NISSAN AUTO RECEIVABLES OWNER NAROT 2013 A A3	5/15/2022	0.5%	**	21,105
NISSAN AUTO RECEIVABLES OWNER NAROT 2015 B A2B	11/18/2016	0.61%	**	2,014,446
NITTO DENKO CORP COMMON STOCK			**	814,930
NITTO KOHKI CO LTD COMMON STOCK			**	568,183
NL INDUSTRIES COMMON STOCK USD.125			**	5,609
NMC HEALTH PLC COMMON STOCK GBP.1			**	502,537
NN GROUP NV COMMON STOCK			**	300,552
NN INC COMMON STOCK USD.01			**	27,767
NOBLE CORP PLC COMMON STOCK USD.01			**	246,554
NOBLE ENERGY INC COMMON STOCK USD.01			**	59,834
NOBLE ENERGY INC COMPANY GUAR 05/21 5.625	5/15/2022	5.63%	**	80,211
NOBLE ENERGY INC COMPANY GUAR 06/22 5.875	5/15/2022	5.88%	**	59,932
NOBLE HOLDING INTL LTD COMPANY GUAR 03/42 5.25	5/15/2022	5.25%	**	22,178
NOK CORP COMMON STOCK			**	593,957
NOKIA OYJ COMMON STOCK			**	549,920
NOMURA HOLDINGS INC COMMON STOCK			**	906,633
NOMURA HOLDINGS INC SR UNSECURED 09/16 2	4/15/2017	2%	**	1,104,422
NOMURA REAL ESTATE HOLDINGS COMMON STOCK			**	24,369
NOMURA REAL ESTATE MASTER FU REIT			**	663,200
NORDEA BANK AB 04/17 1	11/18/2016	0.68%	**	3,063,982
NORDEA BANK AB SR UNSECURED 144A 01/20 4.875	1/14/2030	4.88%	**	653,789
NORDEA BANK AB SR UNSECURED 144A 03/17 3.125	3/16/2021	3.13%	**	1,733,541
NORDEA BANK FLD PLC	11/18/2016	0.64%	**	11,994,228
NORDIC AMERICAN TANKERS LTD COMMON STOCK USD.01			**	141,756
NORDSTROM INC SR UNSECURED 10/21 4	5/15/2022	4%	**	42,263
NORFOLK SOUTHERN CORP SR UNSECURED 10/42 3.95	5/15/2022	3.95%	**	21,519
NORFOLK SOUTHERN CORP SR UNSECURED 12/21 3.25	5/15/2022	3.25%	**	149,612
NORTHEAST BANCORP COMMON STOCK USD1.			**	12,926
NORTHERN OIL AND GAS INC COMMON STOCK USD.001			**	21,365
NORTHERN TRUST CORP COMMON STOCK USD1.667			**	14,119,836
NORTHERN TRUST RUSSELL 2000 J FUND NUMBER 386 NON LENDING			**	2,287,354,401
NORTHFIELD BANCORP INC COMMON STOCK USD.01			**	83,214
NORTHRIM BANCORP INC COMMON STOCK USD1.			**	19,072
NORTHROP GRUMMAN CORP COMMON STOCK USD1.			**	5,356,162
NORTHROP GRUMMAN SYSTEMS COMPANY GUAR 02/31 7.75	5/15/2022	7.75%	**	32,996
NORTHWEST BANCSHARES INC COMMON STOCK USD.01			**	126,268
NORTHWEST PIPE CO COMMON STOCK USD.01			**	928,054

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
NORWEGIAN CRUISE LINE HOLDIN COMMON STOCK USD.001			**	397,718
NORWEGIAN GOVERNMENT BONDS 144A REGS 05/21 3.75	3/16/2021	3.75%	**	348,421
NORWEGIAN KRONE	3/16/2021		**	17
NORWOOD FINANCIAL CORP COMMON STOCK USD.1			**	11,226
NOVARTIS AG REG COMMON STOCK CHF.5			**	8,420,034
NOVARTIS AG SPONSORED ADR ADR			**	17,484,963
NOVATEK MICROELECTRONICS COR COMMON STOCK TWD10.			**	282,766
NOVATEK OAO SPONS GDR REG S GDR			**	106,959
NOVO BANCO SA SR UNSECURED 03/16 7	3/16/2021	7%	**	199,879
NOVO BANCO SA SR UNSECURED 04/19 5	3/16/2021	5%	**	93,750
NOVO BANCO SA SR UNSECURED 04/19 5	3/16/2021	5%	**	376,968
NOVO BANCO SA SR UNSECURED 05/19 5	3/16/2021	5%	**	391,025
NOVO NORDISK A/S B COMMON STOCK DKK.2			**	2,394,638
NOVO NORDISK A/S SPONS ADR ADR			**	26,682,068
NOW INC COMMON STOCK USD.01			**	150,796
NRG ENERGY INC COMMON STOCK USD.01			**	3,512,168
NTELOS HOLDINGS CORP COMMON STOCK USD.01			**	11,242
NTT DOCOMO INC COMMON STOCK			**	454,283
NTT URBAN DEVELOPMENT CORP COMMON STOCK			**	16,534
NU SKIN ENTERPRISES INC A COMMON STOCK USD.001			**	105,827
NUCOR CORP SR UNSECURED 06/18 5.85	5/15/2022	5.85%	**	37,465
NUCOR CORP SR UNSECURED 08/23 4	5/15/2022	4%	**	96,959
NUFARM LTD COMMON STOCK			**	616,881
NUFLARE TECHNOLOGY INC COMMON STOCK			**	147,371
NUMERICABLE SFR COMMON STOCK EUR1.0			**	179,699
NUMERICABLE SFR SA SR SECURED 144A 05/22 6	4/15/2017	6%	**	970,000
NUMERICABLE U S LLC TERM LOAN B 1	1/14/2030	1%	**	871,084
NUMERICABLE U.S. USD TERM LOAN B2	1/14/2030	1%	**	753,606
NUTRACEUTICAL INTL CORP COMMON STOCK USD.01			**	26,466
NUVERRA ENVIRONMENTAL SOLUTI COMMON STOCK USD.001			**	893
NVIDIA CORP COMMON STOCK USD.001			**	173,864
NWS HOLDINGS LTD COMMON STOCK HKD1.0			**	19,324
NXP SEMICONDUCTORS NV COMMON STOCK			**	23,465,514
NYKREDIT REALKREDIT AS COVERED 07/16 1	3/16/2021	1%	**	12,962,094
NYKREDIT REALKREDIT AS COVERED 10/16 1	3/16/2021	1%	**	58,618
NYKREDIT REALKREDIT AS COVERED REGS 10/47 2.5	3/16/2021	2.5%	**	835,396
OAK HILL CREDIT PARTNERS OAKC 2012 6A AR 144A	3/16/2021	1%	**	1,183,125
OASIS PETROLEUM INC COMMON STOCK USD.01			**	48,347
OBIC CO LTD COMMON STOCK			**	968,985
OC OERLIKON CORP AG REG COMMON STOCK CHF1.0			**	343,158
OCCIDENTAL PETROLEUM COR SR UNSECURED 02/23 2.7	5/15/2022	2.7%	**	117,643

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
OCCIDENTAL PETROLEUM CORP COMMON STOCK USD.2			**	16,333,089
OCEANEERING INTL INC COMMON STOCK USD.25			**	336,104
OCEANFIRST FINANCIAL CORP COMMON STOCK USD.01			**	34,892
OCH ZIFF CAPITAL MANAGEMEN A MLP			**	1,657,180
OCWEN MASTER ADVANCE RECEIVABL OMART 2015 T3 AT3 144A	5/15/2022	3.21%	**	585,231
ODBRCHT OFFSHRE DRLL FIN SR SECURED 144A 10/23 6.625	1/14/2030	6.63%	**	80,863
ODBRCHT OFFSHRE DRLL FIN SR SECURED REGS 10/23 6.625	3/16/2021	6.63%	**	121,295
ODBRCHT OFFSHRE DRLL FIN SR SECURED REGS 10/23 6.75	3/16/2021	6.75%	**	328,477
OFG BANCORP COMMON STOCK USD1.			**	30,012
OHL MEXICO SAB DE CV COMMON STOCK			**	66,064
OIL DRI CORP OF AMERICA COMMON STOCK USD.1			**	18,857
OIL STATES INTERNATIONAL INC COMMON STOCK USD.01			**	139,656
OKI ELECTRIC INDUSTRY CO LTD COMMON STOCK			**	217,332
OKINAWA CELLULAR TELEPHONE COMMON STOCK			**	191,446
OLD DOMINION FREIGHT LINE COMMON STOCK USD.1			**	3,851,364
OLD NATIONAL BANCORP COMMON STOCK			**	154,272
OLD REPUBLIC INTL CORP COMMON STOCK USD1.			**	433,464
OLD SECOND BANCORP INC COMMON STOCK USD1.			**	23,300
OLIN CORP COMMON STOCK USD1.0			**	120,302
OLYMPIC STEEL INC COMMON STOCK			**	8,303
OLYMPUS CORP COMMON STOCK			**	3,116,339
OMEGA HEALTHCARE INVESTORS REIT USD.1			**	158,809
OMEGA PROTEIN CORP COMMON STOCK USD.01			**	47,774
OMNICELL INC COMMON STOCK USD.001			**	41,026
OMNICOM GROUP COMMON STOCK USD.15			**	23,311,905
OMNICOM GROUP INC COMPANY GUAR 04/16 5.9	11/18/2016	5.9%	**	1,284,468
OMNOVA SOLUTIONS INC COMMON STOCK USD.1			**	25,133
ON ASSIGNMENT INC COMMON STOCK USD.01			**	207,309
ON SEMICONDUCTOR CORP COMMON STOCK USD.01			**	3,653,763
ONDECK ASSET SECURITIZATION TR ONDK 2014 1A A 144A	5/15/2022	3.15%	**	218,790
ONE LIBERTY PROPERTIES INC REIT USD1.			**	19,786
ONEBEACON INSURANCE GROUP A COMMON STOCK USD.01			**	14,334
ONEMAIN FINANCIAL ISSUANCE TRU OMFIT 2014 1A A 144A	5/15/2022	2.43%	**	850,057
ONEMAIN FINANCIAL ISSUANCE TRU OMFIT 2014 2A A 144A	5/15/2022	2.47%	**	201,602
ONEMAIN HOLDINGS INC COMMON STOCK USD.01			**	350,598
ONEOK PARTNERS LP COMPANY GUAR 02/16 3.25	11/18/2016	3.25%	**	1,799,281
ONEOK PARTNERS LP COMPANY GUAR 03/25 4.9	5/15/2022	4.9%	**	117,913
ONEOK PARTNERS LP COMPANY GUAR 10/22 3.375	3/16/2021	3.38%	**	730,012
ONO PHARMACEUTICAL CO LTD COMMON STOCK			**	2,812,785
ONTARIO (PROVINCE OF) SR UNSECURED 05/16 2.3	5/15/2022	2.3%	**	75,364
ONTARIO (PROVINCE OF) SR UNSECURED 09/19 1.65	5/15/2022	1.65%	**	74,061

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
ONTARIO (PROVINCE OF) SR UNSECURED 09/21 2.5	3/16/2021	2.5%	**	5,095,915
ONTARIO (PROVINCE OF) UNSECURED 06/20 4.2	3/16/2021	4.2%	**	969,416
OOREDOO INTERNATIONAL FI COMPANY GUAR 144A 10/16 3.375	3/16/2021	3.38%	**	60,583
OPHTHOTECH CORP COMMON STOCK USD.001			**	480,211
OPPENHEIMER HOLDINGS CL A COMMON STOCK USD.001			**	24,940
ORACLE CORP COMMON STOCK USD.01			**	26,706,535
ORACLE CORP SR UNSECURED 01/16 5.25	5/15/2022	5.25%	**	160,235
ORACLE CORP SR UNSECURED 07/23 3.625	5/15/2022	3.63%	**	248,251
ORACLE CORP SR UNSECURED 07/40 5.375	5/15/2022	5.38%	**	88,996
ORANGE COMMON STOCK EUR4.			**	787,071
ORANGE POLSKA SA COMMON STOCK PLN3.0			**	51,253
ORBCOMM INC COMMON STOCK USD.001			**	40,812
ORBITAL ATK INC COMMON STOCK USD.01			**	2,384,485
ORCHIDS PAPER PRODUCTS CO COMMON STOCK USD.001			**	25,354
ORICA LTD COMMON STOCK			**	1,231,357
ORION CORP COMMON STOCK KRW5000.			**	405,721
ORION MARINE GROUP INC COMMON STOCK USD.01			**	11,538
ORION OYJ CLASS B COMMON STOCK EUR.65			**	1,514,289
ORITANI FINANCIAL CORP COMMON STOCK USD.01			**	76,098
ORIX CORP COMMON STOCK			**	925,524
ORMAT TECHNOLOGIES INC COMMON STOCK USD.001			**	164,480
ORTHOFIX INTERNATIONAL NV COMMON STOCK USD.1			**	68,304
OSHKOSH CORP COMMON STOCK USD.01			**	201,017
OSI SYSTEMS INC COMMON STOCK			**	172,621
OSRAM LICHT AG COMMON STOCK			**	1,633,505
OTP BANK PLC COMMON STOCK HUF100.			**	44,716
OWENS + MINOR INC COMMON STOCK USD2.			**	217,571
OWENS CORNING COMMON STOCK USD.001			**	533,932
OXFORD INDUSTRIES INC COMMON STOCK USD1.			**	239,644
OXFORD INSTRUMENTS PLC COMMON STOCK GBP.05			**	356,102
P.A.M. TRANSPORTATION SVCS COMMON STOCK USD.01			**	17,989
PACCAR INC COMMON STOCK USD1.			**	1,549,980
PACIFIC CONTINENTAL CORP COMMON STOCK			**	25,921
PACIFIC DRILLING SA COMMON STOCK			**	9,815
PACIFIC GAS + ELECTRIC SR UNSECURED 11/17 5.625	5/15/2022	5.63%	**	208,440
PACIFIC MERCANTILE BANCORP COMMON STOCK			**	8,198
PACIFIC PREMIER BANCORP INC COMMON STOCK USD.01			**	37,018
PACIFICORP 1ST MORTGAGE 01/19 5.5	5/15/2022	5.5%	**	87,798
PACIFICORP 1ST MORTGAGE 04/24 3.6	5/15/2022	3.6%	**	70,270
PACIFICORP 1ST MORTGAGE 10/37 6.25	5/15/2022	6.25%	**	61,848
PACWEST BANCORP COMMON STOCK			**	2,830,075

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
PAKUWON JATI TBK PT COMMON STOCK IDR25.			**	276,609
PALO ALTO NETWORKS INC COMMON STOCK USD.0001			**	31,686,705
PANASONIC CORP COMMON STOCK			**	303,177
PANDORA A/S COMMON STOCK DKK1.			**	1,761,441
PANHANDLE OIL AND GAS INC A COMMON STOCK USD.01666			**	23,190
PARK ELECTROCHEMICAL CORP COMMON STOCK USD.1			**	30,873
PARK NATIONAL CORP COMMON STOCK			**	139,068
PARK STERLING CORP COMMON STOCK USD.01			**	33,760
PARKER DRILLING CO COMMON STOCK USD.167			**	14,737
PARKER HANNIFIN CORP COMMON STOCK USD.5			**	5,988,030
PARKWAY PROPERTIES INC REIT USD.001			**	84,902
PARQUE ARAUCO S.A. COMMON STOCK			**	258,145
PARSLEY ENERGY INC CLASS A COMMON STOCK USD.01			**	105,460
PARTNERRE LTD COMMON STOCK USD1.0			**	687,521
PARTNERS GROUP HOLDING AG COMMON STOCK CHF.01			**	1,119,478
PASON SYSTEMS INC COMMON STOCK			**	255,444
PATRIOT TRANSPORTATION HOLDI COMMON STOCK USD.1			**	7,122
PATRIZIA IMMOBILIEN AG COMMON STOCK			**	729,146
PATTERSON UTI ENERGY INC COMMON STOCK USD.01			**	164,191
PAX GLOBAL TECHNOLOGY LTD COMMON STOCK HKD.1			**	325,780
PAYCHEX INC COMMON STOCK USD.01			**	987,721
PAYCOM SOFTWARE INC COMMON STOCK USD.01			**	3,492,252
PAYLOCITY HOLDING CORP PRIVATE COMP USD.001			**	1,403,030
PAYPAL HOLDINGS INC COMMON STOCK USD.0001			**	22,843,214
PBF ENERGY INC CLASS A COMMON STOCK USD.001			**	333,940
PC CONNECTION INC COMMON STOCK USD.01			**	58,004
PCCW LTD COMMON STOCK			**	21,722
PDC ENERGY INC COMMON STOCK USD.01			**	3,659,679
PEABODY ENERGY CORP COMMON STOCK USD.01			**	9,024
PEAPACK GLADSTONE FINL CORP COMMON STOCK			**	25,363
PEBBLEBROOK HOTEL TRUST REIT USD.01			**	2,130,333
PEGATRON CORP COMMON STOCK TWD10.			**	309,069
PENARTH MASTER ISSUER PENAR 2015 2A A1 144A	1/14/2030	0.6%	**	1,295,866
PENN REAL ESTATE INVEST TST REIT USD1.			**	103,117
PENNS WOODS BANCORP INC COMMON STOCK USD8.33			**	21,740
PENNSYLVANIA ELECTRIC CO SR UNSECURED 09/17 6.05	5/15/2022	6.05%	**	106,439
PENSKE AUTOMOTIVE GROUP INC COMMON STOCK USD.0001			**	1,306,316
PENSKE TRUCK LEASING/PTL SR UNSECURED 144A 01/23 4.25	5/15/2022	4.25%	**	120,743
PENTAIR PLC COMMON STOCK USD.01			**	14,527,694
PEOPLE S INSURANCE CO GROU H COMMON STOCK CNY1.0			**	544,248
PEOPLE S UNITED FINANCIAL COMMON STOCK USD.01			**	483,370

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
PEOPLES BANCORP INC COMMON STOCK			**	27,035
PEOPLES BANCORP OF NC COMMON STOCK			**	12,146
PEP BOYS MANNY MOE + JACK COMMON STOCK USD1.0			**	100,003
PERCEPTRON INC COMMON STOCK USD.01			**	7,985
PERFICIENT INC COMMON STOCK USD.001			**	57,900
PERKINELMER INC COMMON STOCK USD1.			**	2,849,924
PERNOD RICARD SA COMMON STOCK EUR1.55			**	6,621,426
PERRY ELLIS INTERNATIONAL COMMON STOCK USD.01			**	9,523
PERSIMMON PLC COMMON STOCK GBP.1			**	2,411,766
PERTAMINA PERSERO PT SR UNSECURED REGS 05/22 4.875	3/16/2021	4.88%	**	862,944
PETROBRAS PETROLEO BRAS PR PREFERENCE			**	401,597
PETROBRAS GLOBAL FINANCE COMPANY GUAR 01/16 3.875	1/14/2030	3.88%	**	199,200
PETROBRAS GLOBAL FINANCE COMPANY GUAR 01/20 5.75	3/16/2021	5.75%	**	1,538,600
PETROBRAS GLOBAL FINANCE COMPANY GUAR 01/20 5.75	1/14/2030	5.75%	**	471,000
PETROBRAS GLOBAL FINANCE COMPANY GUAR 01/21 5.375	3/16/2021	5.38%	**	1,098,875
PETROBRAS GLOBAL FINANCE COMPANY GUAR 01/21 5.375	5/15/2022	5.38%	**	119,200
PETROBRAS GLOBAL FINANCE COMPANY GUAR 01/41 6.75	5/15/2022	6.75%	**	25,600
PETROBRAS GLOBAL FINANCE COMPANY GUAR 02/17 3.5	1/14/2030	3.5%	**	93,500
PETROBRAS GLOBAL FINANCE COMPANY GUAR 03/17 3.25	1/14/2030	3.25%	**	185,000
PETROBRAS GLOBAL FINANCE COMPANY GUAR 03/17 VAR	4/15/2017	2.89%	**	641,375
PETROBRAS GLOBAL FINANCE COMPANY GUAR 03/18 5.875	3/16/2021	5.88%	**	89,000
PETROBRAS GLOBAL FINANCE COMPANY GUAR 03/24 6.25	3/16/2021	6.25%	**	358,750
PETROBRAS GLOBAL FINANCE COMPANY GUAR 03/24 6.25	1/14/2030	6.25%	**	1,219,750
PETROBRAS GLOBAL FINANCE COMPANY GUAR 05/16 2	1/14/2030	2%	**	98,500
PETROLEOS MEXICANOS COMPANY GUAR 06/41 6.5	3/16/2021	6.5%	**	955,273
PETROLEOS MEXICANOS COMPANY GUAR 144A 01/26 4.5	5/15/2022	4.5%	**	171,308
PETRONAS CHEMICALS GROUP BHD COMMON STOCK MYR.1			**	265,289
PETRONET LNG LTD COMMON STOCK INR10.			**	880,445
PETROQUEST ENERGY INC COMMON STOCK USD.001			**	1,948
PEUGEOT SA COMMON STOCK EUR1.			**	3,126,257
PFIZER INC COMMON STOCK USD.05			**	12,980,014
PFIZER INC SR UNSECURED 06/23 3	5/15/2022	3%	**	45,331
PFS TAX LIEN TRUST PFS 2014 1 NOTE 144A	5/15/2022	1.44%	**	56,655
PGE SA COMMON STOCK PLN10.			**	215,868
PHARMERICA CORP COMMON STOCK USD.01			**	96,845
PHI INC NON VOTING COMMON STOCK USD.1			**	21,858
PHI INC VOTING COMMON STOCK USD.1			**	5,452
PHILIP MORRIS INTERNATIONAL COMMON STOCK			**	18,689,314
PHILLIPS 66 COMPANY GUAR 05/17 2.95	11/18/2016	2.95%	**	2,348,109
PHOENIX SATELLITE TELEVISION COMMON STOCK HKD.1			**	423,641
PHOTRONICS INC COMMON STOCK USD.01			**	49,962

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
PHYSICIANS REALTY TRUST REIT USD.01			**	2,612,609
PICC PROPERTY + CASUALTY H COMMON STOCK CNY1.0			**	318,755
PICK N PAY STORES LTD COMMON STOCK ZAR.0125			**	49,049
PICO HOLDINGS INC COMMON STOCK USD.001			**	24,324
PIMCO FDS PAC INVT MGMT SER ASSET BKD SECS PORTFOLIO	1/14/2030		**	13,524,204
PIMCO FDS PAC INVT MGMT SER SHORT TERM PORTFOLIO INSTL CL	1/14/2030		**	2,010,409
PIMCO FDS SHORT TERM FLTG NAV MUTUAL FUND	4/15/2017		**	20,689,923
PIMCO FDS SHORT TERM FLTG NAV MUTUAL FUND	3/16/2021		**	1,436,417
PIMCO FDS SHORT TERM FLTG NAV MUTUAL FUND	1/14/2030		**	110,188
PINNACLE FINANCIAL PARTNERS COMMON STOCK USD1.			**	2,220,396
PINNACLE FOODS INC COMMON STOCK USD.01			**	3,762,720
PINNACLE HOLDINGS LTD COMMON STOCK ZAR.01			**	93,467
PIONEER ENERGY SERVICES CORP COMMON STOCK USD.1			**	9,342
PIRAMAL ENTERPRISES LTD COMMON STOCK INR2.			**	422,345
PIZZAEXPRESS FINANCING 2 SR SECURED REGS 08/21 6.625	3/16/2021	6.63%	**	452,440
PLAINS ALL AMER PIPELINE SR UNSECURED 02/45 4.9	5/15/2022	4.9%	**	104,281
PLAINS ALL AMER PIPELINE SR UNSECURED 10/25 4.65	5/15/2022	4.65%	**	65,471
PLAINS ALL AMER PIPELINE SR UNSECURED 12/19 2.6	5/15/2022	2.6%	**	47,887
PLAINS ALL AMERICAN PIPELINE L	11/18/2016	1.1%	**	5,999,746
PLANTRONICS INC COMMON STOCK USD.01			**	4,505
PLAYTECH PLC COMMON STOCK			**	400,009
PLEXUS CORP COMMON STOCK USD.01			**	114,538
PMC SIERRA INC COMMON STOCK USD.001			**	219,153
PNC BANK NA SUBORDINATED 11/22 2.7	5/15/2022	2.7%	**	282,065
PNC FINANCIAL SERVICES GROUP COMMON STOCK USD5.			**	17,623,677
PNM RESOURCES INC COMMON STOCK			**	2,557,182
POLAND GOVERNMENT BOND BONDS 07/25 3.25	3/16/2021	3.25%	**	338,587
POLAND GOVERNMENT BOND BONDS 09/22 5.75	3/16/2021	5.75%	**	2,016,133
POLISH ZLOTY	3/16/2021		**	173
POLISH ZLOTY			**	119,478
POLSKIE GORNICTWO NAFTOWE I COMMON STOCK PLN1.			**	288,466
POLYCOM INC COMMON STOCK USD.0005			**	165,181
POLYONE CORPORATION COMMON STOCK USD.01			**	2,110,992
POPEYES LOUISIANA KITCHEN IN COMMON STOCK USD.01			**	2,658,767
PORSCHE AUTOMOBIL HLDG PRF PREFERENCE			**	124,678
PORSCHE INNOVATIVE LEASE OWNER PILOT 2014 1 A2 144A	11/18/2016	0.65%	**	391,075
PORT AUTH OF NEW YORK NEW JE PORTRN 10/62 FIXED 4.458	3/16/2021	4.46%	**	864,963
PORT AUTH OF NEW YORK NEW JE PORTRN 12/24 FIXED 5.859	3/16/2021	5.86%	**	1,343,210
PORTLAND GENERAL ELECTRIC CO COMMON STOCK			**	5,488,960
PORTO SEGURO SA COMMON STOCK			**	14,554
PORTOLA PHARMACEUTICALS INC COMMON STOCK USD.001			**	684,542

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
POST HOLDINGS INC COMMON STOCK USD.01			**	597,626
POST PROPERTIES INC REIT USD.01			**	189,963
POTASH CORP SASKATCHEWAN SR UNSECURED 03/24 3.625	5/15/2022	3.63%	**	165,322
POTASH CORP SASKATCHEWAN SR UNSECURED 12/17 3.25	5/15/2022	3.25%	**	102,172
POU CHEN COMMON STOCK TWD10.			**	267,677
POUND STERLING	4/15/2017		**	71,108
POUND STERLING	3/16/2021		**	805,556
POUND STERLING	1/14/2030		**	149,867
POUND STERLING			**	340,288
POWELL INDUSTRIES INC COMMON STOCK USD.01			**	21,345
POWER ASSETS HOLDINGS LTD COMMON STOCK			**	198,351
POWER CORP OF CANADA COMMON STOCK			**	93,751
POWER FINANCE CORPORATION COMMON STOCK INR10.			**	308,148
POWERSECURE INTERNATIONAL IN COMMON STOCK USD.01			**	33,938
POWERTECH TECHNOLOGY INC COMMON STOCK TWD10.			**	1,443,066
PPG INDUSTRIES INC COMMON STOCK USD1.67			**	10,220,953
PPG INDUSTRIES INC SR UNSECURED 03/18 6.65	5/15/2022	6.65%	**	27,384
PPG INDUSTRIES INC SR UNSECURED 11/19 2.3	5/15/2022	2.3%	**	44,535
PPL CAPITAL FUNDING INC COMPANY GUAR 06/22 4.2	5/15/2022	4.2%	**	83,244
PPL CORP COMMON STOCK USD.01			**	2,160,429
PPL ELECTRIC UTILITIES 1ST MORTGAGE 06/44 4.125	5/15/2022	4.13%	**	53,218
PRA HEALTH SCIENCES INC COMMON STOCK USD.01			**	2,054,081
PRAXAIR INC SR UNSECURED 08/22 2.2	5/15/2022	2.2%	**	109,914
PREFERRED BANK/LOS ANGELES COMMON STOCK			**	43,983
PREFORMED LINE PRODUCTS CO COMMON STOCK USD2.			**	25,892
PREMIER FINANCIAL BANCORP COMMON STOCK			**	13,481
PREMIER OIL PLC COMMON STOCK GBP.125			**	46,036
PRESIDENT CHAIN STORE CORP COMMON STOCK TWD10.			**	37,538
PRESTIGE BRANDS HOLDINGS INC COMMON STOCK USD.01			**	4,831,964
PRGX GLOBAL INC COMMON STOCK USD.01			**	8,768
PRICELINE GROUP INC/THE COMMON STOCK USD.008			**	21,940,615
PRIMERICA INC COMMON STOCK			**	115,808
PRIMORIS SERVICES CORP COMMON STOCK USD.0001			**	76,620
PRINCIPAL FINANCIAL GROU COMPANY GUAR 11/17 1.85	5/15/2022	1.85%	**	9,007
PRINCIPAL LFE GLB FND II SR SECURED 144A 10/18 2.25	5/15/2022	2.25%	**	211,018
PRINCIPAL LFE GLB FND II SR SECURED 144A 12/17 VAR	11/18/2016	0.98%	**	5,692,097
PRIVATE EXPORT FUNDING US GOVT GUAR 03/19 4.375	5/15/2022	4.38%	**	529,904
PRIVATE EXPORT FUNDING US GOVT GUAR 11/22 2.05	5/15/2022	2.05%	**	369,408
PRIVATEBANCORP INC COMMON STOCK			**	3,800,913
PROASSURANCE CORP COMMON STOCK USD.01			**	4,262,972
PROCTER + GAMBLE CO/THE COMMON STOCK			**	2,491,012

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
PROCTER + GAMBLE CO/THE SR UNSECURED 08/34 5.8	5/15/2022	5.8%	**	54,427
PROGRESS ENERGY INC SR UNSECURED 04/22 3.15	5/15/2022	3.15%	**	122,677
PROGRESS RESIDENTIAL TRUST PROG 2015 SFR2 A 144A	5/15/2022	2.74%	**	734,809
PROGRESS SOFTWARE CORP COMMON STOCK USD.01			**	115,608
PROGRESSIVE CORP SR UNSECURED 04/44 4.35	5/15/2022	4.35%	**	62,508
PROOFPOINT INC COMMON STOCK USD.0001			**	14,763,121
PROSIEBENSAT.1 MEDIA SE COMMON STOCK			**	3,154,528
PROSPERITY BANCSHARES INC COMMON STOCK USD1.			**	2,174,041
PROTO LABS INC COMMON STOCK USD.001			**	3,995,911
PROVIDENCE AND WORCESTER RR COMMON STOCK USD.5			**	8,512
PROVIDENCE SERVICE CORP COMMON STOCK USD.001			**	1,381,231
PROVIDENT FINANCIAL HLDGS COMMON STOCK USD.01			**	17,417
PROVIDENT FINANCIAL SERVICES COMMON STOCK USD.01			**	132,184
PROVINCE OF ALBERTA UNSECURED 06/20 1.25	3/16/2021	1.25%	**	1,290,633
PROVINCE OF ALBERTA UNSECURED 06/25 2.35	3/16/2021	2.35%	**	1,363,976
PROVINCE OF QUEBEC NOTES 12/21 4.25	3/16/2021	4.25%	**	164,794
PROVINCE OF QUEBEC SR UNSECURED 12/18 4.5	3/16/2021	4.5%	**	158,372
PROXIMUS COMMON STOCK			**	1,933,114
PRUDENTIAL BANCORP INC COMMON STOCK USD.01			**	13,962
PRUDENTIAL FINANCIAL INC COMMON STOCK USD.01			**	4,756,705
PRUDENTIAL FINANCIAL INC SR UNSECURED 05/16 3	5/15/2022	3%	**	100,554
PRUDENTIAL FINANCIAL INC SR UNSECURED 06/20 5.375	5/15/2022	5.38%	**	100,059
PRUDENTIAL PLC COMMON STOCK GBP			**	2,922,170
PRYSMIAN SPA COMMON STOCK EUR.1			**	1,156,609
PSEG POWER LLC COMPANY GUAR 09/21 4.15	5/15/2022	4.15%	**	111,903
PSP SWISS PROPERTY AG REG COMMON STOCK CHF.1			**	327,560
PTT GLOBAL CHEMICAL PCL NVDR NVDR THB10.0			**	317,910
PUB SVC NEW HAMP 1ST MORTGAGE 11/23 3.5	5/15/2022	3.5%	**	43,031
PUBLIC BANK BERHAD COMMON STOCK MYR1.			**	164,344
PUBLIC SERVICE COLORADO 1ST MORTGAGE 09/22 2.25	5/15/2022	2.25%	**	29,882
PUBLIC SERVICE OKLAHOMA SR UNSECURED 12/19 5.15	5/15/2022	5.15%	**	109,353
PULASKI FINANCIAL CORP COMMON STOCK USD.01			**	19,599
PULTEGROUP INC COMMON STOCK USD.01			**	590,751
PURE STORAGE INC CLASS A COMMON STOCK USD.0001			**	4,520,485
QANTAS AIRWAYS LTD COMMON STOCK			**	1,536,879
QBE INSURANCE GROUP LTD COMMON STOCK			**	398,371
QCR HOLDINGS INC COMMON STOCK USD1.			**	19,748
QEP RESOURCES INC COMMON STOCK USD.01			**	26,653
QIHOO 360 TECHNOLOGY CO ADR ADR USD.001			**	52,059
QLIK TECHNOLOGIES INC COMMON STOCK USD.0001			**	2,941,214
QLOGIC CORP COMMON STOCK USD.001			**	107,543

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
QUAD GRAPHICS INC COMMON STOCK USD.025			**	32,411
QUALCOMM INC COMMON STOCK USD.0001			**	28,118,612
QUALCOMM INC SR UNSECURED 05/22 3	3/16/2021	3%	**	1,088,976
QUALCOMM INC SR UNSECURED 05/45 4.8	1/14/2030	4.8%	**	444,255
QUALYS INC COMMON STOCK USD.001			**	1,278,598
QUANEX BUILDING PRODUCTS COMMON STOCK USD.01			**	76,937
QUANTA SERVICES INC COMMON STOCK USD.00001			**	429,644
QUEBECOR INC CL B COMMON STOCK			**	604,869
QUINTILES TRANSNATIONAL HOLD COMMON STOCK USD.01			**	3,094,094
RABOBANK NEDERLAND NY SR UNSECURED 04/17 VAR	11/18/2016	0.65%	**	6,563,836
RABOBANK NEDERLAND NY SR UNSECURED 11/16 VAR	11/18/2016	0.66%	**	5,258,376
RADIAN GROUP INC COMMON STOCK USD.001			**	2,130,349
RAKUTEN INC COMMON STOCK			**	123,628
RAMCO GERSHENSON PROPERTIES REIT USD.01			**	88,531
RAMI LEVY CHAIN STORES HASHI COMMON STOCK ILS.01			**	358,823
RAMIRENT OYJ COMMON STOCK			**	524,797
RANDSTAD HOLDING NV			**	4,215,070
RAUBEX GROUP LTD COMMON STOCK ZAR.01			**	161,372
RAVEN INDUSTRIES INC COMMON STOCK USD1.			**	9,812
RAYMOND JAMES FINANCIAL INC COMMON STOCK USD.01			**	2,133,296
RAYTHEON COMPANY SR UNSECURED 12/22 2.5	5/15/2022	2.5%	**	78,356
RBC BEARINGS INC COMMON STOCK USD.01			**	67,690
RCI HOSPITALITY HOLDINGS INC COMMON STOCK USD.01			**	10,240
REALKREDIT DANMARK COVERED 01/16 2	3/16/2021	2%	**	1,717,663
REALKREDIT DANMARK COVERED 10/37 2.5	3/16/2021	2.5%	**	922,298
REALKREDIT DANMARK COVERED 10/47 3	3/16/2021	3%	**	2,224,042
REALNETWORKS INC COMMON STOCK USD.001			**	15,245
REALOGY HOLDINGS CORP COMMON STOCK USD.01			**	1,411,795
REALTY INCOME CORP SR UNSECURED 07/24 3.875	5/15/2022	3.88%	**	73,574
RECKITT BENCKISER GROUP PLC COMMON STOCK GBP.1			**	7,048,122
RED HAT INC COMMON STOCK USD.0001			**	14,136,164
RED ROBIN GOURMET BURGERS COMMON STOCK USD.001			**	1,806,389
REDEFINE PROPERTIES LTD REIT			**	70,616
REDROW PLC COMMON STOCK GBP.1			**	422,657
REGAL BELOIT CORP COMMON STOCK USD.01			**	75,725
REGENCY CENTERS CORP REIT USD.01			**	425,886
REGENERON PHARMACEUTICALS COMMON STOCK USD.001			**	25,895,985
REGIONAL MANAGEMENT CORP COMMON STOCK USD.1			**	17,435
REGUS PLC COMMON STOCK GBP.01			**	1,274,414
REINSURANCE GROUP OF AMERICA COMMON STOCK USD.01			**	587,472
RELIANCE CAPITAL LTD COMMON STOCK INR10.			**	329,803

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
RELIANCE INDS SPONS GDR 144A GDR			**	218,821
RELIANCE STEEL + ALUMINUM COMMON STOCK			**	3,466,203
RELX PLC COMMON STOCK GBP.144397			**	289,356
REMGRO LTD COMMON STOCK			**	107,781
RENAISSANCERE HOLDINGS LTD COMMON STOCK USD1.			**	7,750,798
RENASANT CORP COMMON STOCK USD5.			**	2,672,590
RENAULT SA COMMON STOCK EUR3.81			**	60,777
RENEWABLE ENERGY GROUP INC COMMON STOCK USD.0001			**	39,993
RENT A CENTER INC COMMON STOCK USD.01			**	79,790
REPLIGEN CORP COMMON STOCK USD.01			**	833,989
REPUBLIC BANCORP INC CLASS A COMMON STOCK			**	51,420
REPUBLIC OF CYPRUS SR UNSECURED 144A REGS 02/20 4	3/16/2021	4.63%	**	814,376
REPUBLIC OF INDONESIA SR UNSECURED 144A 07/21 2.875	3/16/2021	2.88%	**	1,074,785
REPUBLIC OF INDONESIA SR UNSECURED REGS 03/20 5.875	3/16/2021	5.88%	**	601,588
REPUBLIC OF SLOVENIA SR UNSECURED REGS 02/19 4.125	3/16/2021	4.13%	**	1,892,250
REPUBLIC OF SLOVENIA SR UNSECURED REGS 02/24 5.25	4/15/2017	5.25%	**	220,750
REPUBLIC OF SLOVENIA SR UNSECURED REGS 05/18 4.75	4/15/2017	4.75%	**	212,200
REPUBLIC OF SLOVENIA SR UNSECURED REGS 05/18 4.75	3/16/2021	4.75%	**	848,800
REPUBLIC OF SLOVENIA SR UNSECURED REGS 05/23 5.85	4/15/2017	5.85%	**	1,139,370
REPUBLIC OF SLOVENIA SR UNSECURED REGS 05/23 5.85	3/16/2021	5.85%	**	2,734,488
REPUBLIC OF SLOVENIA SR UNSECURED REGS 10/22 5.5	4/15/2017	5.5%	**	1,562,658
REPUBLIC OF SLOVENIA SR UNSECURED REGS 10/22 5.5	3/16/2021	5.5%	**	6,473,867
REPUBLIC OF SOUTH AFRICA BONDS 12/18 8	3/16/2021	8%	**	3,319,989
REPUBLIC OF SOUTH AFRICA BONDS 12/26 10.5	3/16/2021	10.5%	**	81,779
REPUBLIC OF SOUTH AFRICA SR UNSECURED 05/19 6.875	3/16/2021	6.88%	**	1,282,272
REPUBLIC OF SOUTH AFRICA SR UNSECURED 07/26 3.75	3/16/2021	3.75%	**	404,460
REPUBLIC OF SOUTH AFRICA SR UNSECURED 07/44 5.375	3/16/2021	5.38%	**	630,000
REPUBLIC OF TURKEY SR UNSECURED 04/26 4.25	5/15/2022	4.25%	**	299,079
REPUBLIC SERVICES INC COMPANY GUAR 09/19 5.5	5/15/2022	5.5%	**	132,025
RESILIENT REIT LTD REIT			**	52,206
RESOLUTE FOREST PRODUCTS COMMON STOCK USD.001			**	71,385
RESOURCE AMERICA INC CL A COMMON STOCK USD.01			**	12,567
RESOURCE CAPITAL CORP LTD RSO 2015 CRE4 A 144A	1/14/2030	1.6%	**	1,388,633
RESOURCES CONNECTION INC COMMON STOCK USD.01			**	61,961
RESTAURANT GROUP PLC COMMON STOCK GBP.28125			**	490,024
RESTORATION HARDWARE HOLDING COMMON STOCK USD.0001			**	1,890,672
RETAIL OPPORTUNITY INVESTMEN REIT USD.0001			**	2,407,461
RETAILMENOT INC COMMON STOCK USD.001			**	31,516
REX ENERGY CORP COMMON STOCK USD.001			**	3,766
REXEL SA COMMON STOCK EUR5.			**	291,954
REXNORD CORP COMMON STOCK USD.01			**	2,505,996
REYNOLDS AMERICAN INC COMPANY GUAR 08/45 5.85	1/14/2030	5.85%	**	778,218
REYNOLDS GRP ISS/REYNOLD SR SECURED 10/20 5.75	1/14/2030	5.75%	**	813,752
RICE ENERGY INC COMMON STOCK USD.01			**	1,408,182
RICOH LEASING CO LTD COMMON STOCK			**	448,751
RIGHTMOVE PLC COMMON STOCK GBP.01			**	565,425

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
RING ENERGY INC COMMON STOCK USD.001			**	832,654
RIO OIL FINANCE TRUST SR SECURED 144A 07/24 9.25	3/16/2021	6.25%	**	814,000
RIO TINTO LTD COMMON STOCK			**	201,125
RIO TINTO PLC COMMON STOCK			**	2,064,552
RIOCAN REAL ESTATE INVST TR REIT			**	81,860
RLJ LODGING TRUST REIT			**	156,060
RMAC PLC RMAC 2005 NS2X A2C REGS	3/16/2021	0.18%	**	682,470
RMAC SECURITIES PLC RMACS 2006 NS3X A2A REGS	3/16/2021	0.74%	**	4,090,446
RMAC SECURITIES PLC RMACS 2006 NS4X A3A REGS	3/16/2021	0.76%	**	1,228,676
RMAC SECURITIES PLC RMACS 2006 NS4X A3A REGS	1/14/2030	0.76%	**	204,779
RMAC SECURITIES PLC RMACS 2007 NS1X A2A REGS	3/16/2021	0.74%	**	2,216,246
RMB HOLDINGS LTD COMMON STOCK ZAR.01			**	193,891
RMI HOLDINGS COMMON STOCK ZAR.0001			**	57,780
RMR GROUP INC/THE A COMMON STOCK			**	3,456
RNF6C BRENT CALENDAR FTR OPTN FEB16 71.5 CALL	4/15/2017		**	20
RNG6C BRENT CALENDAR FTR OPTN FEB16 71.5 CALL	4/15/2017		**	20
RNH6C BRENT CALENDAR FTR OPTN FEB16 71.5 CALL	4/15/2017		**	20
ROADRUNNER TRANSPORTATION SY COMMON STOCK USD.01			**	32,864
ROBERT HALF INTL INC COMMON STOCK USD.001			**	2,592,700
ROBINSONS LAND CO COMMON STOCK PHP1.			**	407,868
ROCHE HOLDING AG GENUSSCHEIN COMMON STOCK			**	14,384,121
ROCHE HOLDING INC COMPANY GUAR 144A 09/17 VAR	11/18/2016	0.69%	**	4,205,520
ROCHE HOLDING INC COMPANY GUAR 144A 09/24 3.35	1/14/2030	3.35%	**	1,330,508
ROCHE HOLDINGS LTD SPONS ADR ADR			**	1,392,933
ROCKWELL COLLINS INC COMMON STOCK USD.01			**	273,670
ROCKY BRANDS INC COMMON STOCK			**	9,479
ROFIN SINAR TECHNOLOGIES INC COMMON STOCK USD.01			**	76,859
ROGERS COMMUNICATIONS IN COMPANY GUAR 05/32 8.75	5/15/2022	8.75%	**	60,835
ROGERS COMMUNICATIONS INC B COMMON STOCK			**	193,992
ROGERS CORP COMMON STOCK USD1.			**	89,835
ROHM CO LTD COMMON STOCK			**	2,974,538
ROLLS ROYCE HOLDINGS PLC COMMON STOCK GBP.2			**	2,189,523
ROMANIAN LEU	3/16/2021		**	62
ROSNEFT OJSC REG S GDR GDR			**	58,147
ROVI CORP COMMON STOCK USD.001			**	151,973
ROWAN COMPANIES PLC A COMMON STOCK USD.125			**	1,648,760
ROYAL BANK OF CANADA COMMON STOCK			**	514,796
ROYAL BANK OF CANADA COVERED 09/17 1.2	5/15/2022	1.2%	**	244,837
ROYAL BANK OF CANADA SR UNSECURED 01/17 1.2	11/18/2016	1.2%	**	2,627,737
ROYAL BANK OF SCOTLAND GROUP COMMON STOCK GBP1.0			**	1,123,562
ROYAL BK OF SCOTLAND PLC SUBORDINATED 04/18 6.934	3/16/2021	6.93%	**	1,216,361
ROYAL BK OF SCOTLAND PLC SUBORDINATED REGS 03/22 VAR	3/16/2021	9.5%	**	1,404,952
ROYAL BK OF SCOTLAND PLC SUBORDINATED REGS 03/22 VAR	1/14/2030	9.5%	**	648,439
ROYAL BK OF SCOTLAND PLC SUBORDINATED REGS 03/22 VAR	3/16/2021	13.13%	**	2,162,181
ROYAL DUTCH SHELL PLC A SHS COMMON STOCK EUR.07			**	959,429
ROYAL DUTCH SHELL PLC B SHS COMMON STOCK EUR.07			**	813,378
ROYAL DUTCH SHELL SPON ADR A ADR			**	2,866,799

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
ROYAL GOLD INC COMMON STOCK USD.01			**	144,312
ROYAL MAIL PLC COMMON STOCK GBP.01			**	388,688
RPC INC COMMON STOCK USD.1			**	15,989
RPM INTERNATIONAL INC COMMON STOCK USD.01			**	6,066,225
RPX CORP COMMON STOCK USD.0001			**	54,120
RSP PERMIAN INC COMMON STOCK USD.01			**	162,315
RTI SURGICAL INC COMMON STOCK USD.001			**	7,666
RUBY TUESDAY INC COMMON STOCK USD.01			**	75,327
RUCKUS WIRELESS INC COMMON STOCK USD.001			**	4,183,969
RUDOLPH TECHNOLOGIES INC COMMON STOCK USD.001			**	48,092
RUSH ENTERPRISES INC CL A COMMON STOCK USD.01			**	62,824
RYDER SYSTEM INC COMMON STOCK USD.5			**	302,904
RYDER SYSTEM INC SR UNSECURED 06/17 3.5	5/15/2022	3.5%	**	135,877
RYDER SYSTEM INC SR UNSECURED 09/20 2.875	5/15/2022	2.88%	**	68,166
RYMAN HOSPITALITY PROPERTIES REIT USD.01			**	74,103
S + T BANCORP INC COMMON STOCK USD2.5			**	91,597
SABMILLER HOLDINGS INC COMPANY GUAR 144A 01/22 3.75	3/16/2021	3.75%	**	1,131,332
SABMILLER HOLDINGS INC COMPANY GUAR 144A 01/42 4.95	3/16/2021	4.95%	**	1,320,393
SABMILLER HOLDINGS INC COMPANY GUAR 144A 08/18 VAR	1/14/2030	1.02%	**	1,984,202
SABMILLER PLC COMMON STOCK USD.1			**	886,510
SABRA HEALTH CARE REIT INC REIT USD.01			**	2,023
SAFEGUARD SCIENTIFICS INC COMMON STOCK USD.1			**	1,398,300
SAFETY INSURANCE GROUP INC COMMON STOCK USD.01			**	30,953
SAFRAN SA COMMON STOCK EUR.2			**	431,964
SAGA COMMUNICATIONS INC CL A COMMON STOCK USD.01			**	19,686
SAGE GROUP PLC/THE COMMON STOCK GBP.01051948			**	3,618,588
SAIA INC COMMON STOCK USD.001			**	1,003,342
SAKAI CHEMICAL INDUSTRY CO COMMON STOCK			**	166,599
SALEM MEDIA GROUP INC COMMON STOCK USD.01			**	8,675
SALESFORCE.COM INC COMMON STOCK USD.001			**	15,305,483
SAM YUNG TRADING CO LTD COMMON STOCK KRW500.			**	678,540
SAMSUNG ELECTR GDR GDR			**	2,095,705
SANDERSON FARMS INC COMMON STOCK USD1.			**	174,808
SANDY SPRING BANCORP INC COMMON STOCK USD1.			**	69,072
SANKEN ELECTRIC CO LTD COMMON STOCK			**	283,969
SANMINA CORP COMMON STOCK USD.01			**	164,537
SANOFI ADR ADR			**	4,832,245
SANOFI COMMON STOCK EUR2.			**	3,668,574
SANTANDER DRIVE AUTO RECEIVABL SDART 2014 3 A3	11/18/2016	0.81%	**	1,534,210
SANTANDER UK GROUP HLDGS SUBORDINATED 144A 09/25 4.75	3/16/2021	4.75%	**	1,874,933
SANTEN PHARMACEUTICAL CO LTD COMMON STOCK			**	290,157
SAP SE COMMON STOCK			**	6,099,775
SARTORIUS STEDIM BIOTECH COMMON STOCK EUR1.0			**	1,458,814
SATO CORP COMMON STOCK			**	373,083
SATS LTD COMMON STOCK			**	717,302
SAUDI ELECTRICITY GLOBAL SR UNSECURED 144A 04/43 5.06	1/14/2030	5.06%	**	171,656
SCANA CORPORATION SR UNSECURED 02/22 4.125	5/15/2022	4.13%	**	97,969

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
SCANSOURCE INC COMMON STOCK			**	92,471
SCENTRE GROUP REIT			**	228,724
SCHLUMBERGER INVESTMENT COMPANY GUAR 144A 08/22 2.4	5/15/2022	2.4%	**	94,116
SCHLUMBERGER LTD COMMON STOCK USD.01			**	5,413,925
SCHNEIDER ELECTRIC SE COMMON STOCK EUR4.0			**	5,122,818
SCHNITZER STEEL INDS INC A COMMON STOCK USD1.			**	35,350
SCHOLASTIC CORP COMMON STOCK USD.01			**	118,572
SCHRODERS PLC COMMON STOCK GBP1.0			**	159,443
SCHULMAN (A.) INC COMMON STOCK USD1.			**	87,937
SCHWEITZER MAUDUIT INTL INC COMMON STOCK USD.1			**	124,794
SCICLONE PHARMACEUTICALS INC COMMON STOCK USD.001			**	27,333
SCOR SE COMMON STOCK EUR7.876972			**	474,226
SCORPIO TANKERS INC COMMON STOCK USD.01			**	137,278
SCSK CORP COMMON STOCK			**	6,378,093
SDL PLC COMMON STOCK GBP.01			**	218,803
SEABOARD CORP W/D COMMON STOCK USD1.0			**	31,842
SEACHANGE INTERNATIONAL INC COMMON STOCK USD.01			**	14,504
SEACOAST BANKING CORP/FL COMMON STOCK USD.1			**	49,134
SEACOR HOLDINGS INC COMMON STOCK USD.01			**	96,973
SEALED AIR CORP COMMON STOCK USD.1			**	1,984,700
SEARS HOMETOWN AND OUTLET ST COMMON STOCK USD.01			**	3,112
SEASPINE HOLDINGS CORP COMMON STOCK USD.01			**	9,672
SEATTLE GENETICS INC COMMON STOCK USD.001			**	1,291,557
SEAWORLD ENTERTAINMENT INC COMMON STOCK USD.01			**	2,537,588
SECURITY BANK CORP COMMON STOCK PHP10.			**	226,222
SEGRO PLC REIT GBP.1			**	1,088,879
SEI INVESTMENTS COMPANY COMMON STOCK USD.01			**	618,687
SEKISUI HOUSE LTD COMMON STOCK			**	119,086
SELECT BANCORP INC COMMON STOCK USD1.0			**	13,227
SELECT INCOME REIT REIT USD.01			**	44,694
SELECT MEDICAL HOLDINGS CORP COMMON STOCK USD.001			**	150,149
SELECTIVE INSURANCE GROUP COMMON STOCK USD2.			**	2,650,872
SEMBCORP INDUSTRIES LTD COMMON STOCK			**	30,099
SEMPRA ENERGY SR UNSECURED 10/39 6	5/15/2022	6%	**	134,553
SEMPRA ENERGY SR UNSECURED 12/23 4.05	5/15/2022	4.05%	**	104,038
SENECA FOODS CORP CL A COMMON STOCK USD.25			**	26,720
SENIOR PLC COMMON STOCK GBP.1			**	487,519
SENSIENT TECHNOLOGIES CORP COMMON STOCK USD.1			**	2,172,316
SEOBU T+D COMMON STOCK KRW500.			**	716,980
SEQUOIA MORTGAGE TRUST SEMT 2004 3 A	4/15/2017	1.05%	**	18,473
SEQUOIA MORTGAGE TRUST SEMT 2005 2 A2	4/15/2017	0.78%	**	546,243
SERVICE CORP INTERNATIONAL COMMON STOCK USD1.			**	202,123
SERVICEMASTER GLOBAL HOLDING COMMON STOCK USD.01			**	2,786,040
SERVICENOW INC COMMON STOCK USD.001			**	32,314,320
SEVENTY SEVEN ENERGY INC COMMON STOCK USD.01			**	3,551
SEVERSTAL GDR REG S			**	44,603
SEVERSTAL GDR REG S GDR			**	(3,096)

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
SEVERSTAL GDR REG S GDR			**	50,993
SHAKE SHACK INC CLASS A COMMON STOCK USD.01			**	99,792
SHANKS GROUP PLC COMMON STOCK GBP.1			**	282,187
SHELL INTERNATIONAL FIN COMPANY GUAR 05/17 VAR	11/18/2016	0.66%	**	4,084,448
SHELL INTERNATIONAL FIN COMPANY GUAR 05/35 4.125	5/15/2022	4.13%	**	102,134
SHELL INTERNATIONAL FIN COMPANY GUAR 08/23 3.4	5/15/2022	3.4%	**	69,597
SHELL INTERNATIONAL FIN COMPANY GUAR 08/43 4.55	5/15/2022	4.55%	**	24,301
SHENANDOAH TELECOMMUNICATION COMMON STOCK			**	101,469
SHENZHEN EXPRESSWAY CO H COMMON STOCK CNY1.0			**	571,989
SHENZHOU INTERNATIONAL GROUP COMMON STOCK HKD.1			**	310,407
SHILOH INDUSTRIES INC COMMON STOCK USD.01			**	8,054
SHIMADZU CORP COMMON STOCK			**	390,997
SHIMAMURA CO LTD COMMON STOCK			**	71,125
SHIMAO PROPERTY HOLDINGS LTD COMMON STOCK HKD.1			**	40,122
SHIN ETSU CHEMICAL CO LTD COMMON STOCK			**	1,441,169
SHINHAN FINANCIAL GROUP LTD COMMON STOCK KRW5000.			**	63,345
SHINSEGAE CO LTD COMMON STOCK KRW5000.			**	507,253
SHIONOGI + CO LTD COMMON STOCK			**	14,016,536
SHIP FINANCE INTL LTD COMMON STOCK USD1.			**	154,548
SHIP HEALTHCARE HOLDINGS INC COMMON STOCK			**	500,436
SHIRE PLC ADR ADR			**	9,143,615
SHIRE PLC COMMON STOCK GBP.05			**	1,379,891
SHOE CARNIVAL INC COMMON STOCK USD.01			**	42,804
SHOPRITE HOLDINGS LTD COMMON STOCK ZAR1.134			**	61,194
SHUTTERFLY INC COMMON STOCK USD.0001			**	164,426
SI FINANCIAL GROUP INC COMMON STOCK USD.01			**	18,004
SIAM COMMERCIAL BANK P NVDR NVDR THB10.0			**	32,544
SIEMENS AG REG COMMON STOCK			**	787,342
SIERRA BANCORP COMMON STOCK			**	25,328
SIFCO INDUSTRIES COMMON STOCK USD1.			**	4,864
SIGMA DESIGNS INC COMMON STOCK			**	22,120
SIGNATURE BANK COMMON STOCK USD.01			**	3,021,389
SIKA AG BR COMMON STOCK CHF.6			**	415,884
SILGAN HOLDINGS INC COMMON STOCK USD.01			**	1,928,924
SILICON LABORATORIES INC COMMON STOCK USD.0001			**	2,150,516
SILICONWARE PRECISION INDS COMMON STOCK TWD10.			**	1,464,852
SILTRONIC AG COMMON STOCK			**	3,941,047
SIMMONS FIRST NATL CORP CL A COMMON STOCK USD.01			**	90,650
SIMON PROPERTY GROUP LP SR UNSECURED 03/21 4.375	5/15/2022	4.38%	**	254,793
SIMPSON MANUFACTURING CO INC COMMON STOCK USD.01			**	161,017
SINCLAIR BROADCAST GROUP A COMMON STOCK USD.01			**	101,948
SINGAPORE AIRLINES LTD COMMON STOCK			**	71,053
SINGAPORE DOLLAR	4/15/2017		**	35
SINGAPORE DOLLAR	3/16/2021		**	450
SINGAPORE DOLLAR	1/14/2030		**	266
SINGAPORE DOLLAR			**	106,672
SINGAPORE EXCHANGE LTD COMMON STOCK			**	65,132

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
SINGAPORE TECH ENGINEERING COMMON STOCK			**	40,313
SINGAPORE TELECOMMUNICATIONS COMMON STOCK NPV			**	1,242,785
SINO BIOPHARMACEUTICAL COMMON STOCK HKD.025			**	39,060
SINO LAND CO COMMON STOCK			**	613,774
SINO OCEAN LAND HOLDINGS COMMON STOCK			**	34,308
SINOFERT HOLDINGS LTD COMMON STOCK HKD.1			**	240,831
SINOPEC SHANGHAI PETROCHEM H COMMON STOCK CNY1.0			**	145,925
SINOPHARM GROUP CO H COMMON STOCK CNY1.0			**	335,472
SIRONA DENTAL SYSTEMS INC COMMON STOCK USD.01			**	6,420,802
SISTEMA JSFC REG S SPONS GDR GDR			**	74,458
SISTEMA JSFC REG S SPONS GDR GDR			**	221,256
SIZMEK INC COMMON STOCK			**	7,107
SK HYNIX INC COMMON STOCK KRW5000.			**	475,064
SK INNOVATION CO LTD COMMON STOCK KRW5000.			**	151,337
SKANDINAVISKA ENSKILDA SR UNSECURED 144A 03/18 1.75	5/15/2022	1.75%	**	198,942
SKANSKA AB B SHS COMMON STOCK			**	286,356
SKULLCANDY INC COMMON STOCK USD.0001			**	13,088
SKY PLC COMMON STOCK GBP.5			**	5,237,176
SKYWEST INC COMMON STOCK			**	99,418
SKYWORKS SOLUTIONS INC COMMON STOCK USD.25			**	31,200,663
SL INDS INC COMMON STOCK USD.2			**	13,071
SLC AGRICOLA SA COMMON STOCK			**	115,592
SLM STUDENT LOAN TR 03 7 SLM STUDENT LOAN TR 03 7 REGS	3/16/2021	0.51%	**	533,202
SLM STUDENT LOAN TRUST SLMA 2005 10 A4	4/15/2017	0.43%	**	17,540
SLM STUDENT LOAN TRUST SLMA 2006 B A4	3/16/2021	0.52%	**	380,878
SLM STUDENT LOAN TRUST SLMA 2007 A A4A	3/16/2021	0.58%	**	695,011
SM ENERGY CO COMMON STOCK USD.01			**	101,210
SMITH (A.O.) CORP COMMON STOCK USD1.			**	1,141,489
SMITH + NEPHEW PLC COMMON STOCK USD.2			**	3,082,245
SMITHS GROUP PLC COMMON STOCK GBP.375			**	2,477,853
SNAAC AUTO RECEIVABLES TRUST SNAAC 2014 1A A 144A	5/15/2022	1.03%	**	24,620
SNAP ON INC COMMON STOCK USD1.			**	2,640,022
SNYDERS LANCE INC COMMON STOCK USD.833			**	232,040
SOCIETE BIC SA COMMON STOCK EUR3.82			**	983,482
SOCIETE GENERALE JR SUBORDINA REGS 12/49 VAR	3/16/2021	8.25%	**	742,000
SOCIETE GENERALE SA COMMON STOCK EUR1.25			**	997,479
SOCIETE GENERALE SUBORDINATED 144A 04/25 4.25	1/14/2030	4.25%	**	1,038,084
SOFTBANK GROUP CORP COMMON STOCK			**	96,962
SOMPO JAPAN NIPPONKOA HOLDIN COMMON STOCK			**	733,547
SONIC AUTOMOTIVE INC CLASS A COMMON STOCK USD.01			**	86,306
SONIC CORP COMMON STOCK USD.01			**	2,400,956
SONIC HEALTHCARE LTD COMMON STOCK			**	92,205
SONOCO PRODUCTS CO COMMON STOCK			**	314,576
SONOVA HOLDING AG REG COMMON STOCK CHF.05			**	1,467,193
SONY CORP COMMON STOCK			**	3,700,874
SOTHEBY S COMMON STOCK USD.01			**	140,237
SOUTH AFRICAN RAND	3/16/2021		**	10

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
SOUTH AFRICAN RAND			**	145,974
SOUTH KOREAN WON	3/16/2021		**	14,547
SOUTH KOREAN WON			**	833,227
SOUTH STATE CORP COMMON STOCK USD2.5			**	2,341,037
SOUTHERN CAL EDISON 1ST REF MORT 01/36 5.55	5/15/2022	5.55%	**	191,478
SOUTHERN CO/THE COMMON STOCK USD5.			**	2,166,377
SOUTHERN COPPER CORP COMMON STOCK USD.01			**	66,684
SOUTHERN MISSOURI BANCORP COMMON STOCK USD.01			**	19,837
SOUTHERN NATL BANCORP OF VA COMMON STOCK USD.01			**	16,064
SOUTHERN POWER CO SR UNSECURED 09/41 5.15	5/15/2022	5.15%	**	37,009
SOUTHERN POWER CO SR UNSECURED 12/25 4.15	5/15/2022	4.15%	**	19,963
SOUTHWEST BANCORP INC/OKLA COMMON STOCK USD1.			**	35,834
SOUTHWEST GAS CORP COMMON STOCK USD1.			**	2,338,508
SOUTHWESTERN ELEC POWER SR UNSECURED 01/19 6.45	5/15/2022	6.45%	**	83,317
SOUTHWESTERN ELEC POWER SR UNSECURED 04/45 3.9	5/15/2022	3.9%	**	84,060
SOVRAN SELF STORAGE INC REIT USD.01			**	32,944
SP PLUS CORP COMMON STOCK USD.001			**	51,433
SPAREBANK 1 SR BANK ASA COMMON STOCK NOK25.0			**	227,994
SPARK INFRASTRUCTURE GROUP STAPLED SECURITY			**	624,968
SPARTAN MOTORS INC COMMON STOCK USD.01			**	10,838
SPARTANNASH CO COMMON STOCK			**	1,872,920
SPARTON CORP COMMON STOCK USD1.25			**	20,490
SPECTRA ENERGY CAPITAL COMPANY GUAR 03/20 5.65	5/15/2022	5.65%	**	143,941
SPECTRA ENERGY CAPITAL COMPANY GUAR 10/19 8	5/15/2022	8%	**	85,298
SPEEDWAY MOTORSPORTS INC COMMON STOCK USD.01			**	78,570
SPIRIT ISSUER PLC SR SECURED REGS 12/27 6.582	3/16/2021	6.58%	**	1,126,649
SPIRIT REALTY CAPITAL INC REIT USD.01			**	263,205
SPLUNK INC COMMON STOCK USD.001			**	5,139,994
SPOK HOLDINGS INC COMMON STOCK USD.0001			**	41,312
SPORTSMAN S WAREHOUSE HOLDIN COMMON STOCK USD.01			**	154,039
SPRINGLEAF MORTGAGE LOAN TRUST SLFMT 2013 2A M1 144A	5/15/2022	3.52%	**	312,942
SPRINGLEAF MORTGAGE LOAN TRUST SLFMT 2013 2A M2 144A	5/15/2022	4.48%	**	302,119
SPS COMMERCE INC COMMON STOCK USD.001			**	1,298,183
*SSGA S+P 500 INDEX SER A S+P 500 FLAGSHIP NON LENDING			**	9,336,393,780
*SSGA US BND INDEX SER A MUTUAL FUND			**	4,010,641,946
ST JAMES S PLACE PLC COMMON STOCK GBP.15			**	886,958
ST JUDE MEDICAL INC COMMON STOCK USD.1			**	9,352,472
STADSHYPOTEK AB COVERED 144A 10/19 1.875	5/15/2022	1.88%	**	246,506
STAG INDUSTRIAL INC REIT USD.01			**	62,398
STAGE STORES INC COMMON STOCK USD.01			**	26,146
STANCORP FINANCIAL GROUP COMMON STOCK			**	490,253
STANDARD CHARTERED PLC COMMON STOCK USD.5			**	1,857,934
STANDARD CHRTRD BNKN	11/18/2016	0.8%	**	4,497,169
STANDARD MOTOR PRODS COMMON STOCK USD2.			**	85,803
STANDEX INTERNATIONAL CORP COMMON STOCK USD1.5			**	1,948,454
STANLEY BLACK + DECKER INC COMMON STOCK USD2.5			**	2,674,013
STARBUCKS CORP COMMON STOCK USD.001			**	8,291,464

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
STARBUCKS CORP SR UNSECURED 06/22 2.7	5/15/2022	2.7%	**	93,029
STARBUCKS CORP SR UNSECURED 06/45 4.3	1/14/2030	4.3%	**	622,348
STARRETT (L.S.) CO CL A COMMON STOCK USD1.			**	6,969
STARTEK INC COMMON STOCK USD.01			**	5,502
STATE AUTO FINANCIAL CORP COMMON STOCK			**	86,519
STATE BANK OF INDI GDR REG S GDR			**	305,876
*STATE STR BK TR CO INVT FDS EX US INDX NL CL A (CMLH1)			**	4,037,701,876
*STATE STREET CORP COMMON STOCK USD1.			**	7,891,797
*STATE STREET CORP SR SUBORDINA 05/23 3.1	5/15/2022	3.1%	**	49,410
*STATE STREET CORP SR UNSECURED 11/23 3.7	5/15/2022	3.7%	**	114,458
STATOIL ASA COMPANY GUAR 01/23 2.45	5/15/2022	2.45%	**	56,877
STATOIL ASA COMPANY GUAR 11/17 1.25	5/15/2022	1.25%	**	59,394
STATOIL ASA COMPANY GUAR 11/18 VAR	1/14/2030	0.8%	**	2,083,538
STATOIL ASA COMPANY GUAR 11/21 2.75	5/15/2022	2.75%	**	65,582
STEEL DYNAMICS INC COMMON STOCK USD.005			**	428,612
STEIN MART INC COMMON STOCK USD.01			**	23,367
STEPAN CO COMMON STOCK USD1.			**	101,865
STERIS PLC COMMON STOCK			**	4,070,470
STERLING BANCORP/DE COMMON STOCK USD.01			**	134,658
STERLING CONSTRUCTION CO COMMON STOCK USD.01			**	11,218
STEVEN MADDEN LTD COMMON STOCK USD.0001			**	4,788,963
STEWART INFORMATION SERVICES COMMON STOCK USD1.			**	87,987
STHREE PLC COMMON STOCK GBP.01			**	547,760
STILLWATER MINING CO COMMON STOCK USD.01			**	35,197
STOCK YARDS BANCORP INC COMMON STOCK			**	54,229
STOCKLAND REIT			**	95,795
STONE ENERGY CORP COMMON STOCK USD.01			**	15,830
STONERIDGE INC COMMON STOCK			**	40,952
STORA ENSO OYJ R SHS COMMON STOCK			**	89,290
STOREBRAND ASA COMMON STOCK NOK5.			**	201,376
STRATUS PROPERTIES INC COMMON STOCK USD.01			**	17,102
STRIPS 02/20 0.00000	5/15/2022	0.01%	**	512,173
STRIPS 02/22 0.00000	5/15/2022		**	605,760
STRIPS 02/29 0.00000	5/15/2022		**	1,001,369
STRIPS 05/20 0.00000	5/15/2022	0.01%	**	7,754,410
STRIPS 05/21 0.00000	5/15/2022		**	1,409,508
STRIPS 05/22 0.00000	5/15/2022	0.01%	**	1,829,447
STRIPS 05/23 0.00000	5/15/2022		**	875,984
STRIPS 05/27 0.00000	5/15/2022		**	1,264,164
STRIPS 05/30 0.00000	5/15/2022		**	1,327,701
STRIPS 05/31 0.00000	5/15/2022		**	689,513
STRIPS 05/33 0.00000	5/15/2022		**	903,371
STRIPS 08/21 0.00000	5/15/2022	0.01%	**	6,130,163
STRIPS 08/23 0.00000	5/15/2022		**	294,521
STRIPS 08/29 0.00000	5/15/2022		**	689,234
STRIPS 08/32 0.00000	5/15/2022		**	929,175
STRIPS 11/30 0.00000	5/15/2022		**	1,644,168

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
STRUCTURED ADJUSTABLE RATE MOR SARM 2004 16 3A1	4/15/2017	2.69%	**	498,687
STRUCTURED ADJUSTABLE RATE MOR SARM 2004 5 3A1	3/16/2021	2.55%	**	1,168,584
STRUCTURED ASSET INVESTMENT LO SAIL 2004 2 A4	1/14/2030	0.93%	**	620,190
STRUCTURED ASSET MORTGAGE INVE SAMI 2004 AR1 1A1	5/15/2022	0.9%	**	238,758
STRUCTURED ASSET SECURITIES CO SASC 2003 22A 2A1	1/14/2030	2.39%	**	369,041
STRYKER CORP COMMON STOCK USD.1			**	4,585,009
SUFFOLK BANCORP COMMON STOCK USD2.5			**	31,950
SUMCO CORP COMMON STOCK			**	3,365,097
SUMITOMO CHEMICAL CO LTD COMMON STOCK			**	1,013,957
SUMITOMO HEAVY INDUSTRIES COMMON STOCK			**	578,544
SUMITOMO MITSUI FINANCIAL GR COMMON STOCK			**	869,165
SUMITOMO MITSUI TR BK LT COMPANY GUAR 144A 03/18 1.8	1/14/2030	1.8%	**	496,097
SUMITOMO REALTY + DEVELOPMEN COMMON STOCK			**	144,437
SUMMIT HOTEL PROPERTIES INC REIT			**	69,812
SUN HUNG KAI + CO LTD COMMON STOCK			**	311,917
SUN HUNG KAI PROPERTIES COMMON STOCK			**	266,124
SUNCOKE ENERGY INC COMMON STOCK USD.01			**	22,052
SUNCOR ENERGY INC COMMON STOCK			**	3,616,148
SUNCOR ENERGY INC SR UNSECURED 12/34 5.95	5/15/2022	5.95%	**	50,097
SUNDRUG CO LTD COMMON STOCK			**	968,602
SUNEDISON SEMICONDUCTOR LTD COMMON STOCK			**	1,317,637
SUNNY OPTICAL TECH COMMON STOCK HKD.1			**	6,611,851
SUNOCO LOGISTICS PARTNER COMPANY GUAR 02/22 4.65	5/15/2022	4.65%	**	46,475
SUNOCO LOGISTICS PARTNER COMPANY GUAR 04/21 4.4	5/15/2022	4.4%	**	61,051
SUNOCO LOGISTICS PARTNER COMPANY GUAR 04/24 4.25	5/15/2022	4.25%	**	151,354
SUNSTONE HOTEL INVESTORS INC REIT USD.01			**	1,888,213
SUNTRUST BANKS INC SR UNSECURED 01/17 3.5	5/15/2022	3.5%	**	25,432
SUNTRUST BANKS INC SR UNSECURED 11/18 2.35	5/15/2022	2.35%	**	68,356
SUPER MICRO COMPUTER INC COMMON STOCK USD.001			**	37,500
SUPERIOR ENERGY SERVICES INC COMMON STOCK USD.001			**	186,384
SUPERIOR UNIFORM GROUP INC COMMON STOCK			**	5,892
SUPERNUS PHARMACEUTICALS INC COMMON STOCK USD.001			**	1,564,900
SUPPORT.COM INC COMMON STOCK USD.0001			**	5,486
SUPREME INDS INC CLASS A COMMON STOCK USD.1			**	10,528
SURGERY PARTNERS INC COMMON STOCK USD.01			**	1,450,692
SURGICAL CARE AFFILIATES INC COMMON STOCK USD.01			**	1,632,210
SURGUTNEFTEGAS SP ADR ADR			**	93,570
SURUGA BANK LTD COMMON STOCK			**	919,174
SUZUKEN CO LTD COMMON STOCK			**	948,107
SVENSKA CELLULOSA AB SCA B COMMON STOCK SEK3.33			**	2,265,036
SWAP BANK OF AMERICA COC SWAP CASH COLLATERAL USD	4/15/2017		**	150,000
SWAP BANK OF AMERICA COC SWAP CASH COLLATERAL USD			**	1,180,000
SWAP BARCLAYS BANK COC SWAP CASH COLLATERAL USD	3/16/2021		**	1,290,000
SWAP BNP PARIBAS COC SWAP CASH COLLATERAL USD	3/16/2021		**	810,000
SWAP CITIBANK COC SWAP CASH COLLATERAL USD	4/15/2017		**	120,000
SWAP CREDIT SUISSE BOC SWAP CASH COLLATERAL USD			**	2,584,746
SWAP CREDIT SUISSE COC SWAP CASH COLLATERAL USD			**	210,000

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
SWAP DEUTSCHE BANK COC SWAP CASH COLLATERAL USD	3/16/2021		**	30,000
SWAP GOLDMAN SACHS COC SWAP CASH COLLATERAL USD	3/16/2021		**	270,000
SWAP HSBC COC SWAP CASH COLLATERAL USD	3/16/2021		**	910,000
SWEDBANK AB SR UNSECURED 144A 03/20 2.2	3/16/2021	2.2%	**	889,269
SWEDISH KRONA	3/16/2021		**	190,440
SWEDISH KRONA			**	78,878
SWEDISH MATCH AB COMMON STOCK SEK1.9			**	1,117,711
SWEDISH ORPHAN BIOVITRUM AB COMMON STOCK SEK.55			**	493,339
SWIRE PACIFIC LTD CL A COMMON STOCK HKD.6			**	107,317
SWISS FRANC	3/16/2021		**	200,631
SWISS FRANC			**	165,087
SWISS LIFE HOLDING AG REG COMMON STOCK CHF5.1			**	1,049,153
SWISS RE AG COMMON STOCK CHF.1			**	1,756,601
SWPC03GC8 CDS USD P V 03MEVENT 2 CCPCDX	3/16/2021	1%	**	(8,600,000)
SWPC03GC8 CDS USD R F 1.00000 1 CCPCDX	3/16/2021	1%	**	8,678,670
SWPC08IH4 CDS USD P V 03MEVENT FLO SOVEREIGN	3/16/2021	1%	**	(1,900,000)
SWPC08IH4 CDS USD R F .25000 FIX SOVEREIGN	3/16/2021	0.25%	**	1,904,343
SWPC08II2 CDS USD P V 03MEVENT FLO SOVEREIGN	3/16/2021	1%	**	(5,100,000)
SWPC08II2 CDS USD R F .25000 FIX SOVEREIGN	3/16/2021	0.25%	**	5,111,658
SWPC08IN1 CDS USD P V 03MEVENT FLO SOVEREIGN	3/16/2021	1%	**	(500,000)
SWPC08IN1 CDS USD R F .25000 FIX SOVEREIGN	3/16/2021	0.25%	**	501,143
SWPC08IO9 CDS USD P V 03MEVENT FLO SOVEREIGN	3/16/2021	1%	**	(800,000)
SWPC08IO9 CDS USD R F .25000 FIX SOVEREIGN	3/16/2021	0.25%	**	801,829
SWPC08IY7 CDS USD P V 03MEVENT FLO SOVEREIGN	3/16/2021	1%	**	(1,400,000)
SWPC08IY7 CDS USD R F .25000 FIX SOVEREIGN	3/16/2021	0.25%	**	1,403,200
SWPC08IZ4 CDS USD P V 03MEVENT FLO SOVEREIGN	3/16/2021	1%	**	(900,000)
SWPC08IZ4 CDS USD R F .25000 FIX SOVEREIGN	3/16/2021	0.25%	**	902,057
SWPC08MX4 CDS USD P V 03MEVENT FLO SOVEREIGN	3/16/2021	1%	**	(1,300,000)
SWPC08MX4 CDS USD R F .25000 FIX SOVEREIGN	3/16/2021	0.25%	**	1,302,972
SWPC09NM5 CDS USD P V 03MEVENT FLO SOVEREIGN	3/16/2021	1%	**	(200,000)
SWPC09NM5 CDS USD R F .25000 FIX SOVEREIGN	3/16/2021	0.25%	**	200,335
SWPC09NN3 CDS USD P V 03MEVENT FLO SOVEREIGN	3/16/2021	1%	**	(500,000)
SWPC09NN3 CDS USD R F .25000 FIX SOVEREIGN	3/16/2021	0.25%	**	500,775
SWPC09OH5 CDS USD P V 03MEVENT FLO SOVEREIGN	3/16/2021	1%	**	(400,000)
SWPC09OH5 CDS USD R F .25000 FIX SOVEREIGN	3/16/2021	0.25%	**	400,670
SWPC09OW2 CDS USD P V 03MEVENT 2 CCPCDX	3/16/2021	1%	**	(3,564,000)
SWPC09OW2 CDS USD R F 5.00000 1 CCPCDX	3/16/2021	5%	**	3,696,976
SWPC0B1G7 CDS USD P V 03MEVENT CCP ICE	3/16/2021	1%	**	(71,000,000)
SWPC0B1G7 CDS USD R F 1.00000 CCP ICE	3/16/2021	1%	**	71,387,873
SWPC0B1K8 CDS EUR P V 03MEVENT 2 CCPITRAXX	3/16/2021	1%	**	(22,160,520)
SWPC0B1K8 CDS EUR R F 1.00000 1 CCPITRAXX	3/16/2021	1%	**	22,407,233
SWPC0B1M4 CDS EUR P V 03MEVENT 2 CCPITRAXX	3/16/2021	1%	**	(31,719,961)
SWPC0B1M4 CDS EUR R F 1.00000 1 CCPITRAXX	3/16/2021	1%	**	32,079,189
SWPC0B5C2 CDS USD P V 03MEVENT CCP ICE	4/15/2017	1%	**	(900,000)
SWPC0B5C2 CDS USD P V 03MEVENT CCP ICE	3/16/2021	1%	**	(6,900,000)
SWPC0B5C2 CDS USD R F 5.00000 CCP ICE	4/15/2017	5%	**	910,820
SWPC0B5C2 CDS USD R F 5.00000 CCP ICE	3/16/2021	5%	**	6,982,952

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
SWPC0B7H9 CDS USD P V 03MEVENT FLO CORPORATE	1/14/2030	1%	**	(400,000)
SWPC0B7H9 CDS USD R F 1.00000 FIX CORPORATE	1/14/2030	1%	**	402,890
SWPC0BBB7 CDS USD P V 03MEVENT FLO CORPORATE	1/14/2030	1%	**	(700,000)
SWPC0BBB7 CDS USD R F 1.00000 FIX CORPORATE	1/14/2030	1%	**	706,048
SWPC0BCZ3 CDS EUR P F 1.00000 FIX ITRAXX	3/16/2021	1%	**	(869,040)
SWPC0BCZ3 CDS EUR R V 03MEVENT FLO ITRAXX	3/16/2021	1%	**	892,232
SWPC0BDP4 CDS EUR P F 1.00000 FIX ITRAXX	3/16/2021	1%	**	(434,520)
SWPC0BDP4 CDS EUR R V 03MEVENT FLO ITRAXX	3/16/2021	1%	**	446,116
SWPC784L3 CDS USD P V 00MEVENT	3/16/2021	1%	**	(300,000)
SWPC784L3 CDS USD R F 1.00000	3/16/2021	1%	**	300,867
SWU00AJD7 IRS MXN P V 01MTIIE SWUV0AJD9 CCPVANILLA	1/14/2030	3.34%	**	(851,130)
SWU00AJD7 IRS MXN R F 6.07450 SWU00AJD7 CCPVANILLA	1/14/2030	6.07%	**	864,855
SWU00B9P9 IRS GBP P V 06MLIBOR SWUV0B9P1 CCPVANILLA	4/15/2017	0.75%	**	(3,095,190)
SWU00B9P9 IRS GBP R F 2.00000 SWU00B9P9 CCPVANILLA	4/15/2017	2%	**	3,146,201
SWU00BPW6 IRS JPY P V 06MLIBOR SWUV0BPW8 CCPVANILLA	3/16/2021	0.12%	**	(2,327,611)
SWU00BPW6 IRS JPY R F 1.25000 SWU00BPW6 CCPVANILLA	3/16/2021	1.25%	**	2,445,131
SWU00D8E1 IRS MXN P V 01MTIIE SWUV0D8E3 CCPVANILLA	1/14/2030	3.55%	**	(1,812,271)
SWU00D8E1 IRS MXN R F 5.53500 SWU00D8E1 CCPVANILLA	1/14/2030	5.54%	**	1,825,268
SWU00D991 IRS USD P V 03MLIBOR CCP CME	4/15/2017	0.52%	**	(1,500,000)
SWU00D991 IRS USD R F 2.25000 CCP CME	4/15/2017	2.25%	**	1,527,943
SWU00DW12 IRS GBP P V 06MLIBOR SWUV0DW14 CCPVANILLA	3/16/2021	1%	**	(2,726,715)
SWU00DW12 IRS GBP R F 2.25000 SWU00DW12 CCPVANILLA	3/16/2021	2.25%	**	2,780,924
SWU00DZI2 IRS JPY P V 06MLIBOR SWUV0DZI4 CCPVANILLA	3/16/2021	1%	**	(70,909,015)
SWU00DZI2 IRS JPY R F .15000 SWU00DZI2 CCPVANILLA	3/16/2021	0.15%	**	70,968,107
SWU00E1Y2 IRS EUR P V 06MEURIB SWUV0E1Y4 CCPVANILLA	3/16/2021	1%	**	(108,630)
SWU00E1Y2 IRS EUR R F .15000 SWU00E1Y2 CCPVANILLA	3/16/2021	0.15%	**	108,990
SWU00EA97 IRS JPY P V 06MLIBOR SWUV0EA99 CCPVANILLA	3/16/2021	0.12%	**	(83,129)
SWU00EA97 IRS JPY R F 1.00000 SWU00EA97 CCPVANILLA	3/16/2021	1%	**	87,891
SWU00EGN0 IRS JPY P V 06MLIBOR SWUV0EGN2 CCPVANILLA	3/16/2021	0.12%	**	(4,405,836)
SWU00EGN0 IRS JPY R F 1.50000 SWU00EGN0 CCPVANILLA	3/16/2021	1.5%	**	4,739,666
SWU00EIL2 IRS MXN P V 01MTIIE SWUV0EIL4 CCPVANILLA	3/16/2021	3.53%	**	(3,392,941)
SWU00EIL2 IRS MXN R F 4.34000 SWU00EIL2 CCPVANILLA	3/16/2021	4.34%	**	3,395,328
SWU00EYW0 IRS USD P V 03MLIBOR SWUV0EYW2 CCPVANILLA	3/16/2021	0.33%	**	(400,000)
SWU00EYW0 IRS USD R F 2.75000 SWU00EYW0 CCPVANILLA	3/16/2021	2.75%	**	407,669
SWU00FGB3 IRS USD P V 03MLIBOR SWUV0FGB5 CCPVANILLA	4/15/2017	1%	**	(300,000)
SWU00FGB3 IRS USD R F 2.75000 SWU00FGB3 CCPVANILLA	4/15/2017	2.75%	**	300,027
SWU00FN33 IRS BRL P F 16.15000 FIX NDFPREDISWAP	3/16/2021	16.15%	**	(7,608,215)
SWU00FN33 IRS BRL R V 00MBRCDI FLO NDFPREDISWAP	3/16/2021	1%	**	7,663,679
SWU019E28 IRS GBP P V 12MUKRPI FLO INFLATIONZERO	4/15/2017	1%	**	(147,390)
SWU019E28 IRS GBP R F 3.35750 FIX INFLATIONZERO	4/15/2017	3.36%	**	148,460
SWU026YO3 TRS USD P F .00000 COM FWD CUAC 1Q16	4/15/2017		**	(156,000)
SWU026YO3 TRS USD R F .00000 MATURITY DATE 3/31/2016	4/15/2017		**	180,439
SWU026ZS3 TRS USD P F .00000 VARS GOLDLNPM	4/15/2017		**	(535,714)
SWU026ZS3 TRS USD R F .00000	4/15/2017		**	544,520
SWU028W29 IRS GBP P V 12MUKRPI FLO INFLATIONZERO	4/15/2017	1%	**	(442,170)
SWU028W29 IRS GBP R F 3.35000 FIX INFLATIONZERO	4/15/2017	3.35%	**	455,509
SWU028W60 IRS GBP P V 12MUKRPI FLO INFLATIONZERO	4/15/2017	1%	**	(589,560)

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
SWU028W60 IRS GBP R F 3.32000 FIX INFLATIONZERO	4/15/2017	3.32%	**	604,151
SWU028X93 IRS GBP P V 12MUKRPI FLO INFLATIONZERO	4/15/2017	1%	**	(1,031,730)
SWU028X93 IRS GBP R F 3.35000 FIX INFLATIONZERO	4/15/2017	3.35%	**	1,062,854
SWU0291X3 TRS USD P V 03MTBILL TBILDI3M + 14	4/15/2017	0.42%	**	(16,206,373)
SWU0291X3 TRS USD R E COMM SWAP TBL-BCOMF1T	4/15/2017		**	16,414,915
SWU0291Z8 TRS USD P V 03MTBILL TBILDI3M + 14	4/15/2017	0.29%	**	(5,674,187)
SWU0291Z8 TRS USD R E COMM SWAP TBL-BCOMF1T	4/15/2017		**	5,747,202
SWU029238 TRS USD P V 03MTBILL TBILDI3M + 15	4/15/2017	0.43%	**	(4,583,106)
SWU029238 TRS USD R E COMM SWAP TBL-BCOMF1T	4/15/2017		**	4,642,081
SWU0292Z7 TRS USD P V 03MTBILL TBILDI3M + 14	4/15/2017	0.42%	**	(12,135,357)
SWU0292Z7 TRS USD R E COMM SWAP TBL-BCOMTR	4/15/2017		**	12,290,194
SWU029378 TRS USD P V 03MTBILL TBILDI3M + 13	4/15/2017	0.41%	**	(11,507,975)
SWU029378 TRS USD R E COMM SWAP TBL-BCOMTR	4/15/2017		**	11,654,807
SWU029386 TRS USD P V 03MTBILL TBILDI3M + 13	4/15/2017	0.41%	**	(15,990,493)
SWU029386 TRS USD R E COMM SWAP TBL-BCOMTR	4/15/2017		**	16,194,518
SWU029477 TRS USD P V 03MTBILL TBILDI3M + 12	4/15/2017	0.40%	**	(24,436,125)
SWU029477 TRS USD R E COMM SWAP TBL-BCOMTR2	4/15/2017		**	24,722,718
SWU0295S0 TRS USD P F .35000	4/15/2017	0.35%	**	(5,720,753)
SWU0295S0 TRS USD R E COMM SWAP JMABFNJ1	4/15/2017		**	5,764,551
SWU029642 TRS CHF P E VOLS USDCHF .1045	3/16/2021		**	(498)
SWU029642 TRS CHF R E	3/16/2021		**	5,994
SWU029659 TRS CHF P E VOLS EURCHF .0845	3/16/2021		**	(5,994)
SWU029659 TRS CHF R E	3/16/2021		**	10,668
SWU0296X8 TRS USD P F .17000 CVICPRD2 + 17	4/15/2017	0.17%	**	(4,203,640)
SWU0296X8 TRS USD R E	4/15/2017		**	4,241,365
SWU0296Y6 TRS USD P F .17000 CVICPRD3 + 17	4/15/2017	0.17%	**	(4,206,224)
SWU0296Y6 TRS USD R E	4/15/2017		**	4,239,335
SWU035H13 IRS GBP P V 12MUKRPI FLO INFLATIONZERO	4/15/2017	1.00%	**	(1,768,680)
SWU035H13 IRS GBP R F 3.40000 FIX INFLATIONZERO	4/15/2017	3.40%	**	1,830,325
SWU050AN1 TRS USD P V 03MTBILL TBILDIM + 12	4/15/2017	0.40%	**	(8,513,550)
SWU050AN1 TRS USD R E CVICBCPT	4/15/2017		**	8,618,793
SWU09HH94 IRS GBP P V 12MUKRPI INF INFLATIONZERO	4/15/2017	1.00%	**	(147,390)
SWU09HH94 IRS GBP R F 3.27500 FIX INFLATIONZERO	4/15/2017	3.28%	**	148,560
SWU09OBH7 IRS GBP P V 00MUKRPI UKRPI	4/15/2017	1.00%	**	(692,733)
SWU09OBH7 IRS GBP R F 3.55000	4/15/2017	3.55%	**	748,726
SWU09OBP9 IRS GBP P V 00MRPI UKRPI	1/14/2030	1.00%	**	(147,390)
SWU09OBP9 IRS GBP R F 3.53000	1/14/2030	3.53%	**	157,753
SWU09PX80 IRS EUR P F .29000 FIX INFLATIONZERO	4/15/2017	0.29%	**	(1,846,710)
SWU09PX80 IRS EUR R V 12MCPTFE INF INFLATIONZERO	4/15/2017	1.00%	**	1,851,165
SWU09RT08 IRS GBP P V 00MUKRPI UKRPI	4/15/2017	1.00%	**	(1,414,944)
SWU09RT08 IRS GBP P V 00MUKRPI UKRPI	1/14/2030	1.00%	**	(1,739,202)
SWU09RT08 IRS GBP R F 3.14000 INFLATIONZERO	4/15/2017	3.14%	**	1,424,134
SWU09RT08 IRS GBP R F 3.14000 INFLATIONZERO	1/14/2030	3.14%	**	1,750,498
SWU0AH041 TRS USD P F .00000 VARS GOLDLNPM	4/15/2017		**	(909,091)
SWU0AH041 TRS USD R F .00000	4/15/2017		**	950,056
SWU0AM354 TRS USD P E COM FWD EURTOP Z5 3.40	4/15/2017		**	(2,600)

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
SWU0AM354 TRS USD R E	4/15/2017		**	6,806
SWU0AM719 TRS USD P E COM FWD EURMARG 2Q3Q16	4/15/2017		**	(18,000)
SWU0AM719 TRS USD R E	4/15/2017		**	23,760
SWU0AN006 TRS USD P F .00000 VARS GOLDLNPM 0.09	4/15/2017		**	(666,667)
SWU0AN006 TRS USD R F .00000	4/15/2017		**	683,502
SWU0AN147 TRS USD P E COM FWD EUROBOBCO 2Q3Q16	4/15/2017		**	(6,000)
SWU0AN147 TRS USD R E	4/15/2017		**	44,504
SWU0AN345 TRS USD P E COM FWD EURMARG CAL 16	4/15/2017		**	(48,000)
SWU0AN345 TRS USD R E	4/15/2017		**	52,470
SWU0AN360 TRS CHF P E VOLS EURCHF .088	3/16/2021		**	(3,996)
SWU0AN360 TRS CHF R E	3/16/2021		**	8,360
SWU0AN444 TRS USD P E COM FWD EURTOP 4Q15	4/15/2017		**	(1,000)
SWU0AN444 TRS USD R E	4/15/2017		**	2,088
SWU0BB134 TRS CHF P E VOLS EURCHF .087	3/16/2021		**	(4,995)
SWU0BB134 TRS CHF R E	3/16/2021		**	9,886
SWU0BB258 TRS USD P E COM FWD GOLDLNPM 1103	4/15/2017		**	(700)
SWU0BB258 TRS USD R E	4/15/2017		**	29,129
SWU0BB282 TRS USD P F .00000 COM FWD CUAC 1Q16	4/15/2017		**	(84,000)
SWU0BB282 TRS USD R F .00000	4/15/2017		**	90,240
SWU0BN617 TRS USD P F .00000 VARS GOLDLNPM	4/15/2017		**	(1,075,269)
SWU0BN617 TRS USD R F .00000	4/15/2017		**	1,092,804
SWU0BN724 TRS USD P F .00000 VARS GOLDLNPM	4/15/2017		**	(535,714)
SWU0BN724 TRS USD R F .00000	4/15/2017		**	544,587
SWU0BN765 TRS USD P F .00000 COM FWD CUAC 1Q16	4/15/2017		**	(156,000)
SWU0BN765 TRS USD R F .00000	4/15/2017		**	178,881
SWU0BN799 TRS USD P E COM FWD DTDBRTCO	4/15/2017		**	(2,480)
SWU0BN799 TRS USD R E	4/15/2017		**	3,000
SWU0BN856 TRS USD P F .00000 VARS GOLDLNPM	4/15/2017		**	(533,808)
SWU0BN856 TRS USD R F .00000	4/15/2017		**	542,856
SWU0CC040 TRS USD P E COM FWD EURTOP Z5 3.02	4/15/2017		**	(2,000)
SWU0CC040 TRS USD R E	4/15/2017		**	4,475
SWU0CC057 TRS USD P E COM FWD EURTOP Z5 3.05	4/15/2017		**	(2,000)
SWU0CC057 TRS USD R E	4/15/2017		**	4,535
SWU0CC065 TRS USD P E COM FWD EURTOP Z5 3.25	4/15/2017		**	(1,300)
SWU0CC065 TRS USD R E	4/15/2017		**	3,208
SWU0CC453 TRS CHF P E VOLS USDCHF .108 12	3/16/2021		**	(1,266)
SWU0CC453 TRS CHF R E	3/16/2021		**	2,997
SWU0CF217 TRS USD P E COM FWD NAPCO 1Q16	4/15/2017		**	(600)
SWU0CF217 TRS USD R E	4/15/2017		**	7,327
SWU0CG108 TRS USD P F .00000 COM FWD CUAC 1Q16	4/15/2017	1.00%	**	(54,000)
SWU0CG108 TRS USD R F .00000	4/15/2017	1.00%	**	57,742
SWU0CG207 TRS USD P F .00000 COM FWD CUAC 1Q16	4/15/2017		**	(45,000)
SWU0CG207 TRS USD R F .00000	4/15/2017		**	47,107
SWU0CG751 IRS USD P F .41500 FIX INFLATIONZERO	1/14/2030	0.42%	**	(1,100,000)
SWU0CG751 IRS USD R V 12MUSCPI INF INFLATIONZERO	1/14/2030	1.00%	**	1,103,032
SWU0CG934 TRS USD P E COM FWD EURMARG 2Q3Q16	4/15/2017		**	(36,000)
SWU0CG934 TRS USD R E	4/15/2017		**	48,399

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
SWU0CG942 TRS USD P F .00000 COM FWD CUAC 4Q16	4/15/2017		**	(126,000)
SWU0CG942 TRS USD R F .00000 MATURITY DATE 2016/12/30	4/15/2017		**	126,000
SWU0CISB1 TRS USD P V 03MTBILL TBILDI3M + 12	4/15/2017	0.40%	**	(393,006)
SWU0CISB1 TRS USD R E	4/15/2017		**	398,035
SWU0GG054 TRS USD P F .00000 VARS GOLDLNPM 0.1089	4/15/2017		**	(757,576)
SWU0GG054 TRS USD R F .00000	4/15/2017		**	791,714
SWU0GG435 TRS USD P E COM FWD EUROBOBCO 2Q3Q16	4/15/2017		**	(6,000)
SWU0GG435 TRS USD R E	4/15/2017		**	44,205
SWU0KB035 TRS USD P F .00000 VARS GOLDLNPM 0.111556	4/15/2017		**	(748,503)
SWU0KB035 TRS USD R F .00000	4/15/2017		**	783,955
SWU0KB142 TRS USD P E COM FWD EUROBOBCO 2Q3Q16	4/15/2017		**	(6,000)
SWU0KB142 TRS USD R E	4/15/2017		**	43,907
SWU0KB472 TRS USD P E COM FWD GOLDLNPM	4/15/2017		**	(600)
SWU0KB472 TRS USD R E	4/15/2017		**	57,340
SWU0NN549 TRS USD P E COM FWD EURMARG 1Q16	4/15/2017		**	(5,043)
SWU0NN549 TRS USD R E	4/15/2017		**	8,700
SWU0NN614 TRS USD P F .00000 VARS COJ6 0.24255625	4/15/2017		**	(101,523)
SWU0NN614 TRS USD R F .00000	4/15/2017		**	105,007
SWU0RSAW6 TRS USD P E USCRLLSS	4/15/2017		**	(3,000)
SWU0RSAW6 TRS USD R E MATURITY DATE 12/31/2015	4/15/2017		**	28,680
SWU0RWPI2 TRS USD P F .00000 COM FWD CUAC 1Q16	4/15/2017		**	(93,000)
SWU0RWPI2 TRS USD R F .00000	4/15/2017		**	109,659
SWU0RWPP6 TRS USD P F .00000 VARS GOLDLNPM	4/15/2017		**	(338,983)
SWU0RWPP6 TRS USD R F .00000	4/15/2017		**	347,277
SWU0RWRR0 TRS CHF P E VOLS EURCHF .0865	3/16/2021		**	(5,994)
SWU0RWRR0 TRS CHF R E	3/16/2021		**	11,859
SWU0RWRT6 TRS CHF P E VOLS EURCHF .0835	3/16/2021		**	(11,988)
SWU0RWRT6 TRS CHF R E	3/16/2021		**	20,092
SWU0RWRU3 TRS CHF P E VOLS USDCHF .1055	3/16/2021		**	(2,472)
SWU0RWRU3 TRS CHF R E	3/16/2021		**	11,988
SWU0VOL08 TRS CHF P E VOLS USDCHF .109	3/16/2021		**	(4,429)
SWU0VOL08 TRS CHF R E	3/16/2021		**	4,995
SWU0VOL73 TRS CHF P E VOLS EURCHF .09 08-16-2016	3/16/2021		**	(5,994)
SWU0VOL73 TRS CHF R E	3/16/2021		**	13,876
SWU0VS044 TRS USD P F .00000 VARS GOLDLNPM	4/15/2017		**	(511,945)
SWU0VS044 TRS USD R F .00000	4/15/2017		**	523,905
SYKES ENTERPRISES INC COMMON STOCK USD.01			**	129,338
SYMETRA FINANCIAL CORP COMMON STOCK USD.01			**	367,960
SYMMETRY SURGICAL INC COMMON STOCK			**	8,722
SYMRISE AG SR UNSECURED 10/17 4.125	3/16/2021	4.13%	**	1,146,856
SYNALLOY CORP COMMON STOCK USD1.			**	6,343
SYNAPTICS INC COMMON STOCK USD.001			**	2,497,610
SYNERGY RESOURCES CORP COMMON STOCK USD.001			**	69,770
SYNNEX CORP COMMON STOCK USD.001			**	341,015
SYNOVUS FINANCIAL CORP COMMON STOCK USD1.0			**	334,583
SYNTHOMER PLC COMMON STOCK GBP.1			**	684,518
SYSMEX CORP COMMON STOCK			**	859,188

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
SYSTEMAX INC COMMON STOCK USD.01			**	32,611
T+D HOLDINGS INC COMMON STOCK			**	152,480
T4F ENTRETENIMENTO SA COMMON STOCK			**	143,838
TABLEAU SOFTWARE INC CL A COMMON STOCK USD.0001			**	12,501,486
TAHOE RESOURCES INC COMMON STOCK			**	233,523
TAILORED BRANDS INC COMMON STOCK USD.01			**	72,725
TAIWAN FERTILIZER CO LTD COMMON STOCK TWD10.			**	17,038
TAIWAN SEMICONDUCTOR MANUFAC COMMON STOCK TWD10.			**	5,500,953
TAIWAN SEMICONDUCTOR SP ADR			**	8,104,637
TAKARA LEBEN CO LTD COMMON STOCK			**	724,356
TAKE TWO INTERACTIVE SOFTWRE COMMON STOCK USD.01			**	13,936
TAL INTERNATIONAL GROUP INC COMMON STOCK USD.001			**	53,774
TANGER FACTORY OUTLET CENTER REIT USD.01			**	77,074
TARGET CORP COMMON STOCK USD.0833			**	7,617,878
TARGET CORP SR UNSECURED 05/17 5.375	11/18/2016	5.38%	**	3,006,234
TARGET CORP SR UNSECURED 06/19 2.3	5/15/2022	2.30%	**	80,927
TATA CONSULTANCY SVCS LTD COMMON STOCK INR1.			**	1,600,872
TATA MOTORS LTD SPON ADR ADR USD.1			**	248,521
TAUBMAN CENTERS INC REIT USD.01			**	23,553
TAV HAVALIMANLARI HOLDING AS COMMON STOCK TRY1.			**	96,651
TAYLOR MORRISON HOME CORP A COMMON STOCK USD.00001			**	1,728,000
TAYLOR WIMPEY PLC COMMON STOCK GBP.01			**	1,673,023
TCF AUTO RECEIVABLES OWNER TRU TCFAT 2015 2A A2 144A	5/15/2022	1.64%	**	546,231
TCF FINANCIAL CORP COMMON STOCK USD.01			**	178,110
TDK CORP COMMON STOCK			**	4,326,531
TEAM HEALTH HOLDINGS INC COMMON STOCK USD.01			**	3,460,288
TEAM INC COMMON STOCK USD.3			**	65,518
TECAN GROUP AG REG COMMON STOCK CHF.1			**	1,015,806
TECH DATA CORP COMMON STOCK USD.0015			**	2,736,316
TECHTRONIC INDUSTRIES CO LTD COMMON STOCK			**	1,957,123
TECK RESOURCES LIMITED COMPANY GUAR 01/22 4.75	5/15/2022	4.75%	**	78,570
TECO FINANCE INC COMPANY GUAR 03/20 5.15	5/15/2022	5.15%	**	161,066
TEEKAY CORP COMMON STOCK USD.001			**	2,764
TEEKAY TANKERS LTD CLASS A COMMON STOCK USD.01			**	50,066
TEGMA GESTAO LOGISTICA COMMON STOCK			**	32,195
TEGNA INC COMMON STOCK USD1.0			**	265,973
TEIJIN LTD COMMON STOCK			**	738,268
TELECOMMUNICATION SYSTEMS A COMMON STOCK USD.01			**	24,452
TELEFONICA EMISIONES SAU COMPANY GUAR 02/16 3.992	11/18/2016	3.99%	**	2,460,054
TELEFONICA EMISIONES SAU COMPANY GUAR 02/16 3.992	4/15/2017	3.99%	**	774,124
TELEFONICA EMISIONES SAU COMPANY GUAR 02/21 5.462	5/15/2022	5.46%	**	189,994
TELEFONICA EMISIONES SAU COMPANY GUAR 04/20 5.134	5/15/2022	5.13%	**	61,144
TELEKOMUNIKASI INDONESIA PER COMMON STOCK IDR50.			**	125,214
TELENAV INC COMMON STOCK USD.001			**	12,518
TELEPERFORMANCE COMMON STOCK EUR2.5			**	68,108
TELEPHONE AND DATA SYSTEMS COMMON STOCK USD.01			**	260,065
TELETECH HOLDINGS INC COMMON STOCK USD.01			**	131,596

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
TELIGENT INC COMMON STOCK USD.01			**	1,104,419
TELKOM SA SOC LTD COMMON STOCK ZAR10.			**	375,726
TELSTRA CORP LTD COMMON STOCK			**	260,677
TELSTRA CORP LTD COMPANY GUAR 144A 04/25 3.125	3/16/2021	3.13%	**	95,972
TEMPUR SEALY INTERNATIONAL I COMMON STOCK USD.01			**	1,831,960
TENAGA NASIONAL BHD COMMON STOCK MYR1.			**	153,567
TENCENT HOLDINGS LTD COMMON STOCK HKD.00002			**	26,246,238
TENCENT HOLDINGS LTD SR UNSECURED 144A 05/19 3.375	3/16/2021	3.38%	**	1,016,847
TENN VALLEY AUTHORITY SR UNSECURED 01/48 4.875	5/15/2022	4.88%	**	232,245
TENN VALLEY AUTHORITY SR UNSECURED 09/65 4.25	5/15/2022	4.25%	**	75,226
TEREX CORP COMMON STOCK USD.01			**	130,691
TERRENO REALTY CORP REIT USD.01			**	53,315
TERRITORIAL BANCORP INC COMMON STOCK USD.01			**	28,434
TERUMO CORP COMMON STOCK			**	4,707,128
TESCO CORP COMMON STOCK			**	19,295
TESCO CORP TREASURY SERV COMPANY GUAR REGS 07/19 1.375	3/16/2021	1.38%	**	1,460,313
TESCO PLC SR UNSECURED 04/47 5.125	3/16/2021	5.13%	**	181,752
TESLA MOTORS INC COMMON STOCK USD.001			**	11,994,500
TESSCO TECHNOLOGIES INC COMMON STOCK USD.01			**	15,965
TETRA TECH INC COMMON STOCK USD.01			**	168,011
TETRA TECHNOLOGIES INC COMMON STOCK USD.01			**	1,534,042
TEVA PHARM FIN IV BV COMPANY GUAR 11/21 3.65	5/15/2022	3.65%	**	37,522
TEVA PHARMACEUTICAL SP ADR ADR			**	10,578,542
TEXAS CAPITAL BANCSHARES INC COMMON STOCK USD.01			**	103,436
TEXAS INSTRUMENTS INC COMMON STOCK USD1.			**	12,465,164
TEXAS INSTRUMENTS INC SR UNSECURED 03/21 2.75	5/15/2022	2.75%	**	100,653
TEXAS ROADHOUSE INC COMMON STOCK USD.001			**	1,108,655
TEXTAINER GROUP HOLDINGS LTD COMMON STOCK USD.01			**	76,646
THAI UNION GROUP PCL NVDR NVDR THB.25			**	354,324
THAILAND BAHT			**	180,533
THALES SA COMMON STOCK EUR3.			**	861,952
THE FOSCHINI GROUP LTD COMMON STOCK ZAR.0125			**	218,222
THERMO FISHER SCIENTIFIC INC COMMON STOCK USD1.			**	13,441,422
THERMON GROUP HOLDINGS INC COMMON STOCK USD.001			**	53,755
THK CO LTD COMMON STOCK			**	583,763
THOMSON REUTERS CORP COMMON STOCK			**	105,982
THOMSON REUTERS CORP SR UNSECURED 05/16 0.875	11/18/2016	0.88%	**	2,344,143
THOMSON REUTERS CORP SR UNSECURED 09/21 3.95	5/15/2022	3.95%	**	108,419
THOR INDUSTRIES INC COMMON STOCK USD.1			**	82,316
TIDEWATER INC COMMON STOCK USD.1			**	22,829
TIFFANY + CO COMMON STOCK USD.01			**	4,001,334
TILE SHOP HLDGS INC COMMON STOCK USD.0001			**	925,190
TIMAH PERSERO TBK PT COMMON STOCK IDR50.			**	41,237
TIMBERLAND BANCORP INC COMMON STOCK USD.01			**	12,720
TIME INC COMMON STOCK USD.01			**	258,132
TIME WARNER CABLE INC COMPANY GUAR 02/21 4.125	5/15/2022	4.13%	**	280,796
TIME WARNER INC COMMON STOCK USD.01			**	7,932,099

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
TIME WARNER INC COMPANY GUAR 03/21 4.75	5/15/2022	4.75%	**	75,242
TIMKENSTEEL CORP COMMON STOCK			**	36,931
TITAN INTERNATIONAL INC COMMON STOCK			**	14,133
TITAN MACHINERY INC COMMON STOCK USD.00001			**	21,281
TJX COMPANIES INC COMMON STOCK USD1.			**	5,310,379
TK CORPORATION COMMON STOCK KRW500.			**	76,472
TOFAS TURK OTOMOBIL FABRIKA COMMON STOCK TRY1.			**	228,872
TOKIO MARINE HOLDINGS INC COMMON STOCK			**	489,630
TOKYO ELECTRIC POWER COMPANY COMMON STOCK			**	1,112,752
TOKYO OHKA KOGYO CO LTD COMMON STOCK			**	391,978
TOKYO TATEMONO CO LTD COMMON STOCK			**	185,866
TOKYU FUDOSAN HOLDINGS CORP COMMON STOCK			**	42,441
TOMPKINS FINANCIAL CORP COMMON STOCK USD.1			**	80,590
TOOTSIE ROLL INDS COMMON STOCK USD.694			**	120,042
TORO CO COMMON STOCK USD1.			**	2,435,788
TORONTO DOMINION BANK COMMON STOCK			**	61,382
TORONTO DOMINION BANK SR UNSECURED 03/18 1.625	5/15/2022	1.63%	**	39,890
TORONTO DOMINION BANK SR UNSECURED 07/18 VAR	11/18/2016	0.86%	**	2,181,352
TORONTO DOMINION BANK SR UNSECURED 11/19 2.25	5/15/2022	2.25%	**	129,922
TORONTO-DOMINION	11/18/2016	1.00%	**	12,000,895
TORRENT PHARMACEUTICALS LTD COMMON STOCK INR5.			**	365,288
TOTAL CAPITAL CANADA LTD COMPANY GUAR 07/23 2.75	5/15/2022	2.75%	**	153,529
TOTAL CAPITAL INTL SA COMPANY GUAR 01/24 3.7	5/15/2022	3.70%	**	25,339
TOTAL CAPITAL INTL SA COMPANY GUAR 06/17 1.55	5/15/2022	1.55%	**	26,066
TOTAL CAPITAL SA COMPANY GUAR 08/18 2.125	5/15/2022	2.13%	**	50,145
TOTAL ENERGY SERVICES INC COMMON STOCK			**	169,854
TOTAL SYSTEM SERVICES INC COMMON STOCK USD.1			**	4,438,923
TOUNG LOONG TEXTILE MANUF CO COMMON STOCK TWD10.			**	253,174
TOWER BERSAMA INFRASTRUCTURE COMMON STOCK IDR100.			**	385,956
TOWER SEMICONDUCTOR LTD COMMON STOCK ILS1.			**	741,904
TOWNE BANK COMMON STOCK USD1.667			**	74,861
TOYOTA AUTO RECEIVABLES OWNER TAOT 2013 A A3	5/15/2022	0.55%	**	30,399
TOYOTA AUTO RECEIVABLES OWNER TAOT 2014 A A3	11/18/2016	0.67%	**	703,833
TOYOTA MOTOR CORP COMMON STOCK			**	802,986
TOYOTA MOTOR CREDIT CORP SR UNSECURED 01/18 1.45	5/15/2022	1.45%	**	169,677
TOYOTA MOTOR CREDIT CORP SR UNSECURED 01/19 2.1	5/15/2022	2.10%	**	220,462
TOYOTA MOTOR CREDIT CORP SR UNSECURED 09/16 2	11/18/2016	2.00%	**	6,120,054
TRAFIGURA SECURITISATION FINAN TRFIG 2014 1A A 144A	5/15/2022	1.15%	**	502,925
TRANS CANADA PIPELINES SR UNSECURED 08/18 6.5	5/15/2022	6.50%	**	256,386
TRANS CANADA PIPELINES SR UNSECURED 08/38 7.25	5/15/2022	7.25%	**	77,190
TRANSFORCE INC COMMON STOCK			**	345,031
TRANSOCEAN INC COMPANY GUAR 11/20 6.5	5/15/2022	6.50%	**	39,330
TRANSOCEAN INC COMPANY GUAR 12/21 7.125	5/15/2022	6.38%	**	27,789
TRANSOCEAN LTD COMMON STOCK CHF.1			**	126,893
TRANSUNION COMMON STOCK USD.01			**	3,432,465
TRAVELERS COS INC/THE COMMON STOCK			**	10,874,738
TRAVIS PERKINS PLC COMMON STOCK GBP.1			**	1,295,342

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
TRC COS INC COMMON STOCK USD.1			**	27,491
TREASURY BILL 03/16 0.00000		0.01%	**	5,899,558
TREASURY WINE ESTATES LTD COMMON STOCK			**	359,391
TRECORA RESOURCES COMMON STOCK USD.1			**	29,203
TREDEGAR CORP COMMON STOCK			**	40,479
TREEHOUSE FOODS INC COMMON STOCK USD.01			**	1,515,063
TREX COMPANY INC COMMON STOCK USD.01			**	903,830
TRI POINTE GROUP INC COMMON STOCK USD.01			**	98,978
TRIANGLE PETROLEUM CORP COMMON STOCK USD.00001			**	4,420
TRICAN WELL SERVICE LTD COMMON STOCK			**	13,407
TRILOGY ENERGY CORP COMMON STOCK			**	31,354
TRIMAS CORP COMMON STOCK USD.01			**	70,721
TRINET GROUP INC COMMON STOCK USD.000025			**	967,500
TRINITY INDUSTRIES INC COMMON STOCK USD.01			**	315,142
TRIPADVISOR INC COMMON STOCK USD.001			**	22,189,723
TRIPLE S MANAGEMENT CORP B COMMON STOCK USD1.			**	61,257
TRISTATE CAPITAL HLDGS INC COMMON STOCK			**	27,239
TRIUMPH GROUP INC COMMON STOCK USD.001			**	203,719
TRONOX LTD CL A COMMON STOCK USD.01			**	24,848
TRUEBLUE INC COMMON STOCK			**	105,616
TRUSTCO BANK CORP NY COMMON STOCK USD1.			**	57,268
TRUSTMARK CORP COMMON STOCK			**	155,866
TRUWORTHS INTERNATIONAL LTD COMMON STOCK ZAR.00015			**	111,371
TSUTSUMI JEWELRY CO LTD COMMON STOCK			**	66,503
TSY 0 1/8 2024 I/L GILT BONDS REGS 03/24 0.125	3/16/2021	0.13%	**	5,854,837
TSY 0 1/8 2046 I/L GILT SR UNSECURED REGS 03/46 0.125	4/15/2017	0.13%	**	93,286
TSY INFL IX N/B 01/16 2	4/15/2017	2.00%	**	359,443
TSY INFL IX N/B 01/17 2.375	4/15/2017	2.38%	**	604,261
TSY INFL IX N/B 01/22 0.125	1/14/2030	0.13%	**	2,036,631
TSY INFL IX N/B 01/23 0.125	4/15/2017	0.13%	**	296,384
TSY INFL IX N/B 01/24 0.625	4/15/2017	0.63%	**	705,439
TSY INFL IX N/B 01/25 0.25	4/15/2017	0.25%	**	95,847
TSY INFL IX N/B 01/25 0.25	3/16/2021	0.25%	**	15,239,298
TSY INFL IX N/B 01/25 0.25	1/14/2030	0.25%	**	(418)
TSY INFL IX N/B 01/25 2.375	4/15/2017	2.38%	**	1,463,142
TSY INFL IX N/B 01/25 2.375	3/16/2021	2.38%	**	1,635,277
TSY INFL IX N/B 01/25 2.375	1/14/2030	2.38%	**	430,336
TSY INFL IX N/B 01/26 2	4/15/2017	2.00%	**	772,191
TSY INFL IX N/B 01/27 2.375	4/15/2017	2.38%	**	259,048
TSY INFL IX N/B 01/27 2.375	1/14/2030	2.38%	**	(720)
TSY INFL IX N/B 01/28 1.75	1/14/2030	1.75%	**	4,961,001
TSY INFL IX N/B 01/29 2.5	4/15/2017	2.50%	**	1,587,950
TSY INFL IX N/B 01/29 2.5	3/16/2021	2.50%	**	3,937,067
TSY INFL IX N/B 01/29 2.5	1/14/2030	2.50%	**	6,299,307
TSY INFL IX N/B 02/42 0.75	4/15/2017	0.75%	**	369,883
TSY INFL IX N/B 02/44 1.375	4/15/2017	1.38%	**	1,298,239
TSY INFL IX N/B 02/45 0.75	4/15/2017	0.75%	**	1,215,570

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
TSY INFL IX N/B 02/45 0.75	1/14/2030	0.75%	**	1,145,102
TSY INFL IX N/B 04/16 0.125	4/15/2017	0.13%	**	12,021,242
TSY INFL IX N/B 04/17 0.125	4/15/2017	0.13%	**	11,077,785
TSY INFL IX N/B 04/18 0.125	4/15/2017	0.13%	**	205,383
TSY INFL IX N/B 04/19 0.125	4/15/2017	0.13%	**	3,128,116
TSY INFL IX N/B 04/20 0.125	4/15/2017	0.13%	**	601,610
TSY INFL IX N/B 04/20 0.125	1/14/2030	0.13%	**	(887)
TSY INFL IX N/B 07/16 2.5	4/15/2017	2.50%	**	1,148,822
TSY INFL IX N/B 07/22 0.125	4/15/2017	0.13%	**	300,848
TSY INFL IX N/B 07/22 0.125	3/16/2021	0.13%	**	5,214,705
TSY INFL IX N/B 07/24 0.125	4/15/2017	0.13%	**	570,788
TSY INFL IX N/B 07/24 0.125	3/16/2021	0.13%	**	19,215,541
TSY INFL IX N/B 07/24 0.125	1/14/2030	0.13%	**	13,128,120
TSY INFL IX N/B 07/25 0.375	4/15/2017	0.38%	**	97,102
TSY INFL IX N/B 07/25 0.375	3/16/2021	0.38%	**	679,716
TSY INFL IX N/B 07/25 0.375	1/14/2030	0.38%	**	1,942,047
TTM TECHNOLOGIES COMMON STOCK USD.001			**	49,378
TUMI HOLDINGS INC COMMON STOCK USD.01			**	9,978
TUPRAS TURKIYE PETROL RAFINE COMMON STOCK TRY1.			**	119,678
TURK HAVA YOLLARI AO COMMON STOCK TRY1.			**	151,907
TURK SISE VE CAM FABRIKALARI COMMON STOCK TRY1.			**	49,598
TURK TELEKOMUNIKASYON AS COMMON STOCK TRY1.			**	116,336
TURKISH LIRA	3/16/2021		**	36
TURKISH LIRA			**	55,830
TURKIYE GARANTI BANKASI COMMON STOCK TRY1.			**	49,130
TURKIYE HALK BANKASI COMMON STOCK TRY1.			**	24,401
TURKIYE IS BANKASI C COMMON STOCK TRY1.			**	40,250
TUTOR PERINI CORP COMMON STOCK USD1.			**	72,066
TVA PRIN STRIP BONDS 06/35 0.00000	5/15/2022		**	141,105
TWIN DISC INC COMMON STOCK			**	10,783
TWITTER INC COMMON STOCK USD.000005			**	2,588,788
TYCO INTERNATIONAL FINAN COMPANY GUAR 02/26 3.9	5/15/2022	3.90%	**	38,085
TYCO INTERNATIONAL PLC COMMON STOCK CHF.5			**	5,662,229
TYLER TECHNOLOGIES INC COMMON STOCK USD.01			**	3,217,076
TYSON FOODS INC COMPANY GUAR 08/34 4.875	5/15/2022	4.88%	**	67,361
UBS AG JERSEY BRANCH SUBORDINATED REGS 02/22 VAR	3/16/2021	7.25%	**	1,773,596
UBS AG STAMFORD CT SR UNSECURED 06/17 VAR	11/18/2016	0.97%	**	3,497,593
UBS AG SUBORDINATED REGS 05/23 VAR	3/16/2021	4.75%	**	1,127,002
UBS AG SUBORDINATED REGS 05/24 5.125	1/14/2030	5.13%	**	808,000
UBS BAMLL TRUST UBSBM 2012 WRM A 144A	5/15/2022	3.66%	**	157,141
UBS BARCLAYS COMMERCIAL MORTGA UBSBB 2012 C2 A4	5/15/2022	3.53%	**	151,621
UBS BARCLAYS COMMERCIAL MORTGA UBSBB 2013 C5 XA 144A	1/14/2030	1.23%	**	919,072
UBS COMMERCIAL MORTGAGE TRUST UBSCM 2012 C1 D 144A	5/15/2022	5.73%	**	565,699
UBS COMMERCIAL MORTGAGE TRUST UBSCM 2012 C1 XA 144A	5/15/2022	2.42%	**	105,987
UBS GROUP AG REG COMMON STOCK CHF.1			**	7,587,040
UBS GROUP FUNDING COMPANY GUAR 144A 09/25 4.125	3/16/2021	4.13%	**	799,170
UCB SA COMMON STOCK			**	4,928,851

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
UDG HEALTHCARE PLC COMMON STOCK EUR.05			**	325,903
UDG HEALTHCARE PLC COMMON STOCK EUR.05			**	513,012
UGI CORP COMMON STOCK			**	564,028
UIL HOLDINGS CORP SR UNSECURED 10/20 4.625	3/16/2021	4.63%	**	115,795
ULTA SALON COSMETICS + FRAGR COMMON STOCK USD.01			**	164,650
ULTIMATE SOFTWARE GROUP INC COMMON STOCK USD.01			**	6,556,037
ULTRA CLEAN HOLDINGS INC COMMON STOCK USD.001			**	15,217
ULTRAGENYX PHARMACEUTICAL IN COMMON STOCK USD.001			**	4,776,624
ULTRAPETROL (BAHAMAS) LTD COMMON STOCK USD.01			**	495
ULTRATECH INC COMMON STOCK USD.001			**	50,779
UMB FINANCIAL CORP COMMON STOCK USD1.			**	84,116
UMH PROPERTIES INC REIT USD.1			**	12,448
UMPQUA HOLDINGS CORP COMMON STOCK			**	2,004,561
UNDER ARMOUR INC CLASS A COMMON STOCK USD.000333			**	6,524,412
UNI PRESIDENT ENTERPRISES CO COMMON STOCK TWD10.			**	105,790
UNIBAIL RODAMCO SE REIT EUR5.			**	374,813
UNICREDIT SPA COMMON STOCK			**	204,467
UNIFIRST CORP/MA COMMON STOCK USD.1			**	149,527
UNILEVER INDONESIA TBK PT COMMON STOCK IDR10.			**	56,902
UNILEVER PLC COMMON STOCK GBP.0311			**	797,154
UNION BANKSHARES CORP COMMON STOCK USD1.33			**	103,484
UNION PACIFIC CORP COMMON STOCK USD2.5			**	1,876,878
UNION PACIFIC CORP SR UNSECURED 01/23 2.95	5/15/2022	2.95%	**	150,466
UNIT CORP COMMON STOCK USD.2			**	38,759
UNITED COMMUNITY BANKS/GA COMMON STOCK USD1.			**	93,883
UNITED COMMUNITY FINANCIAL COMMON STOCK			**	29,630
UNITED FINANCIAL BANCORP INC COMMON STOCK			**	69,964
UNITED INTERNET AG REG SHARE COMMON STOCK			**	139,088
UNITED MEXICAN STATES SR UNSECURED 01/21 3.5	5/15/2022	3.50%	**	203,000
UNITED MEXICAN STATES SR UNSECURED 01/45 5.55	5/15/2022	5.55%	**	102,500
UNITED MEXICAN STATES SR UNSECURED 03/49 4	3/16/2021	4.00%	**	1,633,057
UNITED MEXICAN STATES SR UNSECURED 10/23 4	5/15/2022	4.00%	**	202,600
UNITED NATURAL FOODS INC COMMON STOCK USD.01			**	2,400,960
UNITED PARCEL SERVICE CL B COMMON STOCK USD.01			**	6,860,429
UNITED PARCEL SERVICE SR UNSECURED 10/22 2.45	5/15/2022	2.45%	**	74,188
UNITED RENTALS INC COMMON STOCK USD.01			**	427,333
UNITED STATES LIME + MINERAL COMMON STOCK USD.1			**	33,800
UNITED STATES OF AMER TREAS 01/16 0.00000	11/18/2016		**	12,704,565
UNITED STATES OF AMER TREAS 01/16 0.00000		0.01%	**	9,499,880
UNITED STATES STEEL CORP COMMON STOCK USD1.			**	116,149
UNITED TECHNOLOGIES CORP COMMON STOCK USD1.			**	9,807,498
UNITED TRACTORS TBK PT COMMON STOCK IDR250.			**	459,869
UNITED URBAN INVESTMENT CORP REIT			**	38,173
UNITEDHEALTH GROUP INC COMMON STOCK USD.01			**	13,452,957
UNITEDHEALTH GROUP INC SR UNSECURED 01/17 VAR	11/18/2016	0.77%	**	1,941,157
UNITEDHEALTH GROUP INC SR UNSECURED 07/20 2.7	3/16/2021	2.70%	**	707,334
UNITEDHEALTH GROUP INC SR UNSECURED 07/25 3.75	3/16/2021	3.75%	**	309,263

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
UNITEDHEALTH GROUP INC SR UNSECURED 11/21 3.375	5/15/2022	3.38%	**	201,554
UNITEDHEALTH GROUP INC SR UNSECURED 11/37 6.625	5/15/2022	6.63%	**	38,243
UNIV OF CALIFORNIA CA REVENUES UNVHGR 05/12 FIXED 4.858	3/16/2021	4.86%	**	855,333
UNIV OF CALIFORNIA CA REVENUES UNVHGR 05/45 FIXED 5.946	3/16/2021	5.95%	**	340,850
UNIVERSAL AMERICAN CORP COMMON STOCK USD.01			**	57,400
UNIVERSAL CORP/VA COMMON STOCK			**	86,195
UNIVERSAL ELECTRONICS INC COMMON STOCK USD.01			**	50,991
UNIVERSAL FOREST PRODUCTS COMMON STOCK			**	140,159
UNIVERSAL STAINLESS + ALLOY COMMON STOCK USD.001			**	5,713
UNIVERSAL TECHNICAL INSTITUT COMMON STOCK USD.0001			**	11,464
UNIVEST CORP OF PENNSYLVANIA COMMON STOCK USD5.			**	34,210
UNUM GROUP COMMON STOCK USD.1			**	2,982,784
UOA DEVELOPMENT BHD COMMON STOCK MYR.05			**	216,819
UOL GROUP LTD COMMON STOCK			**	17,594
UPM KYMMENE OYJ COMMON STOCK			**	426,728
US BANCORP COMMON STOCK USD.01			**	9,655,325
US BANCORP SR UNSECURED 01/24 3.7	5/15/2022	3.70%	**	80,632
US BANCORP SR UNSECURED 11/16 2.2	5/15/2022	2.20%	**	161,542
US CELLULAR CORP COMMON STOCK USD1.			**	83,661
US DOLLAR	11/18/2016		**	490,972
US DOLLAR	4/15/2017		**	2,282,283
US DOLLAR	3/16/2021		**	3,661,463
US DOLLAR	1/14/2030		**	1,637,344
US DOLLAR			**	682,418
US ECOLOGY INC COMMON STOCK USD.01			**	67,232
US TREASURY N/B 02/36 4.5	5/15/2022	4.50%	**	768,937
US TREASURY N/B 02/42 3.125	1/14/2030	3.13%	**	1,445,555
US TREASURY N/B 02/45 2.5	4/15/2017	2.50%	**	2,296,901
US TREASURY N/B 02/45 2.5	1/14/2030	2.50%	**	5,203,917
US TREASURY N/B 04/21 2.25	1/14/2030	2.25%	**	3,977,392
US TREASURY N/B 05/21 3.125	5/15/2022	3.13%	**	2,127,032
US TREASURY N/B 05/30 6.25	5/15/2022	6.25%	**	1,884,949
US TREASURY N/B 05/40 4.375	3/16/2021	4.38%	**	125,828
US TREASURY N/B 05/42 3	1/14/2030	3.00%	**	201,234
US TREASURY N/B 05/43 2.875	1/14/2030	2.88%	**	487,500
US TREASURY N/B 05/45 3	4/15/2017	3.00%	**	398,172
US TREASURY N/B 06/21 2.125	1/14/2030	2.13%	**	2,936,476
US TREASURY N/B 08/42 2.75	1/14/2030	2.75%	**	286,746
US TREASURY N/B 08/44 3.125	1/14/2030	3.13%	**	18,703,196
US TREASURY N/B 08/45 2.875	1/14/2030	2.88%	**	3,302,117
US TREASURY N/B 09/21 2.125	1/14/2030	2.13%	**	5,254,844
US TREASURY N/B 09/22 1.75	1/14/2030	1.75%	**	30,286,820
US TREASURY N/B 11/16 7.5	5/15/2022	7.50%	**	5,285,350
US TREASURY N/B 11/39 4.375	5/15/2022	4.38%	**	377,215
US TREASURY N/B 11/39 4.375	1/14/2030	4.38%	**	251,477
US TREASURY N/B 11/40 4.25	5/15/2022	4.25%	**	432,701
US TREASURY N/B 11/42 2.75	1/14/2030	2.75%	**	1,716,259

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
US TREASURY N/B 11/44 3	1/14/2030	3.00%	**	298,910
US TREASURY N/B 11/45 3	4/15/2017	3.00%	**	797,594
US TREASURY N/B 11/45 3	1/14/2030	3.00%	**	697,894
US TREASURY N/B 12/16 0.625	11/18/2016	0.63%	**	24,254,158
USA TRUCK INC COMMON STOCK USD.01			**	17,886
VAALCO ENERGY INC COMMON STOCK USD.1			**	9,347
VAIL RESORTS INC COMMON STOCK USD.01			**	4,451,364
VALEANT PHARMACEUTICALS INTE COMMON STOCK			**	465,464
VALEANT PHARMACEUTICALS INTE COMMON STOCK NPV			**	20,730,622
VALEO SA COMMON STOCK EUR3.			**	695,905
VALIDUS HOLDINGS LTD COMMON STOCK USD.175			**	422,257
VALLEY NATIONAL BANCORP COMMON STOCK			**	177,172
VALMONT INDUSTRIES COMMON STOCK USD1.0			**	141,325
VANTIV INC CL A COMMON STOCK USD.00001			**	9,864,546
VENTAS REALTY LP/CAP CRP COMPANY GUAR 06/21 4.75	5/15/2022	4.75%	**	127,801
VERA BRADLEY INC COMMON STOCK			**	24,570
VERICREST OPPORTUNITY LOAN TRA VOLT 2014 NP11 A1 144A	5/15/2022	3.88%	**	337,353
VERICREST OPPORTUNITY LOAN TRA VOLT 2015 NPL3 A1 144A	5/15/2022	3.38%	**	694,904
VERIFONE SYSTEMS INC COMMON STOCK USD.01			**	7,546,543
VERITIV CORP COMMON STOCK USD.01			**	59,401
VERIZON COMMUNICATIONS INC COMMON STOCK USD.1			**	8,487,471
VERIZON COMMUNICATIONS SR UNSECURED 03/24 4.15	5/15/2022	4.15%	**	51,383
VERIZON COMMUNICATIONS SR UNSECURED 03/55 4.672	5/15/2022	4.67%	**	76,402
VERIZON COMMUNICATIONS SR UNSECURED 03/55 4.672	1/14/2030	4.67%	**	113,734
VERIZON COMMUNICATIONS SR UNSECURED 04/19 6.35	5/15/2022	6.35%	**	292,509
VERIZON COMMUNICATIONS SR UNSECURED 08/46 4.862	5/15/2022	4.86%	**	150,529
VERIZON COMMUNICATIONS SR UNSECURED 08/46 4.862	1/14/2030	4.86%	**	535,847
VERIZON COMMUNICATIONS SR UNSECURED 08/54 5.012	5/15/2022	5.01%	**	24,721
VERIZON COMMUNICATIONS SR UNSECURED 08/54 5.012	1/14/2030	5.01%	**	101,631
VERIZON COMMUNICATIONS SR UNSECURED 09/16 2.5	11/18/2016	2.50%	**	2,649,052
VERIZON COMMUNICATIONS SR UNSECURED 09/16 VAR	11/18/2016	2.04%	**	1,322,318
VERIZON COMMUNICATIONS SR UNSECURED 09/20 4.5	5/15/2022	4.50%	**	74,134
VERIZON COMMUNICATIONS SR UNSECURED 09/23 5.15	5/15/2022	5.15%	**	313,308
VERIZON COMMUNICATIONS SR UNSECURED 09/33 6.4	5/15/2022	6.40%	**	13,671
VERIZON COMMUNICATIONS SR UNSECURED 09/33 6.4	1/14/2030	6.40%	**	45,571
VERIZON COMMUNICATIONS SR UNSECURED 09/43 6.55	5/15/2022	6.55%	**	33,242
VERIZON COMMUNICATIONS SR UNSECURED 09/43 6.55	1/14/2030	6.55%	**	16,621
VERIZON COMMUNICATIONS SR UNSECURED 09/48 4.522	5/15/2022	4.52%	**	85,853
VERIZON COMMUNICATIONS SR UNSECURED 09/48 4.522	1/14/2030	4.52%	**	585,765
VERIZON COMMUNICATIONS SR UNSECURED 11/22 2.45	5/15/2022	2.45%	**	175,117
VERIZON MARYLAND LLC COMPANY GUAR 06/33 5.125	5/15/2022	5.13%	**	44,527
VERTEX PHARMACEUTICALS INC COMMON STOCK USD.01			**	9,467,072
VESTAS WIND SYSTEMS A/S COMMON STOCK DKK1.			**	983,755
VIACOM INC CLASS B COMMON STOCK USD.001			**	1,831,003
VIACOM INC SR UNSECURED 03/23 3.25	5/15/2022	3.25%	**	73,045
VIACOM INC SR UNSECURED 04/16 6.25	11/18/2016	6.25%	**	378,118
VIACOM INC SR UNSECURED 12/16 2.5	5/15/2022	2.50%	**	80,166

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
VIACOM INC SR UNSECURED 12/34 4.85	5/15/2022	4.85%	**	28,584
VIAD CORP COMMON STOCK USD1.5			**	57,872
VIASAT INC COMMON STOCK USD.0001			**	33,250
VIAVI SOLUTIONS INC COMMON STOCK USD.001			**	84,036
VICINITY CENTRES REIT			**	81,202
VILLAGE SUPER MARKET CLASS A COMMON STOCK			**	27,009
VINCI SA COMMON STOCK EUR2.5			**	941,814
VIRGIN MEDIA INVESTMENT HOLDIN USD TERM LOAN F	3/16/2021	1.00%	**	329,244
VIRGINIA ELEC + POWER CO SR UNSECURED 02/24 3.45	5/15/2022	3.45%	**	25,523
VIRGINIA ELEC + POWER CO SR UNSECURED 02/44 4.45	5/15/2022	4.45%	**	79,197
VISA INC CLASS A SHARES COMMON STOCK USD.0001			**	114,996,026
VISHAY INTERTECHNOLOGY INC COMMON STOCK USD.1			**	62,419
VISHAY PRECISION GROUP COMMON STOCK			**	15,078
VISTA OUTDOOR INC COMMON STOCK USD.01			**	177,773
VITAMIN SHOPPE INC COMMON STOCK USD.01			**	97,184
VIVENDI COMMON STOCK EUR5.5			**	1,269,927
VNO MORTGAGE TRUST VNDO 2012 6AVE A 144A	5/15/2022	3.00%	**	233,452
VODAFONE GROUP PLC COMMON STOCK USD.2095			**	419,132
VODAFONE GROUP PLC SP ADR ADR			**	17,966,207
VODAFONE GROUP PLC SR UNSECURED 02/17 5.625	11/18/2016	5.63%	**	457,383
VODAFONE GROUP PLC SR UNSECURED 02/17 5.625	5/15/2022	5.63%	**	167,046
VODAFONE GROUP PLC SR UNSECURED 03/17 1.625	11/18/2016	1.63%	**	1,777,714
VOLKSWAGEN AUTO LEASE TRUST VWALT 2015 A A2A	11/18/2016	0.87%	**	1,906,415
VONOVIA SE COMMON STOCK			**	221,625
VOXX INTERNATIONAL CORP COMMON STOCK USD.01			**	10,241
VSE CORP COMMON STOCK USD.05			**	31,836
VULCAN MATERIALS CO COMMON STOCK USD1.			**	472,476
W+T OFFSHORE INC COMMON STOCK USD.00001			**	11,601
WABASH NATIONAL CORP COMMON STOCK USD.01			**	70,329
WABCO HOLDINGS INC COMMON STOCK USD.01			**	3,261,889
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2006 C27 A3	5/15/2022	5.77%	**	157,854
WACHOVIA CORP SR UNSECURED 06/17 5.75	5/15/2022	5.75%	**	52,930
WACHOVIA CORP SUBORDINATED 10/16 VAR	4/15/2017	0.69%	**	998,151
WAGEWORKS INC COMMON STOCK USD.001			**	9,079,444
WAL MART STORES INC COMMON STOCK USD.1			**	2,599,120
WALGREENS BOOTS ALLIANCE INC COMMON STOCK USD.01			**	27,541,511
WALKER + DUNLOP INC COMMON STOCK			**	97,435
WALMART DE MEXICO SAB DE CV COMMON STOCK			**	615,306
WALT DISNEY CO/THE COMMON STOCK USD.01			**	8,915,618
WALT DISNEY COMPANY/THE SR UNSECURED 02/22 2.55	5/15/2022	2.55%	**	100,642
WALT DISNEY COMPANY/THE SR UNSECURED 06/44 4.125	5/15/2022	4.13%	**	31,616
WALTER INVESTMENT MANAGEMENT COMMON STOCK USD.01			**	36,432
WAN HAI LINES LTD COMMON STOCK TWD10.			**	83,897
WASHINGTON FEDERAL INC COMMON STOCK USD1.			**	236,918
WASHINGTON REIT REIT USD.01			**	124,801
WASHINGTON TRUST BANCORP COMMON STOCK USD.0625			**	64,813
WASTE CONNECTIONS INC COMMON STOCK USD.01			**	675,389

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
WASTE MANAGEMENT INC COMPANY GUAR 06/20 4.75	5/15/2022	4.75%	**	162,583
WATERSTONE FINANCIAL INC COMMON STOCK USD.01			**	49,139
WATSCO INC COMMON STOCK USD.5			**	3,631,030
WATTS WATER TECHNOLOGIES A COMMON STOCK USD.1			**	137,437
WAYFAIR INC CLASS A COMMON STOCK USD.001			**	2,348,571
WEATHERFORD BERMUDA COMPANY GUAR 04/22 4.5	5/15/2022	4.50%	**	50,400
WEATHERFORD INTERNATIONAL PL COMMON STOCK USD.001			**	122,058
WEICHAI POWER CO LTD H COMMON STOCK CNY1.			**	385,711
WEINGARTEN REALTY INVESTORS REIT USD.03			**	283,556
WEIS MARKETS INC COMMON STOCK			**	118,060
WELLCARE HEALTH PLANS INC COMMON STOCK USD.01			**	2,707,630
WELLS FARGO + CO COMMON STOCK USD1.666			**	19,830,637
WELLS FARGO + COMPANY SR UNSECURED 01/19 2.15	5/15/2022	2.15%	**	75,419
WELLS FARGO + COMPANY SR UNSECURED 01/20 2.15	5/15/2022	2.15%	**	14,869
WELLS FARGO + COMPANY SR UNSECURED 01/20 VAR	3/16/2021	1.00%	**	2,080,439
WELLS FARGO + COMPANY SR UNSECURED 03/22 3.5	5/15/2022	3.50%	**	159,704
WELLS FARGO + COMPANY SR UNSECURED 04/19 2.125	5/15/2022	2.13%	**	10,012
WELLS FARGO + COMPANY SR UNSECURED 04/21 4.6	5/15/2022	4.60%	**	261,632
WELLS FARGO + COMPANY SR UNSECURED 12/20 2.55	3/16/2021	2.55%	**	398,034
WELLS FARGO + COMPANY SR UNSECURED 12/20 2.55	1/14/2030	2.55%	**	696,559
WELLS FARGO + COMPANY SUBORDINATED 02/23 3.45	5/15/2022	3.45%	**	85,200
WELLS FARGO + COMPANY SUBORDINATED 06/26 4.1	5/15/2022	4.10%	**	234,179
WELLS FARGO + COMPANY SUBORDINATED 11/45 4.9	5/15/2022	4.90%	**	47,419
WELLS FARGO BANK NA SUBORDINATED 11/17 6	5/15/2022	6.00%	**	426,018
WELLS FARGO MORTGAGE BACKED SE WFMBS 2006 AR10 3A1	4/15/2017	2.73%	**	379,237
WELLS FARGO REREMIC TRUST WFRR 2012 IO A 144A	5/15/2022	1.75%	**	25,345
WELLTOWER INC SR UNSECURED 03/23 3.75	5/15/2022	3.75%	**	73,648
WENDY S CO/THE COMMON STOCK USD.1			**	394,096
WERNER ENTERPRISES INC COMMON STOCK USD.01			**	163,028
WESBANCO INC COMMON STOCK USD2.0833			**	89,219
WESCO AIRCRAFT HOLDINGS INC COMMON STOCK USD.001			**	103,062
WESCO INTERNATIONAL INC COMMON STOCK USD.01			**	1,740,997
WEST CHINA CEMENT LTD COMMON STOCK GBP.002			**	382,754
WEST FRASER TIMBER CO LTD COMMON STOCK			**	146,574
WEST JAPAN RAILWAY CO COMMON STOCK			**	516,361
WEST MARINE INC COMMON STOCK USD.001			**	18,270
WESTERN ALLIANCE BANCORP COMMON STOCK USD.0001			**	5,192,887
WESTERN DIGITAL CORP COMMON STOCK USD.01			**	1,188,390
WESTERN ENERGY SERVICES CORP COMMON STOCK			**	210,326
WESTERN GAS PARTNERS LP SR UNSECURED 06/25 3.95	5/15/2022	3.95%	**	67,139
WESTERN GAS PARTNERS SR UNSECURED 06/21 5.375	5/15/2022	5.38%	**	67,816
WESTERN REFINING INC COMMON STOCK USD.01			**	219,348
WESTFIELD CORP MISC.			**	200,879
WESTFIELD FINANCIAL INC COMMON STOCK USD.01			**	16,355
WESTGATE RESORTS WESTR 2014 1A A 144A	5/15/2022	2.15%	**	695,654
WESTPAC BANKING CORP COMMON STOCK			**	324,106

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
WESTPAC BANKING CORP COVERED 144A 11/18 1.85	4/15/2017	1.85%	**	997,475
WESTPAC BANKING CORP COVERED 144A 11/20 2.25	3/16/2021	2.25%	**	2,171,497
WESTROCK CO COMMON STOCK			**	2,074,706
WEX INC COMMON STOCK USD.01			**	8,110,435
WEYCO GROUP INC COMMON STOCK USD1.			**	30,159
WF RBS COMMERCIAL MORTGAGE TRU WFRBS 2013 C11 D 144A	5/15/2022	4.32%	**	369,448
WH GROUP LTD COMMON STOCK USD.0001			**	150,222
WHEELOCK + CO LTD COMMON STOCK			**	88,876
WHIRLPOOL CORP COMMON STOCK USD1.			**	13,730,142
WHITE MOUNTAINS INSURANCE GP COMMON STOCK USD1.			**	446,988
WHITESTONE REIT REIT USD.001			**	18,459
WHITEWAVE FOODS CO COMMON STOCK USD.01			**	2,669,226
WHITING PETROLEUM CORP COMMON STOCK USD.001			**	136,833
WIENERBERGER AG COMMON STOCK			**	406,571
WILEY (JOHN) + SONS CLASS A COMMON STOCK USD1.			**	124,598
WILLIAM HILL PLC COMMON STOCK GBP.1			**	469,138
WILLIAM LYON HOMES CL A COMMON STOCK USD.01			**	42,273
WILLIAMS SONOMA INC COMMON STOCK USD.01			**	2,073,555
WILSHIRE BANCORP INC COMMON STOCK			**	88,785
WIN SEMICONDUCTORS CORP COMMON STOCK TWD10.			**	1,221,892
WINCOR NIXDORF AG COMMON STOCK			**	387,904
WINDSTREAM HOLDINGS INC COMMON STOCK USD.0001			**	62,487
WINNEBAGO INDUSTRIES COMMON STOCK USD.5			**	23,402
WINTRUST FINANCIAL CORP COMMON STOCK			**	223,774
WIPRO LTD ADR ADR			**	373,896
WISC ELEC POWER SR UNSECURED 09/21 2.95	5/15/2022	2.95%	**	70,741
WISDOMTREE INVESTMENTS INC COMMON STOCK USD.01			**	2,137,858
WISTRON NEWEB CORP COMMON STOCK TWD10.			**	607,254
WNS HOLDINGS LTD ADR ADR USD.16			**	4,103,980
WOLTERS KLUWER COMMON STOCK EUR.12			**	1,261,297
WOLVERINE WORLD WIDE INC COMMON STOCK USD1.			**	1,371,306
WOOD GROUP (JOHN) PLC COMMON STOCK GBP.042857			**	627,421
WOODWARD INC COMMON STOCK USD.00292			**	3,154,354
WOORI BANK COMMON STOCK KRW5000.0			**	137,646
WORKDAY INC CLASS A COMMON STOCK USD.001			**	5,332,982
WORLD OMNI AUTO RECEIVABLES TR WOART 2014 B A2A	11/18/2016	0.60%	**	452,027
WORLD OMNI AUTO RECEIVABLES TR WOART 2015 A A2A	11/18/2016	0.79%	**	602,191
WORLDPAY GROUP PLC COMMON STOCK GBP.03			**	1,760,084
WORTHINGTON INDUSTRIES COMMON STOCK			**	177,856
WP CAREY INC REIT USD.001			**	323,379
WPP PLC COMMON STOCK GBP.1			**	9,910,869
WPX ENERGY INC COMMON STOCK			**	104,135
WR BERKLEY CORP COMMON STOCK USD.2			**	393,488
WSFS FINANCIAL CORP COMMON STOCK USD.01			**	3,058,700
WYNN MACAU LTD SR UNSECURED 144A 10/21 5.25	1/14/2030	5.25%	**	748,000
XCEL ENERGY INC COMMON STOCK USD2.5			**	1,054,246
XCEL ENERGY INC SR UNSECURED 07/36 6.5	5/15/2022	6.50%	**	72,466

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
XEBIO HOLDINGS CO LTD COMMON STOCK			**	291,386
XEROX CORPORATION SR UNSECURED 05/21 4.5	5/15/2022	4.50%	**	75,696
XEROX CORPORATION SR UNSECURED 09/20 2.75	5/15/2022	2.75%	**	37,678
XEROX CORPORATION SR UNSECURED 12/19 5.625	5/15/2022	5.63%	**	106,379
XPO LOGISTICS INC COMMON STOCK USD.001			**	681,277
YADKIN FINANCIAL CORP COMMON STOCK USD1.0			**	2,240,004
YAMAHA CORP COMMON STOCK			**	463,328
YAMAZAKI BAKING CO LTD COMMON STOCK			**	181,886
YELP INC COMMON STOCK USD.000001			**	3,168,893
YUASA TRADING CO LTD COMMON STOCK			**	454,641
YUE YUEN INDUSTRIAL HLDG COMMON STOCK HKD.25			**	571,802
YUM BRANDS INC COMMON STOCK			**	5,531,151
YUME INC COMMON STOCK USD.001			**	10,432
ZAGG INC COMMON STOCK USD.001			**	33,641
ZAYO GROUP HOLDINGS INC COMMON STOCK USD.001			**	3,113,024
ZEE ENTERTAINMENT ENTERPRISE COMMON STOCK INR1.			**	60,971
ZELTIQ AESTHETICS INC COMMON STOCK USD.001			**	1,185,193
ZENDESK INC COMMON STOCK USD.01			**	373,994
ZHEJIANG EXPRESSWAY CO H COMMON STOCK CNY1.			**	55,318
ZHEN DING TECHNOLOGY HOLDING COMMON STOCK TWD10.			**	233,075
ZHUZHOU CRRC TIMES ELECTRIC COMMON STOCK CNY1.0			**	221,131
ZILLOW GROUP INC C COMMON STOCK			**	78,691
ZIMMER BIOMET HOLDINGS INC COMMON STOCK USD.01			**	3,385,470
ZIONS BANCORPORATION COMMON STOCK			**	554,054
ZOE S KITCHEN INC COMMON STOCK USD.01			**	254,478
ZUMTOBEL GROUP AG COMMON STOCK			**	177,023
ZYNGA INC CL A COMMON STOCK USD.00000625			**	148,341
Bank of Tokyo (wrap contract)			**	(24,116,544)
Pacific Life (wrap contract)			**	(32,383,476)
Prudential (wrap contract)			**	(23,149,865)
Royal Bank of Canada (wrap contract)			**	(33,337,118)
Voya (wrap contract)			**	(48,326,004)
21ST CENTURY FOX AMERICA COMPANY GUAR 02/21 4.5	2/15/2021	4.50%	**	242,575
21ST CENTURY FOX AMERICA COMPANY GUAR 03/19 6.9	3/1/2019	6.90%	**	2,810,809
21ST CENTURY FOX AMERICA COMPANY GUAR 05/18 7.25	5/18/2018	7.25%	**	114,314
21ST CENTURY FOX AMERICA COMPANY GUAR 08/20 5.65	8/15/2020	5.65%	**	229,209
21ST CENTURY FOX AMERICA COMPANY GUAR 09/22 3	9/15/2022	3.00%	**	1,171,329
321 HENDERSON RECEIVABLES LLC HENDR 2010 3A A 144A	12/15/2048	3.82%	**	2,194,331
A10 SECURITIZATION A10 2015 1 A1 144A	4/15/2034	2.10%	**	1,116,274
ABB TREASURY CENTER USA SR UNSECURED 144A 06/16 2.5	6/15/2016	2.50%	**	514,913
ABB TREASURY CENTER USA SR UNSECURED 144A 06/16 2.5	11/18/2016	2.50%	**	1,875,467
ABBEY NATL TREASURY SERV COMPANY GUAR 04/16 4	11/18/2016	4.00%	**	1,627,061
ABBEY NATL TREASURY SERV COMPANY GUAR 08/18 2	8/24/2018	2.00%	**	10,430,607
ABBEY NATL TREASURY SERV COMPANY GUAR 09/17 1.65	9/29/2017	1.65%	**	6,611,243
ABBVIE INC SR UNSECURED 05/18 1.8	5/14/2018	1.80%	**	18,349,562
ABBVIE INC SR UNSECURED 05/20 2.5	5/14/2020	2.50%	**	1,546,963
ABBVIE INC SR UNSECURED 05/25 3.6	5/14/2025	3.60%	**	4,723,861

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
ABBVIE INC SR UNSECURED 11/17 1.75	11/6/2017	1.75%	**	6,700,832
ABBVIE INC SR UNSECURED 11/22 2.9	11/6/2022	2.90%	**	12,599,907
ABBVIE INC SR UNSECURED 11/22 3.2	11/6/2022	3.20%	**	1,543,235
ABN AMRO BANK NV SR UNSECURED 144A 02/17 4.25	11/18/2016	4.25%	**	2,176,484
ABN AMRO BANK NV SR UNSECURED 144A 06/20 2.45	6/4/2020	2.45%	**	2,153,717
ABN AMRO BANK NV SR UNSECURED 144A 10/16 VAR	11/18/2016	1.12%	**	6,274,646
ACCESS GROUP INC ACCSS 2005 1 A3	6/22/2022	0.74%	**	1,107,785
ACCESS GROUP INC ACCSS 2005 A A3	7/25/2034	0.72%	**	7,548,222
ACCREDITED MORTGAGE LOAN TRUST ACCR 2004 3 2A2	10/25/2034	1.62%	**	1,492,652
ACE SECURITIES CORP. ACE 2004 HE3 M1	11/25/2034	1.35%	**	929,536
ACE SECURITIES CORP. ACE 2004 SD1 A1	11/25/2033	0.91%	**	425,363
ACTAVIS FUNDING SCS COMPANY GUAR 03/17 1.85	3/1/2017	1.85%	**	307,963
ACTAVIS FUNDING SCS COMPANY GUAR 03/18 2.35	3/12/2018	2.35%	**	4,349,274
ACTAVIS FUNDING SCS COMPANY GUAR 03/20 3	3/12/2020	3.00%	**	3,793,512
ACTAVIS FUNDING SCS COMPANY GUAR 03/22 3.45	3/15/2022	3.45%	**	12,356,032
ACTAVIS FUNDING SCS COMPANY GUAR 03/25 3.8	3/15/2025	3.80%	**	1,192,781
ACTAVIS FUNDING SCS COMPANY GUAR 06/19 2.45	6/15/2019	2.45%	**	572,699
ACTAVIS INC COMPANY GUAR 08/19 6.125	8/15/2019	6.13%	**	936,931
ACTAVIS INC COMPANY GUAR 10/17 1.875	10/1/2017	1.88%	**	1,478,935
ACTAVIS INC COMPANY GUAR 10/22 3.25	10/1/2022	3.25%	**	836,173
ADJUSTABLE RATE MORTGAGE TRUST ARMT 2004 2 7A2	2/25/2035	1.26%	**	113,854
ADJUSTABLE RATE MORTGAGE TRUST ARMT 2005 5 2A1	9/25/2035	2.76%	**	1,511,041
ADT CORP SR UNSECURED 07/17 2.25	7/15/2017	2.25%	**	917,623
ADVENT HEALTH SYSTEM UNSECURED 03/23 3.378	3/1/2023	3.38%	**	4,061,961
AEGON NV JR SUBORDINA 07/49 VAR	7/29/2049	2.14%	**	3,116,613
AETNA INC SR UNSECURED 03/19 2.2	3/15/2019	2.20%	**	474,018
AETNA INC SR UNSECURED 05/17 1.75	5/15/2017	1.75%	**	6,668,292
AETNA INC SR UNSECURED 11/22 2.75	11/15/2022	2.75%	**	796,355
AGL CAPITAL CORP COMPANY GUAR 07/16 6.375	7/15/2016	6.38%	**	525,683
AGRIUM INC SR UNSECURED 01/19 6.75	1/15/2019	6.75%	**	314,308
AGRIUM INC SR UNSECURED 06/23 3.5	6/1/2023	3.50%	**	611,360
AIG GLOBAL FUNDING SR SECURED 144A 12/17 1.65	12/15/2017	1.65%	**	6,117,320
ALIBABA GROUP HOLDING COMPANY GUAR 11/17 1.625	11/28/2017	1.63%	**	4,229,574
ALLERGAN INC COMPANY GUAR 03/18 1.35	3/15/2018	1.35%	**	271,830
ALLIED WORLD ASSURANCE COMPANY GUAR 08/16 7.5	8/1/2016	7.50%	**	1,619,794
ALLSTATE CORP SR UNSECURED 05/18 6.75	5/15/2018	6.75%	**	227,318
ALLY AUTO RECEIVABLES TRUST ALLYA 2012 3 A4	2/15/2017	1.06%	**	228,379
ALLY AUTO RECEIVABLES TRUST ALLYA 2012 4 A4	10/16/2017	0.80%	**	729,323
ALLY AUTO RECEIVABLES TRUST ALLYA 2013 1 A3	5/15/2017	0.63%	**	117,548
ALLY AUTO RECEIVABLES TRUST ALLYA 2014 1 A2	11/18/2016	0.48%	**	90,565
ALLY AUTO RECEIVABLES TRUST ALLYA 2014 1 A4	4/15/2019	1.53%	**	1,839,315
ALLY AUTO RECEIVABLES TRUST ALLYA 2014 2 A2	11/18/2016	0.68%	**	1,339,814
ALLY AUTO RECEIVABLES TRUST ALLYA 2014 3 A2	11/18/2016	0.81%	**	1,394,413
ALLY AUTO RECEIVABLES TRUST ALLYA 2015 1 A2	2/15/2018	0.92%	**	5,011,553
ALLY AUTO RECEIVABLES TRUST ALLYA 2015 1 A2	11/18/2016	0.84%	**	3,045,921
ALLY AUTO RECEIVABLES TRUST ALLYA 2015 1 A3	9/16/2019	1.39%	**	1,656,325
ALLY AUTO RECEIVABLES TRUST LE ALLYL 2014 SN1 A3	2/21/2017	0.75%	**	1,139,273

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
ALLY AUTO RECEIVABLES TRUST LE ALLYL 2014 SN2 A2A	11/18/2016	0.71%	**	499,586
ALLY MASTER OWNER TRUST AMOT 2014 2 A	1/16/2018	0.70%	**	6,281,438
ALLY MASTER OWNER TRUST AMOT 2014 4 A2	6/17/2019	1.43%	**	1,021,029
ALTERA CORP COMPANY GUAR 05/17 1.75	5/15/2017	1.75%	**	3,450,184
ALTRIA GROUP INC COMPANY GUAR 01/24 4	1/31/2024	4.00%	**	2,595,560
ALTRIA GROUP INC COMPANY GUAR 05/21 4.75	5/5/2021	4.75%	**	1,278,600
ALTRIA GROUP INC COMPANY GUAR 08/19 9.25	8/6/2019	9.25%	**	6,307,457
ALTRIA GROUP INC COMPANY GUAR 08/22 2.85	8/9/2022	2.85%	**	1,158,799
AMAZON.COM INC SR UNSECURED 11/17 1.2	11/29/2017	1.20%	**	796,794
AMAZON.COM INC SR UNSECURED 11/22 2.5	11/29/2022	2.50%	**	4,956,824
AMAZON.COM INC SR UNSECURED 12/19 2.6	12/5/2019	2.60%	**	529,754
AMAZON.COM INC SR UNSECURED 12/34 4.8	12/5/2034	4.80%	**	5,394,429
AMAZON.COM INC SR UNSECURED 12/44 4.95	12/5/2044	4.95%	**	1,964,242
AMER AIRLN 14 1 A PTT PASS THRU CE 04/28 3.7	4/1/2028	3.70%	**	246,246
AMERICAN AIRLINES 2013 2 PASS THRU CE 07/24 4.95	7/15/2024	4.95%	**	727,089
AMERICAN CAMPUS CMNTYS COMPANY GUAR 07/24 4.125	7/1/2024	4.13%	**	1,017,467
AMERICAN CREDIT ACCEPTANCE REC ACAR 2014 4 A 144A	7/10/2018	1.33%	**	295,836
AMERICAN ELECTRIC POWER SR UNSECURED 12/17 1.65	12/15/2017	1.65%	**	1,418,884
AMERICAN EXPR CENTURION SR UNSECURED 09/17 6	9/13/2017	6.00%	**	274,401
AMERICAN EXPRESS CO SR UNSECURED 05/18 1.55	5/22/2018	1.55%	**	6,100,222
AMERICAN EXPRESS CO SR UNSECURED 05/19 8.125	5/20/2019	8.13%	**	205,397
AMERICAN EXPRESS CO SR UNSECURED 12/22 2.65	12/2/2022	2.65%	**	4,967,480
AMERICAN EXPRESS CO SUBORDINATED 12/24 3.625	12/5/2024	3.63%	**	1,775,058
AMERICAN EXPRESS CREDIT ACCOUN AMXCA 2013 2 A	5/17/2021	0.75%	**	13,834,438
AMERICAN EXPRESS CREDIT ACCOUN AMXCA 2014 3 A	4/15/2020	1.49%	**	939,987
AMERICAN EXPRESS CREDIT ACCOUN AMXCA 2014 4 A	6/15/2020	1.43%	**	501,230
AMERICAN EXPRESS CREDIT SR UNSECURED 03/19 VAR	3/18/2019	1.08%	**	9,215,944
AMERICAN EXPRESS CREDIT SR UNSECURED 06/17 VAR	11/18/2016	0.72%	**	2,864,016
AMERICAN EXPRESS CREDIT SR UNSECURED 07/16 1.3	7/29/2016	1.30%	**	1,411,543
AMERICAN EXPRESS CREDIT SR UNSECURED 07/18 1.8	7/31/2018	1.80%	**	4,746,123
AMERICAN EXPRESS CREDIT SR UNSECURED 08/19 2.25	8/15/2019	2.25%	**	1,127,372
AMERICAN EXPRESS CREDIT SR UNSECURED 09/17 1.55	9/22/2017	1.55%	**	7,869,640
AMERICAN EXPRESS CREDIT SR UNSECURED 09/17 VAR	11/18/2016	0.89%	**	1,429,548
AMERICAN EXPRESS CREDIT SR UNSECURED 11/18 VAR	11/18/2016	1.11%	**	4,030,738
AMERICAN HONDA FINANCE SR UNSECURED 03/18 1.5	3/13/2018	1.50%	**	152,579
AMERICAN HONDA FINANCE SR UNSECURED 07/17 1.2	7/14/2017	1.20%	**	1,988,336
AMERICAN HONDA FINANCE SR UNSECURED 07/18 1.6	7/13/2018	1.60%	**	468,939
AMERICAN HONDA FINANCE SR UNSECURED 08/19 2.25	8/15/2019	2.25%	**	318,440
AMERICAN HONDA FINANCE SR UNSECURED 09/17 VAR	11/18/2016	1.02%	**	2,778,544
AMERICAN HONDA FINANCE SR UNSECURED 09/20 2.45	9/24/2020	2.45%	**	338,676
AMERICAN HONDA FINANCE SR UNSECURED 10/16 1.125	10/7/2016	1.13%	**	4,778,948
AMERICAN HONDA FINANCE SR UNSECURED 10/16 1.125	11/18/2016	1.13%	**	2,016,884
AMERICAN HONDA FINANCE SR UNSECURED 12/17 VAR	11/18/2016	0.80%	**	1,660,054
AMERICAN HONDA FINANCE SR UNSECURED 144A 09/17 1.5	9/11/2017	1.50%	**	307,770
AMERICAN INTL GROUP SR UNSECURED 01/18 5.85	1/16/2018	5.85%	**	309,067
AMERICAN INTL GROUP SR UNSECURED 06/22 4.875	6/1/2022	4.88%	**	791,233
AMERICAN INTL GROUP SR UNSECURED 07/19 2.3	7/16/2019	2.30%	**	1,188,752

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
AMERICAN INTL GROUP SR UNSECURED 12/20 6.4	12/15/2020	6.40%	**	762,477
AMERICOLD LLC TRUST ACRE 2010 ARTA A2FL 144A	1/14/2029	2.50%	**	2,951,060
AMERICREDIT AUTOMOBILE RECEIVA AMCAR 2013 4 B	9/10/2018	1.66%	**	2,008,091
AMERICREDIT AUTOMOBILE RECEIVA AMCAR 2013 5 B	1/8/2019	1.52%	**	1,908,592
AMERICREDIT AUTOMOBILE RECEIVA AMCAR 2014 2 A2A	11/18/2016	0.54%	**	487,017
AMERICREDIT AUTOMOBILE RECEIVA AMCAR 2014 2 A3	2/8/2019	0.94%	**	3,946,323
AMERICREDIT AUTOMOBILE RECEIVA AMCAR 2014 4 A2B	4/9/2018	0.68%	**	3,019,450
AMERICREDIT AUTOMOBILE RECEIVA AMCAR 2015 2 A3	1/8/2020	1.27%	**	2,077,196
AMERIQUEST MORTGAGE SECURITIES AMSI 2004 R11 A1	11/25/2034	1.03%	**	8,695
AMERISOURCEBERGEN CORP SR UNSECURED 05/17 1.15	5/15/2017	1.15%	**	5,447,014
AMGEN INC SR UNSECURED 02/19 5.7	2/1/2019	5.70%	**	13,556,632
AMGEN INC SR UNSECURED 05/17 1.25	5/22/2017	1.25%	**	306,255
AMGEN INC SR UNSECURED 05/17 2.125	5/15/2017	2.13%	**	274,235
AMGEN INC SR UNSECURED 05/19 2.2	5/22/2019	2.20%	**	5,237,819
AMGEN INC SR UNSECURED 05/19 VAR	5/22/2019	0.98%	**	608,461
AMGEN INC SR UNSECURED 05/20 2.125	5/1/2020	2.13%	**	3,427,387
AMGEN INC SR UNSECURED 05/22 3.625	5/15/2022	3.63%	**	210,519
AMGEN INC SR UNSECURED 05/24 3.625	5/22/2024	3.63%	**	17,428,844
AMGEN INC SR UNSECURED 06/16 2.3	6/15/2016	2.30%	**	41,224
AMGEN INC SR UNSECURED 06/17 5.85	6/1/2017	5.85%	**	216,716
AMGEN INC SR UNSECURED 06/18 6.15	6/1/2018	6.15%	**	365,360
AMGEN INC SR UNSECURED 06/21 4.1	6/15/2021	4.10%	**	178,065
AMGEN INC SR UNSECURED 11/21 3.875	11/15/2021	3.88%	**	907,472
ANADARKO PETROLEUM CORP SR UNSECURED 03/19 8.7	3/15/2019	8.70%	**	465,688
ANADARKO PETROLEUM CORP SR UNSECURED 09/16 5.95	9/15/2016	5.95%	**	6,711,454
ANADARKO PETROLEUM CORP SR UNSECURED 09/16 5.95	11/18/2016	5.95%	**	3,107,391
ANADARKO PETROLEUM CORP SR UNSECURED 09/17 6.375	9/15/2017	6.38%	**	3,105,385
ANGLO AMERICAN CAPITAL COMPANY GUAR REGS 04/21 4.125	4/15/2021	4.13%	**	3,509,613
ANHEUSER BUSCH COS LLC COMPANY GUAR 10/16 5.05	10/15/2016	5.05%	**	264,080
ANHEUSER BUSCH COS LLC COMPANY GUAR 10/16 5.05	11/18/2016	5.05%	**	680,217
ANHEUSER BUSCH INBEV FIN COMPANY GUAR 01/18 1.25	1/17/2018	1.25%	**	1,152,152
ANHEUSER BUSCH INBEV WOR COMPANY GUAR 01/19 7.75	1/15/2019	7.75%	**	444,184
ANHEUSER BUSCH INBEV WOR COMPANY GUAR 01/20 5.375	1/15/2020	5.38%	**	3,033,164
ANHEUSER BUSCH INBEV WOR COMPANY GUAR 04/20 5	4/15/2020	5.00%	**	1,362,778
ANHEUSER BUSCH INBEV WOR COMPANY GUAR 11/19 6.875	11/15/2019	6.88%	**	503,458
ANTHEM INC SR UNSECURED 01/18 1.875	1/15/2018	1.88%	**	306,078
ANTHEM INC SR UNSECURED 06/17 5.875	6/15/2017	5.88%	**	4,543,894
ANZ NEW ZEALAND INTL/LDN COMPANY GUAR 144A 03/16 1.125	3/24/2016	1.13%	**	205,066
ANZ NEW ZEALAND INTL/LDN COMPANY GUAR 144A 03/18 1.75	3/29/2018	1.75%	**	391,822
APACHE CORP SR UNSECURED 04/22 3.25	4/15/2022	3.25%	**	2,804,934
APPALACHIAN POWER CO SR UNSECURED 06/17 5	6/1/2017	5.00%	**	213,492
APPLE INC SR UNSECURED 05/16 0.45	5/3/2016	0.45%	**	11,995,090
APPLE INC SR UNSECURED 05/17 0.9	5/12/2017	0.90%	**	5,240,480
APPLE INC SR UNSECURED 05/21 2.85	5/6/2021	2.85%	**	30,174,444
ARGENT SECURITIES INC. ARSI 2003 W3 M1	9/25/2033	1.55%	**	303,247
ARGENT SECURITIES INC. ARSI 2004 W11 M2	11/25/2034	1.47%	**	3,390,008
ARGENT SECURITIES INC. ARSI 2004 W5 AV3B	4/25/2034	1.32%	**	969,254

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
ARIZONA PUBLIC SERVICE SR UNSECURED 01/20 2.2	1/15/2020	2.20%	**	115,718
ARIZONA PUBLIC SERVICE SR UNSECURED 08/16 6.25	8/1/2016	6.25%	**	394,297
ARROW ELECTRONICS INC SR UNSECURED 03/18 3	3/1/2018	3.00%	**	204,776
ARROW ELECTRONICS INC SR UNSECURED 06/18 6.875	6/1/2018	6.88%	**	100,411
ASSET BACKED SECURITIES CORP H ABSHE 2003 HE7 M1	12/15/2033	1.31%	**	1,900,741
ASTRAZENECA PLC SR UNSECURED 11/18 1.75	11/16/2018	1.75%	**	3,320,922
ASTRAZENECA PLC SR UNSECURED 11/25 3.375	11/16/2025	3.38%	**	7,222,713
AT+T INC SR UNSECURED 02/17 1.6	2/15/2017	1.60%	**	822,052
AT+T INC SR UNSECURED 02/18 5.5	2/1/2018	5.50%	**	2,601,568
AT+T INC SR UNSECURED 02/22 3	2/15/2022	3.00%	**	431,933
AT+T INC SR UNSECURED 03/19 2.3	3/11/2019	2.30%	**	204,842
AT+T INC SR UNSECURED 05/16 2.95	11/18/2016	2.95%	**	1,030,570
AT+T INC SR UNSECURED 05/18 5.6	5/15/2018	5.60%	**	444,606
AT+T INC SR UNSECURED 05/21 4.45	5/15/2021	4.45%	**	54,532
AT+T INC SR UNSECURED 05/25 3.4	5/15/2025	3.40%	**	20,021,661
AT+T INC SR UNSECURED 06/20 2.45	6/30/2020	2.45%	**	8,507,164
AT+T INC SR UNSECURED 08/21 3.875	8/15/2021	3.88%	**	861,584
ATMOS ENERGY CORP SR UNSECURED 06/17 6.35	6/15/2017	6.35%	**	573,123
AUST + NZ BANKING GROUP SR UNSECURED 144A 03/16 3.25	3/1/2016	3.25%	**	205,776
AUST + NZ BANKING GRP NY SR UNSECURED 01/17 1.25	11/18/2016	1.25%	**	1,153,069
AUST + NZ BANKING GRP NY SR UNSECURED 01/18 1.5	1/16/2018	1.50%	**	5,023,144
AUTOZONE INC SR UNSECURED 06/16 6.95	6/15/2016	6.95%	**	314,993
AVALONBAY COMMUNITIES IN SR UNSECURED 10/20 3.625	10/1/2020	3.63%	**	5,318,437
AVIATION CAPITAL GROUP SR UNSECURED 144A 04/21 6.75	4/6/2021	6.75%	**	1,618,213
AVIS BUDGET RENTAL CAR FUNDING AESOP 2010 5A A 144A	3/20/2017	3.15%	**	344,140
AVIS BUDGET RENTAL CAR FUNDING AESOP 2012 2A A 144A	5/20/2018	2.80%	**	3,202,717
AVIS BUDGET RENTAL CAR FUNDING AESOP 2013 1A A 144A	9/20/2019	1.92%	**	14,645,111
AVIS BUDGET RENTAL CAR FUNDING AESOP 2015 1A A 144A	7/20/2021	2.50%	**	13,053,646
AVIS BUDGET RENTAL CAR FUNDING AESOP 2015 2A A 144A	12/20/2021	2.63%	**	5,565,107
AXIS SPECIALTY FINAN PLC COMPANY GUAR 04/19 2.65	4/1/2019	2.65%	**	2,550,864
AXIS SPECIALTY FINANCE COMPANY GUAR 06/20 5.875	6/1/2020	5.88%	**	950,543
BACARDI LTD COMPANY GUAR 144A 04/19 8.2	4/1/2019	8.20%	**	194,790
BAE SYSTEMS PLC SR UNSECURED 144A 10/16 3.5	10/11/2016	3.50%	**	10,187,002
BAKER HUGHES INC SR UNSECURED 11/18 7.5	11/15/2018	7.50%	**	2,903,854
BALTIMORE GAS + ELECTRIC SR UNSECURED 07/23 3.35	7/1/2023	3.35%	**	347,461
BALTIMORE GAS + ELECTRIC SR UNSECURED 10/16 5.9	10/1/2016	5.90%	**	158,802
BAMLL DB TRUST BMLDB 2012 OSI A1 144A	4/13/2029	2.34%	**	851,818
BANC OF AMERICA COMMERCIAL MOR BACM 2006 2 A4	5/10/2045	5.83%	**	7,193,855
BANC OF AMERICA COMMERCIAL MOR BACM 2006 3 A4	7/10/2044	5.89%	**	1,285,381
BANC OF AMERICA COMMERCIAL MOR BACM 2006 4 A4	7/10/2046	5.63%	**	5,144,126
BANC OF AMERICA COMMERCIAL MOR BACM 2007 3 A1A	6/10/2049	5.56%	**	1,632,207
BANC OF AMERICA COMMERCIAL MOR BACM 2007 3 A4	6/10/2049	5.56%	**	22,707,514
BANC OF AMERICA COMMERCIAL MOR BACM 2007 4 A1A	2/10/2051	5.77%	**	3,401,738
BANC OF AMERICA LARGE LOAN BALL 2009 UB2 A4AA 144A	2/24/2051	7.89%	**	2,794,665
BANC OF AMERICA MERRILL LYNCH BAMLL 2014 FL1 A 144A	12/15/2031	1.73%	**	8,692,067
BANK OF AMERICA CORP SR UNSECURED 01/16 1.25	1/11/2016	1.25%	**	5,303,249
BANK OF AMERICA CORP SR UNSECURED 01/18 2	1/11/2018	2.00%	**	11,970,686

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
BANK OF AMERICA CORP SR UNSECURED 01/19 2.6	1/15/2019	2.60%	**	9,775,671
BANK OF AMERICA CORP SR UNSECURED 01/23 3.3	1/11/2023	3.30%	**	4,135,433
BANK OF AMERICA CORP SR UNSECURED 01/24 4.125	1/22/2024	4.13%	**	3,455,565
BANK OF AMERICA CORP SR UNSECURED 01/44 5	1/21/2044	5.00%	**	4,491,790
BANK OF AMERICA CORP SR UNSECURED 03/16 3.625	3/17/2016	3.63%	**	205,995
BANK OF AMERICA CORP SR UNSECURED 03/17 3.875	3/22/2017	3.88%	**	701,563
BANK OF AMERICA CORP SR UNSECURED 04/18 6.875	4/25/2018	6.88%	**	27,215,955
BANK OF AMERICA CORP SR UNSECURED 04/19 2.65	4/1/2019	2.65%	**	29,881,357
BANK OF AMERICA CORP SR UNSECURED 04/20 2.25	4/21/2020	2.25%	**	499,987
BANK OF AMERICA CORP SR UNSECURED 04/24 4	4/1/2024	4.00%	**	13,461,312
BANK OF AMERICA CORP SR UNSECURED 05/18 1.95	5/12/2018	1.95%	**	3,639,553
BANK OF AMERICA CORP SR UNSECURED 05/21 5	5/13/2021	5.00%	**	3,817,634
BANK OF AMERICA CORP SR UNSECURED 06/19 7.625	6/1/2019	7.63%	**	997,024
BANK OF AMERICA CORP SR UNSECURED 07/16 3.75	7/12/2016	3.75%	**	6,432,830
BANK OF AMERICA CORP SR UNSECURED 07/20 5.625	7/1/2020	5.63%	**	1,832,518
BANK OF AMERICA CORP SR UNSECURED 08/17 6.4	8/28/2017	6.40%	**	14,973,199
BANK OF AMERICA CORP SR UNSECURED 08/25 3.875	8/1/2025	3.88%	**	1,664,330
BANK OF AMERICA CORP SR UNSECURED 09/17 6	9/1/2017	6.00%	**	31,117,440
BANK OF AMERICA CORP SR UNSECURED 10/16 5.625	10/14/2016	5.63%	**	2,648,145
BANK OF AMERICA CORP SR UNSECURED 11/16 1.35	11/21/2016	1.35%	**	2,558,390
BANK OF AMERICA CORP SR UNSECURED 12/17 5.75	12/1/2017	5.75%	**	4,209,322
BANK OF AMERICA CORP SUBORDINATED 01/25 4	1/22/2025	4.00%	**	792,458
BANK OF AMERICA CORP SUBORDINATED 04/25 3.95	4/21/2025	3.95%	**	1,895,868
BANK OF AMERICA CORP SUBORDINATED 05/16 6.05	5/16/2016	6.05%	**	6,733,963
BANK OF AMERICA CORP SUBORDINATED 08/24 4.2	8/26/2024	4.20%	**	6,120,470
BANK OF AMERICA CORP SUBORDINATED 09/16 7.8	9/15/2016	7.80%	**	266,719
BANK OF AMERICA CREDIT CARD TR BACCT 2014 A1 A	6/15/2021	0.71%	**	13,139,569
BANK OF AMERICA CREDIT CARD TR BACCT 2014 A2 A	9/16/2019	0.60%	**	1,443,198
BANK OF AMERICA CREDIT CARD TR BACCT 2014 A3 A	1/15/2020	0.62%	**	17,810,370
BANK OF AMERICA CREDIT CARD TR BACCT 2015 A2 A	9/15/2020	1.36%	**	3,053,276
BANK OF AMERICA NA SR UNSECURED 03/18 1.65	3/26/2018	1.65%	**	6,203,680
BANK OF AMERICA NA SR UNSECURED 06/18 1.75	6/5/2018	1.75%	**	7,126,817
BANK OF AMERICA NA SR UNSECURED 11/16 1.125	11/18/2016	1.13%	**	5,746,883
BANK OF AMERICA NA SR UNSECURED 11/16 VAR	11/18/2016	0.83%	**	4,385,061
BANK OF AMERICA NA SR UNSECURED 12/18 2.05	12/7/2018	2.05%	**	510,877
BANK OF MONTREAL CHICAGO CERT OF DEPO 09/17 VAR	11/18/2016	0.89%	**	6,328,861
BANK OF MONTREAL SR UNSECURED 01/19 2.375	1/25/2019	2.38%	**	10,333,284
BANK OF MONTREAL SR UNSECURED 04/18 1.4	4/10/2018	1.40%	**	609,153
BANK OF MONTREAL SR UNSECURED 04/18 1.45	4/9/2018	1.45%	**	688,131
BANK OF MONTREAL SR UNSECURED 07/17 1.3	7/14/2017	1.30%	**	4,300,430
BANK OF MONTREAL SR UNSECURED 07/18 1.8	7/31/2018	1.80%	**	3,384,276
BANK OF NEW YORK MELLON SR UNSECURED 01/18 1.3	1/25/2018	1.30%	**	583,922
BANK OF NEW YORK MELLON SR UNSECURED 03/16 0.7	3/4/2016	0.70%	**	409,809
BANK OF NEW YORK MELLON SR UNSECURED 03/18 1.35	3/6/2018	1.35%	**	561,580
BANK OF NEW YORK MELLON SR UNSECURED 03/19 2.2	3/4/2019	2.20%	**	590,990
BANK OF NEW YORK MELLON SR UNSECURED 09/19 2.3	9/11/2019	2.30%	**	12,841,351
BANK OF NOVA SCOTIA COVERED 09/19 2.125	9/11/2019	2.13%	**	8,199,683

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
BANK OF NOVA SCOTIA SR UNSECURED 01/17 2.55	11/18/2016	2.55%	**	7,584,694
BANK OF NOVA SCOTIA SR UNSECURED 03/16 2.9	3/29/2016	2.90%	**	1,415,179
BANK OF NOVA SCOTIA SR UNSECURED 06/19 2.05	6/5/2019	2.05%	**	1,993,440
BANK OF NOVA SCOTIA SR UNSECURED 07/17 1.3	7/21/2017	1.30%	**	5,266,802
BANK OF NOVA SCOTIA SR UNSECURED 10/18 2.05	10/30/2018	2.05%	**	205,431
BANQUE FED CRED MUTUEL SR UNSECURED 144A 01/17 1.7	1/20/2017	1.70%	**	3,800,088
BARCLAYS BANK PLC SR UNSECURED 05/24 3.75	5/15/2024	3.75%	**	908,675
BARCLAYS BANK PLC SR UNSECURED 09/16 5	9/22/2016	5.00%	**	4,755,767
BARCLAYS BANK PLC SR UNSECURED 09/16 5	11/18/2016	5.00%	**	12,093,617
BARCLAYS BANK PLC SUBORDINATED 144A 06/21 10.179	6/12/2021	10.18%	**	14,004,050
BARCLAYS BANK PLC SUBORDINATED 144A 12/17 6.05	12/4/2017	6.05%	**	950,925
BARCLAYS PLC SR UNSECURED 03/18 2	3/16/2018	2.00%	**	6,824,547
BARCLAYS PLC SR UNSECURED 08/45 5.25	8/17/2045	5.25%	**	8,050,922
BARCLAYS PLC SR UNSECURED 11/19 2.75	11/8/2019	2.75%	**	9,556,198
BARRICK GOLD CORP SR UNSECURED 04/19 6.95	4/1/2019	6.95%	**	590,233
BARRICK GOLD CORP SR UNSECURED 05/23 4.1	5/1/2023	4.10%	**	433,373
BARRICK NA FINANCE LLC COMPANY GUAR 05/21 4.4	5/30/2021	4.40%	**	1,647,004
BARRICK PD AU FIN PTY LT COMPANY GUAR 01/20 4.95	1/15/2020	4.95%	**	248,535
BAT INTL FINANCE PLC COMPANY GUAR 144A 06/22 3.5	6/15/2022	3.50%	**	1,260,486
BAT INTL FINANCE PLC COMPANY GUAR 144A 06/25 3.95	6/15/2025	3.95%	**	7,168,237
BAXALTA INC SR UNSECURED 144A 06/18 2	6/22/2018	2.00%	**	3,438,104
BAXALTA INC SR UNSECURED 144A 06/25 4	6/23/2025	4.00%	**	3,366,662
BAXTER INTERNATIONAL INC SR UNSECURED 01/17 1.85	1/15/2017	1.85%	**	205,769
BAXTER INTERNATIONAL INC SR UNSECURED 06/16 0.95	6/1/2016	0.95%	**	4,586,857
BAYER US FINANCE LLC COMPANY GUAR 144A 10/16 VAR	11/18/2016	0.57%	**	2,647,195
BAYER US FINANCE LLC COMPANY GUAR 144A 10/17 1.5	10/6/2017	1.50%	**	4,071,523
BAYER US FINANCE LLC COMPANY GUAR 144A 10/19 2.375	10/8/2019	2.38%	**	205,070
BB+T CORPORATION SR UNSECURED 01/18 1.45	1/12/2018	1.45%	**	7,126,279
BB+T CORPORATION SR UNSECURED 01/20 2.45	1/15/2020	2.45%	**	12,750,217
BB+T CORPORATION SR UNSECURED 04/16 3.95	4/29/2016	3.95%	**	311,574
BB+T CORPORATION SR UNSECURED 06/18 2.05	6/19/2018	2.05%	**	6,936,497
BB+T CORPORATION SR UNSECURED 06/20 2.625	6/29/2020	2.63%	**	2,380,830
BB+T CORPORATION SR UNSECURED 08/17 1.6	8/15/2017	1.60%	**	5,758,304
BB+T CORPORATION SUBORDINATED 11/19 5.25	11/1/2019	5.25%	**	61,611
BEAM SUNTORY INC COMPANY GUAR 05/17 1.875	5/15/2017	1.88%	**	461,617
BEAR STEARNS ADJUSTABLE RATE M BSARM 2000 2 A1	11/25/2030	2.77%	**	35,352
BEAR STEARNS ADJUSTABLE RATE M BSARM 2002 11 1A1	2/25/2033	2.43%	**	3,180
BEAR STEARNS ADJUSTABLE RATE M BSARM 2003 9 2A1	2/25/2034	2.89%	**	567,899
BEAR STEARNS ADJUSTABLE RATE M BSARM 2004 10 22A1	1/25/2035	3.15%	**	110,698
BEAR STEARNS ADJUSTABLE RATE M BSARM 2005 2 A1	3/25/2035	2.68%	**	3,203,490
BEAR STEARNS ADJUSTABLE RATE M BSARM 2005 2 A2	3/25/2035	2.92%	**	25,257
BEAR STEARNS ALT A TRUST BALTA 2005 4 23A2	5/25/2035	2.60%	**	1,854,046
BEAR STEARNS ASSET BACKED SECU BSABS 2004 BO1 M4	10/25/2034	1.62%	**	101,625
BEAR STEARNS ASSET BACKED SECU BSABS 2005 SD1 1A3	8/25/2043	0.82%	**	526,465
BEAR STEARNS ASSET BACKED SECU BSABS 2006 SD3 1A1A	8/25/2036	5.50%	**	1,183,971
BEAR STEARNS ASSET BACKED SECU BSABS 2007 HE7 1A1	10/25/2037	1.42%	**	889,553
BEAR STEARNS COMMERCIAL MORTGA BSCMS 2006 PW12 A4	9/11/2038	5.71%	**	1,285,704

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
BEAR STEARNS COMMERCIAL MORTGA BSCMS 2006 T22 AM	4/12/2038	5.62%	**	380,931
BEAR STEARNS COMMERCIAL MORTGA BSCMS 2006 T24 A4	10/12/2041	5.54%	**	1,250,913
BEAR STEARNS COMMERCIAL MORTGA BSCMS 2007 T26 A1A	1/12/2045	5.45%	**	5,063,064
BEAR STEARNS COMMERCIAL MORTGA BSCMS 2007 T26 A4	1/12/2045	5.47%	**	6,019,683
BEAR STEARNS COS LLC SR UNSECURED 02/18 7.25	2/1/2018	7.25%	**	10,913,425
BEAR STEARNS COS LLC SR UNSECURED 10/17 6.4	10/2/2017	6.40%	**	5,495,589
BEAR STEARNS STRUCTURED PRODUC BSSP 2007 R6 1A1	1/26/2036	2.69%	**	103,012
BEAR STEARNS STRUCTURED PRODUC BSSP 2007 R6 2A1	12/26/2046	2.57%	**	3,022,791
BECTON DICKINSON AND CO SR UNSECURED 05/17 1.45	5/15/2017	1.45%	**	2,861,132
BECTON DICKINSON AND CO SR UNSECURED 12/17 1.8	12/15/2017	1.80%	**	13,113,518
BECTON DICKINSON AND CO SR UNSECURED 12/19 2.675	12/15/2019	2.68%	**	3,379,328
BECTON DICKINSON AND CO SR UNSECURED 12/24 3.734	12/15/2024	3.73%	**	568,393
BECTON DICKINSON AND CO SR UNSECURED 12/44 4.685	12/15/2044	4.69%	**	1,519,738
BERKSHIRE HATHAWAY ENERG SR UNSECURED 02/20 2.4	2/1/2020	2.40%	**	5,583,304
BERKSHIRE HATHAWAY ENERG SR UNSECURED 02/25 3.5	2/1/2025	3.50%	**	5,080,654
BERKSHIRE HATHAWAY ENERG SR UNSECURED 04/18 5.75	4/1/2018	5.75%	**	9,215,951
BERKSHIRE HATHAWAY ENERG SR UNSECURED 05/17 1.1	5/15/2017	1.10%	**	203,068
BG ENERGY CAPITAL PLC COMPANY GUAR 144A 10/16 2.875	10/15/2016	2.88%	**	207,152
BHP BILLITON FIN USA LTD COMPANY GUAR 02/17 1.625	2/24/2017	1.63%	**	2,633,248
BHP BILLITON FIN USA LTD COMPANY GUAR 04/19 6.5	4/1/2019	6.50%	**	524,871
BHP BILLITON FIN USA LTD COMPANY GUAR 09/18 2.05	9/30/2018	2.05%	**	6,087,762
BIOGEN INC SR UNSECURED 03/18 6.875	3/1/2018	6.88%	**	392,868
BK TOKYO MITSUBISHI UFJ SR UNSECURED 144A 03/18 1.7	3/5/2018	1.70%	**	4,659,161
BK TOKYO MITSUBISHI UFJ SR UNSECURED 144A 03/19 2.3	3/10/2019	2.30%	**	408,128
BK TOKYO MITSUBISHI UFJ SR UNSECURED 144A 09/16 1.55	11/18/2016	1.55%	**	446,499
BK TOKYO MITSUBISHI UFJ SR UNSECURED 144A 09/24 3.25	9/8/2024	3.25%	**	20,300,856
BLACKROCK INC SR UNSECURED 12/19 5	12/10/2019	5.00%	**	436,210
BMW VEHICLE LEASE TRUST BMWLT 2015 2 A2A	11/18/2016	1.07%	**	5,512,370
BMW VEHICLE LEASE TRUST BMWLT 2015 2 A4	2/20/2019	1.55%	**	1,271,386
BNP PARIBAS COMPANY GUAR 03/17 1.375	11/18/2016	1.38%	**	2,815,196
BNP PARIBAS COMPANY GUAR 05/17 VAR	11/18/2016	0.80%	**	3,623,605
BNP PARIBAS SR UNSECURED 08/18 2.7	8/20/2018	2.70%	**	3,513,168
BNP PARIBAS SR UNSECURED 09/17 2.375	9/14/2017	2.38%	**	5,516,185
BOARDWALK PIPELINES LLC COMPANY GUAR 02/17 5.5	2/1/2017	5.50%	**	259,566
BOSTON PROPERTIES LP SR UNSECURED 11/18 3.7	11/15/2018	3.70%	**	302,533
BOSTON SCIENTIFIC CORP SR UNSECURED 01/20 6	1/15/2020	6.00%	**	5,384,274
BOSTON SCIENTIFIC CORP SR UNSECURED 05/20 2.85	5/15/2020	2.85%	**	1,055,045
BOTTLING GROUP LLC COMPANY GUAR 04/16 5.5	4/1/2016	5.50%	**	259,057
BP CAPITAL MARKETS PLC COMPANY GUAR 02/18 1.674	2/13/2018	1.67%	**	4,477,002
BP CAPITAL MARKETS PLC COMPANY GUAR 03/25 3.506	3/17/2025	3.51%	**	1,974,722
BP CAPITAL MARKETS PLC COMPANY GUAR 05/18 1.375	5/10/2018	1.38%	**	216,144
BP CAPITAL MARKETS PLC COMPANY GUAR 05/22 3.245	5/6/2022	3.25%	**	13,053,944
BP CAPITAL MARKETS PLC COMPANY GUAR 10/20 4.5	10/1/2020	4.50%	**	2,632,117
BP CAPITAL MARKETS PLC COMPANY GUAR 11/16 2.248	11/1/2016	2.25%	**	2,398,878
BP CAPITAL MARKETS PLC COMPANY GUAR 11/16 2.248	11/18/2016	2.25%	**	4,206,474
BP CAPITAL MARKETS PLC COMPANY GUAR 11/16 VAR	11/18/2016	0.76%	**	3,158,963
BP CAPITAL MARKETS PLC COMPANY GUAR 11/17 1.375	11/6/2017	1.38%	**	1,018,691

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
BP CAPITAL MARKETS PLC COMPANY GUAR 11/21 3.561	11/1/2021	3.56%	**	674,168
BPCE SA COMPANY GUAR 01/18 1.625	1/26/2018	1.63%	**	509,042
BPCE SA COMPANY GUAR 02/17 1.625	2/10/2017	1.63%	**	3,516,911
BPCE SA COMPANY GUAR 04/16 1.7	11/18/2016	1.70%	**	749,712
BPCE SA COMPANY GUAR 04/24 4	4/15/2024	4.00%	**	21,055,690
BPCE SA SR UNSECURED 07/17 1.6125	7/25/2017	1.61%	**	1,667,965
BPCE SA SUBORDINATED 144A 07/24 4.625	7/11/2024	4.63%	**	5,782,092
BRANCH BANKING + TRUST SR UNSECURED 10/16 1.45	11/18/2016	1.45%	**	840,268
BRISTOL MYERS SQUIBB CO SR UNSECURED 08/17 0.875	8/1/2017	0.88%	**	2,341,688
BRITISH COLUMBIA PROV OF SR UNSECURED 10/22 2	10/23/2022	2.00%	**	5,613,987
BRITISH TELECOM PLC SR UNSECURED 01/18 5.95	1/15/2018	5.95%	**	4,608,384
BRITISH TELECOM PLC SR UNSECURED 02/19 2.35	2/14/2019	2.35%	**	3,945,395
BRITISH TELECOM PLC SR UNSECURED 06/16 1.625	6/28/2016	1.63%	**	1,538,972
BRIXMOR OPERATING PART SR UNSECURED 02/25 3.85	2/1/2025	3.85%	**	2,190,288
BUCKEYE OH TOBACCO SETTLEMENT BUCGEN 06/47 FIXED OID 5.875	6/1/2047	5.88%	**	17,228,654
BUCKEYE PARTNERS LP SR UNSECURED 01/18 6.05	1/15/2018	6.05%	**	595,709
BUCKEYE PARTNERS LP SR UNSECURED 11/18 2.65	11/15/2018	2.65%	**	192,233
BUNGE LIMITED FINANCE CO COMPANY GUAR 03/16 4.1	3/15/2016	4.10%	**	308,989
BUNGE LIMITED FINANCE CO COMPANY GUAR 06/17 3.2	6/15/2017	3.20%	**	103,475
BURLINGTN NORTH SANTA FE SR UNSECURED 03/18 5.75	3/15/2018	5.75%	**	1,410,445
BURLINGTN NORTH SANTA FE SR UNSECURED 03/23 3	3/15/2023	3.00%	**	4,544,184
BURLINGTN NORTH SANTA FE SR UNSECURED 05/17 5.65	5/1/2017	5.65%	**	371,789
BURLINGTN NORTH SANTA FE SR UNSECURED 06/21 4.1	6/1/2021	4.10%	**	162,004
BURLINGTN NORTH SANTA FE SR UNSECURED 09/23 3.85	9/1/2023	3.85%	**	10,642,888
BURLINGTN NORTH SANTA FE SR UNSECURED 09/24 3.4	9/1/2024	3.40%	**	30,770
BURLINGTN NORTH SANTA FE SR UNSECURED 09/44 4.55	9/1/2044	4.55%	**	3,521,573
CABELA S MASTER CREDIT CARD TR CABMT 2015 1A A1	3/15/2023	2.26%	**	5,710,455
CAISSE CENTRALE DESJARDN SR UNSECURED 144A 01/18 VAR	11/18/2016	0.99%	**	1,609,064
CAISSE CENTRALE DESJARDN SR UNSECURED REGS 09/17 1.55	9/12/2017	1.55%	**	20,360,387
CALIFORNIA REPUBLIC AUTO RECEI CRART 2012 1 A 144A	8/15/2017	1.18%	**	13,446
CALIFORNIA ST CAS 03/19 FIXED 6.2	3/1/2019	6.20%	**	580,408
CALIFORNIA ST CAS 03/22 FIXED 6.65	3/1/2022	6.65%	**	13,191,305
CALIFORNIA ST CAS 03/40 FIXED 7.625	3/1/2040	7.63%	**	746,123
CALIFORNIA ST CAS 04/16 FIXED 5.95	4/1/2016	5.95%	**	519,192
CALIFORNIA ST CAS 04/34 FIXED 7.5	4/1/2034	7.50%	**	1,108,127
CALIFORNIA ST CAS 10/19 FIXED 6.2	10/1/2019	6.20%	**	2,115,347
CAMERON INTERNATIONAL CO SR UNSECURED 06/24 3.7	6/15/2024	3.70%	**	500,470
CANADIAN IMPERIAL BANK SR UNSECURED 01/18 1.55	1/23/2018	1.55%	**	255,057
CANADIAN NAT RES LTD SR UNSECURED 03/16 VAR	11/18/2016	0.98%	**	3,246,003
CANADIAN NATL RAILWAY SR UNSECURED 03/19 5.55	3/1/2019	5.55%	**	3,573,441
CANADIAN NATL RAILWAY SR UNSECURED 06/16 5.8	11/18/2016	5.80%	**	1,050,478
CANADIAN NATL RAILWAY SR UNSECURED 07/18 6.8	7/15/2018	6.80%	**	701,452
CANADIAN NATL RAILWAY SR UNSECURED 12/16 1.45	12/15/2016	1.45%	**	308,016
CANADIAN NATL RESOURCES SR UNSECURED 01/18 1.75	1/15/2018	1.75%	**	3,053,749
CANADIAN NATL RESOURCES SR UNSECURED 02/18 5.9	2/1/2018	5.90%	**	416,067
CANADIAN NATL RESOURCES SR UNSECURED 05/17 5.7	5/15/2017	5.70%	**	1,412,898

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
CANADIAN PACIFIC RR CO SR UNSECURED 02/25 2.9	2/1/2025	2.90%	**	1,446,822
CANADIAN PACIFIC RR CO SR UNSECURED 05/18 6.5	5/15/2018	6.50%	**	269,040
CANADIAN PACIFIC RR CO SR UNSECURED 05/19 7.25	5/15/2019	7.25%	**	3,416,269
CAPITAL AUTO RECEIVABLES ASSET AFIN 2013 3 A3	12/20/2017	1.31%	**	2,729,431
CAPITAL AUTO RECEIVABLES ASSET AFIN 2013 3 A3	11/18/2016	1.31%	**	3,459,028
CAPITAL AUTO RECEIVABLES ASSET AFIN 2013 4 A3	3/20/2018	1.09%	**	3,864,198
CAPITAL AUTO RECEIVABLES ASSET AFIN 2014 1 A2	11/18/2016	0.96%	**	370,539
CAPITAL AUTO RECEIVABLES ASSET AFIN 2014 1 A3	6/20/2018	1.32%	**	1,136,994
CAPITAL AUTO RECEIVABLES ASSET AFIN 2014 1 A3	11/18/2016	1.32%	**	2,154,377
CAPITAL AUTO RECEIVABLES ASSET AFIN 2014 2 A4	10/22/2018	1.62%	**	4,337,908
CAPITAL AUTO RECEIVABLES ASSET AFIN 2015 1 A3	6/20/2019	1.61%	**	4,700,317
CAPITAL AUTO RECEIVABLES ASSET AFIN 2015 4 A2	3/20/2019	1.62%	**	691,867
CAPITAL ONE BANK USA NA SR UNSECURED 11/18 2.15	11/21/2018	2.15%	**	7,583,504
CAPITAL ONE FINANCIAL CO SR UNSECURED 02/17 5.25	2/21/2017	5.25%	**	9,004,917
CAPITAL ONE FINANCIAL CO SR UNSECURED 04/19 2.45	4/24/2019	2.45%	**	3,079,730
CAPITAL ONE FINANCIAL CO SR UNSECURED 07/16 3.15	7/15/2016	3.15%	**	775,632
CAPITAL ONE FINANCIAL CO SR UNSECURED 09/17 6.75	9/15/2017	6.75%	**	219,871
CAPITAL ONE MULTI ASSET EXECUT COMET 2015 A1 A1	1/15/2021	1.39%	**	9,170,159
CAPITAL ONE MULTI ASSET EXECUT COMET 2015 A5 A5	5/17/2021	1.60%	**	7,710,374
CAPITAL ONE MULTI ASSET EXECUT COMET 2015 A7 A7	8/16/2021	1.45%	**	3,666,681
CAPITAL ONE NA SR UNSECURED 02/18 1.65	2/5/2018	1.65%	**	380,462
CAPITAL ONE NA SR UNSECURED 07/21 2.95	7/23/2021	2.95%	**	7,967,428
CAPITAL ONE NA SR UNSECURED 08/18 2.35	8/17/2018	2.35%	**	7,638,126
CARDINAL HEALTH INC SR UNSECURED 06/17 1.9	6/15/2017	1.90%	**	205,538
CARDINAL HEALTH INC SR UNSECURED 06/18 1.95	6/15/2018	1.95%	**	2,338,418
CARDINAL HEALTH INC SR UNSECURED 12/20 4.625	12/15/2020	4.63%	**	561,244
CAREFREE PORTFOLIO TRUST CFREE 2014 CARE A 144A	11/15/2019	1.65%	**	15,431,586
CARGILL INC SR UNSECURED 144A 03/17 1.9	3/1/2017	1.90%	**	432,291
CARGILL INC SR UNSECURED 144A 11/17 6	11/27/2017	6.00%	**	385,021
CARMAX AUTO OWNER TRUST CARMX 2012 1 A4	6/15/2017	1.25%	**	412,062
CARMAX AUTO OWNER TRUST CARMX 2013 1 A3	11/18/2016	0.60%	**	413,026
CARMAX AUTO OWNER TRUST CARMX 2013 4 A3	7/16/2018	0.80%	**	639,523
CARMAX AUTO OWNER TRUST CARMX 2013 4 A3	11/18/2016	0.80%	**	2,955,426
CARMAX AUTO OWNER TRUST CARMX 2014 1 A4	7/15/2019	1.32%	**	4,377,313
CARMAX AUTO OWNER TRUST CARMX 2014 3 A2	11/18/2016	0.55%	**	2,000,721
CARMAX AUTO OWNER TRUST CARMX 2014 3 A3	6/17/2019	1.16%	**	3,062,673
CARMAX AUTO OWNER TRUST CARMX 2014 4 A2A	11/18/2016	0.67%	**	1,231,296
CARMAX AUTO OWNER TRUST CARMX 2014 4 A3	11/15/2019	1.25%	**	1,530,171
CARMAX AUTO OWNER TRUST CARMX 2015 2 A4	3/15/2021	1.80%	**	4,980,154
CARMAX AUTO OWNER TRUST CARMX 2015 3 A3	5/15/2020	1.63%	**	7,007,969
CARMAX AUTO OWNER TRUST CARMX 2015 4 A2A	11/18/2016	1.03%	**	6,564,702
CARMAX AUTO OWNER TRUST CARMX 2015 4 A3	11/16/2020	1.56%	**	3,051,565
CATERPILLAR FINANCIAL SE SR UNSECURED 09/17 5.85	9/1/2017	5.85%	**	1,207,993
CATERPILLAR FINANCIAL SE SR UNSECURED 10/18 7.05	10/1/2018	7.05%	**	290,524
CATERPILLAR FINANCIAL SE SR UNSECURED 11/17 1.25	11/6/2017	1.25%	**	663,490
CATERPILLAR FINANCIAL SE SR UNSECURED 12/19 2.25	12/1/2019	2.25%	**	4,488,847
CATERPILLAR FINL SERVICE SR UNSECURED 11/18 1.8	11/13/2018	1.80%	**	205,093

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
CATERPILLAR INC SR UNSECURED 05/21 3.9	5/27/2021	3.90%	**	2,458,675
CATHOLIC HEALTH INITIATI SECURED 11/17 1.6	11/1/2017	1.60%	**	143,180
CATHOLIC HEALTH INITIATI UNSECURED 08/23 4.2	8/1/2023	4.20%	**	509,965
CBS CORP COMPANY GUAR 02/21 4.3	2/15/2021	4.30%	**	247,509
CBS CORP COMPANY GUAR 04/20 5.75	4/15/2020	5.75%	**	648,309
CC HOLDINGS GS V LLC/CRO SR SECURED 04/23 3.849	4/15/2023	3.85%	**	603,396
CCO SAFARI II LLC SR SECURED 144A 07/20 3.579	7/23/2020	3.58%	**	11,784,803
CCO SAFARI II LLC SR SECURED 144A 07/22 4.464	7/23/2022	4.46%	**	5,845,959
CCO SAFARI II LLC SR SECURED 144A 07/25 4.908	7/23/2025	4.91%	**	3,255,390
CD COMMERCIAL MORTGAGE TRUST CD 2006 CD2 AM	1/15/2046	5.42%	**	508,341
CD COMMERCIAL MORTGAGE TRUST CD 2006 CD3 A5	10/15/2048	5.62%	**	1,225,828
CD COMMERCIAL MORTGAGE TRUST CD 2007 CD4 A1A	12/11/2049	5.29%	**	2,930,566
CD COMMERCIAL MORTGAGE TRUST CD 2007 CD4 A4	12/11/2049	5.32%	**	9,080,395
CDGJ COMMERCIAL MORTGAGE TRUST CDGJ 2014 BXCH A 144A	12/15/2027	1.73%	**	15,274,151
CELGENE CORP SR UNSECURED 05/19 2.25	5/15/2019	2.25%	**	365,653
CELGENE CORP SR UNSECURED 05/24 3.625	5/15/2024	3.63%	**	362,807
CELGENE CORP SR UNSECURED 08/17 1.9	8/15/2017	1.90%	**	205,706
CELGENE CORP SR UNSECURED 08/18 2.125	8/15/2018	2.13%	**	8,353,187
CELGENE CORP SR UNSECURED 08/18 2.3	8/15/2018	2.30%	**	309,552
CELGENE CORP SR UNSECURED 08/22 3.55	8/15/2022	3.55%	**	807,039
CELGENE CORP SR UNSECURED 08/25 3.875	8/15/2025	3.88%	**	3,061,663
CENOVUS ENERGY INC SR UNSECURED 10/19 5.7	10/15/2019	5.70%	**	869,868
CENTERPOINT ENERGY INC SR UNSECURED 05/18 6.5	5/1/2018	6.50%	**	368,928
CENTERPOINT ENERGY RESOU SR UNSECURED 05/16 6.15	5/1/2016	6.15%	**	254,801
CENTERPOINT ENERGY RESOU SR UNSECURED 05/16 6.15	11/18/2016	6.15%	**	876,582
CENTERPOINT ENERGY RESOU SR UNSECURED 11/17 6.125	11/1/2017	6.13%	**	270,132
CF INDUSTRIES INC COMPANY GUAR 05/18 6.875	5/1/2018	6.88%	**	904,886
CF INDUSTRIES INC COMPANY GUAR 06/23 3.45	6/1/2023	3.45%	**	472,115
CHARLES SCHWAB CORP SR UNSECURED 03/18 1.5	3/10/2018	1.50%	**	4,858,855
CHASE ISSUANCE TRUST CHAIT 2007 C1 C1	4/15/2019	0.79%	**	3,295,962
CHASE ISSUANCE TRUST CHAIT 2012 A4 A4	8/16/2021	1.58%	**	605,513
CHASE ISSUANCE TRUST CHAIT 2015 A2 A2	2/18/2020	1.59%	**	9,221,056
CHASE ISSUANCE TRUST CHAIT 2015 A4 A4	4/15/2022	1.84%	**	10,472,626
CHASE ISSUANCE TRUST CHAIT 2015 A5 A5	4/15/2020	1.36%	**	8,354,522
CHASE ISSUANCE TRUST CHAIT 2015 A7 A7	7/15/2020	1.62%	**	6,127,322
CHASE MORTGAGE FINANCE CORPORA CHASE 2007 A1 1A1	2/25/2037	2.70%	**	113,424
CHEVRON CORP SR UNSECURED 03/18 1.365	3/2/2018	1.37%	**	5,539,951
CHEVRON CORP SR UNSECURED 03/19 4.95	3/3/2019	4.95%	**	301,436
CHEVRON CORP SR UNSECURED 03/20 1.961	3/3/2020	1.96%	**	504,892
CHEVRON CORP SR UNSECURED 06/16 0.889	6/24/2016	0.89%	**	1,866,448
CHEVRON CORP SR UNSECURED 06/18 1.718	6/24/2018	1.72%	**	305,841
CHEVRON CORP SR UNSECURED 11/18 1.79	11/16/2018	1.79%	**	3,101,126
CHEVRON PHILLIPS CHEM CO SR UNSECURED 144A 05/18 1.7	5/1/2018	1.70%	**	1,993,489
CHICAGO IL CHI 01/33 FIXED OID 7.375	1/1/2033	7.38%	**	1,732,521
CHICAGO IL CHI 01/42 FIXED OID 7.75	1/1/2042	7.75%	**	2,799,875
CHICAGO IL TRANSIT AUTH SALES CHITRN 12/40 FIXED 6.899	12/1/2040	6.90%	**	476,373
CHICAGO IL TRANSIT AUTH SALES CHITRN 12/40 FIXED 6.899	12/1/2040	6.90%	**	595,466

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
CHRYSLER CAPITAL AUTO RECEIVAB CCART 2015 BA A2 144A	12/17/2018	1.46%	**	12,279,814
CHUBB CORP COMPANY GUAR 05/18 5.75	5/15/2018	5.75%	**	630,158
CHUBB INA HOLDINGS INC COMPANY GUAR 03/23 2.7	3/13/2023	2.70%	**	1,041,006
CHUBB INA HOLDINGS INC COMPANY GUAR 05/26 3.35	5/3/2026	3.35%	**	490,351
CHUBB INA HOLDINGS INC COMPANY GUAR 11/20 2.3	11/3/2020	2.30%	**	4,781,478
CHUBB INA HOLDINGS INC COMPANY GUAR 11/22 2.875	11/3/2022	2.88%	**	3,899,923
CIGNA CORP SR UNSECURED 02/22 4	2/15/2022	4.00%	**	3,876,391
CIGNA CORP SR UNSECURED 03/17 5.375	3/15/2017	5.38%	**	1,030,496
CIGNA CORP SR UNSECURED 12/20 4.375	12/15/2020	4.38%	**	1,031,264
CISCO SYSTEMS INC SR UNSECURED 02/16 5.5	2/22/2016	5.50%	**	577,493
CISCO SYSTEMS INC SR UNSECURED 02/19 4.95	2/15/2019	4.95%	**	195,964
CISCO SYSTEMS INC SR UNSECURED 03/17 1.1	3/3/2017	1.10%	**	5,361,666
CISCO SYSTEMS INC SR UNSECURED 03/19 2.125	3/1/2019	2.13%	**	542,587
CISCO SYSTEMS INC SR UNSECURED 06/18 1.65	6/15/2018	1.65%	**	4,085,077
CIT EQUIPMENT COLLATERAL CITEC 2013 VT1 A3 144A	7/20/2020	1.13%	**	875,613
CIT EQUIPMENT COLLATERAL CITEC 2014 VT1 A2 144A	5/22/2017	0.86%	**	8,065,722
CIT GROUP HOME EQUITY LOAN TRU CITHE 2002 1 AF5	2/25/2033	7.21%	**	444,212
CITIBANK CREDIT CARD ISSUANCE CCCIT 2007 A8 A8	9/20/2019	5.65%	**	8,242,715
CITIBANK CREDIT CARD ISSUANCE CCCIT 2008 A1 A1	2/7/2020	5.35%	**	8,688,532
CITIBANK CREDIT CARD ISSUANCE CCCIT 2013 A6 A6	9/7/2018	1.32%	**	1,016,436
CITIBANK CREDIT CARD ISSUANCE CCCIT 2014 A1 A1	1/23/2023	2.88%	**	2,406,651
CITIBANK CREDIT CARD ISSUANCE CCCIT 2014 A2 A2	2/22/2019	1.02%	**	2,657,849
CITIBANK CREDIT CARD ISSUANCE CCCIT 2014 A2 A2	11/18/2016	1.02%	**	3,216,708
CITIBANK CREDIT CARD ISSUANCE CCCIT 2014 A6 A6	7/15/2021	2.15%	**	14,620,425
CITIBANK CREDIT CARD ISSUANCE CCCIT 2014 A8 A8	4/9/2020	1.73%	**	2,259,624
CITIGROUP COMMERCIAL MORTGAGE CGCMT 2006 C4 A1A	3/15/2049	5.81%	**	961,534
CITIGROUP COMMERCIAL MORTGAGE CGCMT 2006 C5 A1A	10/15/2049	5.43%	**	614,373
CITIGROUP COMMERCIAL MORTGAGE CGCMT 2007 C6 A1A	12/10/2049	5.71%	**	8,302,968
CITIGROUP COMMERCIAL MORTGAGE CGCMT 2007 C6 A4	12/10/2049	5.71%	**	5,543,318
CITIGROUP COMMERCIAL MORTGAGE CGCMT 2015 GC27 A2	2/10/2048	2.69%	**	6,212,275
CITIGROUP COMMERCIAL MORTGAGE CGCMT 2015 GC27 A3	2/10/2048	3.06%	**	1,957,200
CITIGROUP INC SR UNSECURED 02/18 1.8	2/5/2018	1.80%	**	1,270,874
CITIGROUP INC SR UNSECURED 02/20 2.4	2/18/2020	2.40%	**	941,825
CITIGROUP INC SR UNSECURED 03/17 VAR	3/10/2017	1.03%	**	21,773,583
CITIGROUP INC SR UNSECURED 04/16 1.3	4/1/2016	1.30%	**	6,156,896
CITIGROUP INC SR UNSECURED 04/16 VAR	4/1/2016	1.12%	**	7,684,262
CITIGROUP INC SR UNSECURED 04/18 1.7	4/27/2018	1.70%	**	11,692,649
CITIGROUP INC SR UNSECURED 04/19 2.55	4/8/2019	2.55%	**	771,649
CITIGROUP INC SR UNSECURED 05/18 1.75	5/1/2018	1.75%	**	1,320,849
CITIGROUP INC SR UNSECURED 07/45 4.65	7/30/2045	4.65%	**	270,366
CITIGROUP INC SR UNSECURED 09/18 2.5	9/26/2018	2.50%	**	6,325,657
CITIGROUP INC SR UNSECURED 10/23 3.875	10/25/2023	3.88%	**	1,323,688
CITIGROUP INC SR UNSECURED 11/17 1.85	11/24/2017	1.85%	**	16,012,956
CITIGROUP INC SR UNSECURED 12/18 2.05	12/7/2018	2.05%	**	17,744,836
CITIGROUP INC SUBORDINATED 05/23 3.5	5/15/2023	3.50%	**	5,762,939
CITIGROUP INC SUBORDINATED 06/25 4.4	6/10/2025	4.40%	**	1,914,676
CITIGROUP INC SUBORDINATED 09/25 5.5	9/13/2025	5.50%	**	1,946,544

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
CITIGROUP INC SUBORDINATED 09/27 4.45	9/29/2027	4.45%	**	1,771,181
CITIGROUP INC SUBORDINATED 11/26 4.3	11/20/2026	4.30%	**	4,353,891
CITIGROUP MORTGAGE LOAN TRUST CMLTI 2005 6 A1	9/25/2035	2.43%	**	37,006
CITIGROUP MORTGAGE LOAN TRUST CMLTI 2008 AR4 1A1A 144A	11/25/2038	2.74%	**	327,466
CITIGROUP TBA CASH COLLATERAL			**	271,547
CITIZENS BANK NA/RI SR UNSECURED 12/17 1.6	12/4/2017	1.60%	**	3,119,563
CLEVELAND ELEC ILLUMINAT SR SECURED 11/17 7.88	11/1/2017	7.88%	**	169,126
CLEVELAND ELECTRIC ILLUM 1ST MORTGAGE 11/18 8.875	11/15/2018	8.88%	**	390,376
CLEVELAND ELECTRIC ILLUM SR UNSECURED 04/17 5.7	4/1/2017	5.70%	**	55,191
CME GROUP INC SR UNSECURED 09/22 3	9/15/2022	3.00%	**	10,313,190
CMS ENERGY CORP SR UNSECURED 02/18 5.05	2/15/2018	5.05%	**	340,911
CMS ENERGY CORP SR UNSECURED 07/17 6.55	7/17/2017	6.55%	**	164,134
CNA FINANCIAL CORP SR UNSECURED 01/18 6.95	1/15/2018	6.95%	**	195,167
CNA FINANCIAL CORP SR UNSECURED 08/16 6.5	8/15/2016	6.50%	**	105,510
CNH EQUIPMENT TRUST CNH 2012 C A3	12/15/2017	0.57%	**	61,705
CNH EQUIPMENT TRUST CNH 2012 D A3	4/16/2018	0.65%	**	897,749
CNH EQUIPMENT TRUST CNH 2013 A A3	6/15/2018	0.69%	**	547,523
CNH EQUIPMENT TRUST CNH 2013 C A3	8/15/2018	1.02%	**	511,544
CNH EQUIPMENT TRUST CNH 2014 A A3	5/15/2019	0.84%	**	1,763,384
CNH EQUIPMENT TRUST CNH 2014 B A3	5/15/2019	0.91%	**	1,020,519
COBALT CMBS COMMERCIAL MORTGAG CWCI 2007 C2 A1A	4/15/2047	5.48%	**	1,962,381
COCA COLA CO/THE SR UNSECURED 09/16 1.8	9/1/2016	1.80%	**	6,249,557
COMCAST CABLE COMMUNICAT COMPANY GUAR 05/17 8.875	5/1/2017	8.88%	**	1,595,424
COMCAST CORP COMPANY GUAR 01/17 6.5	1/15/2017	6.50%	**	4,150,515
COMCAST CORP COMPANY GUAR 02/18 5.875	2/15/2018	5.88%	**	1,791,303
COMCAST CORP COMPANY GUAR 02/25 3.375	2/15/2025	3.38%	**	2,068,309
COMCAST CORP COMPANY GUAR 05/18 5.7	5/15/2018	5.70%	**	896,066
COMCAST CORP COMPANY GUAR 06/16 4.95	6/15/2016	4.95%	**	104,318
COMCAST CORP COMPANY GUAR 07/19 5.7	7/1/2019	5.70%	**	114,891
COMERICA INC SR UNSECURED 05/19 2.125	5/23/2019	2.13%	**	4,220,726
COMM MORTGAGE TRUST COMM 2012 CR3 A3	10/15/2045	2.82%	**	101,307
COMM MORTGAGE TRUST COMM 2013 CR12 AM	10/10/2046	4.30%	**	637,045
COMM MORTGAGE TRUST COMM 2013 CR12 B	10/10/2046	4.76%	**	282,258
COMM MORTGAGE TRUST COMM 2013 CR12 C	10/10/2046	5.08%	**	127,440
COMM MORTGAGE TRUST COMM 2013 CR8 A4	6/10/2046	3.33%	**	945,537
COMM MORTGAGE TRUST COMM 2013 LC6 A3	1/10/2046	2.67%	**	3,517,254
COMM MORTGAGE TRUST COMM 2013 WWP A2 144A	3/10/2031	3.42%	**	165,365
COMM MORTGAGE TRUST COMM 2014 277P A 144A	8/10/2049	3.61%	**	907,847
COMM MORTGAGE TRUST COMM 2014 BBG A 144A	3/15/2029	1.13%	**	608,216
COMM MORTGAGE TRUST COMM 2014 CR15 A2	2/10/2047	2.93%	**	4,372,476
COMM MORTGAGE TRUST COMM 2014 CR21 A2	12/10/2047	3.10%	**	12,354,654
COMM MORTGAGE TRUST COMM 2014 FL5 A 144A	10/15/2031	1.70%	**	25,444,554
COMM MORTGAGE TRUST COMM 2014 PAT A 144A	8/13/2027	1.12%	**	599,523
COMM MORTGAGE TRUST COMM 2014 UBS6 A4	12/10/2047	3.38%	**	8,474,081
COMM MORTGAGE TRUST COMM 2015 CR22 A2	3/10/2048	2.86%	**	5,188,319
COMM MORTGAGE TRUST COMM 2015 CR24 A4	8/10/2055	3.43%	**	7,689,336
COMM MORTGAGE TRUST COMM 2015 DC1 A2	2/10/2048	2.87%	**	5,618,818

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
COMMONWEALTH BK AUSTR NY SR UNSECURED 03/17 1.125	3/13/2017	1.13%	**	3,161,941
COMMONWEALTH BK AUSTR NY SR UNSECURED 09/17 1.4	9/8/2017	1.40%	**	3,629,778
COMMONWEALTH EDISON CO 1ST MORTGAGE 03/18 5.8	3/15/2018	5.80%	**	111,041
COMMONWEALTH EDISON CO 1ST MORTGAGE 08/20 4	8/1/2020	4.00%	**	200,444
COMMONWEALTH EDISON CO 1ST MORTGAGE 09/16 1.95	9/1/2016	1.95%	**	154,022
COMMONWEALTH EDISON CO 1ST MORTGAGE 09/17 6.15	9/15/2017	6.15%	**	291,531
COMPASS BANK SR UNSECURED 09/17 1.85	9/29/2017	1.85%	**	6,540,649
CONAGRA FOODS INC SR UNSECURED 01/16 1.3	1/25/2016	1.30%	**	3,586,990
CONAGRA FOODS INC SR UNSECURED 01/18 1.9	1/25/2018	1.90%	**	208,899
CONOCOPHILLIPS CANADA COMPANY GUAR 10/16 5.625	10/15/2016	5.63%	**	190,508
CONOCOPHILLIPS COMPANY COMPANY GUAR 05/18 1.5	5/15/2018	1.50%	**	2,263,329
CONOCOPHILLIPS COMPANY COMPANY GUAR 12/17 1.05	12/15/2017	1.05%	**	201,226
CONOCOPHILLIPS COMPANY COMPANY GUAR 12/22 2.4	12/15/2022	2.40%	**	837,756
CONOCOPHILLIPS COMPANY GUAR 01/20 6	1/15/2020	6.00%	**	296,824
CONOCOPHILLIPS COMPANY GUAR 02/19 5.75	2/1/2019	5.75%	**	160,820
CONSOLIDATED EDISON CO O SR UNSECURED 12/45 4.5	12/1/2045	4.50%	**	985,423
CONSUMERS ENERGY CO 1ST MORTGAGE 05/22 2.85	5/15/2022	2.85%	**	304,347
CONSUMERS ENERGY CO 1ST MORTGAGE 08/16 5.5	8/15/2016	5.50%	**	88,359
CONTINENTAL RESOURCES COMPANY GUAR 06/24 3.8	6/1/2024	3.80%	**	721,830
CONTINENTAL RESOURCES COMPANY GUAR 09/22 5	9/15/2022	5.00%	**	60,458
CONTL AIRLINES 2007 1 PASS THRU CE 10/23 5.983	10/19/2023	5.98%	**	1,726,157
CONTL AIRLINES 2012 1 A PASS THRU CE 10/25 4.15	10/11/2025	4.15%	**	304,254
CONTL AIRLINES 2012 2 A PASS THRU CE 04/26 4	4/29/2026	4.00%	**	287,343
COOPERATIEVE RABOBANK UA COMPANY GUAR 01/17 3.375	1/19/2017	3.38%	**	1,047,488
CORE INDUSTRIAL TRUST CORE 2015 TEXW D 144A	2/10/2034	3.85%	**	1,711,338
CORNING INC SR UNSECURED 05/18 1.5	5/8/2018	1.50%	**	3,302,848
COSTCO WHOLESALE CORP SR UNSECURED 12/17 1.125	12/15/2017	1.13%	**	4,487,327
COUNTRYWIDE ALTERNATIVE LOAN T CWALT 2004 J7 2A1	9/25/2034	1.20%	**	18,391
COUNTRYWIDE ALTERNATIVE LOAN T CWALT 2006 OA9 2A1A	7/20/2046	0.61%	**	202,877
COUNTRYWIDE ASSET BACKED CERTI CWL 2001 BC3 A	12/25/2031	0.70%	**	185,215
COUNTRYWIDE ASSET BACKED CERTI CWL 2004 5 2A	10/25/2034	0.92%	**	9,226,448
COUNTRYWIDE ASSET BACKED CERTI CWL 2004 6 1A1	12/25/2034	0.96%	**	3,345,385
COUNTRYWIDE ASSET BACKED CERTI CWL 2007 13 2A2	10/25/2047	1.22%	**	5,374,452
COUNTRYWIDE ASSET BACKED CERTI CWL 2007 4 A4W	4/25/2047	5.32%	**	12,666,831
COUNTRYWIDE ASSET BACKED CERTI CWL 2007 QH1 A1 144A	2/25/2037	0.62%	**	339,575
COUNTRYWIDE HOME LOANS CWHL 2004 R2 1AF1 144A	11/25/2034	0.84%	**	137,882
COUNTRYWIDE HOME LOANS CWHL 2005 11 3A1	4/25/2035	2.39%	**	1,137,867
COUNTRYWIDE HOME LOANS CWHL 2005 11 3A3	4/25/2035	2.39%	**	144,472
COVENTRY HEALTH CARE INC SR UNSECURED 03/17 5.95	3/15/2017	5.95%	**	172,170
COVENTRY HEALTH CARE INC SR UNSECURED 06/21 5.45	6/15/2021	5.45%	**	5,178,053
COVIDIEN INTL FINANCE SA COMPANY GUAR 06/20 4.2	6/15/2020	4.20%	**	219,424
COVIDIEN INTL FINANCE SA COMPANY GUAR 06/23 2.95	6/15/2023	2.95%	**	196,648
COVIDIEN INTL FINANCE SA COMPANY GUAR 10/17 6	10/15/2017	6.00%	**	220,759
COX COMMUNICATIONS INC SR UNSECURED 144A 12/16 5.875	12/1/2016	5.88%	**	376,084
CPS AUTO TRUST CPS 2012 C A 144A	12/16/2019	1.82%	**	592,536
CPS AUTO TRUST CPS 2012 D A 144A	3/16/2020	1.48%	**	175,325
CPS AUTO TRUST CPS 2013 A A 144A	6/15/2020	1.31%	**	252,926

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
CPS AUTO TRUST CPS 2013 D A 144A	7/16/2018	1.54%	**	101,338
CPS AUTO TRUST CPS 2014 A A 144A	8/15/2018	1.21%	**	180,173
CPS AUTO TRUST CPS 2014 C A 144A	2/15/2019	1.31%	**	1,481,531
CPS AUTO TRUST CPS 2014 D A 144A	4/15/2019	1.49%	**	1,404,450
CPS AUTO TRUST CPS 2015 A A 144A	7/15/2019	1.53%	**	398,062
CREDIT ACCEPTANCE AUTO LOAN TR CAALT 2013 2A A 144A	4/15/2021	1.50%	**	397,164
CREDIT ACCEPTANCE AUTO LOAN TR CAALT 2014 2A A 144A	3/15/2022	1.88%	**	1,472,715
CREDIT ACCEPTANCE AUTO LOAN TR CAALT 2015 2A A 144A	2/15/2023	2.40%	**	820,586
CREDIT AGRICOLE LONDON SR UNSECURED 144A 06/20 VAR	6/10/2020	1.46%	**	13,292,571
CREDIT AGRICOLE SA JR SUBORDINA 144A 10/49 VAR	10/29/2049	8.38%	**	3,385,624
CREDIT AGRICOLE SA SUBORDINATED REGS 09/33 VAR	9/19/2033	8.13%	**	225,871
CREDIT BASED ASSET SERVICING A CBASS 2006 CB2 AF4	12/25/2036	3.55%	**	653,918
CREDIT SUISSE FIRST BOSTON MOR CSFB 2004 8 6A1	12/25/2019	4.50%	**	193,348
CREDIT SUISSE MORTGAGE TRUST CSMC 2006 C1 AJ	2/15/2039	5.46%	**	4,030,005
CREDIT SUISSE MORTGAGE TRUST CSMC 2006 C2 A1A	3/15/2039	5.66%	**	9,828,505
CREDIT SUISSE MORTGAGE TRUST CSMC 2006 C2 A3	3/15/2039	5.66%	**	260,909
CREDIT SUISSE MORTGAGE TRUST CSMC 2006 C3 A1A	6/15/2038	5.82%	**	2,404,090
CREDIT SUISSE MORTGAGE TRUST CSMC 2009 RR3 A5A 144A	12/15/2043	5.34%	**	940,580
CREDIT SUISSE MORTGAGE TRUST CSMC 2010 RR5 2A 144A	12/16/2043	5.34%	**	2,613,786
CREDIT SUISSE MORTGAGE TRUST CSMC 2014 TIKI A 144A	9/15/2038	1.28%	**	2,902,355
CREDIT SUISSE MORTGAGE TRUST CSMC 2014 USA B 144A	9/15/2037	4.18%	**	1,845,498
CREDIT SUISSE MORTGAGE TRUST CSMC 2014 USA D 144A	9/15/2037	4.37%	**	1,697,108
CREDIT SUISSE NEW YORK SR UNSECURED 01/18 1.75	1/29/2018	1.75%	**	510,913
CREDIT SUISSE NEW YORK SR UNSECURED 04/18 1.7	4/27/2018	1.70%	**	15,372,115
CREDIT SUISSE NEW YORK SR UNSECURED 05/17 1.375	5/26/2017	1.38%	**	4,718,910
CREDIT SUISSE NEW YORK SR UNSECURED 08/20 4.375	8/5/2020	4.38%	**	1,331,349
CREDIT SUISSE NEW YORK SUBORDINATED 02/18 6	2/15/2018	6.00%	**	1,029,620
CREDIT SUISSE SEC (USD) LLC TBA CASH COLLATERAL			**	368,894
CSX CORP SR UNSECURED 02/19 7.375	2/1/2019	7.38%	**	2,257,835
CSX CORP SR UNSECURED 03/18 6.25	3/15/2018	6.25%	**	167,265
CSX CORP SR UNSECURED 05/17 5.6	5/1/2017	5.60%	**	2,128,701
CSX CORP SR UNSECURED 11/23 3.7	11/1/2023	3.70%	**	157,134
CVS HEALTH CORP SR UNSECURED 05/21 4.125	5/15/2021	4.13%	**	270,994
CVS HEALTH CORP SR UNSECURED 06/17 5.75	6/1/2017	5.75%	**	390,586
CVS HEALTH CORP SR UNSECURED 07/20 2.8	7/20/2020	2.80%	**	13,365,557
CVS HEALTH CORP SR UNSECURED 07/25 3.875	7/20/2025	3.88%	**	8,167,643
CVS HEALTH CORP SR UNSECURED 12/16 1.2	12/5/2016	1.20%	**	3,074,661
CVS HEALTH CORP SR UNSECURED 12/18 2.25	12/5/2018	2.25%	**	422,156
CVS HEALTH CORP SR UNSECURED 12/22 2.75	12/1/2022	2.75%	**	3,893,669
CVS HEALTH CORP SR UNSECURED 12/23 4	12/5/2023	4.00%	**	3,194,677
DAIMLER FINANCE NA LLC COMPANY GUAR 144A 01/18 1.875	1/11/2018	1.88%	**	5,577,901
DAIMLER FINANCE NA LLC COMPANY GUAR 144A 03/16 3	3/28/2016	3.00%	**	308,647
DAIMLER FINANCE NA LLC COMPANY GUAR 144A 03/18 1.65	3/2/2018	1.65%	**	2,070,425
DAIMLER FINANCE NA LLC COMPANY GUAR 144A 08/16 1.45	11/18/2016	1.45%	**	3,055,909
DAIMLER FINANCE NA LLC COMPANY GUAR 144A 08/17 1.375	8/1/2017	1.38%	**	152,316
DAIMLER FINANCE NA LLC COMPANY GUAR 144A 08/17 VAR	11/18/2016	0.67%	**	3,430,807
DAIMLER FINANCE NA LLC COMPANY GUAR 144A 08/17 VAR	11/18/2016	1.04%	**	559,591

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
DAIMLER FINANCE NA LLC COMPANY GUAR 144A 08/18 2	8/3/2018	2.00%	**	305,361
DAIMLER FINANCE NA LLC COMPANY GUAR 144A 09/16 2.625	9/15/2016	2.63%	**	2,831,977
DAIMLER FINANCE NA LLC COMPANY GUAR 144A 09/19 2.25	9/3/2019	2.25%	**	201,849
DBRR TRUST DBRR 2011 C32 A3A 144A	6/17/2049	5.71%	**	5,153,793
DBRR TRUST DBRR 2013 EZ3 A 144A	12/18/2049	1.64%	**	808,726
DBUBS MORTGAGE TRUST DBUBS 2011 LC2A A2 144A	7/10/2044	3.39%	**	21,199,523
DEERE + COMPANY SR UNSECURED 06/22 2.6	6/8/2022	2.60%	**	697,151
DELMARVA PWR + LIGHT CO 1ST MORTGAGE 11/23 3.5	11/15/2023	3.50%	**	737,135
DELTA AIR LINES 2007 1 A PASS THRU CE 02/24 6.821	2/10/2024	6.82%	**	1,196,843
DEUTSCHE BANK AG LONDON SR UNSECURED 02/18 1.875	2/13/2018	1.88%	**	14,068,434
DEUTSCHE BANK AG LONDON SR UNSECURED 05/17 1.35	5/30/2017	1.35%	**	2,433,260
DEUTSCHE BANK AG LONDON SR UNSECURED 09/17 6	9/1/2017	6.00%	**	325,604
DEUTSCHE BANK AG SR UNSECURED 08/20 2.95	8/20/2020	2.95%	**	4,720,607
DEUTSCHE TELEKOM INT FIN COMPANY GUAR 03/16 5.75	3/23/2016	5.75%	**	517,086
DEUTSCHE TELEKOM INT FIN COMPANY GUAR 03/16 5.75	11/18/2016	5.75%	**	813,556
DEUTSCHE TELEKOM INT FIN COMPANY GUAR 144A 03/17 2.25	3/6/2017	2.25%	**	154,663
DEUTSCHE TELEKOM INT FIN COMPANY GUAR 144A 04/16 3.125	11/18/2016	3.13%	**	3,126,646
DEVON ENERGY CORPORATION SR UNSECURED 01/19 6.3	1/15/2019	6.30%	**	554,270
DEVON ENERGY CORPORATION SR UNSECURED 05/22 3.25	5/15/2022	3.25%	**	609,726
DEVON ENERGY CORPORATION SR UNSECURED 12/18 2.25	12/15/2018	2.25%	**	4,199,092
DIAGEO CAPITAL PLC COMPANY GUAR 05/17 1.5	5/11/2017	1.50%	**	3,698,265
DIAGEO CAPITAL PLC COMPANY GUAR 07/20 4.828	7/15/2020	4.83%	**	3,670,222
DIAGEO CAPITAL PLC COMPANY GUAR 09/16 5.5	9/30/2016	5.50%	**	316,754
DIRECTV HOLDINGS/FING COMPANY GUAR 01/18 1.75	1/15/2018	1.75%	**	418,458
DIRECTV HOLDINGS/FING COMPANY GUAR 03/17 2.4	3/15/2017	2.40%	**	309,885
DIRECTV HOLDINGS/FING COMPANY GUAR 03/22 3.8	3/15/2022	3.80%	**	1,510,684
DISCOVER BANK SR UNSECURED 02/18 2	2/21/2018	2.00%	**	7,226,213
DISCOVER BANK SR UNSECURED 08/23 4.2	8/8/2023	4.20%	**	2,617,001
DISCOVER BANK SUBORDINATED 11/19 8.7	11/18/2019	8.70%	**	446,111
DISCOVER CARD EXECUTION NOTE T DCENT 2012 A6 A6	1/18/2022	1.67%	**	4,568,460
DISCOVER CARD EXECUTION NOTE T DCENT 2015 A3 A	3/15/2021	1.45%	**	4,700,702
DISCOVER CARD EXECUTION NOTE T DCENT 2015 A4 A4	4/17/2023	2.19%	**	17,362,942
DISCOVER FINANCIAL SVS SR UNSECURED 03/25 3.75	3/4/2025	3.75%	**	969,269
DISCOVER FINANCIAL SVS SR UNSECURED 11/22 3.85	11/21/2022	3.85%	**	1,758,597
DISCOVERY COMMUNICATIONS COMPANY GUAR 05/22 3.3	5/15/2022	3.30%	**	4,830,288
DNB BOLIGKREDITT AS COVERED 144A 03/18 1.45	3/21/2018	1.45%	**	20,320,935
DOMINION GAS HLDGS LLC SR UNSECURED 11/16 1.05	11/1/2016	1.05%	**	3,070,861
DOMINION GAS HLDGS LLC SR UNSECURED 11/20 2.8	11/15/2020	2.80%	**	90,469
DOMINION GAS HLDGS LLC SR UNSECURED 12/19 2.5	12/15/2019	2.50%	**	204,720
DOMINION RESOURCES INC SR UNSECURED 03/17 1.25	3/15/2017	1.25%	**	173,121
DOMINION RESOURCES INC SR UNSECURED 05/16 VAR	11/18/2016	1.11%	**	2,217,239
DOMINION RESOURCES INC SR UNSECURED 06/18 1.9	6/15/2018	1.90%	**	862,595
DOMINION RESOURCES INC SR UNSECURED 06/18 6.4	6/15/2018	6.40%	**	1,077,064
DOMINION RESOURCES INC SR UNSECURED 09/17 1.4	9/15/2017	1.40%	**	202,836
DOW CHEMICAL CO/THE SR UNSECURED 05/19 8.55	5/15/2019	8.55%	**	652,194
DOW CHEMICAL CO/THE SR UNSECURED 11/20 4.25	11/15/2020	4.25%	**	750,838
DOW CHEMICAL CO/THE SR UNSECURED 11/21 4.125	11/15/2021	4.13%	**	150,401

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
DOW CHEMICAL CO/THE SR UNSECURED 11/22 3	11/15/2022	3.00%	**	671,962
DR PEPPER SNAPPLE GROUP COMPANY GUAR 01/16 2.9	1/15/2016	2.90%	**	399,783
DRIVE AUTO RECEIVABLES TRUST DRIVE 2015 AA A3 144A	7/16/2018	1.43%	**	2,560,731
DT AUTO OWNER TRUST DTAOT 2015 3A A 144A	3/15/2019	1.66%	**	1,938,450
DTE ENERGY COMPANY SR UNSECURED 06/16 6.35	6/1/2016	6.35%	**	313,950
DTE ENERGY COMPANY SR UNSECURED 12/19 2.4	12/1/2019	2.40%	**	6,846,587
DUKE ENERGY CORP SR UNSECURED 06/18 2.1	6/15/2018	2.10%	**	410,443
DUKE ENERGY CORP SR UNSECURED 10/23 3.95	10/15/2023	3.95%	**	12,654,822
DUKE ENERGY INDIANA INC 1ST MORTGAGE 07/20 3.75	7/15/2020	3.75%	**	744,356
E.I. DU PONT DE NEMOURS SR UNSECURED 01/20 4.625	1/15/2020	4.63%	**	986,473
E.I. DU PONT DE NEMOURS SR UNSECURED 02/23 2.8	2/15/2023	2.80%	**	511,191
EASTMAN CHEMICAL CO SR UNSECURED 01/20 2.7	1/15/2020	2.70%	**	5,326,558
EASTMAN CHEMICAL CO SR UNSECURED 03/25 3.8	3/15/2025	3.80%	**	4,589,659
EATON CORP COMPANY GUAR 11/17 1.5	11/2/2017	1.50%	**	1,282,977
EATON CORP COMPANY GUAR 11/22 2.75	11/2/2022	2.75%	**	4,045,512
EBAY INC SR UNSECURED 07/17 1.35	7/15/2017	1.35%	**	462,551
ECOLAB INC SR UNSECURED 01/18 1.55	1/12/2018	1.55%	**	5,087,299
ECOLAB INC SR UNSECURED 12/16 3	12/8/2016	3.00%	**	748,377
ECOLAB INC SR UNSECURED 12/16 3	11/18/2016	3.00%	**	2,687,828
ECOLAB INC SR UNSECURED 12/17 1.45	12/8/2017	1.45%	**	304,499
ECOLAB INC SR UNSECURED 12/21 4.35	12/8/2021	4.35%	**	1,340,331
EDISON INTERNATIONAL SR UNSECURED 09/17 3.75	9/15/2017	3.75%	**	190,276
ELI LILLY + CO SR UNSECURED 03/18 1.25	3/1/2018	1.25%	**	2,509,454
EMERSON ELECTRIC CO SR UNSECURED 04/19 5	4/15/2019	5.00%	**	301,802
ENABLE MIDSTREAM PARTNER LIMITD GUARA 05/19 2.4	5/15/2019	2.40%	**	500,733
ENABLE MIDSTREAM PARTNER LIMITD GUARA 05/24 3.9	5/15/2024	3.90%	**	783,323
ENCANA CORP SR UNSECURED 05/19 6.5	5/15/2019	6.50%	**	74,930
ENERGY TRANSFER PARTNERS SR UNSECURED 06/18 2.5	6/15/2018	2.50%	**	3,332,223
ENERGY TRANSFER PARTNERS SR UNSECURED 06/21 4.65	6/1/2021	4.65%	**	3,009,260
ENERGY TRANSFER PARTNERS SR UNSECURED 07/18 6.7	7/1/2018	6.70%	**	646,510
ENLINK MIDSTREAM PARTNER SR UNSECURED 04/19 2.7	4/1/2019	2.70%	**	373,981
ENLINK MIDSTREAM PARTNER SR UNSECURED 06/25 4.15	6/1/2025	4.15%	**	780,233
ENSCO PLC SR UNSECURED 03/21 4.7	3/15/2021	4.70%	**	1,089,093
ENTERGY CORP SR UNSECURED 01/17 4.7	1/15/2017	4.70%	**	5,923,150
ENTERGY CORP SR UNSECURED 09/20 5.125	9/15/2020	5.13%	**	853,358
ENTERGY GULF STATES LA 1ST MORTGAGE 05/18 6	5/1/2018	6.00%	**	223,966
ENTERGY GULF STATES LA 1ST MORTGAGE 10/24 5.59	10/1/2024	5.59%	**	466,916
ENTERGY LOUISIANA LLC 1ST MORTGAGE 11/24 5.4	11/1/2024	5.40%	**	1,398,153
ENTERPRISE PRODUCTS OPER COMPANY GUAR 01/19 6.5	1/31/2019	6.50%	**	2,596,085
ENTERPRISE PRODUCTS OPER COMPANY GUAR 02/25 3.75	2/15/2025	3.75%	**	332,743
ENTERPRISE PRODUCTS OPER COMPANY GUAR 03/23 3.35	3/15/2023	3.35%	**	1,565,951
ENTERPRISE PRODUCTS OPER COMPANY GUAR 05/18 1.65	5/7/2018	1.65%	**	4,868,293
ENTERPRISE PRODUCTS OPER COMPANY GUAR 09/17 6.3	9/15/2017	6.30%	**	2,694,622
EOG RESOURCES INC SR UNSECURED 02/16 2.5	2/1/2016	2.50%	**	235,902
EOG RESOURCES INC SR UNSECURED 02/21 4.1	2/1/2021	4.10%	**	599,952
EOG RESOURCES INC SR UNSECURED 04/25 3.15	4/1/2025	3.15%	**	1,453,796
EOG RESOURCES INC SR UNSECURED 06/19 5.625	6/1/2019	5.63%	**	297,973

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
EQUITY COMMONWEALTH SR UNSECURED 06/17 6.25	6/15/2017	6.25%	**	105,830
EQUITY ONE INC COMPANY GUAR 01/17 6.25	1/15/2017	6.25%	**	3,499,882
ERAC USA FINANCE LLC COMPANY GUAR 144A 03/17 2.75	3/15/2017	2.75%	**	4,086,458
ERAC USA FINANCE LLC COMPANY GUAR 144A 04/16 1.4	4/15/2016	1.40%	**	737,435
ERAC USA FINANCE LLC COMPANY GUAR 144A 04/16 1.4	11/18/2016	1.40%	**	978,378
ERAC USA FINANCE LLC COMPANY GUAR 144A 11/16 6.2	11/1/2016	6.20%	**	191,201
ERAC USA FINANCE LLC COMPANY GUAR 144A 11/24 3.85	11/15/2024	3.85%	**	4,100,359
ERP OPERATING LP SR UNSECURED 06/17 5.75	6/15/2017	5.75%	**	395,218
ERP OPERATING LP SR UNSECURED 07/19 2.375	7/1/2019	2.38%	**	124,317
EUROPEAN BK RECON + DEV SR UNSECURED 06/18 1	6/15/2018	1.00%	**	15,221,058
EUROPEAN INVESTMENT BANK SR UNSECURED 03/19 1.875	3/15/2019	1.88%	**	9,053,277
EUROPEAN INVESTMENT BANK SR UNSECURED 12/20 1.625	12/15/2020	1.63%	**	13,070,761
EXELON GENERATION CO LLC SR UNSECURED 01/20 2.95	1/15/2020	2.95%	**	530,930
EXETER AUTOMOBILE RECEIVABLES EART 2014 2A A 144A	8/15/2018	1.06%	**	129,460
EXETER AUTOMOBILE RECEIVABLES EART 2014 3A A 144A	1/15/2019	1.32%	**	1,156,095
EXPRESS SCRIPTS COMPANY GUAR 05/16 3.125	11/18/2016	3.13%	**	1,484,442
EXPRESS SCRIPTS COMPANY GUAR 06/19 7.25	6/15/2019	7.25%	**	471,532
EXPRESS SCRIPTS HOLDING COMPANY GUAR 02/17 2.65	11/18/2016	2.65%	**	2,209,496
EXPRESS SCRIPTS HOLDING COMPANY GUAR 06/17 1.25	6/2/2017	1.25%	**	2,010,301
EXTENDED STAY AMERICA TRUST ESA 2013 ESH7 A27 144A	12/5/2031	2.96%	**	328,195
EXXON MOBIL CORPORATION SR UNSECURED 03/18 VAR	11/18/2016	0.46%	**	5,035,950
FANNIE MAE 01/25 2.829	1/25/2025	2.83%	**	6,300,452
FANNIE MAE FNR 1994 15 ZK	2/25/2024	5.50%	**	681,032
FANNIE MAE FNR 1994 43 PK	2/25/2024	6.35%	**	477,260
FANNIE MAE FNR 1997 89 ZA	12/20/2027	7.00%	**	298,773
FANNIE MAE FNR 1999 6 PB	3/25/2019	6.00%	**	129,388
FANNIE MAE FNR 2001 81 HE	1/25/2032	6.50%	**	943,883
FANNIE MAE FNR 2003 21 OU	3/25/2033	5.50%	**	140,042
FANNIE MAE FNR 2003 89 DC	12/25/2032	5.00%	**	77,813
FANNIE MAE FNR 2003 92 PE	9/25/2018	4.50%	**	258,417
FANNIE MAE FNR 2004 38 FK	5/25/2034	0.77%	**	439,758
FANNIE MAE FNR 2004 80 WB	11/25/2019	4.00%	**	572,031
FANNIE MAE FNR 2005 64 PL	7/25/2035	5.50%	**	1,888,120
FANNIE MAE FNR 2007 100 YF	10/25/2037	0.97%	**	955,541
FANNIE MAE FNR 2007 114 A6	10/27/2037	0.40%	**	4,072,825
FANNIE MAE FNR 2007 73 A1	7/25/2037	0.48%	**	915,813
FANNIE MAE FNR 2008 25 EF	4/25/2038	1.37%	**	4,100,779
FANNIE MAE FNR 2009 29 LA	5/25/2039	1.65%	**	1,536,255
FANNIE MAE FNR 2009 62 HJ	5/25/2039	6.00%	**	686,510
FANNIE MAE FNR 2009 87 NF	11/25/2039	1.17%	**	1,477,069
FANNIE MAE FNR 2010 110 AE	11/25/2018	9.75%	**	560,035
FANNIE MAE FNR 2010 111 AE	4/25/2038	5.50%	**	591,389
FANNIE MAE FNR 2010 54 FT	4/25/2037	1.18%	**	4,105,911
FANNIE MAE FNR 2010 64 DM	6/25/2040	5.00%	**	694,116
FANNIE MAE FNR 2010 64 EH	10/25/2035	5.00%	**	39,114
FANNIE MAE FNR 2011 15 AB	8/25/2019	9.75%	**	190,146
FANNIE MAE FNR 2011 59 NZ	7/25/2041	5.50%	**	3,531,898

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FANNIE MAE FNR 2012 17 FG	3/25/2042	0.92%	**	6,079,559
FANNIE MAE FNR 2012 28 B	6/25/2039	6.50%	**	359,865
FANNIE MAE FNR 2013 23 NH	3/25/2028	2.00%	**	1,652,522
FANNIE MAE FNR 2013 83 CA	10/25/2037	3.50%	**	1,952,902
FANNIE MAE FNR 2013 9 BC	7/25/2042	6.50%	**	4,333,180
FANNIE MAE FNR 2013 9 CB	4/25/2042	5.50%	**	7,083,453
FANNIE MAE FNR 2013 90 A	11/25/2038	4.00%	**	2,588,123
FANNIE MAE FNR 2014 23 PA	8/25/2036	3.50%	**	2,705,745
FANNIE MAE NOTES 02/19 1.875	2/19/2019	1.88%	**	119,422
FANNIE MAE NOTES 03/16 0.5	3/30/2016	0.50%	**	16,396,534
FANNIE MAE NOTES 03/16 2	3/8/2016	2.00%	**	1,028,003
FANNIE MAE NOTES 03/16 2.25	3/15/2016	2.25%	**	10,283,647
FANNIE MAE NOTES 03/16 5	3/15/2016	5.00%	**	687,778
FANNIE MAE NOTES 04/16 2.375	4/11/2016	2.38%	**	3,131,232
FANNIE MAE NOTES 05/18 0.875	5/21/2018	0.88%	**	903,438
FANNIE MAE NOTES 06/17 5.375	6/12/2017	5.38%	**	3,868,960
FANNIE MAE NOTES 06/20 1.5	6/22/2020	1.50%	**	4,280,527
FANNIE MAE NOTES 07/16 0.375	7/5/2016	0.38%	**	23,441,527
FANNIE MAE NOTES 07/18 1.125	7/20/2018	1.13%	**	5,296,523
FANNIE MAE NOTES 08/17 0.875	8/28/2017	0.88%	**	19,254,978
FANNIE MAE NOTES 08/18 1.25	8/22/2018	1.25%	**	5,093,540
FANNIE MAE NOTES 09/16 1.25	9/28/2016	1.25%	**	4,627,881
FANNIE MAE NOTES 09/16 5.25	9/15/2016	5.25%	**	2,235,336
FANNIE MAE NOTES 09/24 2.625	9/6/2024	2.63%	**	8,284,195
FANNIE MAE NOTES 10/17 0.875	10/26/2017	0.88%	**	3,076,725
FANNIE MAE NOTES 10/18 1.125	10/19/2018	1.13%	**	1,140,353
FANNIE MAE NOTES 11/18 1.625	11/27/2018	1.63%	**	2,023,038
FANNIE MAE NOTES 12/18 1.125	12/14/2018	1.13%	**	7,321,488
FANNIE MAE SUBORDINATED 10/19 0.00000	10/9/2019	0.01%	**	28,988,674
FANNIEMAE ACES FNA 2002 M3 C	7/25/2020	4.92%	**	200,437
FANNIEMAE ACES FNA 2011 M2 A1	4/25/2021	2.02%	**	466,017
FANNIEMAE ACES FNA 2014 M13 AB1	8/25/2024	2.40%	**	5,959,526
FANNIEMAE ACES FNA 2014 M13 AB2	8/25/2024	2.95%	**	13,727,491
FANNIEMAE ACES FNA 2014 M5 FA	1/25/2017	0.54%	**	80,170
FANNIEMAE ACES FNA 2015 M1 AB1	9/25/2024	2.04%	**	5,980,279
FANNIEMAE ACES FNA 2015 M1 AB2	9/25/2024	2.47%	**	6,025,185
FANNIEMAE ACES FNA 2015 M12 A1	4/25/2025	2.33%	**	6,417,916
FANNIEMAE ACES FNA 2015 M15 AB1	10/25/2025	2.38%	**	2,427,714
FANNIEMAE ACES FNA 2015 M4 ABV2	7/25/2022	2.37%	**	5,247,066

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FANNIEMAE ACES FNA 2015 M8 AB1	1/25/2025	2.10%	**	1,987,934
FANNIEMAE STRIP FNS 404 F13	5/25/2040	1.02%	**	793,046
FANNIEMAE WHOLE LOAN FNW 2003 W1 1A1	12/25/2042	5.74%	**	182,890
FANNIEMAE WHOLE LOAN FNW 2003 W15 1A	7/25/2043	6.50%	**	149,144
FANNIEMAE WHOLE LOAN FNW 2004 W1 2A1	12/25/2043	6.50%	**	219,252
FARMER MAC GTD TR 07 1 SECURED 144A 04/17 5.125	4/19/2017	5.13%	**	7,764,721
FBR SECURITIZATION TRUST FBRSI 2005 5 AV24	11/25/2035	1.16%	**	66,273
FED HM LN PC POOL 1B1580 FH 03/34 FLOATING VAR	3/1/2034	2.59%	**	172,002
FED HM LN PC POOL 1B8062 FH 03/41 FLOATING VAR	3/1/2041	3.10%	**	369,171
FED HM LN PC POOL 1G1381 FH 12/36 FLOATING VAR	12/1/2036	2.73%	**	88,801
FED HM LN PC POOL 1G2201 FH 09/37 FLOATING VAR	9/1/2037	2.54%	**	4,378
FED HM LN PC POOL 1G2511 FH 05/36 FLOATING VAR	5/1/2036	2.62%	**	782,068
FED HM LN PC POOL 1J1467 FH 12/36 FLOATING VAR	12/1/2036	2.62%	**	304,084
FED HM LN PC POOL 1J1492 FH 11/36 FLOATING VAR	11/1/2036	2.62%	**	205,403
FED HM LN PC POOL 2B0646 FH 07/42 FLOATING VAR	7/1/2042	2.04%	**	894,960
FED HM LN PC POOL 2B4296 FH 06/45 FLOATING VAR	6/1/2045	2.84%	**	5,938,712
FED HM LN PC POOL 360077 FH 08/19 FIXED 9	8/1/2019	9.00%	**	306
FED HM LN PC POOL 410792 FH 02/30 FLOATING VAR	2/1/2030	2.50%	**	29,642
FED HM LN PC POOL 538275 FH 12/19 FIXED 9	12/1/2019	9.00%	**	506
FED HM LN PC POOL 540880 FH 10/19 FIXED 9	10/1/2019	9.00%	**	2,831
FED HM LN PC POOL 547356 FH 03/20 FIXED 9	3/1/2020	9.00%	**	152
FED HM LN PC POOL 549820 FH 09/20 FIXED 9	9/1/2020	9.00%	**	1,236
FED HM LN PC POOL 555152 FH 07/20 FIXED 9	7/1/2020	9.00%	**	116
FED HM LN PC POOL 555248 FH 01/20 FIXED 8.5	1/1/2020	8.50%	**	1,881
FED HM LN PC POOL 555294 FH 10/17 FIXED 9	10/1/2017	9.00%	**	34
FED HM LN PC POOL 555330 FH 10/19 FIXED 10	10/1/2019	10.00%	**	1,859
FED HM LN PC POOL 846004 FH 12/24 FLOATING VAR	12/1/2024	2.70%	**	17,473
FED HM LN PC POOL 846313 FH 02/26 FLOATING VAR	2/1/2026	2.57%	**	1,184
FED HM LN PC POOL 846661 FH 02/29 FLOATING VAR	2/1/2029	2.45%	**	2,200
FED HM LN PC POOL 847153 FH 05/33 FLOATING VAR	5/1/2033	2.48%	**	281,915
FED HM LN PC POOL A00936 FG 01/19 FIXED 9	1/1/2019	9.00%	**	86
FED HM LN PC POOL A01672 FG 09/19 FIXED 9.5	9/1/2019	9.50%	**	3,543
FED HM LN PC POOL A17092 FG 12/33 FIXED 6	12/1/2033	6.00%	**	29,109
FED HM LN PC POOL A39803 FG 11/35 FIXED 5.5	11/1/2035	5.50%	**	530,286
FED HM LN PC POOL A47038 FG 09/35 FIXED 5	9/1/2035	5.00%	**	234,143
FED HM LN PC POOL A53630 FG 10/36 FIXED 6	10/1/2036	6.00%	**	115,254
FED HM LN PC POOL A62077 FG 06/37 FIXED 6	6/1/2037	6.00%	**	110,102
FED HM LN PC POOL A62378 FG 06/37 FIXED 6	6/1/2037	6.00%	**	94,567
FED HM LN PC POOL A63809 FG 08/37 FIXED 6	8/1/2037	6.00%	**	99,430
FED HM LN PC POOL A69654 FG 12/37 FIXED 6	12/1/2037	6.00%	**	58,826
FED HM LN PC POOL A71410 FG 01/38 FIXED 6	1/1/2038	6.00%	**	1,453

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FED HM LN PC POOL A75218 FG 04/38 FIXED 6	4/1/2038	6.00%	**	88,472
FED HM LN PC POOL A85726 FG 04/39 FIXED 5	4/1/2039	5.00%	**	257,468
FED HM LN PC POOL A90826 FG 01/40 FIXED 4.5	1/1/2040	4.50%	**	884,058
FED HM LN PC POOL A91235 FG 02/40 FIXED 4.5	2/1/2040	4.50%	**	484,366
FED HM LN PC POOL A93318 FG 08/40 FIXED 5	8/1/2040	5.00%	**	1,271,238
FED HM LN PC POOL A93625 FG 08/40 FIXED 5	8/1/2040	5.00%	**	731,318
FED HM LN PC POOL A93652 FG 09/40 FIXED 5	9/1/2040	5.00%	**	356,124
FED HM LN PC POOL A93713 FG 09/40 FIXED 5	9/1/2040	5.00%	**	945,889
FED HM LN PC POOL A94069 FG 09/40 FIXED 5	9/1/2040	5.00%	**	436,816
FED HM LN PC POOL A94113 FG 10/40 FIXED 5	10/1/2040	5.00%	**	595,003
FED HM LN PC POOL A94132 FG 09/40 FIXED 5	9/1/2040	5.00%	**	69,026
FED HM LN PC POOL A94898 FG 11/40 FIXED 4.5	11/1/2040	4.50%	**	483,686
FED HM LN PC POOL A95085 FG 11/40 FIXED 4	11/1/2040	4.00%	**	807,926
FED HM LN PC POOL A95519 FG 12/40 FIXED 4.5	12/1/2040	4.50%	**	218,766
FED HM LN PC POOL A95561 FG 12/40 FIXED 4	12/1/2040	4.00%	**	1,003,652
FED HM LN PC POOL A95575 FG 12/40 FIXED 4	12/1/2040	4.00%	**	855,587
FED HM LN PC POOL A95825 FG 12/40 FIXED 4	12/1/2040	4.00%	**	1,014,708
FED HM LN PC POOL A95831 FG 12/40 FIXED 4.5	12/1/2040	4.50%	**	1,812,180
FED HM LN PC POOL A97040 FG 02/41 FIXED 4	2/1/2041	4.00%	**	451,654
FED HM LN PC POOL C00098 FG 02/22 FIXED 8	2/1/2022	8.00%	**	5,640
FED HM LN PC POOL C00371 FG 09/24 FIXED 7	9/1/2024	7.00%	**	1,471
FED HM LN PC POOL C00516 FG 05/27 FIXED 8	5/1/2027	8.00%	**	8,954
FED HM LN PC POOL C00522 FG 05/27 FIXED 7	5/1/2027	7.00%	**	10,356
FED HM LN PC POOL C00632 FG 07/28 FIXED 7	7/1/2028	7.00%	**	11,364
FED HM LN PC POOL C00636 FG 07/28 FIXED 7.5	7/1/2028	7.50%	**	22,708
FED HM LN PC POOL C00650 FG 09/28 FIXED 7	9/1/2028	7.00%	**	5,672
FED HM LN PC POOL C00984 FG 05/30 FIXED 8	5/1/2030	8.00%	**	2,175
FED HM LN PC POOL C00987 FG 05/30 FIXED 7.5	5/1/2030	7.50%	**	2,286
FED HM LN PC POOL C01116 FG 01/31 FIXED 7.5	1/1/2031	7.50%	**	58,151
FED HM LN PC POOL C03517 FG 09/40 FIXED 4.5	9/1/2040	4.50%	**	597,858
FED HM LN PC POOL C03520 FG 09/40 FIXED 4	9/1/2040	4.00%	**	1,575,914
FED HM LN PC POOL C03545 FG 08/40 FIXED 5	8/1/2040	5.00%	**	998,123
FED HM LN PC POOL C03613 FG 11/40 FIXED 4	11/1/2040	4.00%	**	831,516
FED HM LN PC POOL C03792 FG 04/42 FIXED 3.5	4/1/2042	3.50%	**	2,455,678
FED HM LN PC POOL C04240 FG 09/42 FIXED 3.5	9/1/2042	3.50%	**	898,267
FED HM LN PC POOL C04272 FG 10/42 FIXED 3	10/1/2042	3.00%	**	2,554,500
FED HM LN PC POOL C04422 FG 12/42 FIXED 3	12/1/2042	3.00%	**	1,019,836
FED HM LN PC POOL C09022 FG 01/43 FIXED 3	1/1/2043	3.00%	**	4,937,595
FED HM LN PC POOL C09055 FG 12/43 FIXED 4	12/1/2043	4.00%	**	1,438,507
FED HM LN PC POOL C10542 FG 06/28 FIXED 7	6/1/2028	7.00%	**	11,580
FED HM LN PC POOL C12585 FG 07/28 FIXED 7	7/1/2028	7.00%	**	980

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FED HM LN PC POOL C14084 FG 08/28 FIXED 7	8/1/2028	7.00%	**	18,637
FED HM LN PC POOL C26742 FG 05/29 FIXED 6	5/1/2029	6.00%	**	839
FED HM LN PC POOL C80373 FG 01/26 FIXED 7.5	1/1/2026	7.50%	**	512
FED HM LN PC POOL C80379 FG 02/26 FIXED 7	2/1/2026	7.00%	**	13,098
FED HM LN PC POOL C80407 FG 06/26 FIXED 7	6/1/2026	7.00%	**	1,414
FED HM LN PC POOL C90148 FG 09/16 FIXED 7.5	9/1/2016	7.50%	**	385
FED HM LN PC POOL C91028 FG 02/27 FIXED 5	2/1/2027	5.00%	**	25,254
FED HM LN PC POOL C91161 FG 02/28 FIXED 5	2/1/2028	5.00%	**	32,381
FED HM LN PC POOL C91589 FG 11/32 FIXED 3.5	11/1/2032	3.50%	**	767,008
FED HM LN PC POOL D64290 FG 10/25 FIXED 7	10/1/2025	7.00%	**	15,879
FED HM LN PC POOL D64990 FG 03/25 FIXED 8.5	3/1/2025	8.50%	**	4,517
FED HM LN PC POOL D67104 FG 01/26 FIXED 7.5	1/1/2026	7.50%	**	83,154
FED HM LN PC POOL D70703 FG 04/26 FIXED 7	4/1/2026	7.00%	**	17,419
FED HM LN PC POOL D71569 FG 05/26 FIXED 7.5	5/1/2026	7.50%	**	673
FED HM LN PC POOL D74278 FG 08/26 FIXED 8	8/1/2026	8.00%	**	1,317
FED HM LN PC POOL D75342 FG 10/26 FIXED 8	10/1/2026	8.00%	**	835
FED HM LN PC POOL D75558 FG 10/26 FIXED 8	10/1/2026	8.00%	**	1,299
FED HM LN PC POOL D75787 FG 11/26 FIXED 8	11/1/2026	8.00%	**	4,109
FED HM LN PC POOL D77163 FG 01/27 FIXED 7.5	1/1/2027	7.50%	**	6,568
FED HM LN PC POOL D77260 FG 01/27 FIXED 7.5	1/1/2027	7.50%	**	5,301
FED HM LN PC POOL D77475 FG 01/27 FIXED 7	1/1/2027	7.00%	**	3,937
FED HM LN PC POOL D77487 FG 01/27 FIXED 7.5	1/1/2027	7.50%	**	1,753
FED HM LN PC POOL D77490 FG 01/27 FIXED 7.5	1/1/2027	7.50%	**	687
FED HM LN PC POOL D77541 FG 01/27 FIXED 7.5	1/1/2027	7.50%	**	9,480
FED HM LN PC POOL D80165 FG 05/27 FIXED 7	5/1/2027	7.00%	**	16,150
FED HM LN PC POOL D80177 FG 05/27 FIXED 7	5/1/2027	7.00%	**	13,871
FED HM LN PC POOL D91280 FG 04/16 FIXED 7.5	4/1/2016	7.50%	**	2,417
FED HM LN PC POOL D93618 FG 07/19 FIXED 6.5	7/1/2019	6.50%	**	17,329
FED HM LN PC POOL E00956 FG 03/16 FIXED 6	3/1/2016	6.00%	**	49
FED HM LN PC POOL E01007 FG 08/16 FIXED 6	8/1/2016	6.00%	**	109
FED HM LN PC POOL E01095 FG 01/17 FIXED 6	1/1/2017	6.00%	**	74
FED HM LN PC POOL E01495 FG 09/18 FIXED 6	9/1/2018	6.00%	**	1,208
FED HM LN PC POOL E04113 FG 11/27 FIXED 2.5	11/1/2027	2.50%	**	1,804,686
FED HM LN PC POOL E83637 FG 05/16 FIXED 6	5/1/2016	6.00%	**	162
FED HM LN PC POOL E83638 FG 05/16 FIXED 6	5/1/2016	6.00%	**	35
FED HM LN PC POOL E83641 FG 05/16 FIXED 6	5/1/2016	6.00%	**	13
FED HM LN PC POOL E83651 FG 05/16 FIXED 6	5/1/2016	6.00%	**	260
FED HM LN PC POOL E84225 FG 06/16 FIXED 6	6/1/2016	6.00%	**	2,682
FED HM LN PC POOL E84260 FG 07/16 FIXED 6	7/1/2016	6.00%	**	1,297
FED HM LN PC POOL E84467 FG 07/16 FIXED 6	7/1/2016	6.00%	**	26
FED HM LN PC POOL E84885 FG 08/16 FIXED 6	8/1/2016	6.00%	**	238

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FED HM LN PC POOL E85131 FG 09/16 FIXED 6	9/1/2016	6.00%	**	43
FED HM LN PC POOL E85346 FG 09/16 FIXED 6	9/1/2016	6.00%	**	1,763
FED HM LN PC POOL E86208 FG 11/16 FIXED 6	11/1/2016	6.00%	**	485
FED HM LN PC POOL E87156 FG 01/17 FIXED 6	1/1/2017	6.00%	**	2,530
FED HM LN PC POOL E87634 FG 01/17 FIXED 6	1/1/2017	6.00%	**	12,244
FED HM LN PC POOL E87908 FG 02/17 FIXED 6	2/1/2017	6.00%	**	849
FED HM LN PC POOL E87940 FG 02/17 FIXED 6	2/1/2017	6.00%	**	104
FED HM LN PC POOL E88001 FG 02/17 FIXED 6	2/1/2017	6.00%	**	65,193
FED HM LN PC POOL E88056 FG 02/17 FIXED 6	2/1/2017	6.00%	**	440
FED HM LN PC POOL E88063 FG 02/17 FIXED 6	2/1/2017	6.00%	**	1,351
FED HM LN PC POOL E88123 FG 02/17 FIXED 6	2/1/2017	6.00%	**	4,609
FED HM LN PC POOL E88197 FG 02/17 FIXED 6	2/1/2017	6.00%	**	59
FED HM LN PC POOL E88282 FG 03/17 FIXED 6	3/1/2017	6.00%	**	2,821
FED HM LN PC POOL E88283 FG 03/17 FIXED 6	3/1/2017	6.00%	**	157
FED HM LN PC POOL E88474 FG 03/17 FIXED 6	3/1/2017	6.00%	**	1,127
FED HM LN PC POOL E88603 FG 04/17 FIXED 6	4/1/2017	6.00%	**	729
FED HM LN PC POOL E88729 FG 04/17 FIXED 6	4/1/2017	6.00%	**	3,712
FED HM LN PC POOL E88749 FG 03/17 FIXED 6	3/1/2017	6.00%	**	733
FED HM LN PC POOL E88765 FG 03/17 FIXED 6	3/1/2017	6.00%	**	1,317
FED HM LN PC POOL E88776 FG 03/17 FIXED 6	3/1/2017	6.00%	**	143
FED HM LN PC POOL E88809 FG 04/17 FIXED 6	4/1/2017	6.00%	**	4,839
FED HM LN PC POOL E88884 FG 04/17 FIXED 6	4/1/2017	6.00%	**	2,419
FED HM LN PC POOL E89041 FG 04/17 FIXED 6	4/1/2017	6.00%	**	133
FED HM LN PC POOL E89080 FG 04/17 FIXED 6	4/1/2017	6.00%	**	1,575
FED HM LN PC POOL E89092 FG 04/17 FIXED 6	4/1/2017	6.00%	**	449
FED HM LN PC POOL E89102 FG 04/17 FIXED 6	4/1/2017	6.00%	**	3,006
FED HM LN PC POOL E89118 FG 04/17 FIXED 6	4/1/2017	6.00%	**	3,219
FED HM LN PC POOL E89149 FG 04/17 FIXED 6	4/1/2017	6.00%	**	1,504
FED HM LN PC POOL E89216 FG 04/17 FIXED 6	4/1/2017	6.00%	**	1,427
FED HM LN PC POOL E89294 FG 04/17 FIXED 6	4/1/2017	6.00%	**	3,264
FED HM LN PC POOL E89347 FG 04/17 FIXED 6	4/1/2017	6.00%	**	3,122
FED HM LN PC POOL E89369 FG 04/17 FIXED 6	4/1/2017	6.00%	**	942
FED HM LN PC POOL E89434 FG 05/17 FIXED 6	5/1/2017	6.00%	**	2,109
FED HM LN PC POOL E89435 FG 05/17 FIXED 6	5/1/2017	6.00%	**	1,953
FED HM LN PC POOL E89593 FG 05/17 FIXED 6	5/1/2017	6.00%	**	3,878
FED HM LN PC POOL E89601 FG 05/17 FIXED 6	5/1/2017	6.00%	**	203
FED HM LN PC POOL E89645 FG 05/17 FIXED 6	5/1/2017	6.00%	**	2,974
FED HM LN PC POOL E89686 FG 05/17 FIXED 6	5/1/2017	6.00%	**	3,520
FED HM LN PC POOL E89687 FG 05/17 FIXED 6	5/1/2017	6.00%	**	2,968
FED HM LN PC POOL E89704 FG 05/17 FIXED 6	5/1/2017	6.00%	**	725
FED HM LN PC POOL E89707 FG 05/17 FIXED 6	5/1/2017	6.00%	**	1,599

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FED HM LN PC POOL E89746 FG 05/17 FIXED 6	5/1/2017	6.00%	**	98
FED HM LN PC POOL E89777 FG 05/17 FIXED 6	5/1/2017	6.00%	**	927
FED HM LN PC POOL E89856 FG 05/17 FIXED 6	5/1/2017	6.00%	**	1,408
FED HM LN PC POOL E89883 FG 05/17 FIXED 6	5/1/2017	6.00%	**	1,296
FED HM LN PC POOL E89913 FG 05/17 FIXED 6	5/1/2017	6.00%	**	5,960
FED HM LN PC POOL E89969 FG 05/17 FIXED 6	5/1/2017	6.00%	**	1,267
FED HM LN PC POOL E90103 FG 05/17 FIXED 6	5/1/2017	6.00%	**	968
FED HM LN PC POOL E90135 FG 06/17 FIXED 6	6/1/2017	6.00%	**	165
FED HM LN PC POOL E90171 FG 06/17 FIXED 6	6/1/2017	6.00%	**	2,833
FED HM LN PC POOL E90237 FG 06/17 FIXED 6	6/1/2017	6.00%	**	2,489
FED HM LN PC POOL E90295 FG 06/17 FIXED 6	6/1/2017	6.00%	**	1,219
FED HM LN PC POOL E90313 FG 06/17 FIXED 6	6/1/2017	6.00%	**	134
FED HM LN PC POOL E90315 FG 07/17 FIXED 6	7/1/2017	6.00%	**	2,108
FED HM LN PC POOL E90322 FG 06/17 FIXED 6	6/1/2017	6.00%	**	150
FED HM LN PC POOL E90348 FG 06/17 FIXED 6	6/1/2017	6.00%	**	4,165
FED HM LN PC POOL E90402 FG 07/17 FIXED 6	7/1/2017	6.00%	**	3,299
FED HM LN PC POOL E90472 FG 07/17 FIXED 6	7/1/2017	6.00%	**	2,668
FED HM LN PC POOL E90473 FG 07/17 FIXED 6	7/1/2017	6.00%	**	8,354
FED HM LN PC POOL E90551 FG 07/17 FIXED 6	7/1/2017	6.00%	**	1,224
FED HM LN PC POOL E90623 FG 08/17 FIXED 6	8/1/2017	6.00%	**	92
FED HM LN PC POOL E90689 FG 08/17 FIXED 6	8/1/2017	6.00%	**	114
FED HM LN PC POOL E90690 FG 07/17 FIXED 6	7/1/2017	6.00%	**	172
FED HM LN PC POOL E90781 FG 08/17 FIXED 6	8/1/2017	6.00%	**	2,438
FED HM LN PC POOL E90831 FG 08/17 FIXED 6	8/1/2017	6.00%	**	164
FED HM LN PC POOL E90985 FG 08/17 FIXED 6	8/1/2017	6.00%	**	33
FED HM LN PC POOL E91012 FG 08/17 FIXED 6	8/1/2017	6.00%	**	5,524
FED HM LN PC POOL E91278 FG 07/17 FIXED 6	7/1/2017	6.00%	**	89
FED HM LN PC POOL E91485 FG 09/17 FIXED 6	9/1/2017	6.00%	**	6,309
FED HM LN PC POOL E91879 FG 10/17 FIXED 6	10/1/2017	6.00%	**	68
FED HM LN PC POOL E93128 FG 10/17 FIXED 6	10/1/2017	6.00%	**	3,313
FED HM LN PC POOL E99733 FG 09/18 FIXED 6	9/1/2018	6.00%	**	5,615
FED HM LN PC POOL G00144 FG 03/21 FIXED 10	3/1/2021	10.00%	**	4,409
FED HM LN PC POOL G00280 FG 12/22 FIXED 9.5	12/1/2022	9.50%	**	1,380
FED HM LN PC POOL G00473 FG 03/26 FIXED 7.5	3/1/2026	7.50%	**	314
FED HM LN PC POOL G00529 FG 08/26 FIXED 7.5	8/1/2026	7.50%	**	2,879
FED HM LN PC POOL G00552 FG 03/23 FIXED 8.5	3/1/2023	8.50%	**	11,912
FED HM LN PC POOL G00561 FG 06/25 FIXED 9.5	6/1/2025	9.50%	**	22,255
FED HM LN PC POOL G00627 FG 06/25 FIXED 8	6/1/2025	8.00%	**	10,358
FED HM LN PC POOL G00675 FG 03/27 FIXED 7.5	3/1/2027	7.50%	**	15,259
FED HM LN PC POOL G00704 FG 12/26 FIXED 7	12/1/2026	7.00%	**	13,977
FED HM LN PC POOL G00825 FG 12/27 FIXED 7	12/1/2027	7.00%	**	934

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FED HM LN PC POOL G00869 FG 01/28 FIXED 7.5	1/1/2028	7.50%	**	20,240
FED HM LN PC POOL G01091 FG 12/29 FIXED 7	12/1/2029	7.00%	**	42,312
FED HM LN PC POOL G01665 FG 03/34 FIXED 5.5	3/1/2034	5.50%	**	812,764
FED HM LN PC POOL G02031 FG 02/36 FIXED 5.5	2/1/2036	5.50%	**	268,990
FED HM LN PC POOL G02408 FG 12/36 FIXED 5.5	12/1/2036	5.50%	**	390,981
FED HM LN PC POOL G02427 FG 12/36 FIXED 5.5	12/1/2036	5.50%	**	733,452
FED HM LN PC POOL G03073 FG 07/37 FIXED 5.5	7/1/2037	5.50%	**	440,580
FED HM LN PC POOL G03233 FG 08/37 FIXED 6	8/1/2037	6.00%	**	16,514
FED HM LN PC POOL G03695 FG 11/37 FIXED 5.5	11/1/2037	5.50%	**	242,243
FED HM LN PC POOL G03812 FG 02/38 FIXED 5.5	2/1/2038	5.50%	**	304,793
FED HM LN PC POOL G03819 FG 01/38 FIXED 6	1/1/2038	6.00%	**	94,581
FED HM LN PC POOL G04448 FG 07/38 FIXED 5.5	7/1/2038	5.50%	**	126,984
FED HM LN PC POOL G04585 FG 02/38 FIXED 5.5	2/1/2038	5.50%	**	228,157
FED HM LN PC POOL G04588 FG 08/38 FIXED 5.5	8/1/2038	5.50%	**	134,902
FED HM LN PC POOL G04636 FG 12/35 FIXED 5	12/1/2035	5.00%	**	81,928
FED HM LN PC POOL G04688 FG 09/38 FIXED 5.5	9/1/2038	5.50%	**	119,935
FED HM LN PC POOL G05179 FG 01/39 FIXED 5.5	1/1/2039	5.50%	**	138,496
FED HM LN PC POOL G05527 FG 07/39 FIXED 4	7/1/2039	4.00%	**	95,373
FED HM LN PC POOL G05676 FG 11/39 FIXED 4	11/1/2039	4.00%	**	1,556,337
FED HM LN PC POOL G05726 FG 08/39 FIXED 5	8/1/2039	5.00%	**	426,127
FED HM LN PC POOL G05741 FG 12/39 FIXED 4.5	12/1/2039	4.50%	**	966,100
FED HM LN PC POOL G05927 FG 07/40 FIXED 4.5	7/1/2040	4.50%	**	1,819,787
FED HM LN PC POOL G06021 FG 01/40 FIXED 5.5	1/1/2040	5.50%	**	365,678
FED HM LN PC POOL G06087 FG 09/40 FIXED 5	9/1/2040	5.00%	**	92,158
FED HM LN PC POOL G06172 FG 12/38 FIXED 5.5	12/1/2038	5.50%	**	835,875
FED HM LN PC POOL G06506 FG 12/40 FIXED 4	12/1/2040	4.00%	**	3,084,976
FED HM LN PC POOL G06507 FG 02/41 FIXED 4	2/1/2041	4.00%	**	510,951
FED HM LN PC POOL G06601 FG 12/40 FIXED 4.5	12/1/2040	4.50%	**	3,263,230
FED HM LN PC POOL G06669 FG 09/39 FIXED 6.5	9/1/2039	6.50%	**	379,085
FED HM LN PC POOL G06875 FG 12/38 FIXED 5.5	12/1/2038	5.50%	**	2,862,348
FED HM LN PC POOL G07032 FG 06/42 FIXED 3	6/1/2042	3.00%	**	1,664,379
FED HM LN PC POOL G07129 FG 09/42 FIXED 3.5	9/1/2042	3.50%	**	1,571,362
FED HM LN PC POOL G07335 FG 03/39 FIXED 7	3/1/2039	7.00%	**	1,169,298
FED HM LN PC POOL G07388 FG 05/43 FIXED 3.5	5/1/2043	3.50%	**	3,056,613
FED HM LN PC POOL G07509 FG 09/39 FIXED 6.5	9/1/2039	6.50%	**	943,944
FED HM LN PC POOL G08273 FG 06/38 FIXED 5.5	6/1/2038	5.50%	**	81,821
FED HM LN PC POOL G08368 FG 10/39 FIXED 4.5	10/1/2039	4.50%	**	881,351
FED HM LN PC POOL G08372 FG 11/39 FIXED 4.5	11/1/2039	4.50%	**	879,133
FED HM LN PC POOL G08521 FG 01/43 FIXED 3	1/1/2043	3.00%	**	852,452
FED HM LN PC POOL G08540 FG 08/43 FIXED 3	8/1/2043	3.00%	**	1,342,844
FED HM LN PC POOL G08553 FG 10/43 FIXED 3	10/1/2043	3.00%	**	155,604

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FED HM LN PC POOL G08567 FG 01/44 FIXED 4	1/1/2044	4.00%	**	3,013,785
FED HM LN PC POOL G08681 FG 12/45 FIXED 3.5	12/1/2045	3.50%	**	7,917,580
FED HM LN PC POOL G11300 FG 08/17 FIXED 6	8/1/2017	6.00%	**	253
FED HM LN PC POOL G11410 FG 07/18 FIXED 4	7/1/2018	4.00%	**	762,866
FED HM LN PC POOL G11557 FG 03/19 FIXED 6	3/1/2019	6.00%	**	391
FED HM LN PC POOL G11634 FG 11/19 FIXED 5.5	11/1/2019	5.50%	**	7,081
FED HM LN PC POOL G11652 FG 01/20 FIXED 6	1/1/2020	6.00%	**	209,248
FED HM LN PC POOL G12467 FG 11/21 FIXED 6	11/1/2021	6.00%	**	356,324
FED HM LN PC POOL G12978 FG 12/22 FIXED 5.5	12/1/2022	5.50%	**	359,055
FED HM LN PC POOL G13300 FG 05/23 FIXED 4.5	5/1/2023	4.50%	**	110,156
FED HM LN PC POOL G13492 FG 02/24 FIXED 5	2/1/2024	5.00%	**	259,908
FED HM LN PC POOL G13868 FG 07/25 FIXED 4.5	7/1/2025	4.50%	**	598,392
FED HM LN PC POOL G14171 FG 10/24 FIXED 6	10/1/2024	6.00%	**	311,358
FED HM LN PC POOL G14239 FG 09/26 FIXED 4	9/1/2026	4.00%	**	271,270
FED HM LN PC POOL G14375 FG 07/26 FIXED 4	7/1/2026	4.00%	**	1,332,529
FED HM LN PC POOL G14492 FG 10/25 FIXED 4	10/1/2025	4.00%	**	728,163
FED HM LN PC POOL G18401 FG 09/26 FIXED 3.5	9/1/2026	3.50%	**	261,086
FED HM LN PC POOL G18475 FG 08/28 FIXED 2.5	8/1/2028	2.50%	**	400,837
FED HM LN PC POOL G20028 FG 12/36 FIXED 7.5	12/1/2036	7.50%	**	1,824,243
FED HM LN PC POOL J06009 FG 10/20 FIXED 5	10/1/2020	5.00%	**	462,205
FED HM LN PC POOL J09212 FG 01/24 FIXED 5	1/1/2024	5.00%	**	136,071
FED HM LN PC POOL J11089 FG 04/19 FIXED 4	4/1/2019	4.00%	**	54,307
FED HM LN PC POOL J12398 FG 06/25 FIXED 4.5	6/1/2025	4.50%	**	539,532
FED HM LN PC POOL J12439 FG 06/25 FIXED 4.5	6/1/2025	4.50%	**	886,232
FED HM LN PC POOL J14494 FG 02/26 FIXED 4	2/1/2026	4.00%	**	1,462,720
FED HM LN PC POOL J15658 FG 06/26 FIXED 4	6/1/2026	4.00%	**	558,870
FED HM LN PC POOL J15719 FG 06/26 FIXED 4	6/1/2026	4.00%	**	1,334,713
FED HM LN PC POOL J15974 FG 06/26 FIXED 4	6/1/2026	4.00%	**	482,357
FED HM LN PC POOL J16059 FG 07/26 FIXED 4	7/1/2026	4.00%	**	236,035
FED HM LN PC POOL J16432 FG 08/26 FIXED 3.5	8/1/2026	3.50%	**	429,627
FED HM LN PC POOL J18912 FG 04/27 FIXED 2.5	4/1/2027	2.50%	**	728,319
FED HM LN PC POOL J23935 FG 05/28 FIXED 3	5/1/2028	3.00%	**	816,743
FED HM LN PC POOL J25735 FG 09/28 FIXED 3	9/1/2028	3.00%	**	954,877
FED HM LN PC POOL J27464 FG 02/29 FIXED 3.5	2/1/2029	3.50%	**	1,758,346
FED HM LN PC POOL J27964 FG 04/29 FIXED 3	4/1/2029	3.00%	**	876,310
FED HM LN PC POOL J28196 FG 05/29 FIXED 3	5/1/2029	3.00%	**	5,339,470
FED HM LN PC POOL J29007 FG 08/29 FIXED 3	8/1/2029	3.00%	**	909,132
FED HM LN PC POOL Q04673 FG 11/41 FIXED 4	11/1/2041	4.00%	**	1,402,204
FED HM LN PC POOL Q04674 FG 12/41 FIXED 4	12/1/2041	4.00%	**	111,746
FED HM LN PC POOL Q08998 FG 06/42 FIXED 3.5	6/1/2042	3.50%	**	1,745,373
FED HM LN PC POOL Q10241 FG 08/42 FIXED 3.5	8/1/2042	3.50%	**	724,533

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FED HM LN PC POOL Q10448 FG 08/42 FIXED 3.5	8/1/2042	3.50%	**	846,301
FED HM LN PC POOL Q11288 FG 09/42 FIXED 3.5	9/1/2042	3.50%	**	834,051
FED HM LN PC POOL Q11788 FG 10/42 FIXED 3	10/1/2042	3.00%	**	413,055
FED HM LN PC POOL Q12052 FG 10/42 FIXED 3.5	10/1/2042	3.50%	**	893,297
FED HM LN PC POOL Q12520 FG 10/42 FIXED 3	10/1/2042	3.00%	**	181,009
FED HM LN PC POOL Q14326 FG 01/43 FIXED 2.5	1/1/2043	2.50%	**	953,121
FED HM LN PC POOL Q15062 FG 02/43 FIXED 3	2/1/2043	3.00%	**	3,173,599
FED HM LN PC POOL Q17792 FG 05/43 FIXED 3.5	5/1/2043	3.50%	**	3,705,748
FED HM LN PC POOL Q20402 FG 07/43 FIXED 3	7/1/2043	3.00%	**	294,920
FED HM LN PC POOL Q20416 FG 07/43 FIXED 3	7/1/2043	3.00%	**	525,507
FED HM LN PC POOL Q20983 FG 08/43 FIXED 3	8/1/2043	3.00%	**	397,074
FED HM LN PC POOL Q21694 FG 08/43 FIXED 3	8/1/2043	3.00%	**	490,932
FED HM LN PC POOL Q24332 FG 01/44 FIXED 4	1/1/2044	4.00%	**	863,538
FED HM LN PC POOL Q25702 FG 04/44 FIXED 4.5	4/1/2044	4.50%	**	1,040,779
FED HM LN PC POOL Q25703 FG 04/44 FIXED 4.5	4/1/2044	4.50%	**	1,250,258
FED HM LN PC POOL Q25705 FG 04/44 FIXED 4.5	4/1/2044	4.50%	**	736,949
FED HM LN PC POOL Q25712 FG 04/44 FIXED 4.5	4/1/2044	4.50%	**	709,110
FED HM LN PC POOL Q25818 FG 04/44 FIXED 4.5	4/1/2044	4.50%	**	4,527,081
FED HM LN PC POOL Q25819 FG 04/44 FIXED 4.5	4/1/2044	4.50%	**	4,707,642
FED HM LN PC POOL Q25850 FG 04/44 FIXED 4.5	4/1/2044	4.50%	**	673,957
FED HM LN PC POOL Q25851 FG 04/44 FIXED 4.5	4/1/2044	4.50%	**	279,837
FED HM LN PC POOL Q25852 FG 04/44 FIXED 4.5	4/1/2044	4.50%	**	816,835
FED HM LN PC POOL Q25853 FG 04/44 FIXED 4.5	4/1/2044	4.50%	**	903,698
FED HM LN PC POOL Q29920 FG 11/44 FIXED 4.5	11/1/2044	4.50%	**	98,893
FED HM LN PC POOL U90245 FG 10/42 FIXED 3.5	10/1/2042	3.50%	**	896,825
FED HM LN PC POOL U90316 FG 10/42 FIXED 4	10/1/2042	4.00%	**	3,630,230
FED HM LN PC POOL U91254 FG 04/43 FIXED 4	4/1/2043	4.00%	**	1,425,897
FED HM LN PC POOL U92272 FG 12/43 FIXED 4.5	12/1/2043	4.50%	**	926,645
FED HM LN PC POOL U95137 FG 08/43 FIXED 4	8/1/2043	4.00%	**	892,172
FED HM LN PC POOL U99076 FG 12/43 FIXED 4.5	12/1/2043	4.50%	**	7,471,620
FED HM LN PC POOL U99084 FG 02/44 FIXED 4.5	2/1/2044	4.50%	**	6,126,918
FED HM LN PC POOL U99091 FG 03/44 FIXED 4.5	3/1/2044	4.50%	**	1,788,940
FED HM LN PC POOL U99114 FG 02/44 FIXED 3.5	2/1/2044	3.50%	**	390,830
FED HM LN PC POOL V60298 FG 10/28 FIXED 3	10/1/2028	3.00%	**	870,731
FED HM LN PC POOL V60564 FG 06/29 FIXED 3	6/1/2029	3.00%	**	1,778,656
FED HOME LN DISCOUNT NT DISCOUNT NOT 01/16 0.00000	1/22/2016		**	3,996,048
FED HOME LN DISCOUNT NT DISCOUNT NOT 11/15 0.00000	11/30/2015		**	60,139,757
FEDERAL FARM CREDIT BANK BONDS 09/17 1.125	9/22/2017	1.13%	**	10,654,833
FEDERAL HOME LOAN BANK BONDS 03/16 3.125	3/11/2016	3.13%	**	1,375,049
FEDERAL HOME LOAN BANK BONDS 03/18 1.375	3/9/2018	1.38%	**	10,279,231
FEDERAL HOME LOAN BANK BONDS 04/18 1.125	4/25/2018	1.13%	**	8,769,044

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FEDERAL HOME LOAN BANK BONDS 05/17 0.625	5/30/2017	0.63%	**	688,438
FEDERAL HOME LOAN BANK BONDS 05/17 0.875	5/24/2017	0.88%	**	122,791
FEDERAL HOME LOAN BANK BONDS 06/19 1.625	6/14/2019	1.63%	**	20,559,651
FEDERAL HOME LOAN BANK BONDS 07/36 5.5	7/15/2036	5.50%	**	12,378,976
FEDERAL HOME LOAN BANK BONDS 08/17 0.75	8/28/2017	0.75%	**	9,176,100
FEDERAL HOME LOAN BANK BONDS 09/16 0.5	9/28/2016	0.50%	**	4,787,201
FEDERAL HOME LOAN BANK BONDS 09/17 2.25	9/8/2017	2.25%	**	93,549,553
FEDERAL HOME LOAN BANK BONDS 11/16 0.625	11/23/2016	0.63%	**	16,475,651
FEDERAL HOME LOAN BANK BONDS 12/16 4.75	12/16/2016	4.75%	**	4,675,612
FEDERAL HOME LOAN BANK BONDS 12/17 1	12/19/2017	1.00%	**	21,807,612
FHLMC MULTIFAMILY STRUCTURED P FHMS K041 A2	10/25/2024	3.17%	**	15,620,528
FHLMC MULTIFAMILY STRUCTURED P FHMS K043 A2	12/25/2024	3.06%	**	9,788,587
FHLMC MULTIFAMILY STRUCTURED P FHMS KJ02 A2	9/25/2020	2.60%	**	6,539,309
FHLMC MULTIFAMILY VRD CERTIFIC FHM M012 A1A2	8/15/2051	5.50%	**	5,238,802
FHLMC STRUCTURED PASS THROUGH FSPC T 21 A	10/25/2029	0.78%	**	268,520
FHLMC STRUCTURED PASS THROUGH FSPC T 61 1A1	7/25/2044	1.62%	**	1,158,893
FHLMC TBA 30 YR 4 GOLD SINGLE FAMILY	1/14/2046	4.00%	**	5,412,421
FHLMC TBA 30 YR 4 GOLD SINGLE FAMILY	2/11/2046	4.00%	**	1,080,323
FHLMC TBA 30 YR 4.5 GOLD SINGLE FAMILY	1/14/2046	4.50%	**	1,655,794
FIDELITY NATIONAL INFORM SR UNSECURED 10/18 2.85	10/15/2018	2.85%	**	1,568,192
FIDELITY NATIONAL INFORM SR UNSECURED 10/20 3.625	10/15/2020	3.63%	**	2,117,629
FIDELITY NATL FINANCIAL SR UNSECURED 09/22 5.5	9/1/2022	5.50%	**	2,501,336
FIFTH THIRD AUTO TRUST FITAT 2013 A A3	9/15/2017	0.61%	**	488,403
FIFTH THIRD AUTO TRUST FITAT 2014 2 A4	12/15/2020	1.38%	**	3,180,020
FIFTH THIRD AUTO TRUST FITAT 2014 3 A3	3/15/2019	0.96%	**	1,053,969
FIFTH THIRD AUTO TRUST FITAT 2015 1 A2A	11/18/2016	0.91%	**	1,716,902
FIFTH THIRD AUTO TRUST FITAT 2015 1 A3	3/16/2020	1.42%	**	2,506,523
FIFTH THIRD BANCORP SR UNSECURED 01/16 3.625	1/25/2016	3.63%	**	816,080
FIFTH THIRD BANCORP SR UNSECURED 02/16 0.9	2/26/2016	0.90%	**	307,411
FIFTH THIRD BANCORP SR UNSECURED 02/16 0.9	11/18/2016	0.90%	**	403,053
FIFTH THIRD BANK SR UNSECURED 02/18 1.45	2/28/2018	1.45%	**	3,536,692
FIFTH THIRD BANK SR UNSECURED 04/19 2.375	4/25/2019	2.38%	**	308,428
FIFTH THIRD BANK SR UNSECURED 08/18 2.15	8/20/2018	2.15%	**	5,292,258
FIFTH THIRD BANK SR UNSECURED 11/16 1.15	11/18/2016	1.15%	**	2,298,270
FIFTH THIRD BANK SR UNSECURED 11/16 VAR	11/18/2016	0.87%	**	1,842,267
FIRST INVESTORS AUTO OWNER TRU FIAOT 2013 1A A2 144A	10/15/2018	0.90%	**	23,741
FIRST INVESTORS AUTO OWNER TRU FIAOT 2014 3A A2 144A	11/15/2018	1.06%	**	346,626
FIRST INVESTORS AUTO OWNER TRU FIAOT 2015 1A A2 144A	4/15/2019	1.21%	**	1,093,716
FIRSTENERGY CORP SR UNSECURED 03/18 2.75	3/15/2018	2.75%	**	2,532,245
FIRSTENERGY CORP SR UNSECURED 03/23 4.25	3/15/2023	4.25%	**	5,014,546
FIRSTENERGY CORP SR UNSECURED 11/31 7.375	11/15/2031	7.38%	**	1,248,073

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FLORIDA POWER + LIGHT CO 1ST MORTGAGE 12/25 3.125	12/1/2025	3.13%	**	7,699,286
FLORIDA ST TURNPIKE AUTH FLSTRN 07/39 FIXED OID 6.8	7/1/2039	6.80%	**	2,643,763
FNMA POOL 050305 FN 05/20 FIXED 9.5	5/1/2020	9.50%	**	1,527
FNMA POOL 050402 FN 02/21 FIXED 9	2/1/2021	9.00%	**	318
FNMA POOL 050415 FN 03/21 FIXED 9	3/1/2021	9.00%	**	412
FNMA POOL 050795 FN 09/23 FIXED 7	9/1/2023	7.00%	**	1,869
FNMA POOL 050947 FN 12/23 FIXED 7	12/1/2023	7.00%	**	21,628
FNMA POOL 050966 FN 01/24 FIXED 7	1/1/2024	7.00%	**	9,215
FNMA POOL 050993 FN 02/24 FIXED 7	2/1/2024	7.00%	**	6,912
FNMA POOL 060680 FN 02/28 FLOATING VAR	2/1/2028	4.42%	**	33,893
FNMA POOL 070110 FN 10/16 FIXED VAR	10/1/2016	10.00%	**	72
FNMA POOL 100168 FN 01/21 FIXED VAR	1/15/2021	9.50%	**	2,046
FNMA POOL 108489 FN 11/20 FIXED 9	11/1/2020	9.00%	**	11,514
FNMA POOL 190353 FN 08/34 FIXED VAR	8/1/2034	5.00%	**	14,745
FNMA POOL 190357 FN 03/35 FIXED VAR	3/1/2035	5.00%	**	11,299
FNMA POOL 190360 FN 08/35 FIXED VAR	8/1/2035	5.00%	**	9,061
FNMA POOL 190377 FN 11/36 FIXED VAR	11/1/2036	5.00%	**	10,468
FNMA POOL 190533 FN 01/24 FIXED VAR	1/1/2024	7.00%	**	3,944
FNMA POOL 242136 FN 10/23 FIXED 7	10/1/2023	7.00%	**	449
FNMA POOL 245442 FN 11/23 FIXED 7	11/1/2023	7.00%	**	3,724
FNMA POOL 252210 FN 02/19 FIXED 6.5	2/1/2019	6.50%	**	30,416
FNMA POOL 253153 FN 02/20 FIXED 7	2/1/2020	7.00%	**	12,758
FNMA POOL 253947 FN 08/31 FIXED 8	8/1/2031	8.00%	**	42,501
FNMA POOL 254223 FN 02/32 FIXED 7.5	2/1/2032	7.50%	**	574
FNMA POOL 254793 FN 07/33 FIXED 5	7/1/2033	5.00%	**	291,353
FNMA POOL 262211 FN 12/23 FIXED 7	12/1/2023	7.00%	**	594
FNMA POOL 267989 FN 02/24 FIXED 7	2/1/2024	7.00%	**	3,491
FNMA POOL 274621 FN 03/24 FIXED 7	3/1/2024	7.00%	**	1,370
FNMA POOL 303675 FN 10/17 FIXED VAR	10/1/2017	10.00%	**	6,615
FNMA POOL 312206 FN 06/25 FLOATING VAR	6/1/2025	2.35%	**	44,348
FNMA POOL 313499 FN 10/18 FIXED VAR	10/1/2018	10.00%	**	6,470
FNMA POOL 313947 FN 01/28 FIXED VAR	1/1/2028	7.00%	**	2,343
FNMA POOL 330089 FN 04/25 FIXED 8	4/1/2025	8.00%	**	31,112
FNMA POOL 330126 FN 08/25 FLOATING VAR	8/1/2025	2.39%	**	54,146
FNMA POOL 331427 FN 11/25 FLOATING VAR	11/1/2025	2.34%	**	27,227
FNMA POOL 347547 FN 08/26 FLOATING VAR	8/1/2026	2.38%	**	327
FNMA POOL 347633 FN 07/26 FLOATING VAR	7/1/2026	2.38%	**	20,692
FNMA POOL 362968 FN 01/26 FLOATING VAR	1/1/2026	2.57%	**	46,921
FNMA POOL 367801 FN 05/24 FIXED 9	5/1/2024	9.00%	**	676
FNMA POOL 369996 FN 01/27 FIXED 7.5	1/1/2027	7.50%	**	3,616
FNMA POOL 371049 FN 02/27 FIXED 7.5	2/1/2027	7.50%	**	14,261

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FNMA POOL 371073 FN 02/27 FIXED 7.5	2/1/2027	7.50%	**	7,467
FNMA POOL 371871 FN 02/27 FIXED 7.5	2/1/2027	7.50%	**	8,196
FNMA POOL 377038 FN 04/27 FIXED 7.5	4/1/2027	7.50%	**	12,317
FNMA POOL 390986 FN 08/27 FLOATING VAR	8/1/2027	2.38%	**	62,980
FNMA POOL 396434 FN 11/27 FIXED 7.5	11/1/2027	7.50%	**	538
FNMA POOL 396439 FN 11/27 FIXED 7.5	11/1/2027	7.50%	**	8,549
FNMA POOL 397256 FN 10/27 FIXED 7.5	10/1/2027	7.50%	**	785
FNMA POOL 398754 FN 09/27 FIXED 7.5	9/1/2027	7.50%	**	6,172
FNMA POOL 401788 FN 10/27 FIXED 7.5	10/1/2027	7.50%	**	1,380
FNMA POOL 479545 FN 08/29 FIXED 7	8/1/2029	7.00%	**	632
FNMA POOL 492745 FN 05/29 FIXED 7	5/1/2029	7.00%	**	12,860
FNMA POOL 503573 FN 10/29 FIXED 7	10/1/2029	7.00%	**	2,888
FNMA POOL 507521 FN 08/29 FIXED 7	8/1/2029	7.00%	**	6,001
FNMA POOL 509436 FN 10/29 FIXED 7	10/1/2029	7.00%	**	8,818
FNMA POOL 509662 FN 08/29 FIXED 7	8/1/2029	7.00%	**	521
FNMA POOL 511103 FN 08/29 FIXED 7	8/1/2029	7.00%	**	13,496
FNMA POOL 511384 FN 09/29 FIXED 7	9/1/2029	7.00%	**	2,014
FNMA POOL 514267 FN 09/29 FIXED 7	9/1/2029	7.00%	**	2,824
FNMA POOL 515518 FN 10/29 FIXED 7	10/1/2029	7.00%	**	3,980
FNMA POOL 517511 FN 10/29 FIXED 7	10/1/2029	7.00%	**	9,769
FNMA POOL 518108 FN 09/29 FIXED 7	9/1/2029	7.00%	**	7,262
FNMA POOL 523486 FN 08/30 FIXED 8	8/1/2030	8.00%	**	1,132
FNMA POOL 529428 FN 03/30 FIXED 8	3/1/2030	8.00%	**	3,541
FNMA POOL 533757 FN 06/30 FIXED 8	6/1/2030	8.00%	**	13,972
FNMA POOL 534194 FN 04/30 FIXED 8	4/1/2030	8.00%	**	3,636
FNMA POOL 545204 FN 05/36 FLOATING VAR	5/1/2036	3.00%	**	69,077
FNMA POOL 545278 FN 11/31 FIXED VAR	11/1/2031	7.50%	**	97,223
FNMA POOL 554482 FN 10/30 FIXED 7.5	10/1/2030	7.50%	**	106,487
FNMA POOL 555743 FN 09/33 FIXED VAR	9/1/2033	5.00%	**	348,889
FNMA POOL 569915 FN 02/16 FIXED 7	2/1/2016	7.00%	**	175
FNMA POOL 569972 FN 03/31 FIXED 7.5	3/1/2031	7.50%	**	42,415
FNMA POOL 569973 FN 02/31 FIXED 8	2/1/2031	8.00%	**	22,190
FNMA POOL 572675 FN 04/31 FIXED 7.5	4/1/2031	7.50%	**	51,582
FNMA POOL 589396 FN 07/16 FIXED 6	7/1/2016	6.00%	**	14,723
FNMA POOL 593848 FN 07/31 FIXED 8	7/1/2031	8.00%	**	22,894
FNMA POOL 602065 FN 09/31 FIXED 7	9/1/2031	7.00%	**	86,635
FNMA POOL 604576 FN 09/21 FIXED 6.5	9/1/2021	6.50%	**	8,944
FNMA POOL 609504 FN 10/31 FIXED 7	10/1/2031	7.00%	**	105,602
FNMA POOL 621101 FN 01/17 FIXED 6	1/1/2017	6.00%	**	23,429
FNMA POOL 649952 FN 06/32 FIXED 6.5	6/1/2032	6.50%	**	3,431
FNMA POOL 725162 FN 02/34 FIXED VAR	2/1/2034	6.00%	**	77,576

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FNMA POOL 725946 FN 11/34 FIXED VAR	11/1/2034	5.50%	**	190,814
FNMA POOL 735061 FN 11/34 FIXED VAR	11/1/2034	6.00%	**	2,200,859
FNMA POOL 735208 FN 10/19 FIXED VAR	10/1/2019	6.00%	**	105,293
FNMA POOL 735382 FN 04/35 FIXED VAR	4/1/2035	5.00%	**	1,482,914
FNMA POOL 735439 FN 09/19 FIXED VAR	9/1/2019	6.00%	**	111,446
FNMA POOL 735500 FN 05/35 FIXED VAR	5/1/2035	5.50%	**	2,063,455
FNMA POOL 735501 FN 05/35 FIXED VAR	5/1/2035	6.00%	**	464,322
FNMA POOL 735503 FN 04/35 FIXED VAR	4/1/2035	6.00%	**	557,058
FNMA POOL 735561 FN 04/34 FLOATING VAR	4/1/2034	2.19%	**	105,576
FNMA POOL 735580 FN 06/35 FIXED VAR	6/1/2035	5.00%	**	697,565
FNMA POOL 735676 FN 07/35 FIXED VAR	7/1/2035	5.00%	**	466,182
FNMA POOL 735809 FN 08/35 FLOATING VAR	8/1/2035	2.45%	**	1,683,643
FNMA POOL 735893 FN 10/35 FIXED VAR	10/1/2035	5.00%	**	199,862
FNMA POOL 735989 FN 02/35 FIXED VAR	2/1/2035	5.50%	**	3,001,070
FNMA POOL 745000 FN 10/35 FIXED VAR	10/1/2035	6.00%	**	88,374
FNMA POOL 745140 FN 11/35 FIXED VAR	11/1/2035	5.00%	**	2,663,964
FNMA POOL 745327 FN 03/36 FIXED VAR	3/1/2036	6.00%	**	293,170
FNMA POOL 745412 FN 12/35 FIXED VAR	12/1/2035	5.50%	**	1,533,518
FNMA POOL 745619 FN 05/36 FLOATING VAR	5/1/2036	2.38%	**	1,769,536
FNMA POOL 745885 FN 10/36 FIXED VAR	10/1/2036	6.00%	**	1,072,874
FNMA POOL 745948 FN 10/36 FIXED VAR	10/1/2036	6.50%	**	115,286
FNMA POOL 745959 FN 11/36 FIXED VAR	11/1/2036	5.50%	**	723,533
FNMA POOL 758777 FN 04/28 FIXED 6.5	4/1/2028	6.50%	**	931
FNMA POOL 811569 FN 06/21 FIXED 6	6/1/2021	6.00%	**	42,156
FNMA POOL 813599 FN 01/36 FLOATING VAR	1/1/2036	2.38%	**	295,526
FNMA POOL 825480 FN 06/35 FLOATING VAR	6/1/2035	2.46%	**	490,727
FNMA POOL 827223 FN 04/35 FLOATING VAR	4/1/2035	2.09%	**	3,094,452
FNMA POOL 827601 FN 08/19 FIXED 5.5	8/1/2019	5.50%	**	84,533
FNMA POOL 831561 FN 05/36 FIXED 6.5	5/1/2036	6.50%	**	108,400
FNMA POOL 833600 FN 11/35 FIXED 6.5	11/1/2035	6.50%	**	17,538
FNMA POOL 836464 FN 10/35 FLOATING VAR	10/1/2035	2.27%	**	1,315,771
FNMA POOL 836852 FN 10/35 FLOATING VAR	10/1/2035	2.18%	**	855,140
FNMA POOL 843823 FN 11/35 FLOATING VAR	11/1/2035	2.22%	**	664,282
FNMA POOL 843997 FN 11/35 FLOATING VAR	11/1/2035	2.23%	**	266,811
FNMA POOL 844052 FN 11/35 FLOATING VAR	11/1/2035	2.25%	**	274,450
FNMA POOL 844148 FN 11/35 FLOATING VAR	11/1/2035	2.26%	**	247,638
FNMA POOL 844237 FN 11/35 FLOATING VAR	11/1/2035	2.23%	**	218,755
FNMA POOL 844789 FN 11/35 FLOATING VAR	11/1/2035	2.20%	**	224,338
FNMA POOL 866888 FN 01/36 FLOATING VAR	1/1/2036	2.28%	**	399,401
FNMA POOL 872021 FN 06/21 FIXED 6	6/1/2021	6.00%	**	66,905
FNMA POOL 872502 FN 06/36 FLOATING VAR	6/1/2036	2.49%	**	2,458,056

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FNMA POOL 879067 FN 04/36 FLOATING VAR	4/1/2036	2.29%	**	1,780,693
FNMA POOL 879394 FN 02/21 FIXED 5	2/1/2021	5.00%	**	44,413
FNMA POOL 880870 FN 03/36 FIXED 6.5	3/1/2036	6.50%	**	15,087
FNMA POOL 884729 FN 08/36 FLOATING VAR	8/1/2036	2.35%	**	260,600
FNMA POOL 884773 FN 10/36 FLOATING VAR	10/1/2036	2.39%	**	221,608
FNMA POOL 888366 FN 04/37 FIXED VAR	4/1/2037	7.00%	**	350,035
FNMA POOL 888560 FN 11/35 FIXED VAR	11/1/2035	6.00%	**	1,045,797
FNMA POOL 888601 FN 06/20 FIXED VAR	6/1/2020	5.50%	**	205,581
FNMA POOL 888637 FN 09/37 FIXED VAR	9/1/2037	6.00%	**	169,429
FNMA POOL 888832 FN 11/37 FIXED VAR	11/1/2037	6.50%	**	46,870
FNMA POOL 888890 FN 10/37 FIXED VAR	10/1/2037	6.50%	**	344,416
FNMA POOL 888893 FN 08/37 FIXED VAR	8/1/2037	5.50%	**	77,206
FNMA POOL 889072 FN 12/37 FIXED VAR	12/1/2037	6.50%	**	370,461
FNMA POOL 889117 FN 10/35 FIXED VAR	10/1/2035	5.00%	**	978,638
FNMA POOL 889190 FN 03/38 FIXED VAR	3/1/2038	6.00%	**	142,817
FNMA POOL 889579 FN 05/38 FIXED VAR	5/1/2038	6.00%	**	2,284,650
FNMA POOL 890116 FN 02/23 FIXED VAR	2/1/2023	7.00%	**	588,239
FNMA POOL 890236 FN 08/40 FIXED VAR	8/1/2040	4.50%	**	174,132
FNMA POOL 890248 FN 08/37 FIXED VAR	8/1/2037	6.00%	**	2,137,921
FNMA POOL 890268 FN 10/38 FIXED VAR	10/1/2038	6.50%	**	537,151
FNMA POOL 890604 FN 10/44 FIXED VAR	10/1/2044	4.50%	**	5,023,191
FNMA POOL 891654 FN 06/36 FIXED 6.5	6/1/2036	6.50%	**	201,362
FNMA POOL 898736 FN 05/36 FLOATING VAR	5/1/2036	2.42%	**	1,108,868
FNMA POOL 902425 FN 11/36 FLOATING VAR	11/1/2036	2.70%	**	61,204
FNMA POOL 903261 FN 10/36 FIXED 6	10/1/2036	6.00%	**	232,396
FNMA POOL 906666 FN 12/36 FIXED 6.5	12/1/2036	6.50%	**	8,990
FNMA POOL 908172 FN 01/37 FIXED 6.5	1/1/2037	6.50%	**	10,576
FNMA POOL 913984 FN 02/37 FLOATING VAR	2/1/2037	1.85%	**	661,481
FNMA POOL 914875 FN 04/37 FIXED 6.5	4/1/2037	6.50%	**	225,810
FNMA POOL 918653 FN 06/37 FIXED 6	6/1/2037	6.00%	**	170,949
FNMA POOL 924874 FN 10/37 FIXED 7	10/1/2037	7.00%	**	96,919
FNMA POOL 928746 FN 09/37 FIXED 6.5	9/1/2037	6.50%	**	16,095
FNMA POOL 928938 FN 12/37 FIXED 7	12/1/2037	7.00%	**	66,796
FNMA POOL 929298 FN 03/38 FIXED 5	3/1/2038	5.00%	**	334,772
FNMA POOL 930719 FN 03/19 FIXED 4.5	3/1/2019	4.50%	**	20,754
FNMA POOL 931307 FN 06/39 FIXED 4.5	6/1/2039	4.50%	**	639,162
FNMA POOL 931991 FN 09/39 FIXED 4.5	9/1/2039	4.50%	**	957,026
FNMA POOL 932058 FN 10/39 FIXED 4.5	10/1/2039	4.50%	**	968,111
FNMA POOL 932426 FN 01/40 FIXED 4.5	1/1/2040	4.50%	**	2,314,698
FNMA POOL 932495 FN 02/40 FIXED 4.5	2/1/2040	4.50%	**	211,234
FNMA POOL 932669 FN 03/40 FIXED 4.5	3/1/2040	4.50%	**	18,365

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FNMA POOL 933409 FN 03/38 FIXED 5	3/1/2038	5.00%	**	386,274
FNMA POOL 933638 FN 08/38 FLOATING VAR	8/1/2038	2.50%	**	827,201
FNMA POOL 934648 FN 11/38 FIXED 7	11/1/2038	7.00%	**	372,009
FNMA POOL 942798 FN 08/37 FIXED 6.5	8/1/2037	6.50%	**	136,486
FNMA POOL 943699 FN 08/37 FIXED 6.5	8/1/2037	6.50%	**	145,612
FNMA POOL 946065 FN 09/37 FIXED 6.5	9/1/2037	6.50%	**	36,383
FNMA POOL 948849 FN 08/37 FIXED 6	8/1/2037	6.00%	**	644,200
FNMA POOL 955183 FN 11/37 FIXED 7	11/1/2037	7.00%	**	122,093
FNMA POOL 955762 FN 10/37 FIXED 6.5	10/1/2037	6.50%	**	4,281
FNMA POOL 962062 FN 03/38 FIXED 5	3/1/2038	5.00%	**	376,327
FNMA POOL 962444 FN 04/38 FIXED 5	4/1/2038	5.00%	**	237,907
FNMA POOL 968252 FN 02/38 FIXED 7	2/1/2038	7.00%	**	15,909
FNMA POOL 971053 FN 02/39 FIXED 4.5	2/1/2039	4.50%	**	93,294
FNMA POOL 972242 FN 03/38 FIXED 6.5	3/1/2038	6.50%	**	2,728
FNMA POOL 972571 FN 03/38 FIXED 5	3/1/2038	5.00%	**	412,352
FNMA POOL 972572 FN 03/38 FIXED 5	3/1/2038	5.00%	**	157,730
FNMA POOL 973161 FN 02/38 FIXED 6.5	2/1/2038	6.50%	**	169,940
FNMA POOL 974156 FN 02/38 FIXED 7	2/1/2038	7.00%	**	62,967
FNMA POOL 975184 FN 03/38 FIXED 5	3/1/2038	5.00%	**	118,879
FNMA POOL 975185 FN 03/38 FIXED 5	3/1/2038	5.00%	**	132,263
FNMA POOL 975441 FN 03/38 FIXED 5	3/1/2038	5.00%	**	138,617
FNMA POOL 975453 FN 03/38 FIXED 5	3/1/2038	5.00%	**	14,555
FNMA POOL 975454 FN 03/38 FIXED 5	3/1/2038	5.00%	**	74,158
FNMA POOL 979973 FN 09/36 FIXED 5	9/1/2036	5.00%	**	32,179
FNMA POOL 984632 FN 06/38 FLOATING VAR	6/1/2038	2.46%	**	2,977,712
FNMA POOL 985626 FN 04/33 FIXED 6	4/1/2033	6.00%	**	453,363
FNMA POOL 985867 FN 08/38 FIXED 7	8/1/2038	7.00%	**	55,325
FNMA POOL 987325 FN 09/38 FLOATING VAR	9/1/2038	2.62%	**	1,444,813
FNMA POOL 987560 FN 08/38 FIXED 6.5	8/1/2038	6.50%	**	24,220
FNMA POOL 987891 FN 09/38 FIXED 7	9/1/2038	7.00%	**	1,917
FNMA POOL 991549 FN 11/38 FIXED 7	11/1/2038	7.00%	**	60,652
FNMA POOL 992249 FN 11/38 FIXED 7	11/1/2038	7.00%	**	19,786
FNMA POOL 992262 FN 01/39 FIXED 5	1/1/2039	5.00%	**	38,297
FNMA POOL 995072 FN 08/38 FIXED VAR	8/1/2038	5.50%	**	596,255
FNMA POOL 995149 FN 10/38 FIXED VAR	10/1/2038	6.50%	**	349,039
FNMA POOL 995381 FN 01/24 FIXED VAR	1/1/2024	6.00%	**	221,365
FNMA POOL 995899 FN 02/38 FIXED VAR	2/1/2038	6.00%	**	261,901
FNMA POOL AA0472 FN 03/39 FIXED 4	3/1/2039	4.00%	**	261,448
FNMA POOL AA2700 FN 01/39 FIXED 5	1/1/2039	5.00%	**	15,691
FNMA POOL AB1228 FN 07/40 FIXED 5	7/1/2040	5.00%	**	67,803
FNMA POOL AB2801 FN 04/26 FIXED 3.5	4/1/2026	3.50%	**	987,341

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FNMA POOL AB3701 FN 10/41 FIXED 4.5	10/1/2041	4.50%	**	2,009,523
FNMA POOL AB4058 FN 12/41 FIXED 4	12/1/2041	4.00%	**	1,084,925
FNMA POOL AB4590 FN 03/42 FIXED 3.5	3/1/2042	3.50%	**	963,653
FNMA POOL AB4689 FN 03/42 FIXED 3.5	3/1/2042	3.50%	**	1,387,828
FNMA POOL AB4941 FN 04/42 FIXED 3.5	4/1/2042	3.50%	**	4,592,600
FNMA POOL AB5236 FN 05/27 FIXED 3	5/1/2027	3.00%	**	771,104
FNMA POOL AB5425 FN 06/42 FIXED 3.5	6/1/2042	3.50%	**	481,087
FNMA POOL AB5546 FN 06/42 FIXED 3.5	6/1/2042	3.50%	**	912,531
FNMA POOL AB5593 FN 07/42 FIXED 3.5	7/1/2042	3.50%	**	587,582
FNMA POOL AB6136 FN 09/27 FIXED 2.5	9/1/2027	2.50%	**	4,191,283
FNMA POOL AB6229 FN 09/42 FIXED 3.5	9/1/2042	3.50%	**	3,007,929
FNMA POOL AB6238 FN 09/42 FIXED 3.5	9/1/2042	3.50%	**	769,303
FNMA POOL AB6390 FN 10/42 FIXED 3	10/1/2042	3.00%	**	412,975
FNMA POOL AB6694 FN 10/42 FIXED 3	10/1/2042	3.00%	**	856,077
FNMA POOL AB6832 FN 11/42 FIXED 3.5	11/1/2042	3.50%	**	2,320,477
FNMA POOL AB7059 FN 11/42 FIXED 2.5	11/1/2042	2.50%	**	4,556,298
FNMA POOL AB7272 FN 12/42 FIXED 3	12/1/2042	3.00%	**	1,604,229
FNMA POOL AB7410 FN 12/42 FIXED 3	12/1/2042	3.00%	**	4,463,405
FNMA POOL AB7426 FN 12/42 FIXED 3	12/1/2042	3.00%	**	1,236,562
FNMA POOL AB7568 FN 01/43 FIXED 3	1/1/2043	3.00%	**	1,800,711
FNMA POOL AB7570 FN 01/43 FIXED 3	1/1/2043	3.00%	**	3,048,171
FNMA POOL AB7716 FN 01/28 FIXED 2.5	1/1/2028	2.50%	**	387,509
FNMA POOL AB7728 FN 01/43 FIXED 2.5	1/1/2043	2.50%	**	455,994
FNMA POOL AB7741 FN 01/43 FIXED 3	1/1/2043	3.00%	**	2,571,461
FNMA POOL AB8464 FN 02/43 FIXED 2.5	2/1/2043	2.50%	**	404,872
FNMA POOL AB8465 FN 02/43 FIXED 2.5	2/1/2043	2.50%	**	702,311
FNMA POOL AB9136 FN 04/43 FIXED 2.5	4/1/2043	2.50%	**	1,849,482
FNMA POOL AB9347 FN 05/43 FIXED 3	5/1/2043	3.00%	**	2,576,510
FNMA POOL AB9361 FN 05/43 FIXED 3.5	5/1/2043	3.50%	**	856,220
FNMA POOL AB9461 FN 05/43 FIXED 3	5/1/2043	3.00%	**	3,470,601
FNMA POOL AB9516 FN 05/28 FIXED 2.5	5/1/2028	2.50%	**	404,809
FNMA POOL AB9663 FN 06/43 FIXED 3	6/1/2043	3.00%	**	266,008
FNMA POOL AB9825 FN 07/28 FIXED 2.5	7/1/2028	2.50%	**	160,349
FNMA POOL AB9980 FN 07/43 FIXED 3.5	7/1/2043	3.50%	**	962,208
FNMA POOL AC0728 FN 08/39 FIXED 5	8/1/2039	5.00%	**	22,981
FNMA POOL AC1889 FN 09/39 FIXED 4	9/1/2039	4.00%	**	483,988
FNMA POOL AC2953 FN 09/39 FIXED 4.5	9/1/2039	4.50%	**	259,563
FNMA POOL AC3237 FN 10/39 FIXED 5	10/1/2039	5.00%	**	1,869,126
FNMA POOL AD0217 FN 08/37 FIXED VAR	8/1/2037	6.00%	**	140,163
FNMA POOL AD0249 FN 04/37 FIXED VAR	4/1/2037	5.50%	**	896,034
FNMA POOL AD0296 FN 12/36 FLOATING VAR	12/1/2036	2.44%	**	416,760
FNMA POOL AD0452 FN 04/21 FIXED VAR	4/1/2021	6.00%	**	970,117
FNMA POOL AD0471 FN 01/24 FIXED VAR	1/1/2024	5.50%	**	488,396
FNMA POOL AD0834 FN 07/29 FIXED VAR	7/1/2029	5.00%	**	217,969
FNMA POOL AD4178 FN 06/40 FIXED 4.5	6/1/2040	4.50%	**	1,301,708
FNMA POOL AD6510 FN 05/40 FIXED 5	5/1/2040	5.00%	**	34,652

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FNMA POOL AD9143 FN 08/40 FIXED 4.5	8/1/2040	4.50%	**	76,725
FNMA POOL AD9153 FN 08/40 FIXED 4.5	8/1/2040	4.50%	**	538,313
FNMA POOL AD9713 FN 08/40 FIXED 5	8/1/2040	5.00%	**	210,641
FNMA POOL AE0081 FN 07/24 FIXED VAR	7/1/2024	6.00%	**	344,214
FNMA POOL AE0113 FN 07/40 FIXED VAR	7/1/2040	4.00%	**	726,244
FNMA POOL AE0654 FN 12/40 FLOATING VAR	12/1/2040	3.80%	**	6,229,462
FNMA POOL AE0758 FN 02/39 FIXED VAR	2/1/2039	7.00%	**	1,596,538
FNMA POOL AE0967 FN 06/39 FIXED VAR	6/1/2039	3.50%	**	1,272,001
FNMA POOL AE1840 FN 08/40 FIXED 5	8/1/2040	5.00%	**	62,163
FNMA POOL AE1862 FN 08/40 FIXED 5	8/1/2040	5.00%	**	678,447
FNMA POOL AE3505 FN 01/26 FIXED 3.5	1/1/2026	3.50%	**	293,545
FNMA POOL AE6090 FN 10/40 FIXED 4	10/1/2040	4.00%	**	519,659
FNMA POOL AE7283 FN 10/40 FIXED 4	10/1/2040	4.00%	**	23,967
FNMA POOL AH0210 FN 12/40 FIXED 4.5	12/1/2040	4.50%	**	1,844,131
FNMA POOL AH0943 FN 12/40 FIXED 4	12/1/2040	4.00%	**	1,322,992
FNMA POOL AH1115 FN 01/41 FIXED 4.5	1/1/2041	4.50%	**	3,614,531
FNMA POOL AH1508 FN 12/40 FIXED 4.5	12/1/2040	4.50%	**	1,961,342
FNMA POOL AH1559 FN 12/40 FIXED 4	12/1/2040	4.00%	**	1,598,559
FNMA POOL AH1560 FN 01/41 FIXED 4	1/1/2041	4.00%	**	2,076,632
FNMA POOL AH1565 FN 12/40 FIXED 4.5	12/1/2040	4.50%	**	952,819
FNMA POOL AH2683 FN 01/41 FIXED 4	1/1/2041	4.00%	**	2,452,854
FNMA POOL AH3203 FN 01/41 FIXED 4	1/1/2041	4.00%	**	496,387
FNMA POOL AH4404 FN 01/41 FIXED 4	1/1/2041	4.00%	**	2,567,408
FNMA POOL AH6958 FN 02/41 FLOATING VAR	2/1/2041	2.89%	**	539,734
FNMA POOL AI0511 FN 04/41 FIXED 5	4/1/2041	5.00%	**	147,729
FNMA POOL AI1051 FN 06/26 FIXED 4	6/1/2026	4.00%	**	666,980
FNMA POOL AI1863 FN 05/41 FIXED 5	5/1/2041	5.00%	**	314,275
FNMA POOL AI1892 FN 05/41 FIXED 5	5/1/2041	5.00%	**	1,479,599
FNMA POOL AI2433 FN 05/41 FIXED 5	5/1/2041	5.00%	**	399,868
FNMA POOL AI2443 FN 05/41 FIXED 5	5/1/2041	5.00%	**	243,793
FNMA POOL AI2462 FN 05/41 FIXED 5	5/1/2041	5.00%	**	260,361
FNMA POOL AI2737 FN 05/41 FIXED 5	5/1/2041	5.00%	**	49,528
FNMA POOL AI4261 FN 06/41 FIXED 5	6/1/2041	5.00%	**	210,599
FNMA POOL AI8382 FN 09/26 FIXED 3.5	9/1/2026	3.50%	**	553,427
FNMA POOL AI8630 FN 07/42 FIXED 4	7/1/2042	4.00%	**	125,058
FNMA POOL AI9940 FN 09/41 FIXED 5	9/1/2041	5.00%	**	945,641
FNMA POOL AJ1884 FN 02/42 FIXED 3.5	2/1/2042	3.50%	**	853,773
FNMA POOL AJ2288 FN 09/41 FIXED 4	9/1/2041	4.00%	**	870,912
FNMA POOL AJ7688 FN 12/41 FIXED 4	12/1/2041	4.00%	**	2,191,916
FNMA POOL AJ9317 FN 01/42 FIXED 4	1/1/2042	4.00%	**	3,209,095
FNMA POOL AJ9982 FN 08/42 FIXED 3.5	8/1/2042	3.50%	**	4,631,571
FNMA POOL AK0968 FN 02/27 FIXED 3	2/1/2027	3.00%	**	921,304
FNMA POOL AK1140 FN 02/27 FIXED 3	2/1/2027	3.00%	**	630,469
FNMA POOL AK1608 FN 01/27 FIXED 3	1/1/2027	3.00%	**	640,787
FNMA POOL AK6966 FN 03/27 FIXED 3	3/1/2027	3.00%	**	929,520
FNMA POOL AL0007 FN 12/34 FIXED VAR	12/1/2034	5.00%	**	1,354,993
FNMA POOL AL0009 FN 12/34 FIXED VAR	12/1/2034	5.50%	**	1,382,461

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FNMA POOL AL0215 FN 04/41 FIXED VAR	4/1/2041	4.50%	**	2,230,512
FNMA POOL AL0476 FN 11/40 FIXED VAR	11/1/2040	5.00%	**	1,162,239
FNMA POOL AL0484 FN 05/40 FIXED VAR	5/1/2040	5.50%	**	518,712
FNMA POOL AL0533 FN 07/41 FLOATING VAR	7/1/2041	3.22%	**	1,728,585
FNMA POOL AL0998 FN 10/41 FIXED VAR	10/1/2041	4.50%	**	1,191,859
FNMA POOL AL1051 FN 09/41 FIXED VAR	9/1/2041	4.50%	**	798,284
FNMA POOL AL1469 FN 02/39 FIXED VAR	2/1/2039	7.00%	**	1,534,018
FNMA POOL AL1470 FN 04/37 FIXED VAR	4/1/2037	7.00%	**	633,699
FNMA POOL AL1938 FN 12/26 FIXED VAR	12/1/2026	4.00%	**	2,055,792
FNMA POOL AL1945 FN 06/42 FIXED VAR	6/1/2042	3.50%	**	713,791
FNMA POOL AL2151 FN 03/42 FIXED VAR	3/1/2042	3.50%	**	1,462,876
FNMA POOL AL2389 FN 09/42 FIXED VAR	9/1/2042	3.50%	**	1,635,892
FNMA POOL AL2683 FN 09/26 FIXED VAR	9/1/2026	4.00%	**	2,854,139
FNMA POOL AL4324 FN 05/40 FIXED VAR	5/1/2040	6.50%	**	5,486,700
FNMA POOL AL4465 FN 07/28 FIXED VAR	7/1/2028	3.00%	**	2,803,539
FNMA POOL AL4741 FN 01/44 FIXED VAR	1/1/2044	4.50%	**	1,086,265
FNMA POOL AL5540 FN 07/44 FIXED VAR	7/1/2044	4.50%	**	795,174
FNMA POOL AL6308 FN 08/38 FIXED VAR	8/1/2038	5.00%	**	4,675,754
FNMA POOL AL6851 FN 10/43 FIXED VAR	10/1/2043	2.50%	**	944,562
FNMA POOL AL7204 FN 10/43 FIXED VAR	10/1/2043	5.00%	**	219,757
FNMA POOL AM8674 FN 04/25 FIXED 2.81	4/1/2025	2.81%	**	1,154,194
FNMA POOL AO0454 FN 08/42 FIXED 3.5	8/1/2042	3.50%	**	835,778
FNMA POOL AO0527 FN 05/27 FIXED 3	5/1/2027	3.00%	**	645,225
FNMA POOL AO4135 FN 06/42 FIXED 3.5	6/1/2042	3.50%	**	2,683,168
FNMA POOL AO4688 FN 07/43 FIXED 3	7/1/2043	3.00%	**	3,629,567
FNMA POOL AO6482 FN 07/42 FLOATING VAR	7/1/2042	2.25%	**	267,723
FNMA POOL AO7348 FN 08/42 FIXED 4	8/1/2042	4.00%	**	873,340
FNMA POOL AO8156 FN 08/27 FIXED 3	8/1/2027	3.00%	**	5,635,274
FNMA POOL AP0006 FN 07/42 FLOATING VAR	7/1/2042	2.01%	**	1,197,712
FNMA POOL AP2611 FN 09/42 FIXED 3.5	9/1/2042	3.50%	**	808,946
FNMA POOL AP3308 FN 09/42 FIXED 3.5	9/1/2042	3.50%	**	733,800
FNMA POOL AP3902 FN 10/42 FIXED 3	10/1/2042	3.00%	**	718,134
FNMA POOL AP4710 FN 08/42 FIXED 3.5	8/1/2042	3.50%	**	1,641,374
FNMA POOL AP5143 FN 09/42 FIXED 3	9/1/2042	3.00%	**	843,570
FNMA POOL AP6027 FN 04/43 FIXED 3	4/1/2043	3.00%	**	858,609
FNMA POOL AP6032 FN 04/43 FIXED 3	4/1/2043	3.00%	**	857,606
FNMA POOL AP6053 FN 07/28 FIXED 2.5	7/1/2028	2.50%	**	265,017
FNMA POOL AP6054 FN 07/43 FIXED 3	7/1/2043	3.00%	**	82,614
FNMA POOL AP8057 FN 09/42 FIXED 3.5	9/1/2042	3.50%	**	834,098
FNMA POOL AP8903 FN 10/42 FIXED 3.5	10/1/2042	3.50%	**	842,321
FNMA POOL AP9539 FN 10/42 FIXED 3	10/1/2042	3.00%	**	426,041
FNMA POOL AP9766 FN 10/42 FIXED 4	10/1/2042	4.00%	**	2,490,664
FNMA POOL AQ1802 FN 10/42 FIXED 3.5	10/1/2042	3.50%	**	694,766
FNMA POOL AQ5971 FN 12/42 FIXED 3	12/1/2042	3.00%	**	848,755
FNMA POOL AQ7192 FN 07/43 FIXED 3	7/1/2043	3.00%	**	152,828
FNMA POOL AQ8359 FN 01/43 FIXED 3	1/1/2043	3.00%	**	842,130
FNMA POOL AQ8653 FN 12/42 FIXED 2.5	12/1/2042	2.50%	**	677,791

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FNMA POOL AQ9990 FN 02/43 FIXED 2.5	2/1/2043	2.50%	**	1,762,318
FNMA POOL AR2602 FN 02/43 FIXED 2.5	2/1/2043	2.50%	**	577,425
FNMA POOL AR2638 FN 02/43 FIXED 3.5	2/1/2043	3.50%	**	833,500
FNMA POOL AR3368 FN 02/28 FIXED 2.5	2/1/2028	2.50%	**	329,155
FNMA POOL AR4343 FN 06/43 FIXED 3	6/1/2043	3.00%	**	523,553
FNMA POOL AR4473 FN 03/28 FIXED 2.5	3/1/2028	2.50%	**	2,515,792
FNMA POOL AR7182 FN 03/43 FIXED 2.5	3/1/2043	2.50%	**	693,716
FNMA POOL AR7213 FN 05/43 FIXED 2.5	5/1/2043	2.50%	**	680,953
FNMA POOL AR7214 FN 06/43 FIXED 3	6/1/2043	3.00%	**	3,518,618
FNMA POOL AR7399 FN 06/43 FIXED 3	6/1/2043	3.00%	**	227,046
FNMA POOL AR7970 FN 03/43 FIXED 2.5	3/1/2043	2.50%	**	633,669
FNMA POOL AR8600 FN 07/43 FIXED 2.5	7/1/2043	2.50%	**	862,147
FNMA POOL AR8749 FN 03/43 FIXED 3	3/1/2043	3.00%	**	3,383,334
FNMA POOL AR9203 FN 03/43 FIXED 3.5	3/1/2043	3.50%	**	2,125,288
FNMA POOL AS0047 FN 07/28 FIXED 2.5	7/1/2028	2.50%	**	1,040,181
FNMA POOL AS0070 FN 08/43 FIXED 4	8/1/2043	4.00%	**	878,546
FNMA POOL AS0302 FN 08/43 FIXED 3	8/1/2043	3.00%	**	168,705
FNMA POOL AS0522 FN 09/43 FIXED 3.5	9/1/2043	3.50%	**	419,514
FNMA POOL AS0838 FN 10/43 FIXED 5	10/1/2043	5.00%	**	563,514
FNMA POOL AS1364 FN 12/43 FIXED 3	12/1/2043	3.00%	**	157,987
FNMA POOL AS2369 FN 05/29 FIXED 3.5	5/1/2029	3.50%	**	2,593,135
FNMA POOL AS3282 FN 10/43 FIXED 3	10/1/2043	3.00%	**	343,534
FNMA POOL AS3293 FN 09/44 FIXED 4	9/1/2044	4.00%	**	2,338,210
FNMA POOL AS4271 FN 01/45 FIXED 4.5	1/1/2045	4.50%	**	414,486
FNMA POOL AS4354 FN 01/45 FIXED 4.5	1/1/2045	4.50%	**	3,328,339
FNMA POOL AS4427 FN 02/45 FIXED 4.5	2/1/2045	4.50%	**	2,800,240
FNMA POOL AS4431 FN 02/45 FIXED 4.5	2/1/2045	4.50%	**	1,499,921
FNMA POOL AT0162 FN 03/43 FIXED 2.5	3/1/2043	2.50%	**	709,562
FNMA POOL AT0238 FN 03/43 FIXED 2.5	3/1/2043	2.50%	**	1,148,446
FNMA POOL AT0333 FN 04/43 FIXED 2.5	4/1/2043	2.50%	**	851,251
FNMA POOL AT0874 FN 07/43 FIXED 3	7/1/2043	3.00%	**	160,880
FNMA POOL AT1572 FN 05/43 FIXED 3	5/1/2043	3.00%	**	3,565,133
FNMA POOL AT2008 FN 04/43 FIXED 2.5	4/1/2043	2.50%	**	760,714
FNMA POOL AT2043 FN 04/43 FIXED 3	4/1/2043	3.00%	**	87,883
FNMA POOL AT2722 FN 05/43 FIXED 3	5/1/2043	3.00%	**	1,644,266
FNMA POOL AT2725 FN 05/43 FIXED 3	5/1/2043	3.00%	**	17,971,848
FNMA POOL AT2894 FN 05/28 FIXED 2.5	5/1/2028	2.50%	**	412,039
FNMA POOL AT3389 FN 08/43 FIXED 3	8/1/2043	3.00%	**	920,925
FNMA POOL AT5198 FN 05/43 FIXED 2.5	5/1/2043	2.50%	**	506,194
FNMA POOL AT5612 FN 04/43 FIXED 2.5	4/1/2043	2.50%	**	727,968
FNMA POOL AT5690 FN 06/43 FIXED 3	6/1/2043	3.00%	**	157,414
FNMA POOL AT5803 FN 06/43 FIXED 3	6/1/2043	3.00%	**	169,416
FNMA POOL AT5994 FN 05/43 FIXED 3	5/1/2043	3.00%	**	320,271
FNMA POOL AT5995 FN 05/43 FIXED 3	5/1/2043	3.00%	**	185,561
FNMA POOL AT6656 FN 05/43 FIXED 2.5	5/1/2043	2.50%	**	791,812
FNMA POOL AT6764 FN 07/43 FIXED 3	7/1/2043	3.00%	**	95,461
FNMA POOL AT7213 FN 06/28 FIXED 2.5	6/1/2028	2.50%	**	156,263

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FNMA POOL AT7620 FN 06/43 FIXED 3	6/1/2043	3.00%	**	2,555,082
FNMA POOL AT8000 FN 06/43 FIXED 3	6/1/2043	3.00%	**	178,875
FNMA POOL AT8326 FN 06/43 FIXED 3	6/1/2043	3.00%	**	3,445,839
FNMA POOL AT8419 FN 06/43 FIXED 3	6/1/2043	3.00%	**	457,581
FNMA POOL AT8489 FN 08/43 FIXED 3	8/1/2043	3.00%	**	3,654,853
FNMA POOL AT8968 FN 07/28 FIXED 2.5	7/1/2028	2.50%	**	355,048
FNMA POOL AT9250 FN 07/43 FIXED 3	7/1/2043	3.00%	**	3,330,928
FNMA POOL AT9311 FN 07/28 FIXED 2.5	7/1/2028	2.50%	**	204,150
FNMA POOL AT9521 FN 07/28 FIXED 2.5	7/1/2028	2.50%	**	479,470
FNMA POOL AU1130 FN 09/43 FIXED 2.5	9/1/2043	2.50%	**	568,886
FNMA POOL AU1629 FN 07/43 FIXED 3	7/1/2043	3.00%	**	246,458
FNMA POOL AU1811 FN 08/28 FIXED 2.5	8/1/2028	2.50%	**	205,672
FNMA POOL AU1888 FN 06/28 FIXED 2.5	6/1/2028	2.50%	**	1,360,268
FNMA POOL AU2032 FN 07/43 FIXED 3	7/1/2043	3.00%	**	248,028
FNMA POOL AU3034 FN 08/28 FIXED 2.5	8/1/2028	2.50%	**	108,692
FNMA POOL AU3176 FN 08/43 FIXED 3	8/1/2043	3.00%	**	253,807
FNMA POOL AU3191 FN 08/28 FIXED 2.5	8/1/2028	2.50%	**	516,727
FNMA POOL AU3195 FN 08/43 FIXED 3	8/1/2043	3.00%	**	225,340
FNMA POOL AU3334 FN 07/28 FIXED 2.5	7/1/2028	2.50%	**	535,305
FNMA POOL AU3732 FN 08/43 FIXED 2.5	8/1/2043	2.50%	**	1,840,712
FNMA POOL AU3736 FN 08/43 FIXED 3	8/1/2043	3.00%	**	3,770,785
FNMA POOL AU3789 FN 08/28 FIXED 2.5	8/1/2028	2.50%	**	325,045
FNMA POOL AU3811 FN 08/43 FIXED 3	8/1/2043	3.00%	**	210,676
FNMA POOL AU4278 FN 09/43 FIXED 2.5	9/1/2043	2.50%	**	698,830
FNMA POOL AU4585 FN 08/43 FIXED 3	8/1/2043	3.00%	**	191,285
FNMA POOL AU5161 FN 08/43 FIXED 3	8/1/2043	3.00%	**	4,730,183
FNMA POOL AU5190 FN 08/28 FIXED 2.5	8/1/2028	2.50%	**	445,629
FNMA POOL AU5202 FN 08/43 FIXED 3	8/1/2043	3.00%	**	184,797
FNMA POOL AU5904 FN 09/33 FIXED 3.5	9/1/2033	3.50%	**	881,743
FNMA POOL AU8066 FN 09/43 FIXED 3	9/1/2043	3.00%	**	231,013
FNMA POOL AV0702 FN 12/43 FIXED 4	12/1/2043	4.00%	**	739,918
FNMA POOL AV0802 FN 08/28 FIXED 2.5	8/1/2028	2.50%	**	52,955
FNMA POOL AV4486 FN 01/44 FIXED 4.5	1/1/2044	4.50%	**	364,839
FNMA POOL AV4502 FN 01/44 FIXED 4.5	1/1/2044	4.50%	**	372,124
FNMA POOL AV4736 FN 12/43 FIXED 4	12/1/2043	4.00%	**	746,054
FNMA POOL AV5425 FN 01/44 FIXED 4.5	1/1/2044	4.50%	**	2,689,205
FNMA POOL AV5667 FN 01/44 FIXED 4	1/1/2044	4.00%	**	412,750
FNMA POOL AV5730 FN 04/44 FIXED 4.5	4/1/2044	4.50%	**	905,581
FNMA POOL AV5731 FN 04/44 FIXED 4.5	4/1/2044	4.50%	**	584,004
FNMA POOL AV5732 FN 04/44 FIXED 4.5	4/1/2044	4.50%	**	363,186
FNMA POOL AV5733 FN 04/44 FIXED 4.5	4/1/2044	4.50%	**	458,686
FNMA POOL AV5734 FN 04/44 FIXED 4.5	4/1/2044	4.50%	**	585,798
FNMA POOL AV7116 FN 03/44 FIXED 4.5	3/1/2044	4.50%	**	412,071
FNMA POOL AV8492 FN 02/44 FIXED 4.5	2/1/2044	4.50%	**	801,684
FNMA POOL AV9290 FN 02/44 FIXED 4.5	2/1/2044	4.50%	**	1,480,680
FNMA POOL AW9504 FN 01/45 FIXED 3	1/1/2045	3.00%	**	182,299
FNMA POOL AX3719 FN 07/27 FIXED 3.5	7/1/2027	3.50%	**	1,382,860

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FNMA POOL AX4277 FN 01/45 FIXED 3	1/1/2045	3.00%	**	1,675,440
FNMA POOL AX4883 FN 12/44 FIXED 3	12/1/2044	3.00%	**	4,814,581
FNMA POOL AX4927 FN 12/44 FIXED 3	12/1/2044	3.00%	**	504,864
FNMA POOL AX6579 FN 01/45 FIXED 3	1/1/2045	3.00%	**	201,544
FNMA POOL AX7578 FN 01/45 FIXED 3	1/1/2045	3.00%	**	240,650
FNMA POOL AX9603 FN 03/45 FIXED 3	3/1/2045	3.00%	**	494,145
FNMA POOL AY4156 FN 03/45 FIXED 3	3/1/2045	3.00%	**	505,559
FNMA POOL AZ3743 FN 11/45 FIXED 3.5	11/1/2045	3.50%	**	2,637,305
FNMA POOL MA0214 FN 10/29 FIXED 5	10/1/2029	5.00%	**	989,575
FNMA POOL MA0243 FN 11/29 FIXED 5	11/1/2029	5.00%	**	699,514
FNMA POOL MA0295 FN 01/30 FIXED 5	1/1/2030	5.00%	**	468,998
FNMA POOL MA0583 FN 12/40 FIXED 4	12/1/2040	4.00%	**	10,764
FNMA POOL MA0670 FN 03/21 FIXED 3.5	3/1/2021	3.50%	**	344,298
FNMA POOL MA0706 FN 04/31 FIXED 4.5	4/1/2031	4.50%	**	404,904
FNMA POOL MA0734 FN 05/31 FIXED 4.5	5/1/2031	4.50%	**	1,242,697
FNMA POOL MA0776 FN 06/31 FIXED 4.5	6/1/2031	4.50%	**	1,225,049
FNMA POOL MA0816 FN 08/31 FIXED 4.5	8/1/2031	4.50%	**	925,102
FNMA POOL MA0833 FN 08/21 FIXED 3	8/1/2021	3.00%	**	194,414
FNMA POOL MA0913 FN 11/31 FIXED 4.5	11/1/2031	4.50%	**	804,197
FNMA POOL MA0939 FN 12/31 FIXED 4.5	12/1/2031	4.50%	**	944,600
FNMA POOL MA0968 FN 12/31 FIXED 4.5	12/1/2031	4.50%	**	164,273
FNMA POOL MA1044 FN 04/42 FIXED 3	4/1/2042	3.00%	**	254,333
FNMA POOL MA1146 FN 08/42 FIXED 4	8/1/2042	4.00%	**	7,271,815
FNMA POOL MA1177 FN 09/42 FIXED 3.5	9/1/2042	3.50%	**	516,920
FNMA POOL MA1221 FN 09/42 FIXED 4.5	9/1/2042	4.50%	**	170,791
FNMA POOL MA1253 FN 11/42 FIXED 4	11/1/2042	4.00%	**	1,980,499
FNMA POOL MA1272 FN 12/42 FIXED 3	12/1/2042	3.00%	**	1,837,579
FNMA POOL MA1372 FN 03/43 FIXED 3.5	3/1/2043	3.50%	**	8,145,986
FNMA POOL MA1403 FN 04/43 FIXED 3.5	4/1/2043	3.50%	**	6,453,384
FNMA POOL MA1412 FN 04/43 FIXED 2.5	4/1/2043	2.50%	**	729,091
FNMA POOL MA1436 FN 05/43 FIXED 3.5	5/1/2043	3.50%	**	3,727,876
FNMA POOL MA1458 FN 06/43 FIXED 3	6/1/2043	3.00%	**	1,686,147
FNMA POOL MA1493 FN 06/43 FIXED 2.5	6/1/2043	2.50%	**	463,349
FNMA POOL MA1510 FN 07/43 FIXED 4	7/1/2043	4.00%	**	94,862
FNMA POOL MA1547 FN 08/43 FIXED 4	8/1/2043	4.00%	**	583,465
FNMA POOL MA1582 FN 09/43 FIXED 3.5	9/1/2043	3.50%	**	3,972,484
FNMA POOL MA1591 FN 09/43 FIXED 4.5	9/1/2043	4.50%	**	1,988,585
FNMA POOL MA1629 FN 10/43 FIXED 4.5	10/1/2043	4.50%	**	1,819,109
FNMA POOL MA1664 FN 11/43 FIXED 4.5	11/1/2043	4.50%	**	1,198,232
FNMA POOL MA1711 FN 12/43 FIXED 4.5	12/1/2043	4.50%	**	1,489,752
FNMA POOL MA1728 FN 11/33 FIXED 5	11/1/2033	5.00%	**	358,453
FNMA POOL MA2189 FN 02/45 FIXED 3	2/1/2045	3.00%	**	106,531
FNMA TBA 15 YR 2.5 SINGLE FAMILY MORTGAGE	1/20/2031	2.50%	**	8,262,439
FNMA TBA 15 YR 3 SINGLE FAMILY MORTGAGE	1/20/2031	3.00%	**	63,652,208
FNMA TBA 15 YR 3.5 SINGLE FAMILY MORTGAGE	1/20/2031	3.50%	**	82,735,873
FNMA TBA 30 YR 3 SINGLE FAMILY MORTGAGE	1/14/2046	3.00%	**	19,469,563
FNMA TBA 30 YR 3 SINGLE FAMILY MORTGAGE	2/11/2046	3.00%	**	26,589,483

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FNMA TBA 30 YR 3.5 SINGLE FAMILY MORTGAGE	1/14/2046	3.50%	**	52,331,964
FNMA TBA 30 YR 3.5 SINGLE FAMILY MORTGAGE	2/11/2046	3.50%	**	77,226,724
FNMA TBA 30 YR 4 SINGLE FAMILY MORTGAGE	1/14/2046	4.00%	**	(4,879,411)
FNMA TBA 30 YR 4 SINGLE FAMILY MORTGAGE	2/11/2046	4.00%	**	84,309,005
FNMA TBA 30 YR 4.5 SINGLE FAMILY MORTGAGE	1/14/2046	4.50%	**	4,426,218
FNMA TBA 30 YR 4.5 SINGLE FAMILY MORTGAGE	2/11/2046	4.50%	**	(12,485,047)
FNMA TBA 30 YR 5 SINGLE FAMILY MORTGAGE	1/14/2046	5.00%	**	3,496,401
FNMA TBA 30 YR 5.5 SINGLE FAMILY MORTGAGE	1/14/2046	5.50%	**	3,426,784
FORD CREDIT AUTO LEASE TRUST FORDL 2014 A A3	4/15/2017	0.68%	**	708,699
FORD CREDIT AUTO LEASE TRUST FORDL 2014 B A3	9/15/2017	0.89%	**	1,764,879
FORD CREDIT AUTO LEASE TRUST FORDL 2015 A A2A	11/18/2016	0.79%	**	2,173,599
FORD CREDIT AUTO OWNER TRUST FORDO 2012 A A4	6/15/2017	1.15%	**	252,933
FORD CREDIT AUTO OWNER TRUST FORDO 2012 A B	8/15/2017	1.88%	**	411,140
FORD CREDIT AUTO OWNER TRUST FORDO 2012 D A3	4/15/2017	0.51%	**	2,565
FORD CREDIT AUTO OWNER TRUST FORDO 2013 A A3	7/15/2017	0.55%	**	187,706
FORD CREDIT AUTO OWNER TRUST FORDO 2013 B B	10/15/2018	1.11%	**	4,929,360
FORD CREDIT AUTO OWNER TRUST FORDO 2013 C A4	10/15/2018	1.25%	**	3,071,665
FORD CREDIT AUTO OWNER TRUST FORDO 2013 D A3	4/15/2018	0.67%	**	1,099,282
FORD CREDIT AUTO OWNER TRUST FORDO 2014 B A3	10/15/2018	0.90%	**	1,941,566
FORD CREDIT AUTO OWNER TRUST FORDO 2014 B A3	11/18/2016	0.90%	**	5,417,562
FORD CREDIT AUTO OWNER TRUST FORDO 2015 B A3	11/15/2019	1.16%	**	2,075,052
FORD CREDIT AUTO OWNER TRUST/F FORDR 2014 2 A 144A	4/15/2026	2.31%	**	1,964,203
FORD CREDIT AUTO OWNER TRUST/F FORDR 2015 1 A 144A	7/15/2026	2.12%	**	4,350,656
FORD CREDIT FLOORPLAN MASTER O FORDF 2014 2 A	2/15/2021	0.83%	**	24,311,082
FORD MOTOR COMPANY SR UNSECURED 01/43 4.75	1/15/2043	4.75%	**	734,098
FORD MOTOR CREDIT CO LLC SR UNSECURED 01/18 2.145	1/9/2018	2.15%	**	959,659
FORD MOTOR CREDIT CO LLC SR UNSECURED 01/18 2.375	1/16/2018	2.38%	**	1,251,244
FORD MOTOR CREDIT CO LLC SR UNSECURED 01/20 8.125	1/15/2020	8.13%	**	25,815,132
FORD MOTOR CREDIT CO LLC SR UNSECURED 01/21 3.2	1/15/2021	3.20%	**	5,068,517
FORD MOTOR CREDIT CO LLC SR UNSECURED 02/17 4.25	2/3/2017	4.25%	**	1,046,950
FORD MOTOR CREDIT CO LLC SR UNSECURED 02/21 5.75	2/1/2021	5.75%	**	2,439,609
FORD MOTOR CREDIT CO LLC SR UNSECURED 03/17 1.461	3/27/2017	1.46%	**	4,618,169
FORD MOTOR CREDIT CO LLC SR UNSECURED 03/19 2.375	3/12/2019	2.38%	**	606,095
FORD MOTOR CREDIT CO LLC SR UNSECURED 05/16 1.7	5/9/2016	1.70%	**	6,154,252
FORD MOTOR CREDIT CO LLC SR UNSECURED 05/18 5	5/15/2018	5.00%	**	22,291,094
FORD MOTOR CREDIT CO LLC SR UNSECURED 06/17 3	6/12/2017	3.00%	**	941,547
FORD MOTOR CREDIT CO LLC SR UNSECURED 08/17 6.625	8/15/2017	6.63%	**	760,178
FORD MOTOR CREDIT CO LLC SR UNSECURED 08/21 5.875	8/2/2021	5.88%	**	2,376,785
FORD MOTOR CREDIT CO LLC SR UNSECURED 08/25 4.134	8/4/2025	4.13%	**	5,161,311
FORD MOTOR CREDIT CO LLC SR UNSECURED 09/17 1.684	9/8/2017	1.68%	**	4,551,294
FORD MOTOR CREDIT CO LLC SR UNSECURED 09/22 4.25	9/20/2022	4.25%	**	3,669,087
FORD MOTOR CREDIT CO LLC SR UNSECURED 09/24 3.664	9/8/2024	3.66%	**	876,862
FORD MOTOR CREDIT CO LLC SR UNSECURED 10/18 2.551	10/5/2018	2.55%	**	242,148
FORD MOTOR CREDIT CO LLC SR UNSECURED 10/18 2.875	10/1/2018	2.88%	**	513,083
FORD MOTOR CREDIT CO LLC SR UNSECURED 11/19 2.597	11/4/2019	2.60%	**	1,001,063
FOREST LABORATORIES LLC COMPANY GUAR 144A 02/19 4.375	2/1/2019	4.38%	**	509,892
FOUR TIMES SQUARE TRUST FTST 2006 4TS A 144A	12/13/2028	5.40%	**	2,261,119

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FREDDIE MAC DISCOUNT NT DISCOUNT NOT 03/16 0.00000	3/16/2016	0.01%	**	30,730,888
FREDDIE MAC FHR 2135 OH	3/15/2029	6.50%	**	230,184
FREDDIE MAC FHR 2248 FB	9/15/2030	0.83%	**	7,464
FREDDIE MAC FHR 2319 PZ	5/15/2031	6.50%	**	614,592
FREDDIE MAC FHR 2410 PF	2/15/2032	1.31%	**	1,796,349
FREDDIE MAC FHR 2541 EQ	12/15/2017	5.00%	**	298,797
FREDDIE MAC FHR 2564 HJ	2/15/2018	5.00%	**	101,197
FREDDIE MAC FHR 2638 JG	2/15/2033	5.00%	**	626,814
FREDDIE MAC FHR 2649 KA	7/15/2018	4.50%	**	269,334
FREDDIE MAC FHR 2684 PE	1/15/2033	5.00%	**	35,802
FREDDIE MAC FHR 2707 QE	11/15/2018	4.50%	**	415,028
FREDDIE MAC FHR 2764 UE	10/15/2032	5.00%	**	285,165
FREDDIE MAC FHR 2780 YD	4/15/2019	5.00%	**	85,354
FREDDIE MAC FHR 2812 FL	2/15/2023	0.53%	**	452,448
FREDDIE MAC FHR 3055 CF	10/15/2035	0.74%	**	750,647
FREDDIE MAC FHR 3150 FA	5/15/2036	0.68%	**	3,979,684
FREDDIE MAC FHR 3209 EG	8/15/2020	4.50%	**	648,238
FREDDIE MAC FHR 3221 FW	9/15/2036	0.75%	**	2,026,771
FREDDIE MAC FHR 3231 FA	10/15/2036	0.73%	**	1,398,877
FREDDIE MAC FHR 3404 FB	1/15/2038	1.33%	**	3,511,556
FREDDIE MAC FHR 3439 CY	4/15/2023	4.50%	**	1,862,535
FREDDIE MAC FHR 3571 FL	8/15/2036	1.27%	**	1,120,492
FREDDIE MAC FHR 3578 VZ	8/15/2036	5.50%	**	1,343,428
FREDDIE MAC FHR 3613 HJ	12/15/2039	5.50%	**	1,165,745
FREDDIE MAC FHR 3616 FG	3/15/2032	0.98%	**	1,243,910
FREDDIE MAC FHR 3649 BW	3/15/2025	4.00%	**	404,758
FREDDIE MAC FHR 3653 HJ	4/15/2040	5.00%	**	417,672
FREDDIE MAC FHR 3680 MA	7/15/2039	4.50%	**	549,652
FREDDIE MAC FHR 3786 NA	7/15/2040	4.50%	**	2,663,535
FREDDIE MAC FHR 3786 P	1/15/2041	4.00%	**	18,623,511
FREDDIE MAC FHR 3843 GH	10/15/2039	3.75%	**	1,712,459
FREDDIE MAC FHR 3877 FA	11/15/2040	0.68%	**	4,102,909
FREDDIE MAC FHR 4042 EB	8/15/2039	6.50%	**	2,690,646
FREDDIE MAC FHR 4102 CE	11/15/2040	1.50%	**	1,657,858
FREDDIE MAC FHR 4118 PD	5/15/2042	1.50%	**	821,157
FREDDIE MAC FHR 4227 VA	10/15/2037	3.50%	**	1,684,171
FREDDIE MAC FHR 4229 MA	5/15/2041	3.50%	**	2,883,794
FREDDIE MAC FHR 4239 AB	12/15/2039	4.00%	**	12,760,538
FREDDIE MAC FHR 4305 A	6/15/2048	3.50%	**	3,224,657
FREDDIE MAC FHR 4305 KA	3/15/2038	3.00%	**	2,158,927
FREDDIE MAC FHR 4384 LA	9/15/2040	3.50%	**	13,422,088
FREDDIE MAC FHR 4462 KA	1/15/2045	3.50%	**	17,715,637
FREDDIE MAC NOTES 01/18 0.75	1/12/2018	0.75%	**	3,333,981
FREDDIE MAC NOTES 01/22 2.375	1/13/2022	2.38%	**	5,864,815
FREDDIE MAC NOTES 02/17 0.875	2/22/2017	0.88%	**	5,120,853
FREDDIE MAC NOTES 03/17 1	3/8/2017	1.00%	**	3,691,994
FREDDIE MAC NOTES 03/18 0.875	3/7/2018	0.88%	**	2,589,574

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FREDDIE MAC NOTES 04/16 5.25	4/18/2016	5.25%	**	6,233,903
FREDDIE MAC NOTES 05/16 2.5	5/27/2016	2.50%	**	5,162,933
FREDDIE MAC NOTES 07/17 0.75	7/14/2017	0.75%	**	3,566,991
FREDDIE MAC NOTES 08/16 2	8/25/2016	2.00%	**	3,873,567
FREDDIE MAC NOTES 08/19 1.25	8/1/2019	1.25%	**	673,850
FREDDIE MAC NOTES 09/17 1	9/29/2017	1.00%	**	22,328,132
FREDDIE MAC NOTES 10/16 0.875	10/14/2016	0.88%	**	55,026,278
FREDDIE MAC NOTES 10/18 1.2	10/29/2018	1.20%	**	13,178,099
FREDDIE MAC SENIOR NOTES 11/16 0.625	11/1/2016	0.63%	**	1,719,202
FREDDIE MAC WHOLE LOAN FHW 2005 S001 2A2	9/25/2045	0.57%	**	850,369
FREEPORT MCMORAN INC COMPANY GUAR 03/17 2.15	3/1/2017	2.15%	**	242,840
FREEPORT MCMORAN INC COMPANY GUAR 03/18 2.375	3/15/2018	2.38%	**	319,708
FREEPORT MCMORAN INC COMPANY GUAR 11/17 2.3	11/14/2017	2.30%	**	2,792,773
FREEPORT MCMORAN INC COMPANY GUAR 11/21 4	11/14/2021	4.00%	**	682,453
FREEPORT MCMORAN OIL+GAS COMPANY GUAR 02/23 6.875	2/15/2023	6.88%	**	233,049
FREEPORT MCMORAN OIL+GAS COMPANY GUAR 11/20 6.5	11/15/2020	6.50%	**	189,027
FREMF MORTGAGE TRUST FREMF 2013 KF02 C 144A	12/25/2045	4.42%	**	314,196
FREMF MORTGAGE TRUST FREMF 2014 K36 C 144A	12/25/2046	4.36%	**	627,208
FREMF MORTGAGE TRUST FREMF 2014 K503 C 144A	10/25/2047	3.01%	**	374,273
GATX CORP SR UNSECURED 03/19 2.5	3/15/2019	2.50%	**	9,805,658
GCCFC COMMERCIAL MORTGAGE TRUS GCCFC 2006 GG7 A4	7/10/2038	5.83%	**	1,225,751
GE CAPITAL CREDIT CARD MASTER GEMNT 2010 2 A	3/15/2020	4.47%	**	1,326,665
GE CAPITAL CREDIT CARD MASTER GEMNT 2012 6 A	8/17/2020	1.36%	**	2,141,241
GE CAPITAL CREDIT CARD MASTER GEMNT 2012 7 A	9/15/2022	1.76%	**	12,426,725
GE CAPITAL INTL FUNDING COMPANY GUAR 144A 04/16 0.964	4/15/2016	0.96%	**	30,499,732
GE CAPITAL INTL FUNDING COMPANY GUAR 144A 11/20 2.342	11/15/2020	2.34%	**	6,008,544
GE CAPITAL INTL FUNDING COMPANY GUAR 144A 11/25 3.373	11/15/2025	3.37%	**	1,846,528
GE COMMERCIAL MORTGAGE CORPORA GECMC 2007 C1 A1A	12/10/2049	5.48%	**	3,428,221
GE DEALER FLOORPLAN MASTER NOT GEDFT 2015 1 A	1/20/2020	0.90%	**	6,526,019
GENERAL DYNAMICS CORP COMPANY GUAR 11/22 2.25	11/15/2022	2.25%	**	881,727
GENERAL ELEC CAP CORP COMPANY GUAR 01/16 5	1/8/2016	5.00%	**	415,105
GENERAL ELECTRIC CAPITAL CORP COMPANY GUAR 01/16 1	1/8/2016	1.00%	**	204,944
GENERAL ELECTRIC CO SR UNSECURED 01/17 2.9	1/9/2017	2.90%	**	833,421
GENERAL ELECTRIC CO SR UNSECURED 01/20 2.2	1/9/2020	2.20%	**	1,519,095
GENERAL ELECTRIC CO SR UNSECURED 01/20 5.5	1/8/2020	5.50%	**	1,034,351
GENERAL ELECTRIC CO SR UNSECURED 01/23 3.1	1/9/2023	3.10%	**	9,943,235
GENERAL ELECTRIC CO SR UNSECURED 02/17 5.4	11/18/2016	5.40%	**	3,026,638
GENERAL ELECTRIC CO SR UNSECURED 03/44 4.5	3/11/2044	4.50%	**	1,065,102
GENERAL ELECTRIC CO SR UNSECURED 05/20 5.55	5/4/2020	5.55%	**	492,561
GENERAL ELECTRIC CO SR UNSECURED 09/17 5.625	9/15/2017	5.63%	**	295,006
GENERAL ELECTRIC CO SR UNSECURED 09/20 4.375	9/16/2020	4.38%	**	77,868
GENERAL ELECTRIC CO SR UNSECURED 10/21 4.65	10/17/2021	4.65%	**	187,196
GENERAL ELECTRIC CO SR UNSECURED 10/22 2.7	10/9/2022	2.70%	**	714,286
GENERAL ELECTRIC CO SUBORDINATED 02/21 5.3	2/11/2021	5.30%	**	596,226
GENERAL ELECTRIC CO SUBORDINATED 11/67 VAR	11/15/2067	6.38%	**	5,350,495
GENERAL MILLS INC SR UNSECURED 01/16 0.875	1/29/2016	0.88%	**	3,076,827
GENERAL MILLS INC SR UNSECURED 02/17 5.7	2/15/2017	5.70%	**	1,366,700

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
GENERAL MILLS INC SR UNSECURED 02/19 5.65	2/15/2019	5.65%	**	224,924
GENERAL MOTORS CO SR UNSECURED 10/18 3.5	10/2/2018	3.50%	**	4,936,914
GENERAL MOTORS FINL CO COMPANY GUAR 01/19 3.1	1/15/2019	3.10%	**	4,036,586
GENERAL MOTORS FINL CO COMPANY GUAR 11/20 3.7	11/24/2020	3.70%	**	10,017,895
GEORGIA POWER COMPANY SR UNSECURED 05/22 2.85	5/15/2022	2.85%	**	704,390
GILEAD SCIENCES INC SR UNSECURED 02/20 2.35	2/1/2020	2.35%	**	6,470,230
GILEAD SCIENCES INC SR UNSECURED 02/25 3.5	2/1/2025	3.50%	**	4,603,131
GILEAD SCIENCES INC SR UNSECURED 04/19 2.05	4/1/2019	2.05%	**	4,773,677
GILEAD SCIENCES INC SR UNSECURED 04/21 4.5	4/1/2021	4.50%	**	1,092,038
GILEAD SCIENCES INC SR UNSECURED 04/24 3.7	4/1/2024	3.70%	**	524,812
GILEAD SCIENCES INC SR UNSECURED 09/18 1.85	9/4/2018	1.85%	**	2,665,535
GLAXOSMITHKLINE CAP INC COMPANY GUAR 03/23 2.8	3/18/2023	2.80%	**	1,828,883
GLAXOSMITHKLINE CAPITAL COMPANY GUAR 05/17 1.5	5/8/2017	1.50%	**	329,287
GLAXOSMITHKLINE CAPITAL COMPANY GUAR 05/22 2.85	5/8/2022	2.85%	**	11,576,168
GLENCORE FINANCE CANADA COMPANY GUAR 144A 10/17 VAR	10/25/2017	2.70%	**	2,128,362
GLENCORE FINANCE CANADA COMPANY GUAR 144A 11/16 5.8	11/15/2016	5.80%	**	428,762
GM FINANCIAL AUTOMOBILE LEASIN GMALT 2014 2A A3 144A	1/22/2018	1.22%	**	2,148,239
GM FINANCIAL AUTOMOBILE LEASIN GMALT 2015 3 A4	11/20/2019	1.81%	**	2,639,336
GMAC MORTGAGE CORPORATION LOAN GMACM 2005 AR4 3A1	7/19/2035	3.20%	**	2,793,549
GMF FLOORPLAN OWNER REVOLVING GFORT 2015 1 A2 144A	5/15/2020	0.83%	**	8,676,067
GNMA I TBA 30 YR 3 SINGLE FAMILY MORTGAGE	1/21/2046	3.00%	**	11,412,110
GNMA II POOL 002958 G2 08/30 FIXED 8	8/20/2030	8.00%	**	21,874
GNMA II POOL 003529 G2 03/34 FIXED 5	3/20/2034	5.00%	**	5,801
GNMA II POOL 003879 G2 07/36 FIXED 6	7/20/2036	6.00%	**	3,732
GNMA II POOL 004028 G2 09/37 FIXED 6	9/20/2037	6.00%	**	100,910
GNMA II POOL 004040 G2 10/37 FIXED 6.5	10/20/2037	6.50%	**	26,950
GNMA II POOL 004041 G2 10/37 FIXED 7	10/20/2037	7.00%	**	467,687
GNMA II POOL 004060 G2 12/37 FIXED 6	12/20/2037	6.00%	**	98,309
GNMA II POOL 004073 G2 01/38 FIXED 6	1/20/2038	6.00%	**	199,983
GNMA II POOL 004099 G2 03/38 FIXED 6	3/20/2038	6.00%	**	40,971
GNMA II POOL 004195 G2 07/38 FIXED 6	7/20/2038	6.00%	**	14,943
GNMA II POOL 004222 G2 08/38 FIXED 6	8/20/2038	6.00%	**	99,183
GNMA II POOL 004224 G2 08/38 FIXED 7	8/20/2038	7.00%	**	511,134
GNMA II POOL 004245 G2 09/38 FIXED 6	9/20/2038	6.00%	**	1,205,508
GNMA II POOL 004247 G2 09/38 FIXED 7	9/20/2038	7.00%	**	431,332
GNMA II POOL 004268 G2 10/38 FIXED 6	10/20/2038	6.00%	**	11,698
GNMA II POOL 004291 G2 11/38 FIXED 6	11/20/2038	6.00%	**	580,480
GNMA II POOL 004371 G2 02/39 FIXED 6	2/20/2039	6.00%	**	19,465
GNMA II POOL 004423 G2 04/39 FIXED 4.5	4/20/2039	4.50%	**	11,808
GNMA II POOL 004447 G2 05/39 FIXED 5	5/20/2039	5.00%	**	206,173
GNMA II POOL 004520 G2 08/39 FIXED 5	8/20/2039	5.00%	**	1,090,932
GNMA II POOL 004543 G2 09/39 FIXED 6	9/20/2039	6.00%	**	73,457
GNMA II POOL 004602 G2 12/39 FIXED 6	12/20/2039	6.00%	**	16,626
GNMA II POOL 004617 G2 01/40 FIXED 4.5	1/20/2040	4.50%	**	867,930
GNMA II POOL 004696 G2 05/40 FIXED 4.5	5/20/2040	4.50%	**	1,954,182
GNMA II POOL 004697 G2 05/40 FIXED 5	5/20/2040	5.00%	**	407,541
GNMA II POOL 004717 G2 06/40 FIXED 6	6/20/2040	6.00%	**	42,105

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
GNMA II POOL 004746 G2 07/40 FIXED 4.5	7/20/2040	4.50%	**	444,932
GNMA II POOL 004747 G2 07/40 FIXED 5	7/20/2040	5.00%	**	2,451,614
GNMA II POOL 004772 G2 08/40 FIXED 5	8/20/2040	5.00%	**	673,306
GNMA II POOL 004774 G2 08/40 FIXED 6	8/20/2040	6.00%	**	583,038
GNMA II POOL 004800 G2 09/40 FIXED 4	9/20/2040	4.00%	**	1,010,341
GNMA II POOL 004801 G2 09/40 FIXED 4.5	9/20/2040	4.50%	**	37,648
GNMA II POOL 004802 G2 09/40 FIXED 5	9/20/2040	5.00%	**	530,114
GNMA II POOL 004833 G2 10/40 FIXED 4	10/20/2040	4.00%	**	3,315,911
GNMA II POOL 004834 G2 10/40 FIXED 4.5	10/20/2040	4.50%	**	126,251
GNMA II POOL 004837 G2 10/40 FIXED 6	10/20/2040	6.00%	**	151,908
GNMA II POOL 004855 G2 11/40 FIXED 5	11/20/2040	5.00%	**	2,405,268
GNMA II POOL 004883 G2 12/40 FIXED 4.5	12/20/2040	4.50%	**	629,890
GNMA II POOL 004905 G2 12/40 FIXED 6	12/20/2040	6.00%	**	884,194
GNMA II POOL 004922 G2 01/41 FIXED 4	1/20/2041	4.00%	**	689,649
GNMA II POOL 004923 G2 01/41 FIXED 4.5	1/20/2041	4.50%	**	837,178
GNMA II POOL 004945 G2 02/41 FIXED 4	2/20/2041	4.00%	**	525,018
GNMA II POOL 004978 G2 03/41 FIXED 4.5	3/20/2041	4.50%	**	13,891,843
GNMA II POOL 004979 G2 03/41 FIXED 5	3/20/2041	5.00%	**	1,277,423
GNMA II POOL 004984 G2 03/41 FIXED 5.5	3/20/2041	5.50%	**	1,137,447
GNMA II POOL 004991 G2 03/41 FIXED 6	3/20/2041	6.00%	**	302,205
GNMA II POOL 005016 G2 04/41 FIXED 4	4/20/2041	4.00%	**	434,964
GNMA II POOL 005017 G2 04/41 FIXED 4.5	4/20/2041	4.50%	**	1,284,661
GNMA II POOL 005018 G2 04/41 FIXED 5	4/20/2041	5.00%	**	877,368
GNMA II POOL 005019 G2 04/41 FIXED 6	4/20/2041	6.00%	**	175,464
GNMA II POOL 005063 G2 05/41 FIXED 6	5/20/2041	6.00%	**	231,440
GNMA II POOL 005082 G2 06/41 FIXED 4.5	6/20/2041	4.50%	**	820,085
GNMA II POOL 005115 G2 07/41 FIXED 4.5	7/20/2041	4.50%	**	193,719
GNMA II POOL 005140 G2 08/41 FIXED 4.5	8/20/2041	4.50%	**	1,783,004
GNMA II POOL 005189 G2 09/41 FIXED 6	9/20/2041	6.00%	**	418,387
GNMA II POOL 005240 G2 11/41 FIXED 6	11/20/2041	6.00%	**	442,788
GNMA II POOL 005259 G2 12/41 FIXED 4	12/20/2041	4.00%	**	253,762
GNMA II POOL 005269 G2 12/41 FIXED 6	12/20/2041	6.00%	**	41,810
GNMA II POOL 005280 G2 01/42 FIXED 4	1/20/2042	4.00%	**	381,648
GNMA II POOL 005305 G2 02/42 FIXED 4	2/20/2042	4.00%	**	2,388,775
GNMA II POOL 005326 G2 03/27 FIXED 3	3/20/2027	3.00%	**	516,721
GNMA II POOL 008358 G2 01/24 FLOATING VAR	1/20/2024	1.75%	**	19,466
GNMA II POOL 008399 G2 04/24 FLOATING VAR	4/20/2024	1.75%	**	18,059
GNMA II POOL 008744 G2 11/25 FLOATING VAR	11/20/2025	1.63%	**	47,127
GNMA II POOL 008770 G2 12/25 FLOATING VAR	12/20/2025	1.63%	**	52,712
GNMA II POOL 008781 G2 01/26 FLOATING VAR	1/20/2026	1.75%	**	1,135
GNMA II POOL 008788 G2 01/26 FLOATING VAR	1/20/2026	1.75%	**	12,777
GNMA II POOL 080012 G2 11/26 FLOATING VAR	11/20/2026	1.63%	**	21,790
GNMA II POOL 080106 G2 08/27 FLOATING VAR	8/20/2027	1.88%	**	25,522
GNMA II POOL 080397 G2 04/30 FLOATING VAR	4/20/2030	2.00%	**	4,090
GNMA II POOL 783368 G2 07/41 FIXED 4.5	7/20/2041	4.50%	**	2,673,313
GNMA II POOL MA0023 G2 04/42 FIXED 4	4/20/2042	4.00%	**	749,083
GNMA II POOL MA0317 G2 08/42 FIXED 3	8/20/2042	3.00%	**	2,299,091

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
GNMA II POOL MA0318 G2 08/42 FIXED 3.5	8/20/2042	3.50%	**	4,709,945
GNMA II POOL MA0391 G2 09/42 FIXED 3	9/20/2042	3.00%	**	2,669,903
GNMA II POOL MA0392 G2 09/42 FIXED 3.5	9/20/2042	3.50%	**	3,396,580
GNMA II POOL MA0462 G2 10/42 FIXED 3.5	10/20/2042	3.50%	**	4,730,101
GNMA II POOL MA0624 G2 12/42 FIXED 3	12/20/2042	3.00%	**	777,610
GNMA II POOL MA0698 G2 01/43 FIXED 3	1/20/2043	3.00%	**	792,893
GNMA II POOL MA1012 G2 05/43 FIXED 3.5	5/20/2043	3.50%	**	3,639,127
GNMA II POOL MA1448 G2 11/43 FIXED 3.5	11/20/2043	3.50%	**	35,029
GNMA II POOL MA2961 G2 07/45 FIXED 3.5	7/20/2045	3.50%	**	1,976,269
GNMA II POOL MA3033 G2 08/45 FIXED 3	8/20/2045	3.00%	**	2,050,590
GNMA II POOL MA3035 G2 08/45 FIXED 4	8/20/2045	4.00%	**	2,084,549
GNMA II POOL MA3104 G2 09/45 FIXED 3	9/20/2045	3.00%	**	8,256,432
GNMA II TBA 30 YR 3 JUMBOS	1/21/2046	3.00%	**	2,596,486
GNMA II TBA 30 YR 3.5 JUMBOS	1/21/2046	3.50%	**	56,081,260
GNMA II TBA 30 YR 3.5 JUMBOS	2/22/2046	3.50%	**	17,903,638
GNMA II TBA 30 YR 4 JUMBOS	1/21/2046	4.00%	**	33,842,647
GNMA II TBA 30 YR 4.5 JUMBOS	1/21/2046	4.50%	**	2,201,834
GNMA POOL 146412 GN 04/16 FIXED 9.5	4/15/2016	9.50%	**	47
GNMA POOL 300672 GN 04/22 FIXED 8.5	4/15/2022	8.50%	**	7,599
GNMA POOL 315855 GN 01/22 FIXED 8.5	1/15/2022	8.50%	**	2,173
GNMA POOL 322562 GN 04/22 FIXED 8.5	4/15/2022	8.50%	**	11,771
GNMA POOL 389023 GN 11/22 FIXED 8.5	11/15/2022	8.50%	**	351
GNMA POOL 438506 GN 01/27 FIXED 7	1/15/2027	7.00%	**	10,019
GNMA POOL 476784 GN 08/28 FIXED 7	8/15/2028	7.00%	**	19,441
GNMA POOL 497630 GN 02/29 FIXED 6	2/15/2029	6.00%	**	7,381
GNMA POOL 498387 GN 02/29 FIXED 6	2/15/2029	6.00%	**	5,005
GNMA POOL 521330 GN 05/35 FIXED 5	5/15/2035	5.00%	**	334,278
GNMA POOL 523278 GN 07/31 FIXED 6	7/15/2031	6.00%	**	48,504
GNMA POOL 543812 GN 02/31 FIXED 6	2/15/2031	6.00%	**	14,579
GNMA POOL 586373 GN 02/35 FIXED 5	2/15/2035	5.00%	**	13,032
GNMA POOL 594106 GN 09/33 FIXED 4.5	9/15/2033	4.50%	**	151,365
GNMA POOL 595611 GN 01/35 FIXED 5	1/15/2035	5.00%	**	12,160
GNMA POOL 603692 GN 06/34 FIXED 5	6/15/2034	5.00%	**	16,071
GNMA POOL 604497 GN 07/33 FIXED 5	7/15/2033	5.00%	**	14,982
GNMA POOL 607451 GN 01/34 FIXED 5	1/15/2034	5.00%	**	36,535
GNMA POOL 607465 GN 02/34 FIXED 5	2/15/2034	5.00%	**	60,969
GNMA POOL 610410 GN 08/33 FIXED 5	8/15/2033	5.00%	**	20,323
GNMA POOL 615656 GN 10/33 FIXED 5	10/15/2033	5.00%	**	10,296
GNMA POOL 623871 GN 06/34 FIXED 5	6/15/2034	5.00%	**	18,209
GNMA POOL 633701 GN 09/33 FIXED 5	9/15/2033	5.00%	**	22,365
GNMA POOL 636484 GN 03/35 FIXED 5	3/15/2035	5.00%	**	21,110
GNMA POOL 637746 GN 12/34 FIXED 5	12/15/2034	5.00%	**	17,868
GNMA POOL 638222 GN 12/34 FIXED 5	12/15/2034	5.00%	**	11,869
GNMA POOL 643362 GN 10/35 FIXED 5	10/15/2035	5.00%	**	17,849
GNMA POOL 646853 GN 08/35 FIXED 5.5	8/15/2035	5.50%	**	11,377
GNMA POOL 668014 GN 11/44 FIXED 3	11/15/2044	3.00%	**	4,856,912
GNMA POOL 672676 GN 04/38 FIXED 5.5	4/15/2038	5.50%	**	228,635

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
GNMA POOL 676754 GN 03/38 FIXED 5.5	3/15/2038	5.50%	**	407,077
GNMA POOL 687179 GN 04/38 FIXED 5.5	4/15/2038	5.50%	**	318,137
GNMA POOL 687835 GN 08/38 FIXED 6	8/15/2038	6.00%	**	170,141
GNMA POOL 688043 GN 11/38 FIXED 6	11/15/2038	6.00%	**	237,337
GNMA POOL 689805 GN 08/23 FIXED 7	8/15/2023	7.00%	**	35,798
GNMA POOL 690922 GN 06/38 FIXED 5.5	6/15/2038	5.50%	**	271,892
GNMA POOL 697586 GN 11/38 FIXED 5.5	11/15/2038	5.50%	**	9,204
GNMA POOL 711379 GN 07/38 FIXED 5.5	7/15/2038	5.50%	**	5,141
GNMA POOL 723344 GN 09/39 FIXED 4	9/15/2039	4.00%	**	888,926
GNMA POOL 723430 GN 11/39 FIXED 4.5	11/15/2039	4.50%	**	375,151
GNMA POOL 733600 GN 04/40 FIXED 5	4/15/2040	5.00%	**	287,114
GNMA POOL 733627 GN 05/40 FIXED 5	5/15/2040	5.00%	**	624,889
GNMA POOL 736520 GN 04/40 FIXED 4.5	4/15/2040	4.50%	**	1,767,764
GNMA POOL 737111 GN 04/40 FIXED 4.5	4/15/2040	4.50%	**	897,024
GNMA POOL 738108 GN 03/41 FIXED 4.5	3/15/2041	4.50%	**	955,667
GNMA POOL 745243 GN 07/40 FIXED 4	7/15/2040	4.00%	**	1,290,739
GNMA POOL 771561 GN 08/41 FIXED 4	8/15/2041	4.00%	**	518,894
GNMA POOL 780049 GN 11/21 FIXED 9.5	11/15/2021	9.50%	**	4,241
GNMA POOL 780151 GN 12/21 FIXED 9	12/15/2021	9.00%	**	25,814
GNMA POOL 780345 GN 12/21 FIXED 9.5	12/15/2021	9.50%	**	5,964
GNMA POOL 781213 GN 12/17 FIXED 8	12/15/2017	8.00%	**	2,189
GNMA POOL 781804 GN 09/34 FIXED 6	9/15/2034	6.00%	**	418,085
GNMA POOL 781847 GN 12/34 FIXED 6	12/15/2034	6.00%	**	359,111
GNMA POOL 781885 GN 03/35 FIXED 5	3/15/2035	5.00%	**	25,960
GNMA POOL 781902 GN 02/35 FIXED 6	2/15/2035	6.00%	**	342,337
GNMA POOL 781958 GN 07/35 FIXED 5	7/15/2035	5.00%	**	32,381
GNMA POOL 782382 GN 08/38 FIXED 5.5	8/15/2038	5.50%	**	87,030
GNMA POOL 782436 GN 10/38 FIXED 6	10/15/2038	6.00%	**	214,514
GNMA POOL 782716 GN 07/39 FIXED 5	7/15/2039	5.00%	**	324,693
GNMA POOL 782838 GN 07/19 FIXED 4.5	7/15/2019	4.50%	**	188,252
GNMA POOL 799706 GN 09/42 FIXED 3.5	9/15/2042	3.50%	**	213,929
GNMA POOL AA5821 GN 11/42 FIXED 3	11/15/2042	3.00%	**	1,653,882
GNMA POOL AB3031 GN 10/42 FIXED 3	10/15/2042	3.00%	**	401,836
GNMA POOL AB9323 GN 09/42 FIXED 3.5	9/15/2042	3.50%	**	186,546
GNMA POOL AC3752 GN 12/42 FIXED 3	12/15/2042	3.00%	**	774,768
GNMA POOL AD1034 GN 07/43 FIXED 3	7/15/2043	3.00%	**	896,867
GNMA POOL AD2413 GN 05/43 FIXED 3.5	5/15/2043	3.50%	**	407,450
GNMA POOL AD2414 GN 05/43 FIXED 3.5	5/15/2043	3.50%	**	405,909
GNMA POOL AD4102 GN 07/43 FIXED 3	7/15/2043	3.00%	**	2,104,584
GNMA POOL AE7613 GN 07/43 FIXED 3	7/15/2043	3.00%	**	495,884
GNMA POOL AE7691 GN 08/43 FIXED 3	8/15/2043	3.00%	**	3,562,642
GNMA POOL AE8109 GN 01/44 FIXED 3.5	1/15/2044	3.50%	**	744,303
GNMA POOL AF5807 GN 01/44 FIXED 3.5	1/15/2044	3.50%	**	143,122
GNMA POOL AI6888 GN 05/45 FIXED 3	5/15/2045	3.00%	**	3,089,762
GNMA POOL AK6718 GN 01/45 FIXED 3	1/15/2045	3.00%	**	285,269
GNMA POOL AK7285 GN 03/45 FIXED 3	3/15/2045	3.00%	**	718,836

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
GNMA POOL AK7286 GN 03/45 FIXED 3	3/15/2045	3.00%	**	3,090,715
GNMA POOL AK7329 GN 04/45 FIXED 3	4/15/2045	3.00%	**	6,175,611
GNMA POOL AK8997 GN 07/45 FIXED 3	7/15/2045	3.00%	**	4,565,773
GNMA POOL AL1539 GN 05/45 FIXED 3	5/15/2045	3.00%	**	3,089,665
GNMA POOL AL4608 GN 03/45 FIXED 3	3/15/2045	3.00%	**	4,117,460
GNMA POOL AL8635 GN 03/45 FIXED 3	3/15/2045	3.00%	**	2,060,645
GNMA POOL AM4099 GN 04/45 FIXED 3	4/15/2045	3.00%	**	3,741,241
GNMA POOL AM8643 GN 05/45 FIXED 3	5/15/2045	3.00%	**	3,789,814
GNMA POOL AM8646 GN 05/45 FIXED 3	5/15/2045	3.00%	**	3,091,397
GNMA POOL AN5715 GN 06/45 FIXED 3	6/15/2045	3.00%	**	1,041,471
GNMA POOL AN5721 GN 06/45 FIXED 3	6/15/2045	3.00%	**	466,798
GNMA POOL AN5726 GN 06/45 FIXED 3	6/15/2045	3.00%	**	11,450,758
GNMA POOL AN5734 GN 06/45 FIXED 3	6/15/2045	3.00%	**	4,909,416
GOLDCORP INC SR UNSECURED 06/21 3.625	6/9/2021	3.63%	**	17,353,861
GOLDEN CREDIT CARD TRUST GCCT 2015 3A A 144A	11/18/2016	0.62%	**	5,282,673
GOLDMAN SACHS CAP IV LIMITD GUARA 12/49 VAR	12/31/2049	4.00%	**	86,690
GOLDMAN SACHS GROUP INC SR UNSECURED 01/16 5.35	1/15/2016	5.35%	**	123,093
GOLDMAN SACHS GROUP INC SR UNSECURED 01/18 2.375	1/22/2018	2.38%	**	7,481,926
GOLDMAN SACHS GROUP INC SR UNSECURED 01/18 5.95	1/18/2018	5.95%	**	11,880,073
GOLDMAN SACHS GROUP INC SR UNSECURED 01/19 2.625	1/31/2019	2.63%	**	309,609
GOLDMAN SACHS GROUP INC SR UNSECURED 01/22 5.75	1/24/2022	5.75%	**	7,137,557
GOLDMAN SACHS GROUP INC SR UNSECURED 01/23 3.625	1/22/2023	3.63%	**	621,804
GOLDMAN SACHS GROUP INC SR UNSECURED 02/16 3.625	2/7/2016	3.63%	**	1,412,540
GOLDMAN SACHS GROUP INC SR UNSECURED 02/19 7.5	2/15/2019	7.50%	**	4,109,716
GOLDMAN SACHS GROUP INC SR UNSECURED 03/20 5.375	3/15/2020	5.38%	**	4,373,274
GOLDMAN SACHS GROUP INC SR UNSECURED 03/24 4	3/3/2024	4.00%	**	29,048,954
GOLDMAN SACHS GROUP INC SR UNSECURED 04/18 6.15	4/1/2018	6.15%	**	41,399,604
GOLDMAN SACHS GROUP INC SR UNSECURED 04/18 VAR	4/30/2018	1.52%	**	5,146,794
GOLDMAN SACHS GROUP INC SR UNSECURED 04/20 2.6	4/23/2020	2.60%	**	1,016,923
GOLDMAN SACHS GROUP INC SR UNSECURED 06/20 6	6/15/2020	6.00%	**	10,978,113
GOLDMAN SACHS GROUP INC SR UNSECURED 07/18 2.9	7/19/2018	2.90%	**	28,603,755
GOLDMAN SACHS GROUP INC SR UNSECURED 07/21 5.25	7/27/2021	5.25%	**	7,737,938
GOLDMAN SACHS GROUP INC SR UNSECURED 07/24 3.85	7/8/2024	3.85%	**	8,407,186
GOLDMAN SACHS GROUP INC SR UNSECURED 09/20 2.75	9/15/2020	2.75%	**	711,702
GOLDMAN SACHS GROUP INC SR UNSECURED 10/19 2.55	10/23/2019	2.55%	**	243,784
GOLDMAN SACHS GROUP INC SR UNSECURED 10/45 4.75	10/21/2045	4.75%	**	539,496
GOLDMAN SACHS GROUP INC SR UNSECURED 11/18 VAR	11/15/2018	1.46%	**	1,851,958
GOLDMAN SACHS GROUP INC SUBORDINATED 05/45 5.15	5/22/2045	5.15%	**	258,800
GOLDMAN SACHS GROUP INC SUBORDINATED 10/25 4.25	10/21/2025	4.25%	**	1,169,404
GOLDMAN SACHS GROUP INC SUBORDINATED 10/37 6.75	10/1/2037	6.75%	**	5,030,819
GOVERNMENT NATIONAL MORTGAGE A GNR 1999 11 ZB	4/20/2029	6.50%	**	262,919
GOVERNMENT NATIONAL MORTGAGE A GNR 2002 31 FW	6/16/2031	0.74%	**	22,357
GOVERNMENT NATIONAL MORTGAGE A GNR 2006 38 FZ	9/16/2035	0.44%	**	1,108,368
GOVERNMENT NATIONAL MORTGAGE A GNR 2009 76 CF	9/16/2039	1.14%	**	1,752,097
GOVERNMENT NATIONAL MORTGAGE A GNR 2009 96 FT	10/20/2039	1.15%	**	1,588,986
GOVERNMENT NATIONAL MORTGAGE A GNR 2010 109 CH	12/20/2037	3.00%	**	3,043,332
GOVERNMENT NATIONAL MORTGAGE A GNR 2010 14 QP	12/20/2039	6.00%	**	178,912

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
GOVERNMENT NATIONAL MORTGAGE A GNR 2010 H10 FC	5/20/2060	1.23%	**	4,300,418
GOVERNMENT NATIONAL MORTGAGE A GNR 2010 H20 AF	10/20/2060	0.52%	**	6,771,311
GOVERNMENT NATIONAL MORTGAGE A GNR 2010 H22 FE	5/20/2059	0.54%	**	3,612,808
GOVERNMENT NATIONAL MORTGAGE A GNR 2011 48 QA	8/16/2039	5.00%	**	625,359
GOVERNMENT NATIONAL MORTGAGE A GNR 2011 52 NA	4/16/2041	4.00%	**	852,569
GOVERNMENT NATIONAL MORTGAGE A GNR 2011 H09 AF	3/20/2061	0.69%	**	1,485,505
GOVERNMENT NATIONAL MORTGAGE A GNR 2011 H11 FB	4/20/2061	0.69%	**	8,602,269
GOVERNMENT NATIONAL MORTGAGE A GNR 2012 33 A	3/16/2040	1.90%	**	1,537,375
GOVERNMENT NATIONAL MORTGAGE A GNR 2012 59 F	5/20/2042	0.85%	**	1,121,184
GOVERNMENT NATIONAL MORTGAGE A GNR 2012 84 AB	7/16/2033	5.00%	**	814,696
GOVERNMENT NATIONAL MORTGAGE A GNR 2012 96 WP	8/16/2042	6.50%	**	1,223,004
GOVERNMENT NATIONAL MORTGAGE A GNR 2013 88 WA	6/20/2030	5.00%	**	1,857,164
GOVERNMENT NATIONAL MORTGAGE A GNR 2015 47 AC	5/16/2055	2.50%	**	2,134,373
GOVERNMENT PROPERTIES IN SR UNSECURED 08/19 3.75	8/15/2019	3.75%	**	298,522
GREEN TREE AGENCY ADVANCE FUND GAAFT 2015 T1 AT1 144A	10/15/2046	2.30%	**	972,781
GREENPOINT MORTGAGE FUNDING TR GPMF 2005 AR1 A2	6/25/2045	0.86%	**	1,068,140
GREENPOINT MORTGAGE FUNDING TR GPMF 2006 OH1 A1	1/25/2037	0.60%	**	2,283,333
GS MORTGAGE SECURITIES TRUST GSMS 2006 GG8 A4	11/10/2039	5.56%	**	2,574,413
GS MORTGAGE SECURITIES TRUST GSMS 2013 GC16 A2	11/10/2046	3.03%	**	5,330,596
GS MORTGAGE SECURITIES TRUST GSMS 2013 GC16 B	11/10/2046	5.16%	**	564,809
GS MORTGAGE SECURITIES TRUST GSMS 2013 NYC5 A 144A	1/10/2030	2.32%	**	150,602
GS MORTGAGE SECURITIES TRUST GSMS 2014 GC18 A2	1/10/2047	2.92%	**	1,564,351
GS MORTGAGE SECURITIES TRUST GSMS 2014 GC22 AAB	6/10/2047	3.47%	**	1,677,395
GS MORTGAGE SECURITIES TRUST GSMS 2014 GC26 A4	11/10/2047	3.36%	**	8,478,201
GSAMP TRUST GSAMP 2004 AR1 A2B	6/25/2034	1.62%	**	2,275,903
GSMPS MORTGAGE LOAN TRUST GSMPS 2005 RP2 1AF 144A	3/25/2035	0.77%	**	2,035,700
GSR MORTGAGE LOAN TRUST GSR 2003 2F 3A1	3/25/2032	6.00%	**	4,230
GSR MORTGAGE LOAN TRUST GSR 2005 AR3 2A1	5/25/2035	0.66%	**	39,221
HALLIBURTON CO SR UNSECURED 08/16 1	8/1/2016	1.00%	**	2,148,552
HALLIBURTON CO SR UNSECURED 08/18 2	8/1/2018	2.00%	**	1,628,233
HALLIBURTON CO SR UNSECURED 09/19 6.15	9/15/2019	6.15%	**	405,958
HALLIBURTON CO SR UNSECURED 11/20 2.7	11/15/2020	2.70%	**	2,025,734
HALLIBURTON CO SR UNSECURED 11/22 3.375	11/15/2022	3.38%	**	2,521,116
HALLIBURTON CO SR UNSECURED 11/25 3.8	11/15/2025	3.80%	**	6,894,641
HARBORVIEW MORTGAGE LOAN TRUST HVMLT 2003 1 A	5/19/2033	2.57%	**	19,254
HARBORVIEW MORTGAGE LOAN TRUST HVMLT 2005 4 4A	7/19/2035	2.79%	**	788,850
HARBORVIEW MORTGAGE LOAN TRUST HVMLT 2005 9 2A1A	6/20/2035	0.74%	**	2,110,455
HARLEY DAVIDSON FINL SER COMPANY GUAR 144A 11/17 1.55	11/17/2017	1.55%	**	1,150,504
HARLEY DAVIDSON MOTORCYCLE TRU HDMOT 2015 1 A4	8/15/2022	1.67%	**	6,131,165
HARLEY DAVIDSON MOTORCYCLE TRU HDMOT 2015 2 A3	3/16/2020	1.30%	**	2,038,146
HARRIS CORPORATION SR UNSECURED 04/18 1.999	4/27/2018	2.00%	**	886,544
HARTFORD FINL SVCS GRP SR UNSECURED 03/18 6.3	3/15/2018	6.30%	**	5,701,527
HARTFORD FINL SVCS GRP SR UNSECURED 03/20 5.5	3/30/2020	5.50%	**	2,064,500
HASHEMITE KINGDOM OF JOR US GOVT GUAR 06/22 2.578	6/30/2022	2.58%	**	3,262,825
HCP INC SR UNSECURED 01/17 6	1/30/2017	6.00%	**	213,487
HCP INC SR UNSECURED 01/18 6.7	1/30/2018	6.70%	**	6,122,704
HCP INC SR UNSECURED 02/19 3.75	2/1/2019	3.75%	**	105,714

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
HERTZ VEHICLE FINANCING LLC HERTZ 2013 1A A2 144A	8/25/2019	1.83%	**	1,314,440
HERTZ VEHICLE FINANCING LLC HERTZ 2015 3A A 144A	9/25/2021	2.67%	**	7,184,219
HESS CORP SR UNSECURED 02/19 8.125	2/15/2019	8.13%	**	1,265,899
HESS CORP SR UNSECURED 06/17 1.3	6/15/2017	1.30%	**	3,265,700
HILTON USA TRUST HILT 2013 HLT AFX 144A	11/5/2030	2.66%	**	16,105,038
HOME DEPOT INC SR UNSECURED 02/24 3.75	2/15/2024	3.75%	**	616,343
HOME DEPOT INC SR UNSECURED 03/16 5.4	3/1/2016	5.40%	**	227,020
HOME DEPOT INC SR UNSECURED 09/17 VAR	11/18/2016	0.88%	**	1,615,744
HONDA AUTO RECEIVABLES OWNER T HAROT 2013 1 A3	11/21/2016	0.48%	**	101,517
HONDA AUTO RECEIVABLES OWNER T HAROT 2013 2 A4	6/17/2019	0.66%	**	1,564,123
HONDA AUTO RECEIVABLES OWNER T HAROT 2013 4 A3	9/18/2017	0.69%	**	1,157,849
HONDA AUTO RECEIVABLES OWNER T HAROT 2014 2 A3	3/19/2018	0.77%	**	2,252,208
HONDA AUTO RECEIVABLES OWNER T HAROT 2015 3 A2	11/18/2016	1.03%	**	3,652,992
HONEYWELL INTERNATIONAL SR UNSECURED 03/18 5.3	3/1/2018	5.30%	**	276,453
HONOLULU CITY CNTY HI HON 11/21 FIXED 2.412	11/1/2021	2.41%	**	2,857,294
HONOLULU CITY CNTY HI HON 11/21 FIXED 2.412	11/1/2021	2.41%	**	3,049,828
HONOLULU CITY CNTY HI HON 11/22 FIXED 2.512	11/1/2022	2.51%	**	4,010,891
HONOLULU CITY CNTY HI HON 11/23 FIXED 2.812	11/1/2023	2.81%	**	5,575,403
HP ENTERPRISE CO SR UNSECURED 144A 10/17 2.45	10/5/2017	2.45%	**	10,130,853
HP ENTERPRISE CO SR UNSECURED 144A 10/18 2.85	10/5/2018	2.85%	**	16,418,896
HP INC SR UNSECURED 06/21 4.3	6/1/2021	4.30%	**	827,016
HSBC BANK PLC SR UNSECURED 144A 05/18 1.5	5/15/2018	1.50%	**	19,255,436
HSBC BANK USA NA SUBORDINATED 08/20 4.875	8/24/2020	4.88%	**	408,332
HSBC BANK USA SUBORDINATED 08/17 6	8/9/2017	6.00%	**	16,350,334
HSBC FINANCE CORP SUBORDINATED 01/21 6.676	1/15/2021	6.68%	**	3,616,288
HSBC HOLDINGS PLC SR UNSECURED 01/22 4.875	1/14/2022	4.88%	**	3,141,584
HSBC HOLDINGS PLC SR UNSECURED 03/22 4	3/30/2022	4.00%	**	2,151,402
HSBC HOLDINGS PLC SR UNSECURED 04/21 5.1	4/5/2021	5.10%	**	444,298
HSBC HOLDINGS PLC SUBORDINATED 03/24 4.25	3/14/2024	4.25%	**	1,491,209
HSBC HOLDINGS PLC SUBORDINATED 05/32 7.625	5/17/2032	7.63%	**	1,299,314
HSBC HOLDINGS PLC SUBORDINATED 08/25 4.25	8/18/2025	4.25%	**	5,908,328
HSBC REPO	1/4/2016	0.56%	**	95,707,400
HSBC REPO	1/6/2016	0.43%	**	169,178,713
HSBC USA INC SR UNSECURED 08/18 2	8/7/2018	2.00%	**	1,710,830
HSBC USA INC SR UNSECURED 08/20 2.75	8/7/2020	2.75%	**	506,255
HSBC USA INC SR UNSECURED 11/17 1.5	11/13/2017	1.50%	**	3,160,246
HSBC USA INC SR UNSECURED 11/19 2.375	11/13/2019	2.38%	**	1,530,613
HUMANA INC SR UNSECURED 06/18 7.2	6/15/2018	7.20%	**	11,466
HUMANA INC SR UNSECURED 12/22 3.15	12/1/2022	3.15%	**	2,649,617
HUMANA INC. SR UNSECURED 08/18 6.3	8/1/2018	6.30%	**	774,813
HUNTINGTON AUTO TRUST HUNT 2012 2 A3	4/17/2017	0.51%	**	1,037
HUNTINGTON AUTO TRUST HUNT 2012 2 B	2/15/2018	1.07%	**	1,273,212
HUNTINGTON AUTO TRUST HUNT 2015 1 A4	6/15/2021	1.64%	**	3,548,492
HUNTINGTON BANCSHARES SR UNSECURED 08/18 2.6	8/2/2018	2.60%	**	205,178
HUNTINGTON NATIONAL BANK SR UNSECURED 02/18 1.7	2/26/2018	1.70%	**	4,726,034
HUNTINGTON NATIONAL BANK SR UNSECURED 04/17 1.375	4/24/2017	1.38%	**	254,630
HUNTINGTON NATIONAL BANK SR UNSECURED 04/19 2.2	4/1/2019	2.20%	**	305,133

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
HUNTINGTON NATIONAL BANK SR UNSECURED 06/18 2	6/30/2018	2.00%	**	4,897,787
HUNTINGTON NATIONAL BANK SR UNSECURED 11/18 2.2	11/6/2018	2.20%	**	7,552,658
HUTCH WHAMPOA INT 11 LTD COMPANY GUAR 144A 01/17 3.5	11/18/2016	3.50%	**	1,418,760
HYUNDAI AUTO LEASE SECURITIZAT HALST 2014 B A2 144A	11/18/2016	0.61%	**	1,838,925
HYUNDAI AUTO LEASE SECURITIZAT HALST 2015 A A2 144A	11/18/2016	1.00%	**	4,138,835
HYUNDAI AUTO RECEIVABLES TRUST HART 2013 A A3	7/17/2017	0.56%	**	222,080
HYUNDAI AUTO RECEIVABLES TRUST HART 2013 A A4	9/17/2018	0.75%	**	1,022,838
HYUNDAI AUTO RECEIVABLES TRUST HART 2013 A B	9/17/2018	1.13%	**	4,375,582
HYUNDAI AUTO RECEIVABLES TRUST HART 2013 B A3	9/15/2017	0.71%	**	265,661
HYUNDAI AUTO RECEIVABLES TRUST HART 2013 C B	3/15/2019	2.10%	**	546,725
HYUNDAI AUTO RECEIVABLES TRUST HART 2014 A A4	8/15/2019	1.32%	**	11,637,829
HYUNDAI AUTO RECEIVABLES TRUST HART 2014 B A4	11/15/2019	1.46%	**	1,839,855
HYUNDAI AUTO RECEIVABLES TRUST HART 2015 A A3	4/15/2019	1.05%	**	1,504,297
HYUNDAI AUTO RECEIVABLES TRUST HART 2015 C A2A	11/18/2016	0.99%	**	1,321,828
HYUNDAI CAPITAL AMERICA SR UNSECURED 144A 08/16 1.875	11/18/2016	1.88%	**	2,140,277
HYUNDAI CAPITAL AMERICA SR UNSECURED 144A 10/18 2.4	10/30/2018	2.40%	**	4,734,773
IBM CORP SR UNSECURED 02/18 1.25	2/8/2018	1.25%	**	1,459,444
IBM CORP SR UNSECURED 07/16 1.95	7/22/2016	1.95%	**	1,869,932
IBM CORP SR UNSECURED 11/19 8.375	11/1/2019	8.38%	**	1,526,841
ILLINOIS TOOL WORKS INC SR UNSECURED 03/19 1.95	3/1/2019	1.95%	**	205,156
IMPAC CMB TRUST IMM 2004 6 1A2	10/25/2034	1.20%	**	1,638,205
IMPAC CMB TRUST IMM 2004 9 1A1	1/25/2035	1.18%	**	367,555
IMPAC CMB TRUST IMM 2007 A M1 144A	5/25/2037	0.82%	**	4,387,340
IMPAC SECURED ASSETS CORP. IMSA 2006 2 2A1	8/25/2036	0.77%	**	154,294
IMPERIAL BRANDS FINANCE COMPANY GUAR 144A 02/18 2.05	2/11/2018	2.05%	**	1,050,668
IMPERIAL BRANDS FINANCE COMPANY GUAR REGS 02/23 3.5	2/11/2023	3.50%	**	9,331,762
ING BANK NV SR UNSECURED 144A 03/16 4	11/18/2016	4.00%	**	869,111
ING BANK NV SR UNSECURED 144A 03/17 3.75	3/7/2017	3.75%	**	314,941
ING BANK NV SR UNSECURED 144A 03/20 2.45	3/16/2020	2.45%	**	204,305
ING BANK NV SR UNSECURED 144A 08/18 2.05	8/17/2018	2.05%	**	4,760,430
INGERSOLL RAND GL HLD CO COMPANY GUAR 06/23 4.25	6/15/2023	4.25%	**	569,858
INGERSOLL RAND GL HLD CO COMPANY GUAR 08/18 6.875	8/15/2018	6.88%	**	1,255,488
INTEL CORP SR UNSECURED 07/20 2.45	7/29/2020	2.45%	**	244,596
INTEL CORP SR UNSECURED 07/25 3.7	7/29/2025	3.70%	**	3,359,909
INTEL CORP SR UNSECURED 07/45 4.9	7/29/2045	4.90%	**	4,332,295
INTEL CORP SR UNSECURED 10/16 1.95	10/1/2016	1.95%	**	515,549
INTEL CORP SR UNSECURED 12/17 1.35	12/15/2017	1.35%	**	5,708,013
INTERCONTINENTALEXCHANGE COMPANY GUAR 10/18 2.5	10/15/2018	2.50%	**	234,645
INTERCONTINENTALEXCHANGE COMPANY GUAR 10/23 4	10/15/2023	4.00%	**	5,276,844
INTERNATIONAL PAPER CO SR UNSECURED 02/22 4.75	2/15/2022	4.75%	**	1,294,670
INTERNATIONAL PAPER CO SR UNSECURED 06/18 7.95	6/15/2018	7.95%	**	1,214,253
INTESA SANPAOLO NEW YORK CERT OF DEPO 04/16 VAR	4/11/2016	1.70%	**	5,024,873
INTESA SANPAOLO SPA COMPANY GUAR 01/16 3.125	1/15/2016	3.13%	**	963,703
INTESA SANPAOLO SPA COMPANY GUAR 01/17 2.375	1/13/2017	2.38%	**	13,926,815
INTESA SANPAOLO SPA SUBORDINATED 144A 06/24 5.017	6/26/2024	5.02%	**	6,563,086
INTL BK RECON + DEVELOP SR UNSECURED 06/18 1	6/15/2018	1.00%	**	7,316,474
INTL LEASE FINANCE CORP SR SECURED 144A 09/16 6.75	9/1/2016	6.75%	**	1,284,518

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
INTUIT INC SR UNSECURED 03/17 5.75	3/15/2017	5.75%	**	1,132,662
JACKSON NATL LIFE GLOBAL SR SECURED 144A 10/17 VAR	11/18/2016	0.90%	**	6,673,169
JEFFERIES GROUP LLC SR UNSECURED 01/23 5.125	1/20/2023	5.13%	**	2,033,268
JEFFERIES GROUP LLC SR UNSECURED 04/18 5.125	4/13/2018	5.13%	**	133,221
JM SMUCKER CO COMPANY GUAR 03/18 1.75	3/15/2018	1.75%	**	4,941,340
JOHN DEERE CAPITAL CORP SR UNSECURED 01/20 1.7	1/15/2020	1.70%	**	728,823
JOHN DEERE CAPITAL CORP SR UNSECURED 03/19 1.95	3/4/2019	1.95%	**	306,527
JOHN DEERE CAPITAL CORP SR UNSECURED 04/19 2.25	4/17/2019	2.25%	**	905,647
JOHN DEERE CAPITAL CORP SR UNSECURED 06/16 2.25	6/7/2016	2.25%	**	3,580,657
JOHN DEERE CAPITAL CORP SR UNSECURED 07/17 VAR	11/18/2016	0.77%	**	3,227,634
JOHN DEERE CAPITAL CORP SR UNSECURED 10/16 1.05	10/11/2016	1.05%	**	2,835,594
JOHN DEERE CAPITAL CORP SR UNSECURED 12/17 1.55	12/15/2017	1.55%	**	225,556
JOHN DEERE OWNER TRUST 11/18 1.07	11/15/2018	1.07%	**	2,260,167
JOHN DEERE OWNER TRUST JDOT 2013 B A3	8/15/2017	0.87%	**	511,261
JOHN DEERE OWNER TRUST JDOT 2014 A A3	4/16/2018	0.92%	**	2,533,671
JOHNSON + JOHNSON SR UNSECURED 11/17 1.125	11/21/2017	1.13%	**	3,887,859
JOHNSON CONTROLS INC SR UNSECURED 01/16 5.5	1/15/2016	5.50%	**	194,905
JOHNSON CONTROLS INC SR UNSECURED 03/20 5	3/30/2020	5.00%	**	164,437
JOHNSON CONTROLS INC SR UNSECURED 11/17 1.4	11/2/2017	1.40%	**	2,001,744
JOHNSON CONTROLS INC SR UNSECURED 12/16 2.6	12/1/2016	2.60%	**	103,475
JOHNSON CONTROLS INC SR UNSECURED 12/16 2.6	11/18/2016	2.60%	**	1,744,313
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2006 CB16 AM	5/12/2045	5.59%	**	166,034
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2006 LDP6 A1A	4/15/2043	5.47%	**	5,218,703
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2006 LDP6 A4	4/15/2043	5.48%	**	1,284,205
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2006 LDP7 A4	4/17/2045	5.91%	**	8,958,357
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2007 LD12 A1A	2/15/2051	5.85%	**	2,327,731
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2011 C5 A2	8/15/2046	3.15%	**	2,553,437
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2012 C6 A2	5/15/2045	2.21%	**	4,956,722
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2013 C10 A4	12/15/2047	2.88%	**	5,769,968
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2013 C13 A2	1/15/2046	2.67%	**	2,071,175
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2013 LC11 A4	4/15/2046	2.69%	**	8,463,168
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2014 FL6 A 144A	11/15/2031	1.73%	**	15,283,825
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2014 PHH C 144A	8/15/2027	2.43%	**	2,097,217
JP MORGAN MORTGAGE TRUST JPMMT 2004 A3 1A1	7/25/2034	2.50%	**	536,272
JP MORGAN MORTGAGE TRUST JPMMT 2005 A1 6T1	2/25/2035	2.71%	**	506,093
JPMBB COMMERCIAL MORTGAGE SECU JPMBB 2013 C15 B	11/15/2045	4.93%	**	2,616,349
JPMBB COMMERCIAL MORTGAGE SECU JPMBB 2013 C15 C	11/15/2045	5.08%	**	575,335
JPMBB COMMERCIAL MORTGAGE SECU JPMBB 2013 C17 A2	1/15/2047	3.00%	**	2,088,525
JPMBB COMMERCIAL MORTGAGE SECU JPMBB 2013 C17 B	1/15/2047	4.89%	**	328,825
JPMBB COMMERCIAL MORTGAGE SECU JPMBB 2014 C22 C	9/15/2047	4.56%	**	963,861
JPMBB COMMERCIAL MORTGAGE SECU JPMBB 2014 C23 AS	9/15/2047	4.20%	**	6,635,871
JPMBB COMMERCIAL MORTGAGE SECU JPMBB 2015 C28 A2	10/15/2048	2.77%	**	7,643,229
JPMBB COMMERCIAL MORTGAGE SECU JPMBB 2015 C30 A3	7/15/2048	3.32%	**	7,317,647
JPMBB COMMERCIAL MORTGAGE SECU JPMBB 2015 C30 A5	7/15/2048	3.82%	**	5,857,813
JPMBB COMMERCIAL MORTGAGE SECU JPMBB 2015 C30 B	7/15/2048	4.31%	**	3,086,466
JPMBB COMMERCIAL MORTGAGE SECU JPMBB 2015 C31 A3	8/15/2048	3.80%	**	8,823,326
JPMBB COMMERCIAL MORTGAGE SECU JPMBB 2015 C31 B	8/15/2048	4.62%	**	1,922,538

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
JPMBB COMMERCIAL MORTGAGE SECU JPMBB 2015 C32 A2	11/15/2048	2.82%	**	3,619,669
JPMBB COMMERCIAL MORTGAGE SECU JPMBB 2015 C32 A4	11/15/2048	3.33%	**	5,069,978
JPMCB LIQUIDITY FUND JP MORGAN SHORT TERM EQUITY IN	11/18/2016		**	257,818,561
JPMORGAN CHASE + CO SR UNSECURED 01/18 6	1/15/2018	6.00%	**	6,015,150
JPMORGAN CHASE + CO SR UNSECURED 01/20 2.25	1/23/2020	2.25%	**	12,399,443
JPMORGAN CHASE + CO SR UNSECURED 01/23 3.2	1/25/2023	3.20%	**	1,613,747
JPMORGAN CHASE + CO SR UNSECURED 02/16 VAR	2/26/2016	1.03%	**	3,484,271
JPMORGAN CHASE + CO SR UNSECURED 02/17 1.35	2/15/2017	1.35%	**	8,020,563
JPMORGAN CHASE + CO SR UNSECURED 02/17 VAR	2/15/2017	0.88%	**	23,347,983
JPMORGAN CHASE + CO SR UNSECURED 03/16 3.45	3/1/2016	3.45%	**	23,460,734
JPMORGAN CHASE + CO SR UNSECURED 03/18 1.7	3/1/2018	1.70%	**	13,547,189
JPMORGAN CHASE + CO SR UNSECURED 04/18 VAR	4/25/2018	0.87%	**	6,715,823
JPMORGAN CHASE + CO SR UNSECURED 04/19 6.3	4/23/2019	6.30%	**	229,800
JPMORGAN CHASE + CO SR UNSECURED 05/24 3.625	5/13/2024	3.63%	**	1,554,635
JPMORGAN CHASE + CO SR UNSECURED 06/20 2.75	6/23/2020	2.75%	**	16,468,329
JPMORGAN CHASE + CO SR UNSECURED 07/16 3.15	7/5/2016	3.15%	**	1,408,004
JPMORGAN CHASE + CO SR UNSECURED 07/20 4.4	7/22/2020	4.40%	**	924,218
JPMORGAN CHASE + CO SR UNSECURED 09/22 3.25	9/23/2022	3.25%	**	1,020,313
JPMORGAN CHASE + CO SR UNSECURED 10/19 2.2	10/22/2019	2.20%	**	5,285,308
JPMORGAN CHASE + CO SR UNSECURED 10/20 4.25	10/15/2020	4.25%	**	5,652,668
JPMORGAN CHASE + CO SUBORDINATED 05/23 3.375	5/1/2023	3.38%	**	312,200
JPMORGAN CHASE + CO SUBORDINATED 06/17 6.125	6/27/2017	6.13%	**	5,534,196
JPMORGAN CHASE + CO SUBORDINATED 09/24 3.875	9/10/2024	3.88%	**	8,470,538
JPMORGAN CHASE + CO SUBORDINATED 10/27 4.25	10/1/2027	4.25%	**	1,339,155
JPN BANK FOR INT L COOP GOVT GUARANT 03/16 5.25	3/23/2016	5.25%	**	12,616,433
KANSAS CITY POWER + LT SR UNSECURED 06/17 5.85	6/15/2017	5.85%	**	297,774
KELLOGG CO SR UNSECURED 05/16 4.45	5/30/2016	4.45%	**	207,633
KELLOGG CO SR UNSECURED 05/17 1.75	5/17/2017	1.75%	**	492,076
KELLOGG CO SR UNSECURED 11/16 1.875	11/17/2016	1.88%	**	618,845
KENTUCKY UTILITIES CO 1ST MORTGAGE 11/20 3.25	11/1/2020	3.25%	**	313,371
KERR MCGEE CORP COMPANY GUAR 07/24 6.95	7/1/2024	6.95%	**	2,080,595
KEY BANK NA SR UNSECURED 02/18 1.65	2/1/2018	1.65%	**	1,833,069
KEY BANK NA SR UNSECURED 03/20 2.25	3/16/2020	2.25%	**	1,980,886
KEY BANK NA SR UNSECURED 06/18 1.7	6/1/2018	1.70%	**	6,120,446
KEY BANK NA SR UNSECURED 12/19 2.5	12/15/2019	2.50%	**	4,745,842
KEYCORP SR UNSECURED 03/21 5.1	3/24/2021	5.10%	**	352,784
KEYCORP SR UNSECURED 12/18 2.3	12/13/2018	2.30%	**	3,633,874
KEYCORP STUDENT LOAN TRUST KSLT 2006 A 1B	12/27/2039	1.05%	**	4,081,079
KFW GOVT GUARANT 06/18 1	6/11/2018	1.00%	**	15,838,468
KFW GOVT GUARANT 08/18 1.125	8/6/2018	1.13%	**	9,043,310
KILROY REALTY LP COMPANY GUAR 07/18 4.8	7/15/2018	4.80%	**	1,380,957
KILROY REALTY LP COMPANY GUAR 10/25 4.375	10/1/2025	4.38%	**	2,075,797
KINDER MORGAN ENER PART COMPANY GUAR 02/17 6	2/1/2017	6.00%	**	362,839
KINDER MORGAN ENER PART COMPANY GUAR 02/19 2.65	2/1/2019	2.65%	**	3,315,594
KINDER MORGAN ENER PART COMPANY GUAR 04/20 6.5	4/1/2020	6.50%	**	329,335
KINDER MORGAN INC/DELAWA COMPANY GUAR 12/17 2	12/1/2017	2.00%	**	3,672,740
KLA TENCOR CORP SR UNSECURED 11/17 2.375	11/1/2017	2.38%	**	3,312,542

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
KLA TENCOR CORP SR UNSECURED 11/21 4.125	11/1/2021	4.13%	**	3,263,292
KONINKLIJKE PHILIPS NV SR UNSECURED 03/18 5.75	3/11/2018	5.75%	**	1,140,415
KOREA NATIONAL OIL CORP SR UNSECURED 144A 04/17 3.125	4/3/2017	3.13%	**	208,087
KRAFT HEINZ FOODS CO COMPANY GUAR 02/20 5.375	2/10/2020	5.38%	**	11,019,073
KRAFT HEINZ FOODS CO COMPANY GUAR 06/17 2.25	6/5/2017	2.25%	**	381,880
KRAFT HEINZ FOODS CO COMPANY GUAR 08/18 6.125	8/23/2018	6.13%	**	443,276
KRAFT HEINZ FOODS CO COMPANY GUAR 144A 07/18 2	7/2/2018	2.00%	**	2,628,200
KRAFT HEINZ FOODS CO COMPANY GUAR 144A 07/20 2.8	7/2/2020	2.80%	**	5,258,471
KRAFT HEINZ FOODS CO COMPANY GUAR 144A 07/25 3.95	7/15/2025	3.95%	**	8,186,045
KRAFT HEINZ FOODS CO SECURED 144A 02/25 4.875	2/15/2025	4.88%	**	4,041,063
KROGER CO/THE SR UNSECURED 01/17 2.2	1/15/2017	2.20%	**	527,337
KROGER CO/THE SR UNSECURED 01/19 2.3	1/15/2019	2.30%	**	991,428
KROGER CO/THE SR UNSECURED 02/24 4	2/1/2024	4.00%	**	3,079,814
L 3 COMMUNICATIONS CORP COMPANY GUAR 05/17 1.5	5/28/2017	1.50%	**	2,634,261
LAB CORP OF AMER HLDGS SR UNSECURED 05/16 3.125	5/15/2016	3.13%	**	515,600
LAB CORP OF AMER HLDGS SR UNSECURED 08/17 2.2	8/23/2017	2.20%	**	231,370
LAB CORP OF AMER HLDGS SR UNSECURED 11/18 2.5	11/1/2018	2.50%	**	195,181
LABORATORY CORP OF AMER SR UNSECURED 02/20 2.625	2/1/2020	2.63%	**	303,493
LB UBS COMMERCIAL MORTGAGE TRU LBUBS 2006 C1 AM	2/15/2031	5.22%	**	282,795
LB UBS COMMERCIAL MORTGAGE TRU LBUBS 2006 C3 A1A	3/15/2039	5.64%	**	9,158,359
LB UBS COMMERCIAL MORTGAGE TRU LBUBS 2006 C6 A1A	9/15/2039	5.34%	**	4,733,689
LB UBS COMMERCIAL MORTGAGE TRU LBUBS 2006 C7 A1A	11/15/2038	5.34%	**	2,098,250
LB UBS COMMERCIAL MORTGAGE TRU LBUBS 2006 C7 A2	11/15/2038	5.30%	**	756,957
LB UBS COMMERCIAL MORTGAGE TRU LBUBS 2006 C7 A3	11/15/2038	5.35%	**	6,330,736
LB UBS COMMERCIAL MORTGAGE TRU LBUBS 2007 C7 A3	9/15/2045	5.87%	**	2,455,314
LEHMAN XS TRUST LXS 2005 5N 1A1	11/25/2035	0.72%	**	1,347,946
LG+E AND KU ENERGY LLC SR UNSECURED 11/20 3.75	11/15/2020	3.75%	**	529,016
LIBERTY MUTUAL GROUP INC COMPANY GUAR 144A 06/23 4.25	6/15/2023	4.25%	**	6,247,017
LIBERTY MUTUAL GROUP INC SR UNSECURED 144A 08/16 6.7	8/15/2016	6.70%	**	544,945
LINCOLN NATIONAL CORP SR UNSECURED 02/20 6.25	2/15/2020	6.25%	**	2,815,238
LINCOLN NATIONAL CORP SR UNSECURED 03/22 4.2	3/15/2022	4.20%	**	5,356,771
LINCOLN NATIONAL CORP SR UNSECURED 07/19 8.75	7/1/2019	8.75%	**	387,666
LLOYDS BANK PLC COMPANY GUAR 01/16 4.875	1/21/2016	4.88%	**	985,244
LLOYDS BANK PLC COMPANY GUAR 03/17 4.2	11/18/2016	4.20%	**	2,077,199
LLOYDS BANK PLC COMPANY GUAR 05/18 1.75	5/14/2018	1.75%	**	11,186,065
LLOYDS BANK PLC COMPANY GUAR 08/18 2	8/17/2018	2.00%	**	4,665,949
LLOYDS BANK PLC COMPANY GUAR 11/18 2.3	11/27/2018	2.30%	**	3,430,957
LLOYDS BANK PLC COMPANY GUAR 144A 01/20 5.8	1/13/2020	5.80%	**	4,366,060
LLOYDS BANKING GROUP PLC SUBORDINATED 144A 12/45 5.3	12/1/2045	5.30%	**	3,431,477
LOCKHEED MARTIN CORP COMPANY GUAR 05/16 7.65	5/1/2016	7.65%	**	115,220
LOCKHEED MARTIN CORP SR UNSECURED 01/26 3.55	1/15/2026	3.55%	**	329,059
LOCKHEED MARTIN CORP SR UNSECURED 09/16 2.125	9/15/2016	2.13%	**	515,850
LONG BEACH MORTGAGE LOAN TRUST LBMLT 2003 4 AV1	8/25/2033	1.04%	**	3,486,053
LYONDELLBASELL IND NV SR UNSECURED 04/19 5	4/15/2019	5.00%	**	4,360,318
LYONDELLBASELL IND NV SR UNSECURED 11/21 6	11/15/2021	6.00%	**	2,041,629
MACQUARIE BANK LTD SR UNSECURED 144A 02/17 5	2/22/2017	5.00%	**	741,864
MACQUARIE BANK LTD SR UNSECURED 144A 06/16 VAR	11/18/2016	0.96%	**	491,939

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
MACQUARIE BANK LTD SR UNSECURED 144A 08/16 2	11/18/2016	2.00%	**	4,274,180
MACQUARIE BANK LTD SR UNSECURED 144A 10/17 1.6	10/27/2017	1.60%	**	3,871,578
MACYS RETAIL HLDGS INC COMPANY GUAR 07/17 7.45	7/15/2017	7.45%	**	6,233,371
MAGELLAN MIDSTREAM PARTN SR UNSECURED 07/19 6.55	7/15/2019	6.55%	**	296,462
MAGNA INTERNATIONAL INC SR UNSECURED 06/24 3.625	6/15/2024	3.63%	**	1,501,784
MANUF + TRADERS TRUST CO SR UNSECURED 02/20 2.1	2/6/2020	2.10%	**	3,975,216
MANUF + TRADERS TRUST CO SR UNSECURED 03/18 1.45	3/7/2018	1.45%	**	253,452
MANUF + TRADERS TRUST CO SR UNSECURED 07/17 1.4	7/25/2017	1.40%	**	6,028,213
MANUF + TRADERS TRUST CO SUBORDINATED 12/17 6.625	12/4/2017	6.63%	**	278,396
MARATHON OIL CORP SR UNSECURED 03/18 5.9	3/15/2018	5.90%	**	207,262
MARATHON OIL CORP SR UNSECURED 06/20 2.7	6/1/2020	2.70%	**	930,632
MARATHON PETROLEUM CORP SR UNSECURED 03/16 3.5	3/1/2016	3.50%	**	184,967
MARKEL CORPORATION SR UNSECURED 07/22 4.9	7/1/2022	4.90%	**	4,395,454
MARRIOTT INTERNATIONAL SR UNSECURED 10/20 3.375	10/15/2020	3.38%	**	5,163,091
MARSH + MCLENNAN COS INC SR UNSECURED 06/24 3.5	6/3/2024	3.50%	**	594,006
MARSH + MCLENNAN COS INC SR UNSECURED 09/19 2.35	9/10/2019	2.35%	**	511,155
MASS INSTITUTE OF TECH UNSECURED 07/38 3.959	7/1/2038	3.96%	**	8,404,946
MASSMUTUAL GLOBAL FUNDIN SR SECURED 144A 04/17 2	4/5/2017	2.00%	**	918,309
MASSMUTUAL GLOBAL FUNDIN SR SECURED 144A 07/18 5.25	7/31/2018	5.25%	**	2,531,402
MASSMUTUAL GLOBAL FUNDIN SR SECURED 144A 11/20 2.45	11/23/2020	2.45%	**	4,332,618
MASTERCARD INC SR UNSECURED 04/24 3.375	4/1/2024	3.38%	**	2,953,069
MASTR ADJUSTABLE RATE MORTGAGE MARM 2003 6 3A1	12/25/2033	2.74%	**	810,246
MASTR ALTERNATIVE LOANS TRUST MALT 2004 8 7A1	9/25/2019	5.00%	**	128,109
MASTR ASSET BACKED SECURITIES MABS 2006 HE4 A2	11/25/2036	0.53%	**	2,754,704
MAXIM INTEGRATED PRODUCT SR UNSECURED 11/18 2.5	11/15/2018	2.50%	**	11,273,767
MCDONALD S CORP SR UNSECURED 03/18 5.35	3/1/2018	5.35%	**	614,444
MCDONALD S CORP SR UNSECURED 10/17 5.8	10/15/2017	5.80%	**	235,214
MCDONALD S CORP SR UNSECURED 12/18 2.1	12/7/2018	2.10%	**	4,778,193
MCDONALD S CORP SR UNSECURED 12/20 2.75	12/9/2020	2.75%	**	8,913,907
MCDONALD S CORP SR UNSECURED 12/45 4.875	12/9/2045	4.88%	**	1,340,230
MCKESSON CORP SR UNSECURED 03/17 1.292	3/10/2017	1.29%	**	3,140,065
MCKESSON CORP SR UNSECURED 03/17 5.7	3/1/2017	5.70%	**	1,395,632
MCKESSON CORP SR UNSECURED 03/19 2.284	3/15/2019	2.28%	**	426,627
MCKESSON CORP SR UNSECURED 03/21 4.75	3/1/2021	4.75%	**	320,986
MEAD JOHNSON NUTRITION C SR UNSECURED 11/19 4.9	11/1/2019	4.90%	**	424,259
MEDCO HEALTH SOLUTIONS COMPANY GUAR 03/18 7.125	3/15/2018	7.13%	**	339,824
MEDCO HEALTH SOLUTIONS COMPANY GUAR 09/20 4.125	9/15/2020	4.13%	**	107,502
MEDTRONIC INC COMPANY GUAR 02/17 0.875	2/27/2017	0.88%	**	3,918,862
MEDTRONIC INC COMPANY GUAR 03/18 1.5	3/15/2018	1.50%	**	10,094,654
MEDTRONIC INC COMPANY GUAR 03/20 2.5	3/15/2020	2.50%	**	206,395
MEDTRONIC INC COMPANY GUAR 03/20 4.45	3/15/2020	4.45%	**	1,246,842
MEDTRONIC INC COMPANY GUAR 03/22 3.125	3/15/2022	3.13%	**	5,444,492
MEDTRONIC INC COMPANY GUAR 03/22 3.15	3/15/2022	3.15%	**	3,211,263
MEDTRONIC INC COMPANY GUAR 03/25 3.5	3/15/2025	3.50%	**	13,275,030
MEDTRONIC INC COMPANY GUAR 04/23 2.75	4/1/2023	2.75%	**	429,472
MEIJI YASUDA LIFE INSURA SUBORDINATED 144A 10/45 VAR	10/20/2045	5.20%	**	8,001,917
MERCEDES BENZ AUTO LEASE TRUST MBALT 2014 A A3	12/15/2016	0.68%	**	613,101

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
MERCEDES BENZ AUTO LEASE TRUST MBALT 2015 A A3	8/15/2017	1.10%	**	1,433,067
MERCEDES BENZ AUTO LEASE TRUST MBALT 2015 B A2A	11/18/2016	1.21%	**	3,516,478
MERCEDES BENZ AUTO LEASE TRUST MBALT 2015 B A3	7/16/2018	1.34%	**	2,397,903
MERCEDES BENZ AUTO RECEIVABLES MBART 2013 1 A4	11/15/2019	1.13%	**	1,515,242
MERCEDES BENZ AUTO RECEIVABLES MBART 2014 1 A3	10/15/2018	0.87%	**	2,768,898
MERCEDES BENZ AUTO RECEIVABLES MBART 2014 1 A4	11/16/2020	1.31%	**	1,827,036
MERCEDES BENZ AUTO RECEIVABLES MBART 2015 1 A3	12/16/2019	0.01%	**	5,095,134
MERCEDES BENZ AUTO RECEIVABLES MBART 2015 1 A3	12/16/2019	1.34%	**	3,057,080
MERCK + CO INC SR UNSECURED 01/21 3.875	1/15/2021	3.88%	**	2,669,451
MERCK + CO INC SR UNSECURED 02/20 1.85	2/10/2020	1.85%	**	2,916,972
MERCK + CO INC SR UNSECURED 02/25 2.75	2/10/2025	2.75%	**	13,347,327
MERCK + CO INC SR UNSECURED 05/16 0.7	5/18/2016	0.70%	**	7,641,955
MERRILL LYNCH MORTGAGE INVESTO MLMI 1998 C1 A3	11/15/2026	6.72%	**	1,407,202
MERRILL LYNCH MORTGAGE INVESTO MLMI 2005 A5 A3	6/25/2035	2.57%	**	11,069,461
MERRILL LYNCH MORTGAGE TRUST MLMT 2006 C1 A4	5/12/2039	5.67%	**	5,069,877
MERRILL LYNCH MORTGAGE TRUST MLMT 2006 C1 AM	5/12/2039	5.67%	**	1,388,691
MERRILL LYNCH MORTGAGE TRUST MLMT 2007 C1 A3	6/12/2050	5.84%	**	26,562
MET LIFE GLOB FUNDING I SECURED 144A 04/17 1.3	11/18/2016	1.30%	**	3,851,729
MET LIFE GLOB FUNDING I SECURED 144A 04/19 2.3	4/10/2019	2.30%	**	9,685,763
METLIFE INC JR SUBORDINA 12/66 6.4	12/15/2066	6.40%	**	4,920,157
METLIFE INC SR UNSECURED 02/19 7.717	2/15/2019	7.72%	**	809,549
METLIFE INC SR UNSECURED 09/23 4.368	9/15/2023	4.37%	**	1,870,374
METLIFE INC SR UNSECURED 12/17 VAR	12/15/2017	1.90%	**	3,987,905
MICROSOFT CORP SR UNSECURED 02/16 2.5	2/8/2016	2.50%	**	503,033
MICROSOFT CORP SR UNSECURED 02/20 1.85	2/12/2020	1.85%	**	569,809
MICROSOFT CORP SR UNSECURED 02/55 4	2/12/2055	4.00%	**	5,983,012
MICROSOFT CORP SR UNSECURED 11/18 1.3	11/3/2018	1.30%	**	4,920,031
MIDAMERICAN ENERGY CO 1ST MORTGAGE 10/24 3.5	10/15/2024	3.50%	**	1,570,807
MITSUBISHI UFJ TR + BANK SR UNSECURED 144A 10/19 2.45	10/16/2019	2.45%	**	2,348,333
MIZUHO BANK LTD COMPANY GUAR 144A 04/17 1.3	4/16/2017	1.30%	**	1,577,428
MIZUHO BANK LTD COMPANY GUAR 144A 04/19 2.45	4/16/2019	2.45%	**	615,096
MIZUHO FIN GRP CAYMAN 3 COMPANY GUAR REGS 03/24 4.6	3/27/2024	4.60%	**	5,274,144
ML CFC COMMERCIAL MORTGAGE TRU MLCFC 2006 1 AM	2/12/2039	5.52%	**	2,078,598
ML CFC COMMERCIAL MORTGAGE TRU MLCFC 2006 2 A4	6/12/2046	5.88%	**	1,497,858
ML CFC COMMERCIAL MORTGAGE TRU MLCFC 2006 2 AM	6/12/2046	5.89%	**	331,271
ML CFC COMMERCIAL MORTGAGE TRU MLCFC 2006 3 AM	7/12/2046	5.46%	**	3,749,454
ML CFC COMMERCIAL MORTGAGE TRU MLCFC 2006 4 A3	12/12/2049	5.17%	**	3,397,906
ML CFC COMMERCIAL MORTGAGE TRU MLCFC 2007 9 AMA	9/12/2049	5.85%	**	1,534,860
MLCC MORTGAGE INVESTORS INC MLCC 2003 C A1	6/25/2028	1.08%	**	309,544
MLCC MORTGAGE INVESTORS INC MLCC 2004 A A1	4/25/2029	0.88%	**	17,884
MLCC MORTGAGE INVESTORS INC MLCC 2005 2 3A	10/25/2035	1.24%	**	515,781
MOLSON COORS BREWING CO COMPANY GUAR 05/17 2	5/1/2017	2.00%	**	312,607
MOLSON COORS BREWING CO COMPANY GUAR 05/22 3.5	5/1/2022	3.50%	**	247,281
MONDELEZ INTERNATIONAL SR UNSECURED 02/16 4.125	2/9/2016	4.13%	**	739,690
MONDELEZ INTERNATIONAL SR UNSECURED 02/19 2.25	2/1/2019	2.25%	**	9,971,827
MONDELEZ INTERNATIONAL SR UNSECURED 02/24 4	2/1/2024	4.00%	**	992,885
MONSANTO CO SR UNSECURED 06/17 1.15	6/30/2017	1.15%	**	9,180,818

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
MONSANTO CO SR UNSECURED 07/24 3.375	7/15/2024	3.38%	**	459,169
MOODY S CORPORATION SR UNSECURED 07/19 2.75	7/15/2019	2.75%	**	516,690
MOODY S CORPORATION SR UNSECURED 07/44 5.25	7/15/2044	5.25%	**	523,271
MORGAN STANLEY BAML TRUST MSBAM 2013 C7 A3	2/15/2046	2.66%	**	5,039,249
MORGAN STANLEY BAML TRUST MSBAM 2013 C7 A4	2/15/2046	2.92%	**	456,075
MORGAN STANLEY BAML TRUST MSBAM 2013 C7 AS	2/15/2046	3.21%	**	220,571
MORGAN STANLEY BAML TRUST MSBAM 2013 C9 AS	5/15/2046	3.46%	**	318,617
MORGAN STANLEY BAML TRUST MSBAM 2014 C14 A2	2/15/2047	2.92%	**	5,114,819
MORGAN STANLEY BAML TRUST MSBAM 2014 C15 A4	4/15/2047	4.05%	**	1,187,538
MORGAN STANLEY BAML TRUST MSBAM 2014 C16 ASB	6/15/2047	3.48%	**	5,403,495
MORGAN STANLEY BAML TRUST MSBAM 2014 C18 AS	10/15/2047	4.11%	**	2,331,443
MORGAN STANLEY BAML TRUST MSBAM 2014 C19 A2	12/15/2047	3.10%	**	17,845,820
MORGAN STANLEY BAML TRUST MSBAM 2015 C21 A3	3/15/2048	3.08%	**	1,992,758
MORGAN STANLEY BAML TRUST MSBAM 2015 C23 A2	7/15/2050	2.98%	**	3,129,262
MORGAN STANLEY BAML TRUST MSBAM 2015 C27 A3	12/15/2047	3.47%	**	5,920,678
MORGAN STANLEY CAPITAL I TRUST MSC 2006 HQ9 A1A	7/12/2044	5.73%	**	1,793,160
MORGAN STANLEY CAPITAL I TRUST MSC 2006 HQ9 A4FL	7/12/2044	0.46%	**	2,202,835
MORGAN STANLEY CAPITAL I TRUST MSC 2006 HQ9 AM	7/12/2044	5.77%	**	383,801
MORGAN STANLEY CAPITAL I TRUST MSC 2006 IQ11 A4	10/15/2042	5.78%	**	539,032
MORGAN STANLEY CAPITAL I TRUST MSC 2006 IQ11 AM	10/15/2042	5.78%	**	185,715
MORGAN STANLEY CAPITAL I TRUST MSC 2007 HQ11 A31	2/12/2044	5.44%	**	97,261
MORGAN STANLEY CAPITAL I TRUST MSC 2007 HQ11 A4	2/12/2044	5.45%	**	838,381
MORGAN STANLEY CAPITAL I TRUST MSC 2007 IQ13 A4	3/15/2044	5.36%	**	3,066,093
MORGAN STANLEY CAPITAL I TRUST MSC 2007 IQ14 A2	4/15/2049	5.61%	**	1,185,379
MORGAN STANLEY CAPITAL I TRUST MSC 2007 T25 A3	11/12/2049	5.51%	**	2,254,811
MORGAN STANLEY CAPITAL I TRUST MSC 2007 T27 A1A	6/11/2042	5.64%	**	9,793,834
MORGAN STANLEY CAPITAL I TRUST MSC 2015 MS1 A2	5/15/2048	3.26%	**	8,574,231
MORGAN STANLEY CAPITAL INC MSAC 2005 HE1 M1	12/25/2034	1.10%	**	9,230,978
MORGAN STANLEY MORTGAGE LOAN T MSM 2004 11AR 1A1	1/25/2035	0.74%	**	219,537
MORGAN STANLEY MORTGAGE LOAN T MSM 2005 6AR 1A1	11/25/2035	0.70%	**	32,753
MORGAN STANLEY REREMIC TRUST MSRR 2009 GG10 A4A 144A	8/12/2045	5.79%	**	1,612,521
MORGAN STANLEY REREMIC TRUST MSRR 2010 GG10 A4A 144A	8/15/2045	5.79%	**	31,999,663
MORGAN STANLEY SR UNSECURED 01/17 5.45	1/9/2017	5.45%	**	8,255,317
MORGAN STANLEY SR UNSECURED 01/18 1.875	1/5/2018	1.88%	**	16,059,778
MORGAN STANLEY SR UNSECURED 01/20 2.65	1/27/2020	2.65%	**	1,604,412
MORGAN STANLEY SR UNSECURED 01/20 5.5	1/26/2020	5.50%	**	1,257,842
MORGAN STANLEY SR UNSECURED 01/21 5.75	1/25/2021	5.75%	**	2,991,269
MORGAN STANLEY SR UNSECURED 02/16 1.75	2/25/2016	1.75%	**	2,821,192
MORGAN STANLEY SR UNSECURED 02/23 3.75	2/25/2023	3.75%	**	1,883,978
MORGAN STANLEY SR UNSECURED 03/17 4.75	3/22/2017	4.75%	**	1,937,071
MORGAN STANLEY SR UNSECURED 04/16 3.8	4/29/2016	3.80%	**	3,425,650
MORGAN STANLEY SR UNSECURED 04/17 5.55	4/27/2017	5.55%	**	860,130
MORGAN STANLEY SR UNSECURED 04/18 2.125	4/25/2018	2.13%	**	3,611,775
MORGAN STANLEY SR UNSECURED 04/18 6.625	4/1/2018	6.63%	**	6,691,153
MORGAN STANLEY SR UNSECURED 04/24 3.875	4/29/2024	3.88%	**	1,984,668
MORGAN STANLEY SR UNSECURED 05/19 7.3	5/13/2019	7.30%	**	4,472,932
MORGAN STANLEY SR UNSECURED 06/20 2.8	6/16/2020	2.80%	**	10,279,631

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
MORGAN STANLEY SR UNSECURED 08/17 6.25	8/28/2017	6.25%	**	2,852,654
MORGAN STANLEY SR UNSECURED 09/19 5.625	9/23/2019	5.63%	**	1,752,837
MORGAN STANLEY SR UNSECURED 10/16 5.75	10/18/2016	5.75%	**	2,225,633
MORGAN STANLEY SR UNSECURED 10/16 VAR	10/18/2016	0.77%	**	807,852
MORGAN STANLEY SR UNSECURED 12/17 5.95	12/28/2017	5.95%	**	18,467,716
MORGAN STANLEY SR UNSECURED 12/18 2.2	12/7/2018	2.20%	**	2,916,794
MORGAN STANLEY SUBORDINATED 05/23 4.1	5/22/2023	4.10%	**	238,086
MORGAN STANLEY SUBORDINATED 09/26 4.35	9/8/2026	4.35%	**	2,827,149
MORGAN STANLEY SUBORDINATED 11/22 4.875	11/1/2022	4.88%	**	184,870
MOTOR PLC MOTOR 2015 1A A1 144A	6/25/2022	1.02%	**	6,363,870
MUFG AMERICAS HLDGS CORP SR UNSECURED 02/20 2.25	2/10/2020	2.25%	**	4,428,213
MURPHY OIL CORP SR UNSECURED 12/17 2.5	12/1/2017	2.50%	**	3,053,465
MURRAY ST INV TRUST I COMPANY GUAR 03/17 VAR	3/9/2017	4.65%	**	4,960,969
MYLAN INC COMPANY GUAR 03/19 2.55	3/28/2019	2.55%	**	232,598
MYLAN INC COMPANY GUAR 06/16 1.8	6/24/2016	1.80%	**	793,635
MYLAN INC COMPANY GUAR 06/18 2.6	6/24/2018	2.60%	**	5,084,123
MYLAN INC COMPANY GUAR 11/16 1.35	11/29/2016	1.35%	**	6,215,559
MYLAN INC COMPANY GUAR 144A 01/23 3.125	1/15/2023	3.13%	**	2,124,971
N STAR REAL ESTATE CDO LTD NSTAR 2013 1A A 144A	8/25/2029	2.27%	**	1,153,459
NABORS INDUSTRIES INC COMPANY GUAR 02/18 6.15	2/15/2018	6.15%	**	5,052,146
NABORS INDUSTRIES INC COMPANY GUAR 09/16 2.35	9/15/2016	2.35%	**	183,530
NABORS INDUSTRIES INC COMPANY GUAR 09/21 4.625	9/15/2021	4.63%	**	559,971
NATIONAL AUSTRALIA BANK SR UNSECURED 144A 06/17 VAR	11/18/2016	0.88%	**	2,871,763
NATIONAL AUSTRALIA BANK SR UNSECURED 144A 07/16 3	7/27/2016	3.00%	**	621,401
NATIONAL CITY CORP SUBORDINATED 05/19 6.875	5/15/2019	6.88%	**	1,504,919
NATIONAL OILWELL VARCO I SR UNSECURED 12/17 1.35	12/1/2017	1.35%	**	426,137
NATIONAL RURAL UTIL COOP COLLATERAL T 01/17 1.1	1/27/2017	1.10%	**	4,273,756
NBCUNIVERSAL ENTERPRISE COMPANY GUAR 144A 04/18 VAR	4/15/2018	1.01%	**	4,322,155
NBCUNIVERSAL MEDIA LLC COMPANY GUAR 01/23 2.875	1/15/2023	2.88%	**	432,428
NBCUNIVERSAL MEDIA LLC COMPANY GUAR 04/16 2.875	4/1/2016	2.88%	**	3,136,491
NBCUNIVERSAL MEDIA LLC COMPANY GUAR 04/20 5.15	4/30/2020	5.15%	**	1,802,051
NBCUNIVERSAL MEDIA LLC COMPANY GUAR 04/21 4.375	4/1/2021	4.38%	**	2,504,396
NCUA GUARANTEED NOTES NGN 2010 C1 A2	10/29/2020	2.90%	**	1,477,717
NCUA GUARANTEED NOTES NGN 2010 R3 3A	12/8/2020	2.40%	**	406,024
NELNET STUDENT LOAN TRUST NSLT 2004 4 B	1/25/2041	0.62%	**	4,758,672
NELNET STUDENT LOAN TRUST NSLT 2007 1 B2	8/25/2037	5.37%	**	6,630,983
NETAPP INC SR UNSECURED 06/21 3.375	6/15/2021	3.38%	**	100,058
NEW YORK LIFE GLOBAL FDG SECURED 144A 01/19 2.1	1/2/2019	2.10%	**	1,026,043
NEW YORK LIFE GLOBAL FDG SECURED 144A 05/17 1.65	5/15/2017	1.65%	**	617,227
NEW YORK LIFE GLOBAL FDG SECURED 144A 11/18 1.55	11/2/2018	1.55%	**	2,124,189
NEW YORK LIFE GLOBAL FDG SECURED 144A 12/17 1.45	12/15/2017	1.45%	**	6,339,312
NEWELL RUBBERMAID INC SR UNSECURED 12/19 2.875	12/1/2019	2.88%	**	5,441,741
NEXTERA ENERGY CAPITAL COMPANY GUAR 06/17 1.586	6/1/2017	1.59%	**	4,262,825
NEXTERA ENERGY CAPITAL COMPANY GUAR 09/17 2.056	9/1/2017	2.06%	**	5,410,354
NIAGARA MOHAWK POWER SR UNSECURED 144A 08/19 4.881	8/15/2019	4.88%	**	448,330
NIPPON LIFE INSURANCE SUBORDINATED 144A 10/44 VAR	10/16/2044	5.10%	**	10,708,162

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
NISOURCE FINANCE CORP COMPANY GUAR 01/19 6.8	1/15/2019	6.80%	**	752,959
NISOURCE FINANCE CORP COMPANY GUAR 03/16 10.75	3/15/2016	10.75%	**	177,045
NISOURCE FINANCE CORP COMPANY GUAR 03/18 6.4	3/15/2018	6.40%	**	80,387
NISSAN AUTO LEASE TRUST NALT 2014 A A3	2/15/2017	0.80%	**	1,132,302
NISSAN AUTO LEASE TRUST NALT 2015 A A2A	11/18/2016	1.03%	**	4,516,643
NISSAN AUTO LEASE TRUST NALT 2015 B A2A	12/15/2017	1.18%	**	8,389,048
NISSAN AUTO LEASE TRUST NALT 2015 B A2A	11/18/2016	1.18%	**	7,167,409
NISSAN AUTO LEASE TRUST NALT 2015 B A3	4/16/2018	1.54%	**	2,043,837
NISSAN AUTO RECEIVABLES OWNER NAROT 2012 B A4	12/17/2018	0.66%	**	713,557
NISSAN AUTO RECEIVABLES OWNER NAROT 2012 B A4	11/18/2016	0.66%	**	1,934,956
NISSAN AUTO RECEIVABLES OWNER NAROT 2013 A A3	5/15/2017	0.50%	**	85,289
NISSAN AUTO RECEIVABLES OWNER NAROT 2013 C A3	8/15/2018	0.67%	**	1,371,993
NISSAN AUTO RECEIVABLES OWNER NAROT 2014 A A3	8/15/2018	0.72%	**	1,276,054
NISSAN AUTO RECEIVABLES OWNER NAROT 2014 B A3	5/15/2019	1.11%	**	816,240
NISSAN AUTO RECEIVABLES OWNER NAROT 2015 B A2B	11/18/2016	0.61%	**	2,647,630
NISSAN MASTER OWNER TRUST RECE NMOTR 2013 A A	2/15/2018	0.63%	**	8,197,637
NISSAN MASTER OWNER TRUST RECE NMOTR 2015 A A1	1/15/2020	0.73%	**	12,244,285
NISSAN MOTOR ACCEPTANCE SR UNSECURED 144A 03/16 1	3/15/2016	1.00%	**	707,124
NISSAN MOTOR ACCEPTANCE SR UNSECURED 144A 03/18 1.8	3/15/2018	1.80%	**	224,379
NISSAN MOTOR ACCEPTANCE SR UNSECURED 144A 03/19 2.35	3/4/2019	2.35%	**	204,181
NOBLE ENERGY INC SR UNSECURED 03/19 8.25	3/1/2019	8.25%	**	991,311
NOBLE ENERGY INC SR UNSECURED 11/24 3.9	11/15/2024	3.90%	**	1,824,019
NOBLE ENERGY INC SR UNSECURED 12/21 4.15	12/15/2021	4.15%	**	3,843,232
NOBLE HOLDING INTL LTD COMPANY GUAR 03/17 2.5	3/15/2017	2.50%	**	723,114
NOMURA ASSET ACCEPTANCE CORPOR NAA 2007 1 1A5	3/25/2047	6.35%	**	4,631,369
NOMURA HOLDINGS INC SR UNSECURED 01/16 4.125	1/19/2016	4.13%	**	2,272,140
NOMURA HOLDINGS INC SR UNSECURED 03/19 2.75	3/19/2019	2.75%	**	2,189,245
NOMURA HOLDINGS INC SR UNSECURED 09/16 2	9/13/2016	2.00%	**	1,851,883
NORDEA BANK AB 04/17 1	11/18/2016	0.68%	**	4,027,058
NORDEA BANK AB SR UNSECURED 144A 03/17 3.125	3/20/2017	3.13%	**	417,969
NORDEA BANK AB SR UNSECURED 144A 05/18 1.625	5/15/2018	1.63%	**	213,934
NORFOLK SOUTHERN CORP SR UNSECURED 04/18 5.75	4/1/2018	5.75%	**	906,773
NORFOLK SOUTHERN CORP SR UNSECURED 05/17 7.7	5/15/2017	7.70%	**	719,901
NORFOLK SOUTHERN CORP SR UNSECURED 06/19 5.9	6/15/2019	5.90%	**	2,369,035
NORTHERN TRUST COMPANY SUBORDINATED 08/18 6.5	8/15/2018	6.50%	**	284,984
NORTHROP GRUMMAN CORP SR UNSECURED 08/19 5.05	8/1/2019	5.05%	**	1,305,750
NOVARTIS CAPITAL CORP COMPANY GUAR 05/24 3.4	5/6/2024	3.40%	**	433,736
NOVARTIS CAPITAL CORP COMPANY GUAR 09/22 2.4	9/21/2022	2.40%	**	892,845
NSTAR ELECTRIC CO SR UNSECURED 11/17 5.625	11/15/2017	5.63%	**	184,862
NUCOR CORP SR UNSECURED 06/18 5.85	6/1/2018	5.85%	**	625,218
OCCIDENTAL PETROLEUM COR SR UNSECURED 02/17 1.75	2/15/2017	1.75%	**	446,638

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
OCCIDENTAL PETROLEUM COR SR UNSECURED 02/22 3.125	2/15/2022	3.13%	**	490,945
OCCIDENTAL PETROLEUM COR SR UNSECURED 02/23 2.7	2/15/2023	2.70%	**	212,166
OHIO ST OHS 05/21 FIXED 4.534	5/1/2021	4.53%	**	11,371,043
OHIO ST OHS 05/22 FIXED 4.654	5/1/2022	4.65%	**	11,500,156
OMNICOM GROUP INC COMPANY GUAR 04/16 5.9	11/18/2016	5.90%	**	1,688,205
ONEMAIN FINANCIAL ISSUANCE TRU OMFIT 2014 1A A 144A	6/18/2024	2.43%	**	2,144,455
ONEMAIN FINANCIAL ISSUANCE TRU OMFIT 2015 2A A 144A	7/18/2025	2.57%	**	10,937,117
ONEOK PARTNERS LP COMPANY GUAR 02/16 3.25	11/18/2016	3.25%	**	2,364,834
ONEOK PARTNERS LP COMPANY GUAR 09/18 3.2	9/15/2018	3.20%	**	12,014,778
ONEOK PARTNERS LP COMPANY GUAR 10/16 6.15	10/1/2016	6.15%	**	315,574
ONEOK PARTNERS LP COMPANY GUAR 10/17 2	10/1/2017	2.00%	**	587,274
ONEOK PARTNERS LP COMPANY GUAR 10/22 3.375	10/1/2022	3.38%	**	195,323
ONTARIO (PROVINCE OF) SR UNSECURED 10/17 1.1	10/25/2017	1.10%	**	3,906,208
ORACLE CORP SR UNSECURED 01/16 5.25	1/15/2016	5.25%	**	5,841,174
ORACLE CORP SR UNSECURED 05/22 2.5	5/15/2022	2.50%	**	4,525,924
ORACLE CORP SR UNSECURED 05/25 2.95	5/15/2025	2.95%	**	4,292,505
ORACLE CORP SR UNSECURED 05/45 4.125	5/15/2045	4.13%	**	2,429,024
ORACLE CORP SR UNSECURED 07/19 5	7/8/2019	5.00%	**	1,848,202
ORACLE CORP SR UNSECURED 07/21 2.8	7/8/2021	2.80%	**	2,288,632
ORACLE CORP SR UNSECURED 10/17 1.2	10/15/2017	1.20%	**	7,558,126
ORACLE CORP SR UNSECURED 10/22 2.5	10/15/2022	2.50%	**	505,350
OSCAR US FUNDING TRUST OSCAR 2015 1A A4 144A	6/15/2022	2.44%	**	2,046,128
OVERSEAS PRIVATE INV COR US GOVT GUAR 04/17 0.00000	4/23/2017	3.56%	**	8,993,063
OVERSEAS PRIVATE INV COR US GOVT GUAR 05/30 3.43	5/15/2030	3.43%	**	8,716,224
OVERSEAS PRIVATE INV COR US GOVT GUAR 11/17 0.00000	11/17/2017	1.50%	**	8,718,251
PACCAR FINANCIAL CORP SR UNSECURED 03/17 1.6	3/15/2017	1.60%	**	270,030
PACCAR FINANCIAL CORP SR UNSECURED 03/18 1.45	3/9/2018	1.45%	**	2,660,593
PACCAR FINANCIAL CORP SR UNSECURED 08/18 1.75	8/14/2018	1.75%	**	3,421,082
PACCAR FINANCIAL CORP SR UNSECURED 11/17 1.4	11/17/2017	1.40%	**	306,472
PACIFIC GAS + ELECTRIC SR UNSECURED 03/34 6.05	3/1/2034	6.05%	**	362,204
PACIFIC GAS + ELECTRIC SR UNSECURED 06/23 3.25	6/15/2023	3.25%	**	1,776,938
PACIFIC GAS + ELECTRIC SR UNSECURED 10/18 8.25	10/15/2018	8.25%	**	1,726,920
PACIFIC GAS + ELECTRIC SR UNSECURED 11/17 5.625	11/30/2017	5.63%	**	892,692
PACIFIC GAS + ELECTRIC SR UNSECURED 11/23 3.85	11/15/2023	3.85%	**	1,346,797
PACIFICORP 1ST MORTGAGE 07/18 5.65	7/15/2018	5.65%	**	156,373
PENNSYLVANIA ELECTRIC CO SR UNSECURED 09/17 6.05	9/1/2017	6.05%	**	207,231
PENSKE TRUCK LEASING/PTL SR UNSECURED 144A 03/16 2.5	3/15/2016	2.50%	**	1,037,768
PENSKE TRUCK LEASING/PTL SR UNSECURED 144A 03/18 3.375	3/15/2018	3.38%	**	13,099,636
PENSKE TRUCK LEASING/PTL SR UNSECURED 144A 05/17 3.75	5/11/2017	3.75%	**	2,352,123
PENSKE TRUCK LEASING/PTL SR UNSECURED 144A 07/20 3.2	7/15/2020	3.20%	**	4,128,696
PENTAIR FINANCE SA COMPANY GUAR 09/18 2.9	9/15/2018	2.90%	**	3,125,641

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
PEOPLES UNITED BANK SUBORDINATED 07/24 4	7/15/2024	4.00%	**	461,024
PEPSICO INC SR UNSECURED 04/18 1.25	4/30/2018	1.25%	**	3,369,189
PEPSICO INC SR UNSECURED 06/18 5	6/1/2018	5.00%	**	1,480,320
PEPSICO INC SR UNSECURED 08/21 3	8/25/2021	3.00%	**	3,590,337
PEPSICO INC SR UNSECURED 11/18 7.9	11/1/2018	7.90%	**	593,149
PERNOD RICARD SA SR UNSECURED 144A 01/22 4.45	1/15/2022	4.45%	**	3,633,045
PERRIGO CO PLC SR UNSECURED 11/16 1.3	11/8/2016	1.30%	**	7,195,462
PERRIGO CO PLC SR UNSECURED 11/18 2.3	11/8/2018	2.30%	**	4,394,191
PERRIGO FINANCE UNLIMITD COMPANY GUAR 12/21 3.5	12/15/2021	3.50%	**	2,629,444
PETRO CANADA SR UNSECURED 05/18 6.05	5/15/2018	6.05%	**	900,696
PETROBRAS GLOBAL FINANCE COMPANY GUAR 03/17 3.25	3/17/2017	3.25%	**	947,852
PETROLEOS MEXICANOS COMPANY GUAR 144A 07/20 3.5	7/23/2020	3.50%	**	2,880,552
PFIZER INC SR UNSECURED 01/17 0.9	1/15/2017	0.90%	**	899,969
PFIZER INC SR UNSECURED 03/17 6.05	3/30/2017	6.05%	**	190,097
PFIZER INC SR UNSECURED 03/19 6.2	3/15/2019	6.20%	**	1,556,264
PFIZER INC SR UNSECURED 05/17 1.1	5/15/2017	1.10%	**	4,473,312
PHILIP MORRIS INTL INC SR UNSECURED 03/20 4.5	3/26/2020	4.50%	**	1,606,827
PHILIP MORRIS INTL INC SR UNSECURED 03/23 2.625	3/6/2023	2.63%	**	276,299
PHILIP MORRIS INTL INC SR UNSECURED 05/16 2.5	5/16/2016	2.50%	**	5,845,766
PHILIP MORRIS INTL INC SR UNSECURED 05/18 5.65	5/16/2018	5.65%	**	251,545
PHILIP MORRIS INTL INC SR UNSECURED 08/25 3.375	8/11/2025	3.38%	**	5,599,562
PHILIP MORRIS INTL INC SR UNSECURED 11/17 1.25	11/9/2017	1.25%	**	4,717,742
PHILIP MORRIS INTL INC SR UNSECURED 11/21 2.9	11/15/2021	2.90%	**	11,823,336
PHILLIPS 66 COMPANY GUAR 05/17 2.95	11/18/2016	2.95%	**	3,086,170
PIONEER NATURAL RESOURCE SR UNSECURED 05/18 6.875	5/1/2018	6.88%	**	2,095,553
PLAINS ALL AMER PIPELINE SR UNSECURED 01/17 6.125	1/15/2017	6.13%	**	2,511,009
PLAINS ALL AMER PIPELINE SR UNSECURED 01/20 5.75	1/15/2020	5.75%	**	2,565,167
PLAINS ALL AMER PIPELINE SR UNSECURED 05/18 6.5	5/1/2018	6.50%	**	455,041
PLAINS ALL AMER PIPELINE SR UNSECURED 10/23 3.85	10/15/2023	3.85%	**	12,333,051
PNC BANK NA SR UNSECURED 02/18 1.5	2/23/2018	1.50%	**	3,671,082
PNC BANK NA SR UNSECURED 06/18 1.6	6/1/2018	1.60%	**	3,051,184
PNC BANK NA SR UNSECURED 07/20 2.6	7/21/2020	2.60%	**	512,228
PNC BANK NA SR UNSECURED 11/16 1.15	11/1/2016	1.15%	**	3,036,531
PNC BANK NA SUBORDINATED 07/23 3.8	7/25/2023	3.80%	**	3,698,826
PNC BANK NA SUBORDINATED 09/17 4.875	9/21/2017	4.88%	**	2,901,394
PNC FUNDING CORP COMPANY GUAR 02/17 5.625	2/1/2017	5.63%	**	649,839
PNC FUNDING CORP COMPANY GUAR 06/19 6.7	6/10/2019	6.70%	**	1,423,036
PNC FUNDING CORP COMPANY GUAR 08/20 4.375	8/11/2020	4.38%	**	1,692,265
PNC FUNDING CORP COMPANY GUAR 09/16 2.7	9/19/2016	2.70%	**	517,385
PORSCHE INNOVATIVE LEASE OWNER PILOT 2014 1 A2 144A	11/18/2016	0.65%	**	513,999
PORSCHE INNOVATIVE LEASE OWNER PILOT 2015 1 A4 144A	5/21/2021	1.43%	**	2,336,073

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
PORT AUTH OF NEW YORK NEW JE PORTRN 12/24 FIXED 5.859	12/1/2024	5.86%	**	22,647,927
POTASH CORP SASKATCHEWAN SR UNSECURED 12/17 3.25	12/1/2017	3.25%	**	549,656
PPG INDUSTRIES INC SR UNSECURED 01/16 1.9	1/15/2016	1.90%	**	205,015
PPG INDUSTRIES INC SR UNSECURED 03/18 6.65	3/15/2018	6.65%	**	512,939
PPG INDUSTRIES INC SR UNSECURED 11/19 2.3	11/15/2019	2.30%	**	278,881
PPL CAPITAL FUNDING INC COMPANY GUAR 06/18 1.9	6/1/2018	1.90%	**	101,510
PRAXAIR INC SR UNSECURED 08/19 4.5	8/15/2019	4.50%	**	204,131
PRAXAIR INC SR UNSECURED 11/17 1.05	11/7/2017	1.05%	**	203,120
PRAXAIR INC SR UNSECURED 11/18 1.25	11/7/2018	1.25%	**	202,199
PRICOA GLOBAL FUNDING 1 SECURED 144A 11/20 2.55	11/24/2020	2.55%	**	339,604
PRICOA GLOBAL FUNDING 1 SR SECURED 144A 05/18 1.6	5/29/2018	1.60%	**	152,011
PRIME MORTGAGE TRUST PRIME 2004 CL1 2A1	2/25/2019	5.00%	**	2,632
PRIME MORTGAGE TRUST PRIME 2005 2 1A1	7/25/2020	4.75%	**	171,379
PRINCIPAL FINANCIAL GROU COMPANY GUAR 05/23 3.125	5/15/2023	3.13%	**	3,011,814
PRINCIPAL FINANCIAL GROU COMPANY GUAR 11/17 1.85	11/15/2017	1.85%	**	333,305
PRINCIPAL LFE GLB FND II SR SECURED 144A 02/17 1.125	2/24/2017	1.13%	**	572,454
PRINCIPAL LFE GLB FND II SR SECURED 144A 09/17 1.5	9/11/2017	1.50%	**	291,137
PRINCIPAL LFE GLB FND II SR SECURED 144A 10/18 2.25	10/15/2018	2.25%	**	962,744
PRINCIPAL LFE GLB FND II SR SECURED 144A 12/17 VAR	11/18/2016	0.98%	**	7,481,247
PROCTER + GAMBLE CO/THE SR UNSECURED 08/16 1.45	8/15/2016	1.45%	**	2,232,454
PROGRESS ENERGY INC SR UNSECURED 03/19 7.05	3/15/2019	7.05%	**	3,922,952
PROGRESS ENERGY INC SR UNSECURED 04/22 3.15	4/1/2022	3.15%	**	784,417
PROGRESS ENERGY INC SR UNSECURED 12/19 4.875	12/1/2019	4.88%	**	6,707,303
PROGRESS RESIDENTIAL TRUST PROG 2015 SFR2 A 144A	6/12/2032	2.74%	**	1,135,943
PROVINCE OF QUEBEC UNSECURED 02/23 2.625	2/13/2023	2.63%	**	5,089,393
PRUDENTIAL FINANCIAL INC SR UNSECURED 05/16 3	5/12/2016	3.00%	**	283,354
PRUDENTIAL FINANCIAL INC SR UNSECURED 06/17 6.1	6/15/2017	6.10%	**	1,796,639
PRUDENTIAL FINANCIAL INC SR UNSECURED 06/19 7.375	6/15/2019	7.38%	**	178,378
PSEG POWER LLC COMPANY GUAR 09/16 2.75	9/15/2016	2.75%	**	3,099,020
PSEG POWER LLC COMPANY GUAR 11/18 2.45	11/15/2018	2.45%	**	680,372
PUBLIC SERVICE CO OF NEW SR UNSECURED 05/18 7.95	5/15/2018	7.95%	**	401,345
QUALCOMM INC SR UNSECURED 05/18 1.4	5/18/2018	1.40%	**	2,356,984
QUALCOMM INC SR UNSECURED 05/22 3	5/20/2022	3.00%	**	3,753,409
QUALCOMM INC SR UNSECURED 05/25 3.45	5/20/2025	3.45%	**	13,071,965
QUEST DIAGNOSTICS INC COMPANY GUAR 04/16 3.2	4/1/2016	3.20%	**	154,400
QVC INC SR SECURED 04/24 4.85	4/1/2024	4.85%	**	10,787,977
RABOBANK NEDERLAND NY SR UNSECURED 04/17 VAR	11/18/2016	0.65%	**	8,626,992
RABOBANK NEDERLAND NY SR UNSECURED 11/16 VAR	11/18/2016	0.66%	**	6,911,198
RAYTHEON COMPANY SR UNSECURED 02/20 4.4	2/15/2020	4.40%	**	205,190
RAYTHEON COMPANY SR UNSECURED 10/20 3.125	10/15/2020	3.13%	**	1,449,890
RAYTHEON COMPANY SR UNSECURED 12/24 3.15	12/15/2024	3.15%	**	1,268,018

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
RBC CAPITAL MARKETS REPO REPO	1/4/2016	0.54%	**	96,424,694
RBSGC MORTGAGE PASS THROUGH CE RBSGC 2007 B 1A4	1/25/2037	0.87%	**	987,603
REALTY INCOME CORP SR UNSECURED 01/18 2	1/31/2018	2.00%	**	256,322
REALTY INCOME CORP SR UNSECURED 09/17 5.375	9/15/2017	5.38%	**	205,327
REGENCY CENTERS LP COMPANY GUAR 06/17 5.875	6/15/2017	5.88%	**	1,417,720
REGIONS BANK SR UNSECURED 09/18 2.25	9/14/2018	2.25%	**	5,363,808
REGIONS FINANCIAL CORP SR UNSECURED 05/18 2	5/15/2018	2.00%	**	6,366,266
REPO BANK AMERICA REPO	1/4/2016	0.42%	**	140,794,398
REPO FIRST UNION NATL BK CHARL 02/15 VAR	1/4/2016	0.48%	**	101,958,098
REPUBLIC OF KOREA SR UNSECURED 04/19 7.125	4/16/2019	7.13%	**	6,025,365
REPUBLIC SERVICES INC COMPANY GUAR 05/18 3.8	5/15/2018	3.80%	**	520,107
REPUBLIC SERVICES INC COMPANY GUAR 11/21 5.25	11/15/2021	5.25%	**	1,359,417
RESIDENTIAL ACCREDIT LOANS, IN RALI 2006 QO7 3A2	9/25/2046	0.63%	**	123,022
RESIDENTIAL FUNDING MTG SEC I RFMSI 2003 S9 A1	3/25/2032	6.50%	**	4,268
REYNOLDS AMERICAN INC COMPANY GUAR 06/17 6.75	6/15/2017	6.75%	**	6,546,861
REYNOLDS AMERICAN INC COMPANY GUAR 06/18 2.3	6/12/2018	2.30%	**	8,042,898
REYNOLDS AMERICAN INC COMPANY GUAR 06/18 7.75	6/1/2018	7.75%	**	392,851
REYNOLDS AMERICAN INC COMPANY GUAR 06/19 8.125	6/23/2019	8.13%	**	3,846,461
REYNOLDS AMERICAN INC COMPANY GUAR 06/20 3.25	6/12/2020	3.25%	**	13,965,312
REYNOLDS AMERICAN INC COMPANY GUAR 06/25 4.45	6/12/2025	4.45%	**	2,657,736
REYNOLDS AMERICAN INC COMPANY GUAR 08/16 3.5	8/4/2016	3.50%	**	2,697,859
REYNOLDS AMERICAN INC COMPANY GUAR 11/22 3.25	11/1/2022	3.25%	**	5,906,944
RIALTO REAL ESTATE FUND LP RIAL 2014 LT6 A 144A	9/15/2024	2.75%	**	1,231,791
RIO TINTO FIN USA PLC COMPANY GUAR 03/22 3.5	3/22/2022	3.50%	**	125,561
RIO TINTO FIN USA PLC COMPANY GUAR 06/16 1.375	6/17/2016	1.38%	**	1,751,223
RIO TINTO FIN USA PLC COMPANY GUAR 12/18 2.25	12/14/2018	2.25%	**	299,745
ROCHE HLDGS INC COMPANY GUAR 144A 03/19 6	3/1/2019	6.00%	**	229,016
ROCHE HOLDING INC COMPANY GUAR 144A 09/17 1.35	9/29/2017	1.35%	**	205,072
ROCHE HOLDING INC COMPANY GUAR 144A 09/17 VAR	11/18/2016	0.69%	**	5,527,406
ROGERS COMMUNICATIONS IN COMPANY GUAR 08/18 6.8	8/15/2018	6.80%	**	5,092,839
ROHM + HAAS CO COMPANY GUAR 09/17 6	9/15/2017	6.00%	**	4,831,658
ROLLS ROYCE PLC COMPANY GUAR 144A 10/20 2.375	10/14/2020	2.38%	**	601,160
ROLLS ROYCE PLC COMPANY GUAR 144A 10/25 3.625	10/14/2025	3.63%	**	1,304,505
ROYAL BANK OF CANADA COVERED 02/20 1.875	2/5/2020	1.88%	**	804,816
ROYAL BANK OF CANADA COVERED 09/17 1.2	9/19/2017	1.20%	**	14,987,874
ROYAL BANK OF CANADA COVERED 09/19 2.2	9/23/2019	2.20%	**	10,255,591
ROYAL BANK OF CANADA SR UNSECURED 01/17 1.2	1/23/2017	1.20%	**	3,585,368
ROYAL BANK OF CANADA SR UNSECURED 01/17 1.2	11/18/2016	1.20%	**	3,453,692
ROYAL BANK OF CANADA SR UNSECURED 01/18 1.5	1/16/2018	1.50%	**	407,667
ROYAL BANK OF CANADA SR UNSECURED 07/18 1.8	7/30/2018	1.80%	**	7,140,724
ROYAL BANK OF CANADA SR UNSECURED 07/18 2.2	7/27/2018	2.20%	**	9,059,225

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
ROYAL BK OF SCOTLAND PLC SUBORDINATED REGS 03/22 VAR	3/16/2022	9.50%	**	5,537,155
ROYAL BK SCOTLND GRP PLC SR UNSECURED 10/19 6.4	10/21/2019	6.40%	**	1,796,283
RYDER SYSTEM INC SR UNSECURED 02/19 2.35	2/26/2019	2.35%	**	223,429
RYDER SYSTEM INC SR UNSECURED 03/17 2.5	3/1/2017	2.50%	**	515,778
RYDER SYSTEM INC SR UNSECURED 05/20 2.5	5/11/2020	2.50%	**	2,899,246
RYDER SYSTEM INC SR UNSECURED 06/17 3.5	6/1/2017	3.50%	**	327,669
SABMILLER HOLDINGS INC COMPANY GUAR 144A 01/17 2.45	1/15/2017	2.45%	**	619,559
SANOFI SR UNSECURED 03/16 2.625	3/29/2016	2.63%	**	715,201
SANOFI SR UNSECURED 04/18 1.25	4/10/2018	1.25%	**	3,264,722
SANTANDER BANK NA SR UNSECURED 01/18 2	1/12/2018	2.00%	**	6,562,774
SANTANDER DRIVE AUTO RECEIVABL SDART 2014 2 A3	4/16/2018	0.80%	**	988,917
SANTANDER DRIVE AUTO RECEIVABL SDART 2014 3 A3	11/18/2016	0.81%	**	2,016,446
SANTANDER DRIVE AUTO RECEIVABL SDART 2014 5 A2B	4/16/2018	0.73%	**	2,185,337
SANTANDER HOLDINGS USA SR UNSECURED 08/18 3.45	8/27/2018	3.45%	**	2,093,941
SANTANDER UK GROUP HLDGS SR UNSECURED 10/20 2.875	10/16/2020	2.88%	**	8,813,696
SCHLUMBERGER INVESTMENT COMPANY GUAR 12/23 3.65	12/1/2023	3.65%	**	332,669
SCHLUMBERGER INVESTMENT COMPANY GUAR 144A 08/17 1.25	8/1/2017	1.25%	**	152,009
SCHLUMBERGER INVESTMENT COMPANY GUAR 144A 09/16 1.95	9/14/2016	1.95%	**	257,423
SCHLUMBERGER NORGE AS COMPANY GUAR 144A 08/17 1.25	8/1/2017	1.25%	**	106,576
SEAGATE HDD CAYMAN COMPANY GUAR 11/18 3.75	11/15/2018	3.75%	**	1,525,529
SECURITY NATIONAL MORTGAGE LOA SNMLT 2007 1A 2A 144A	4/25/2037	0.77%	**	386,306
SELECT INCOME REIT SR UNSECURED 02/18 2.85	2/1/2018	2.85%	**	3,110,815
SEMPRA ENERGY SR UNSECURED 02/19 9.8	2/15/2019	9.80%	**	260,396
SEMPRA ENERGY SR UNSECURED 04/17 2.3	4/1/2017	2.30%	**	190,673
SHELL INTERNATIONAL FIN COMPANY GUAR 05/17 VAR	11/18/2016	0.66%	**	5,368,278
SHELL INTERNATIONAL FIN COMPANY GUAR 05/20 2.125	5/11/2020	2.13%	**	504,034
SHELL INTERNATIONAL FIN COMPANY GUAR 08/18 1.9	8/10/2018	1.90%	**	153,735
SHELL INTERNATIONAL FIN COMPANY GUAR 09/19 4.3	9/22/2019	4.30%	**	999,299
SHELL INTERNATIONAL FIN COMPANY GUAR 11/18 1.625	11/10/2018	1.63%	**	2,496,680
SHELL INTERNATIONAL FIN COMPANY GUAR 11/18 2	11/15/2018	2.00%	**	6,252,850
SIEMENS FINANCIERINGSMAT COMPANY GUAR 144A 10/16 5.75	10/17/2016	5.75%	**	424,488
SIERRA PACIFIC POWER CO GENL REF MOR 05/16 6	5/15/2016	6.00%	**	490,090
SIERRA RECEIVABLES FUNDING CO SRFC 2013 3A A 144A	10/20/2030	2.20%	**	5,049,796
SIMON PROPERTY GROUP LP SR UNSECURED 02/19 2.2	2/1/2019	2.20%	**	205,987
SIMON PROPERTY GROUP LP SR UNSECURED 09/17 2.15	9/15/2017	2.15%	**	206,843
SIMON PROPERTY GROUP LP SR UNSECURED 09/20 2.5	9/1/2020	2.50%	**	461,473
SKANDINAVISKA ENSKILDA SR UNSECURED 144A 03/18 1.75	3/19/2018	1.75%	**	204,876
SKY PLC COMPANY GUAR 144A 02/18 6.1	2/15/2018	6.10%	**	894,898
SKY PLC COMPANY GUAR 144A 09/19 2.625	9/16/2019	2.63%	**	11,382,869
SLM STUDENT LOAN TRUST SLMA 2002 A A2	12/16/2030	1.06%	**	5,950,760
SLM STUDENT LOAN TRUST SLMA 2003 11 A6 144A	12/15/2025	1.26%	**	2,175,448

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
SLM STUDENT LOAN TRUST SLMA 2003 4 B	6/15/2038	1.16%	**	1,051,485
SLM STUDENT LOAN TRUST SLMA 2004 A A3	6/15/2033	0.91%	**	12,912,353
SLM STUDENT LOAN TRUST SLMA 2004 B A2	6/15/2021	0.71%	**	3,776,986
SLM STUDENT LOAN TRUST SLMA 2005 5 B	10/25/2040	0.57%	**	4,015,265
SLM STUDENT LOAN TRUST SLMA 2005 6 B	1/25/2044	0.61%	**	8,919,045
SLM STUDENT LOAN TRUST SLMA 2005 A A4	12/15/2038	0.82%	**	1,744,194
SLM STUDENT LOAN TRUST SLMA 2006 9 B	1/25/2041	0.55%	**	2,219,049
SLM STUDENT LOAN TRUST SLMA 2006 BW A5	12/15/2039	0.71%	**	8,207,153
SLM STUDENT LOAN TRUST SLMA 2008 9 A	4/25/2023	1.82%	**	23,518,106
SMALL BUSINESS ADMINISTRATION SBAP 1999 20L 1	12/1/2019	7.19%	**	53,003
SMALL BUSINESS ADMINISTRATION SBAP 2005 20B 1	2/1/2025	4.63%	**	1,159,581
SMALL BUSINESS ADMINISTRATION SBAP 2008 20F 1	6/1/2028	5.68%	**	446,158
SMALL BUSINESS ADMINISTRATION SBAP 2013 20I 1	9/1/2033	3.62%	**	2,060,379
SMALL BUSINESS ADMINISTRATION SBAP 2015 20B 1	2/1/2035	2.46%	**	2,065,992
SMALL BUSINESS ADMINISTRATION SBIC 2008 10A 1	3/10/2018	5.47%	**	1,294,213
SMB PRIVATE EDUCATION LOAN TRU SMB 2014 A A1 144A	9/15/2021	0.83%	**	3,016,289
SOCIAL PROFESSIONAL LOAN PROGR SOFI 2015 D A2 144A	10/27/2036	2.72%	**	7,575,623
SOUTHERN CAL EDISON 1ST REF MORT 05/17 1.125	5/1/2017	1.13%	**	3,139,588
SOUTHERN CAL EDISON 1ST REF MORT 06/21 3.875	6/1/2021	3.88%	**	7,215,930
SOUTHERN CAL EDISON 1ST REF MORT 10/23 3.5	10/1/2023	3.50%	**	946,192
SOUTHERN CO SR UNSECURED 08/17 1.3	8/15/2017	1.30%	**	5,954,685
SOUTHERN NATURAL GAS COMPANY GUAR 144A 04/17 5.9	4/1/2017	5.90%	**	281,333
SOUTHERN POWER CO SR UNSECURED 06/18 1.5	6/1/2018	1.50%	**	3,290,073
SOUTHERN POWER CO SR UNSECURED 12/17 1.85	12/1/2017	1.85%	**	2,044,424
SOUTHWESTERN ENERGY CO SR UNSECURED 03/22 4.1	3/15/2022	4.10%	**	3,560,852
SPECTRA ENERGY CAPITAL COMPANY GUAR 04/18 6.2	4/15/2018	6.20%	**	281,988
SPRINGLEAF MORTGAGE LOAN TRUST SLFMT 2013 1A A 144A	6/25/2058	1.27%	**	91,260
ST JUDE MEDICAL INC SR UNSECURED 09/18 2	9/15/2018	2.00%	**	8,499,499
STANDARD CHARTERED PLC SR UNSECURED 144A 09/17 1.5	9/8/2017	1.50%	**	10,486,380
STANLEY BLACK + DECKER I SUBORDINATED 11/18 2.451	11/17/2018	2.45%	**	6,815,156
STARBUCKS CORP SR UNSECURED 12/16 0.875	12/5/2016	0.88%	**	5,143,007
STARWOOD HOTELS + RESORT SR UNSECURED 05/18 6.75	5/15/2018	6.75%	**	2,998,969
*STATE STREET CORP JR SUBORDINA 03/18 4.956	3/15/2018	4.96%	**	2,666,305
*STATE STREET CORP SR UNSECURED 05/18 1.35	5/15/2018	1.35%	**	508,414
*STATE STREET CORP SR UNSECURED 08/20 2.55	8/18/2020	2.55%	**	3,501,424
*STATE STREET CORP SR UNSECURED 12/24 3.3	12/16/2024	3.30%	**	2,854,894
STATOIL ASA COMPANY GUAR 04/19 5.25	4/15/2019	5.25%	**	195,636
STATOIL ASA COMPANY GUAR 11/17 1.25	11/9/2017	1.25%	**	3,684,130
STATOIL ASA COMPANY GUAR 11/18 1.95	11/8/2018	1.95%	**	2,666,404
STRIPS 08/25 0.00000	8/15/2025		**	2,113,957
STRIPS 08/30 0.00000	8/15/2030		**	2,898,153

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
STRIPS 11/34 0.00000	11/15/2034		**	1,128,493
STRUCTURED ADJUSTABLE RATE MOR SARM 2004 1 4A1	2/25/2034	2.59%	**	15,844
STRUCTURED ADJUSTABLE RATE MOR SARM 2004 4 3A2	4/25/2034	2.58%	**	28,559
STRUCTURED AGENCY CREDIT RISK STACR 2014 DN1 M2	2/25/2024	2.62%	**	959,992
STRUCTURED AGENCY CREDIT RISK STACR 2014 DN2 M2	4/25/2024	2.07%	**	4,531,947
STRUCTURED AGENCY CREDIT RISK STACR 2014 HQ1 M2	8/25/2024	2.92%	**	4,448,885
STRUCTURED ASSET MORTGAGE INVE SAMI 2003 AR4 A1	1/19/2034	1.10%	**	1,072,976
STRUCTURED ASSET MORTGAGE INVE SAMI 2005 AR5 A3	7/19/2035	0.65%	**	1,917,824
STRUCTURED ASSET MORTGAGE INVE SAMI 2006 AR5 2A1	5/25/2046	0.63%	**	1,876,478
STRUCTURED ASSET SECURITIES CO SASC 2003 22A 3A	6/25/2033	2.59%	**	525,243
STRUCTURED ASSET SECURITIES CO SASC 2003 26A 3A5	9/25/2033	2.44%	**	1,463,488
STRUCTURED ASSET SECURITIES CO SASC 2003 31A 2A7	10/25/2033	2.53%	**	3,407,996
STRUCTURED ASSET SECURITIES CO SASC 2003 34A 3A3	11/25/2033	2.61%	**	1,203,693
STRUCTURED ASSET SECURITIES CO SASC 2005 GEL2 A	4/25/2035	0.70%	**	61,458
STRUCTURED ASSET SECURITIES CO SASC 2005 GEL4 M1	8/25/2035	0.94%	**	136,373
STRUCTURED ASSET SECURITIES CO SASC 2005 RF3 1A 144A	6/25/2035	0.77%	**	857,234
SUMITOMO MITSUI BANKING COMPANY GUAR 07/17 1.35	7/11/2017	1.35%	**	3,600,296
SUMITOMO MITSUI BANKING COMPANY GUAR 07/24 3.4	7/11/2024	3.40%	**	5,998,485
SUMITOMO MITSUI FINANCIA SUBORDINATED 144A 04/24 4.436	4/2/2024	4.44%	**	2,631,848
SUNCOR ENERGY INC SR UNSECURED 06/18 6.1	6/1/2018	6.10%	**	330,639
SUNTORY HOLDINGS LTD SR UNSECURED 144A 09/17 1.65	9/29/2017	1.65%	**	2,035,213
SUNTRUST BANKS INC SR UNSECURED 01/17 3.5	1/20/2017	3.50%	**	3,617,097
SUNTRUST BANKS INC SR UNSECURED 05/19 2.5	5/1/2019	2.50%	**	2,355,092
SUNTRUST BANKS INC SR UNSECURED 11/18 2.35	11/1/2018	2.35%	**	1,129,978
SVENSKA HANDELSBANKEN AB SR UNSECURED 01/19 2.5	1/25/2019	2.50%	**	1,054,887
SWEDBANK HYPOTEK AB COVERED 144A 03/18 1.375	3/28/2018	1.38%	**	10,145,210
SYNCHRONY CREDIT CARD MASTER N SYNCT 2015 1 A	3/15/2023	2.37%	**	10,049,576
SYNCHRONY CREDIT CARD MASTER N SYNCT 2015 2 A	4/15/2021	1.60%	**	7,752,544
SYNCHRONY FINANCIAL SR UNSECURED 01/19 2.6	1/15/2019	2.60%	**	2,986,492
SYNCHRONY FINANCIAL SR UNSECURED 02/20 2.7	2/3/2020	2.70%	**	1,040,233
SYNCHRONY FINANCIAL SR UNSECURED 07/25 4.5	7/23/2025	4.50%	**	1,635,645
SYNCHRONY FINANCIAL SR UNSECURED 08/17 1.875	8/15/2017	1.88%	**	3,524,125
SYNCHRONY FINANCIAL SR UNSECURED 08/19 3	8/15/2019	3.00%	**	1,422,362
SYNCHRONY FINANCIAL SR UNSECURED 08/24 4.25	8/15/2024	4.25%	**	515,524
TARGET CORP SR UNSECURED 05/17 5.375	11/18/2016	5.38%	**	3,951,159
TARGET CORP SR UNSECURED 06/19 2.3	6/26/2019	2.30%	**	310,975
TD AMERITRADE HOLDING CO COMPANY GUAR 12/19 5.6	12/1/2019	5.60%	**	171,267
TECK RESOURCES LIMITED COMPANY GUAR 01/17 3.15	1/15/2017	3.15%	**	368,894
TECK RESOURCES LIMITED COMPANY GUAR 02/18 2.5	2/1/2018	2.50%	**	459,477
TECO FINANCE INC COMPANY GUAR 11/17 6.572	11/1/2017	6.57%	**	618,316
TELEFONICA EMISIONES SAU COMPANY GUAR 02/16 3.992	2/16/2016	3.99%	**	211,670

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
TELEFONICA EMISIONES SAU COMPANY GUAR 02/16 3.992	11/18/2016	3.99%	**	3,233,303
TELEFONICA EMISIONES SAU COMPANY GUAR 04/18 3.192	4/27/2018	3.19%	**	470,064
TENN VALLEY AUTHORITY SR UNSECURED 02/21 3.875	2/15/2021	3.88%	**	1,202,397
TENN VALLEY AUTHORITY SR UNSECURED 07/17 5.5	7/18/2017	5.50%	**	579,210
TENN VALLEY AUTHORITY SR UNSECURED 09/24 2.875	9/15/2024	2.88%	**	16,309,444
TENN VALLEY AUTHORITY SR UNSECURED 09/39 5.25	9/15/2039	5.25%	**	1,034,533
TEVA PHARMACEUT FIN BV COMPANY GUAR 11/16 2.4	11/10/2016	2.40%	**	793,909
TEXAS EASTERN TRANSMISSI SR UNSECURED 144A 09/17 6	9/15/2017	6.00%	**	756,432
TEXAS INSTRUMENTS INC SR UNSECURED 05/16 2.375	5/16/2016	2.38%	**	154,556
TEXAS INSTRUMENTS INC SR UNSECURED 05/18 1	5/1/2018	1.00%	**	166,734
TEXAS ST TXS 06/18 FLOATING VAR	6/1/2018	0.64%	**	3,656,213
TEXTRON INC SR UNSECURED 12/17 5.6	12/1/2017	5.60%	**	206,935
THERMO FISHER SCIENTIFIC SR UNSECURED 01/18 1.85	1/15/2018	1.85%	**	209,391
THERMO FISHER SCIENTIFIC SR UNSECURED 02/19 2.4	2/1/2019	2.40%	**	1,751,475
THERMO FISHER SCIENTIFIC SR UNSECURED 08/16 2.25	8/15/2016	2.25%	**	103,031
THERMO FISHER SCIENTIFIC SR UNSECURED 08/21 3.6	8/15/2021	3.60%	**	832,423
THERMO FISHER SCIENTIFIC SR UNSECURED 12/18 2.15	12/14/2018	2.15%	**	2,496,351
THOMSON REUTERS CORP SR UNSECURED 02/17 1.3	2/23/2017	1.30%	**	2,973,747
THOMSON REUTERS CORP SR UNSECURED 05/16 0.875	5/23/2016	0.88%	**	204,781
THOMSON REUTERS CORP SR UNSECURED 05/16 0.875	11/18/2016	0.88%	**	3,080,958
THOMSON REUTERS CORP SR UNSECURED 09/17 1.65	9/29/2017	1.65%	**	2,628,120
TIAA ASSET MGMT FIN LLC SR UNSECURED 144A 11/19 2.95	11/1/2019	2.95%	**	2,895,426
TIME WARNER CABLE INC COMPANY GUAR 02/19 8.75	2/14/2019	8.75%	**	219,912
TIME WARNER CABLE INC COMPANY GUAR 02/21 4.125	2/15/2021	4.13%	**	1,946,120
TIME WARNER CABLE INC COMPANY GUAR 04/19 8.25	4/1/2019	8.25%	**	3,494,704
TIME WARNER CABLE INC COMPANY GUAR 05/17 5.85	5/1/2017	5.85%	**	3,660,774
TIME WARNER CABLE INC COMPANY GUAR 06/39 6.75	6/15/2039	6.75%	**	565,618
TIME WARNER CABLE INC COMPANY GUAR 09/41 5.5	9/1/2041	5.50%	**	148,155
TIME WARNER CABLE INC COMPANY GUAR 11/40 5.875	11/15/2040	5.88%	**	650,622
TIME WARNER INC COMPANY GUAR 01/22 4	1/15/2022	4.00%	**	424,647
TIME WARNER INC COMPANY GUAR 03/20 4.875	3/15/2020	4.88%	**	332,368
TIME WARNER INC COMPANY GUAR 03/21 4.75	3/29/2021	4.75%	**	7,974,466
TORONTO DOMINION BANK COVERED 144A 03/17 1.5	3/13/2017	1.50%	**	615,813
TORONTO DOMINION BANK SR UNSECURED 05/17 1.125	5/2/2017	1.13%	**	1,991,712
TORONTO DOMINION BANK SR UNSECURED 07/18 1.75	7/23/2018	1.75%	**	511,597
TORONTO DOMINION BANK SR UNSECURED 07/18 VAR	11/18/2016	0.86%	**	2,866,998
TORONTO DOMINION BANK SR UNSECURED 07/19 2.125	7/2/2019	2.13%	**	818,670
TORONTO DOMINION BANK SR UNSECURED 09/16 1.5	9/9/2016	1.50%	**	3,085,097
TORONTO DOMINION BANK SR UNSECURED 11/19 2.25	11/5/2019	2.25%	**	7,168,642
TORONTO DOMINION BANK SR UNSECURED 12/20 2.5	12/14/2020	2.50%	**	8,245,522
TORONTO DOMINION BANK SR UNSECURED 12/20 VAR	12/14/2020	1.43%	**	6,761,467

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
TOTAL CAPITAL CANADA LTD COMPANY GUAR 01/18 1.45	1/15/2018	1.45%	**	239,317
TOTAL CAPITAL INTL SA COMPANY GUAR 01/16 0.75	1/25/2016	0.75%	**	118,865
TOTAL CAPITAL INTL SA COMPANY GUAR 02/17 1.5	2/17/2017	1.50%	**	294,615
TOTAL CAPITAL INTL SA COMPANY GUAR 06/17 1.55	6/28/2017	1.55%	**	2,812,813
TOTAL CAPITAL INTL SA COMPANY GUAR 08/16 1	8/12/2016	1.00%	**	76,869
TOYOTA AUTO RECEIVABLES OWNER TAOT 2013 A A3	1/17/2017	0.55%	**	35,517
TOYOTA AUTO RECEIVABLES OWNER TAOT 2014 A A3	11/18/2016	0.67%	**	925,063
TOYOTA AUTO RECEIVABLES OWNER TAOT 2015 B A4	9/15/2020	1.74%	**	2,019,232
TOYOTA MOTOR CREDIT CORP SR UNSECURED 01/18 1.375	1/10/2018	1.38%	**	3,306,253
TOYOTA MOTOR CREDIT CORP SR UNSECURED 01/18 1.45	1/12/2018	1.45%	**	10,366,650
TOYOTA MOTOR CREDIT CORP SR UNSECURED 01/19 2.1	1/17/2019	2.10%	**	564,772
TOYOTA MOTOR CREDIT CORP SR UNSECURED 01/23 2.625	1/10/2023	2.63%	**	950,052
TOYOTA MOTOR CREDIT CORP SR UNSECURED 07/18 1.55	7/13/2018	1.55%	**	5,632,786
TOYOTA MOTOR CREDIT CORP SR UNSECURED 09/16 2	9/15/2016	2.00%	**	826,380
TOYOTA MOTOR CREDIT CORP SR UNSECURED 09/16 2	11/18/2016	2.00%	**	8,043,719
TRAFIGURA SECURITISATION FINAN TRFIG 2014 1A A 144A	10/15/2021	1.28%	**	1,084,786
TRANS ALLEGHENY INTERSTA SR UNSECURED 144A 06/25 3.85	6/1/2025	3.85%	**	2,049,561
TRANS CANADA PIPELINES SR UNSECURED 01/16 0.75	1/15/2016	0.75%	**	409,873
TRANS CANADA PIPELINES SR UNSECURED 01/18 1.875	1/12/2018	1.88%	**	6,334,204
TRANSOCEAN INC COMPANY GUAR 04/18 7.375	4/15/2018	7.38%	**	90,174
TRANSOCEAN INC COMPANY GUAR 10/17 3	10/15/2017	3.00%	**	90,878
TRANSOCEAN INC COMPANY GUAR 12/16 5.8	12/15/2016	5.80%	**	735,533
TRAVELERS COS INC SR UNSECURED 05/18 5.8	5/15/2018	5.80%	**	1,499,426
TRAVELERS COS INC SR UNSECURED 06/16 6.25	6/20/2016	6.25%	**	734,584
TRAVELERS COS INC SR UNSECURED 12/17 5.75	12/15/2017	5.75%	**	276,279
TSY INFL IX N/B 01/21 1.125	1/15/2021	1.13%	**	55,132,961
TSY INFL IX N/B 01/22 0.125	1/15/2022	0.13%	**	37,251,966
TSY INFL IX N/B 01/23 0.125	1/15/2023	0.13%	**	72,585,673
TSY INFL IX N/B 01/24 0.625	1/15/2024	0.63%	**	8,065,123
TSY INFL IX N/B 01/25 0.25	1/15/2025	0.25%	**	33,393,128
TSY INFL IX N/B 01/25 2.375	1/15/2025	2.38%	**	13,082,028
TSY INFL IX N/B 02/43 0.625	2/15/2043	0.63%	**	4,458,410
TSY INFL IX N/B 02/44 1.375	2/15/2044	1.38%	**	2,511,628
TSY INFL IX N/B 02/45 0.75	2/15/2045	0.75%	**	21,951,438
TSY INFL IX N/B 04/16 0.125	4/15/2016	0.13%	**	42,673,838
TSY INFL IX N/B 04/20 0.125	4/15/2020	0.13%	**	83,028,604
TSY INFL IX N/B 07/23 0.375	7/15/2023	0.38%	**	25,628,095
TSY INFL IX N/B 07/24 0.125	7/15/2024	0.13%	**	3,821,274
TSY INFL IX N/B 07/25 0.375	7/15/2025	0.38%	**	36,387,592
TYCO ELECTRONICS GROUP S COMPANY GUAR 10/17 6.55	10/1/2017	6.55%	**	408,594
TYSON FOODS INC COMPANY GUAR 04/16 6.6	4/1/2016	6.60%	**	259,566

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
TYSON FOODS INC COMPANY GUAR 08/24 3.95	8/15/2024	3.95%	**	1,551,809
TYSON FOODS INC COMPANY GUAR 08/34 4.875	8/15/2034	4.88%	**	1,809,289
UAL 2009 2A PASS THRU TR PASS THRU CE 07/18 9.75	7/15/2018	9.75%	**	221,696
UBS AG STAMFORD CT SR UNSECURED 03/18 1.8	3/26/2018	1.80%	**	6,465,291
UBS AG STAMFORD CT SR UNSECURED 03/20 2.35	3/26/2020	2.35%	**	511,752
UBS AG STAMFORD CT SR UNSECURED 06/17 1.375	6/1/2017	1.38%	**	8,398,232
UBS AG STAMFORD CT SR UNSECURED 06/17 VAR	11/18/2016	0.97%	**	4,596,963
UBS AG STAMFORD CT SR UNSECURED 08/17 1.375	8/14/2017	1.38%	**	4,888,234
UBS AG STAMFORD CT SR UNSECURED 08/19 2.375	8/14/2019	2.38%	**	8,342,594
UBS GROUP FUNDING COMPANY GUAR 144A 09/20 2.95	9/24/2020	2.95%	**	203,028
UDR INC COMPANY GUAR 07/24 3.75	7/1/2024	3.75%	**	1,536,135
UKRAINE AID US GOVT GUAR 05/19 1.844	5/16/2019	1.84%	**	13,286,244
UNILEVER CAPITAL CORP COMPANY GUAR 02/21 4.25	2/10/2021	4.25%	**	1,124,527
UNION PACIFIC CORP SR UNSECURED 02/16 7	2/1/2016	7.00%	**	452,954
UNION PACIFIC CORP SR UNSECURED 02/21 4	2/1/2021	4.00%	**	563,958
UNION PACIFIC CORP SR UNSECURED 07/22 4.163	7/15/2022	4.16%	**	753,411
UNITED PARCEL SERVICE SR UNSECURED 01/21 3.125	1/15/2021	3.13%	**	3,488,872
UNITED PARCEL SERVICE SR UNSECURED 04/19 5.125	4/1/2019	5.13%	**	1,679,131
UNITED STATES OF AMER TREAS 01/16 0.00000	11/18/2016		**	16,697,886
UNITED TECHNOLOGIES CORP JR SUBORDINA 05/18 VAR	5/4/2018	1.78%	**	7,232,388
UNITED TECHNOLOGIES CORP SR UNSECURED 06/22 3.1	6/1/2022	3.10%	**	276,367
UNITED TECHNOLOGIES CORP SR UNSECURED 12/17 5.375	12/15/2017	5.38%	**	424,094
UNITEDHEALTH GROUP INC SR UNSECURED 01/17 VAR	11/18/2016	0.77%	**	2,551,305
UNITEDHEALTH GROUP INC SR UNSECURED 02/18 6	2/15/2018	6.00%	**	573,958
UNITEDHEALTH GROUP INC SR UNSECURED 02/21 4.7	2/15/2021	4.70%	**	577,511
UNITEDHEALTH GROUP INC SR UNSECURED 03/16 5.375	3/15/2016	5.38%	**	180,871
UNITEDHEALTH GROUP INC SR UNSECURED 03/19 1.625	3/15/2019	1.63%	**	5,381,050
UNITEDHEALTH GROUP INC SR UNSECURED 07/18 1.9	7/16/2018	1.90%	**	2,004,184
UNITEDHEALTH GROUP INC SR UNSECURED 07/25 3.75	7/15/2025	3.75%	**	4,658,474
UNITEDHEALTH GROUP INC SR UNSECURED 07/35 4.625	7/15/2035	4.63%	**	319,129
UNITEDHEALTH GROUP INC SR UNSECURED 07/45 4.75	7/15/2045	4.75%	**	4,748,968
UNITEDHEALTH GROUP INC SR UNSECURED 10/17 1.4	10/15/2017	1.40%	**	802,851
UNITEDHEALTH GROUP INC SR UNSECURED 11/17 6	11/15/2017	6.00%	**	330,720
UNITEDHEALTH GROUP INC SR UNSECURED 11/21 3.375	11/15/2021	3.38%	**	1,059,145
UNITEDHEALTH GROUP INC SR UNSECURED 12/17 1.4	12/15/2017	1.40%	**	6,215,955
UNITEDHEALTH GROUP INC SR UNSECURED 12/21 2.875	12/15/2021	2.88%	**	8,103,562
UNIV OF CALIFORNIA CA REVENUES UNVHGR 05/12 FIXED 4.858	5/15/2112	4.86%	**	5,311,369
UNIV OF CALIFORNIA CA REVENUES UNVHGR 05/45 FIXED 3.931	5/15/2045	3.93%	**	7,743,563
UNIV OF NORTH CAROLINA NC AT C UNCHGR 12/34 FIXED 3.847	12/1/2034	3.85%	**	10,687,770
US BANCORP SR UNSECURED 04/19 2.2	4/25/2019	2.20%	**	1,486,383
US BANCORP SR UNSECURED 11/16 2.2	11/15/2016	2.20%	**	3,480,333

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
US BANK NA CINCINNATI SR UNSECURED 09/17 1.375	9/11/2017	1.38%	**	1,788,007
US DOLLAR			**	(60,888,570)
US TREASURY FRN 07/17 VAR	7/31/2017	0.34%	**	16,368,777
US TREASURY FRN 10/17 VAR	10/31/2017	0.43%	**	30,713,099
US TREASURY N/B 01/16 2	1/31/2016	2.00%	**	2,462,291
US TREASURY N/B 01/17 0.875	1/31/2017	0.88%	**	68,030,314
US TREASURY N/B 01/17 3.125	1/31/2017	3.13%	**	4,344,023
US TREASURY N/B 01/18 0.875	1/15/2018	0.88%	**	24,634,487
US TREASURY N/B 01/18 0.875	1/31/2018	0.88%	**	11,674,202
US TREASURY N/B 01/19 1.25	1/31/2019	1.25%	**	15,421,064
US TREASURY N/B 01/19 1.5	1/31/2019	1.50%	**	5,141,537
US TREASURY N/B 01/22 1.5	1/31/2022	1.50%	**	10,369,656
US TREASURY N/B 02/16 2.125	2/29/2016	2.13%	**	12,330,552
US TREASURY N/B 02/17 0.625	2/15/2017	0.63%	**	15,520,631
US TREASURY N/B 02/18 0.75	2/28/2018	0.75%	**	44,235,688
US TREASURY N/B 02/19 1.375	2/28/2019	1.38%	**	19,661,263
US TREASURY N/B 02/19 1.5	2/28/2019	1.50%	**	3,083,840
US TREASURY N/B 02/22 1.75	2/28/2022	1.75%	**	1,055,590
US TREASURY N/B 02/45 2.5	2/15/2045	2.50%	**	14,227,599
US TREASURY N/B 03/16 2.375	3/31/2016	2.38%	**	4,118,353
US TREASURY N/B 03/17 1	3/31/2017	1.00%	**	34,473,588
US TREASURY N/B 03/18 0.75	3/31/2018	0.75%	**	2,538,846
US TREASURY N/B 03/19 1.625	3/31/2019	1.63%	**	8,248,871
US TREASURY N/B 03/20 1.125	3/31/2020	1.13%	**	15,365,290
US TREASURY N/B 03/20 1.375	3/31/2020	1.38%	**	77,597,363
US TREASURY N/B 03/22 1.75	3/31/2022	1.75%	**	13,010,195
US TREASURY N/B 04/16 0.375	4/30/2016	0.38%	**	2,049,169
US TREASURY N/B 04/16 2	4/30/2016	2.00%	**	10,298,280
US TREASURY N/B 04/16 2.625	4/30/2016	2.63%	**	515,955
US TREASURY N/B 04/17 0.875	4/30/2017	0.88%	**	6,862,568
US TREASURY N/B 04/18 0.625	4/30/2018	0.63%	**	25,242,855
US TREASURY N/B 04/18 0.75	4/15/2018	0.75%	**	53,996,293
US TREASURY N/B 04/20 1.375	4/30/2020	1.38%	**	3,034,365
US TREASURY N/B 05/16 1.75	5/31/2016	1.75%	**	2,060,056
US TREASURY N/B 05/17 0.625	5/31/2017	0.63%	**	32,951,861
US TREASURY N/B 05/17 2.75	5/31/2017	2.75%	**	1,155,706
US TREASURY N/B 05/18 1	5/31/2018	1.00%	**	15,327,597
US TREASURY N/B 05/18 1	5/15/2018	1.00%	**	92,484,718
US TREASURY N/B 05/19 1.5	5/31/2019	1.50%	**	19,026,098
US TREASURY N/B 05/19 3.125	5/15/2019	3.13%	**	1,978,273
US TREASURY N/B 05/20 1.375	5/31/2020	1.38%	**	9,337,213

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
US TREASURY N/B 05/20 3.5	5/15/2020	3.50%	**	70,003,540
US TREASURY N/B 05/21 8.125	5/15/2021	8.13%	**	2,897,741
US TREASURY N/B 05/22 1.875	5/31/2022	1.88%	**	27,500,461
US TREASURY N/B 05/23 1.75	5/15/2023	1.75%	**	119,799
US TREASURY N/B 05/43 2.875	5/15/2043	2.88%	**	1,573,562
US TREASURY N/B 05/44 3.375	5/15/2044	3.38%	**	197,949
US TREASURY N/B 05/45 3	5/15/2045	3.00%	**	7,619,562
US TREASURY N/B 06/16 1.5	6/30/2016	1.50%	**	11,735,472
US TREASURY N/B 06/17 0.75	6/30/2017	0.75%	**	8,248,631
US TREASURY N/B 06/18 1.125	6/15/2018	1.13%	**	3,066,908
US TREASURY N/B 06/18 1.375	6/30/2018	1.38%	**	9,258,723
US TREASURY N/B 06/18 2.375	6/30/2018	2.38%	**	1,582,088
US TREASURY N/B 06/19 1	6/30/2019	1.00%	**	2,332,995
US TREASURY N/B 06/20 1.625	6/30/2020	1.63%	**	32,727,472
US TREASURY N/B 06/22 2.125	6/30/2022	2.13%	**	8,239,903
US TREASURY N/B 07/16 1.5	7/31/2016	1.50%	**	14,304,866
US TREASURY N/B 07/17 0.5	7/31/2017	0.50%	**	12,406,659
US TREASURY N/B 07/18 1.375	7/31/2018	1.38%	**	58,652,315
US TREASURY N/B 07/18 2.25	7/31/2018	2.25%	**	3,154,329
US TREASURY N/B 07/19 0.875	7/31/2019	0.88%	**	4,892,663
US TREASURY N/B 08/16 0.5	8/31/2016	0.50%	**	54,759,578
US TREASURY N/B 08/16 0.625	8/15/2016	0.63%	**	3,227,064
US TREASURY N/B 08/16 1	8/31/2016	1.00%	**	11,808,035
US TREASURY N/B 08/17 0.625	8/31/2017	0.63%	**	7,025,168
US TREASURY N/B 08/17 0.875	8/15/2017	0.88%	**	96,245,741
US TREASURY N/B 08/18 1	8/15/2018	1.00%	**	9,101,459
US TREASURY N/B 08/18 1.5	8/31/2018	1.50%	**	24,947,059
US TREASURY N/B 08/19 1	8/31/2019	1.00%	**	2,109,429
US TREASURY N/B 08/20 2.125	8/31/2020	2.13%	**	2,915,461
US TREASURY N/B 08/24 2.375	8/15/2024	2.38%	**	2,495,295
US TREASURY N/B 08/44 3.125	8/15/2044	3.13%	**	87,863,419
US TREASURY N/B 08/45 2.875	8/15/2045	2.88%	**	7,886,993
US TREASURY N/B 09/16 3	9/30/2016	3.00%	**	2,083,112
US TREASURY N/B 09/17 0.625	9/30/2017	0.63%	**	11,193,817
US TREASURY N/B 09/17 1.875	9/30/2017	1.88%	**	10,235,675
US TREASURY N/B 09/18 1	9/15/2018	1.00%	**	2,034,840
US TREASURY N/B 09/18 1.375	9/30/2018	1.38%	**	9,251,160
US TREASURY N/B 09/19 1	9/30/2019	1.00%	**	3,109,825
US TREASURY N/B 09/21 2.125	9/30/2021	2.13%	**	9,324,786
US TREASURY N/B 09/22 1.75	9/30/2022	1.75%	**	7,171,204
US TREASURY N/B 10/16 1	10/31/2016	1.00%	**	166,413,601

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
US TREASURY N/B 10/16 3.125	10/31/2016	3.13%	**	2,610,594
US TREASURY N/B 10/17 0.75	10/31/2017	0.75%	**	22,546,060
US TREASURY N/B 10/17 0.875	10/15/2017	0.88%	**	2,033,028
US TREASURY N/B 10/17 1.875	10/31/2017	1.88%	**	1,871,198
US TREASURY N/B 10/18 0.875	10/15/2018	0.88%	**	84,295,972
US TREASURY N/B 10/18 1.25	10/31/2018	1.25%	**	23,535,067
US TREASURY N/B 10/19 1.5	10/31/2019	1.50%	**	77,955,948
US TREASURY N/B 10/20 1.375	10/31/2020	1.38%	**	905,951
US TREASURY N/B 10/22 1.875	10/31/2022	1.88%	**	12,150,947
US TREASURY N/B 11/16 0.5	11/30/2016	0.50%	**	61,318,973
US TREASURY N/B 11/16 0.875	11/30/2016	0.88%	**	30,661,745
US TREASURY N/B 11/16 2.75	11/30/2016	2.75%	**	4,169,428
US TREASURY N/B 11/17 0.625	11/30/2017	0.63%	**	13,058,413
US TREASURY N/B 11/17 0.875	11/30/2017	0.88%	**	684,060,512
US TREASURY N/B 11/18 1.25	11/30/2018	1.25%	**	66,534,814
US TREASURY N/B 11/18 1.25	11/15/2018	1.25%	**	1,289,111
US TREASURY N/B 11/20 1.625	11/30/2020	1.63%	**	44,259,031
US TREASURY N/B 11/20 2	11/30/2020	2.00%	**	66,591,321
US TREASURY N/B 11/20 2.625	11/15/2020	2.63%	**	79,513,503
US TREASURY N/B 11/21 8	11/15/2021	8.00%	**	8,407,959
US TREASURY N/B 11/22 2	11/30/2022	2.00%	**	16,458,472
US TREASURY N/B 11/42 2.75	11/15/2042	2.75%	**	11,401,966
US TREASURY N/B 11/45 3	11/15/2045	3.00%	**	29,289,908
US TREASURY N/B 12/16 0.625	12/31/2016	0.63%	**	35,804,405
US TREASURY N/B 12/16 0.625	11/18/2016	0.63%	**	31,877,767
US TREASURY N/B 12/16 0.875	12/31/2016	0.88%	**	18,825,333
US TREASURY N/B 12/16 3.25	12/31/2016	3.25%	**	6,923,145
US TREASURY N/B 12/17 0.75	12/31/2017	0.75%	**	10,279,573
US TREASURY N/B 12/18 1.25	12/15/2018	1.25%	**	135,190,463
US TREASURY N/B 12/18 1.375	12/31/2018	1.38%	**	6,152,789
US TREASURY N/B 12/18 1.5	12/31/2018	1.50%	**	14,832,897
US TREASURY N/B 12/20 1.75	12/31/2020	1.63%	**	11,438,545
US TREASURY N/B 12/21 2.125	12/31/2021	2.13%	**	5,959,572
USAA AUTO OWNER TRUST USAOT 2015 1 A4	11/16/2020	1.54%	**	1,262,410
VALERO ENERGY CORP SR UNSECURED 03/19 9.375	3/15/2019	9.38%	**	211,858
VALERO ENERGY CORP SR UNSECURED 06/17 6.125	6/15/2017	6.13%	**	507,069
VALSPAR CORP SR UNSECURED 05/17 6.05	5/1/2017	6.05%	**	2,549,170
VENTAS REALTY LP COMPANY GUAR 04/17 1.25	4/17/2017	1.25%	**	3,676,991
VENTAS REALTY LP COMPANY GUAR 09/16 1.55	9/26/2016	1.55%	**	6,757,463
VENTAS REALTY LP/CAP CRP COMPANY GUAR 02/18 2	2/15/2018	2.00%	**	7,263,329
VENTAS REALTY LP/CAP CRP COMPANY GUAR 04/19 4	4/30/2019	4.00%	**	3,195,722
VERIZON COMMUNICATIONS SR UNSECURED 02/20 2.625	2/21/2020	2.63%	**	18,918,063
VERIZON COMMUNICATIONS SR UNSECURED 04/21 4.6	4/1/2021	4.60%	**	3,337,206
VERIZON COMMUNICATIONS SR UNSECURED 06/17 1.35	6/9/2017	1.35%	**	8,209,731
VERIZON COMMUNICATIONS SR UNSECURED 09/16 2.5	9/15/2016	2.50%	**	212,736
VERIZON COMMUNICATIONS SR UNSECURED 09/16 2.5	11/18/2016	2.50%	**	3,481,706

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
VERIZON COMMUNICATIONS SR UNSECURED 09/16 VAR	11/18/2016	2.04%	**	1,737,951
VERIZON COMMUNICATIONS SR UNSECURED 09/20 4.5	9/15/2020	4.50%	**	6,385,508
VERIZON COMMUNICATIONS SR UNSECURED 09/23 5.15	9/15/2023	5.15%	**	45,960,560
VERIZON COMMUNICATIONS SR UNSECURED 11/16 2	11/1/2016	2.00%	**	1,402,277
VERIZON COMMUNICATIONS SR UNSECURED 11/22 2.45	11/1/2022	2.45%	**	2,366,714
VF CORP SR UNSECURED 11/17 5.95	11/1/2017	5.95%	**	275,706
VIACOM INC SR UNSECURED 04/16 6.25	4/30/2016	6.25%	**	272,612
VIACOM INC SR UNSECURED 04/16 6.25	11/18/2016	6.25%	**	496,969
VIACOM INC SR UNSECURED 04/17 3.5	4/1/2017	3.50%	**	297,218
VIACOM INC SR UNSECURED 04/24 3.875	4/1/2024	3.88%	**	307,261
VIACOM INC SR UNSECURED 06/22 3.125	6/15/2022	3.13%	**	374,993
VIACOM INC SR UNSECURED 09/19 5.625	9/15/2019	5.63%	**	890,797
VIRGINIA ELEC + POWER CO SR UNSECURED 01/18 1.2	1/15/2018	1.20%	**	291,166
VISA INC SR UNSECURED 12/17 1.2	12/14/2017	1.20%	**	8,042,078
VISA INC SR UNSECURED 12/20 2.2	12/14/2020	2.20%	**	3,641,159
VISA INC SR UNSECURED 12/25 3.15	12/14/2025	3.15%	**	1,857,008
VNO MORTGAGE TRUST VNDO 2012 6AVE A 144A	11/15/2030	3.00%	**	504,752
VODAFONE GROUP PLC SR UNSECURED 02/17 5.625	2/27/2017	5.63%	**	3,223,399
VODAFONE GROUP PLC SR UNSECURED 02/17 5.625	11/18/2016	5.63%	**	601,148
VODAFONE GROUP PLC SR UNSECURED 02/18 1.5	2/19/2018	1.50%	**	405,328
VODAFONE GROUP PLC SR UNSECURED 03/17 1.625	11/18/2016	1.63%	**	2,336,488
VODAFONE GROUP PLC SR UNSECURED 07/18 4.625	7/15/2018	4.63%	**	433,418
VODAFONE GROUP PLC SR UNSECURED 09/17 1.25	9/26/2017	1.25%	**	355,198
VOLKSWAGEN AUTO LEASE TRUST VWALT 2014 A A4	7/20/2018	0.99%	**	1,820,578
VOLKSWAGEN AUTO LEASE TRUST VWALT 2015 A A2A	11/18/2016	0.87%	**	2,505,642
VOLKSWAGEN AUTO LEASE TRUST VWALT 2015 A A3	12/20/2017	1.25%	**	1,406,127
VOLKSWAGEN AUTO LOAN ENHANCED VALET 2013 1 A4	7/22/2019	0.78%	**	1,428,518
VOLKSWAGEN GROUP AMERICA COMPANY GUAR 144A 05/18 1.65	5/22/2018	1.65%	**	630,666
VOLKSWAGEN INTL FIN NV COMPANY GUAR 144A 03/17 2.375	3/22/2017	2.38%	**	509,772
VOLKSWAGEN INTL FIN NV COMPANY GUAR 144A 11/17 1.6	11/20/2017	1.60%	**	198,724
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2004 C11 A5	1/15/2041	5.17%	**	83,339
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2006 C24 A1A	3/15/2045	5.56%	**	960,782
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2006 C25 A5	5/15/2043	5.77%	**	10,168,523
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2006 C27 A3	7/15/2045	5.77%	**	3,271,027
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2006 C28 A1A	10/15/2048	5.56%	**	12,228,220
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2006 C28 A4	10/15/2048	5.57%	**	3,833,986
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2006 C29 A4	11/15/2048	5.31%	**	6,489,560
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2007 C30 A3	12/15/2043	5.25%	**	734,498
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2007 C30 A4	12/15/2043	5.31%	**	2,397,342
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2007 C30 AMFL 144A	12/15/2043	0.55%	**	612,227
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2007 C31 APB	4/15/2047	5.45%	**	224,603
WACHOVIA CAP TRUST III LIMITD GUARA 03/49 VAR	3/29/2049	5.57%	**	2,516,969
WACHOVIA CORP SUBORDINATED 10/16 5.625	10/15/2016	5.63%	**	9,637,495
WAL MART STORES INC SR UNSECURED 02/18 5.8	2/15/2018	5.80%	**	4,243,429
WAL MART STORES INC SR UNSECURED 04/16 0.6	4/11/2016	0.60%	**	2,115,934
WAL MART STORES INC SR UNSECURED 04/17 5.375	4/5/2017	5.38%	**	512,594
WALGREENS BOOTS ALLIANCE SR UNSECURED 11/17 1.75	11/17/2017	1.75%	**	1,702,804
WALGREENS BOOTS ALLIANCE SR UNSECURED 11/19 2.7	11/18/2019	2.70%	**	613,666
WALT DISNEY COMPANY/THE SR UNSECURED 05/17 0.875	5/30/2017	0.88%	**	310,898
WALT DISNEY COMPANY/THE SR UNSECURED 08/21 2.75	8/16/2021	2.75%	**	645,832
WALT DISNEY COMPANY/THE SR UNSECURED 12/17 1.1	12/1/2017	1.10%	**	6,591,510

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
WALT DISNEY COMPANY/THE SR UNSECURED 12/17 5.875	12/15/2017	5.88%	**	189,399
WAMU MORTGAGE PASS THROUGH CER WAMU 2002 AR2 A	2/27/2034	1.90%	**	2,807,755
WAMU MORTGAGE PASS THROUGH CER WAMU 2005 AR2 2A1A	1/25/2045	0.73%	**	3,058,310
WAMU MORTGAGE PASS THROUGH CER WAMU 2006 AR13 2A	10/25/2046	2.15%	**	464,112
WASHINGTON MUTUAL MSC MORTGAGE WAMMS 2003 AR1 2A	2/25/2033	2.19%	**	26,630
WASHINGTON MUTUAL MSC MORTGAGE WAMMS 2003 MS2 3A1	3/25/2018	5.00%	**	105,568
WASTE MANAGEMENT INC COMPANY GUAR 03/18 6.1	3/15/2018	6.10%	**	4,216,488
WASTE MANAGEMENT INC COMPANY GUAR 03/21 4.6	3/1/2021	4.60%	**	364,725
WASTE MANAGEMENT INC COMPANY GUAR 05/24 3.5	5/15/2024	3.50%	**	1,125,882
WASTE MANAGEMENT INC COMPANY GUAR 09/16 2.6	9/1/2016	2.60%	**	309,538
WEA FINANCE LLC/WESTFIEL COMPANY GUAR 144A 09/17 1.75	9/15/2017	1.75%	**	4,727,041
WEA FINANCE LLC/WESTFIEL COMPANY GUAR 144A 09/19 2.7	9/17/2019	2.70%	**	2,799,805
WEATHERFORD BERMUDA COMPANY GUAR 03/18 6	3/15/2018	6.00%	**	188,976
WEATHERFORD BERMUDA COMPANY GUAR 03/19 9.625	3/1/2019	9.63%	**	159,649
WEATHERFORD INTL LLC COMPANY GUAR 06/17 6.35	6/15/2017	6.35%	**	199,817
WELL FARGO REPO	1/4/2016	0.60%	**	102,470,450
WELLS FARGO + COMPANY SR UNSECURED 01/18 1.5	1/16/2018	1.50%	**	989,729
WELLS FARGO + COMPANY SR UNSECURED 01/20 2.15	1/30/2020	2.15%	**	9,344,689
WELLS FARGO + COMPANY SR UNSECURED 04/19 2.125	4/22/2019	2.13%	**	5,129,722
WELLS FARGO + COMPANY SR UNSECURED 04/21 4.6	4/1/2021	4.60%	**	5,585,316
WELLS FARGO + COMPANY SR UNSECURED 05/17 2.1	5/8/2017	2.10%	**	8,782,929
WELLS FARGO + COMPANY SR UNSECURED 06/16 VAR	6/15/2016	3.68%	**	1,525,143
WELLS FARGO + COMPANY SR UNSECURED 12/17 5.625	12/11/2017	5.63%	**	2,693,393
WELLS FARGO + COMPANY SUBORDINATED 01/24 4.48	1/16/2024	4.48%	**	11,180,561
WELLS FARGO + COMPANY SUBORDINATED 02/23 3.45	2/13/2023	3.45%	**	2,670,509
WELLS FARGO + COMPANY SUBORDINATED 07/27 4.3	7/22/2027	4.30%	**	2,993,764
WELLS FARGO + COMPANY SUBORDINATED 08/23 4.125	8/15/2023	4.13%	**	4,123,885
WELLS FARGO + COMPANY SUBORDINATED 11/44 4.65	11/4/2044	4.65%	**	3,190,120
WELLS FARGO BANK NA SUBORDINATED 05/16 VAR	5/16/2016	0.57%	**	1,536,064
WELLS FARGO BANK NA SUBORDINATED 11/17 6	11/15/2017	6.00%	**	751,516
WELLS FARGO COMMERCIAL MORTGAG WFCM 2015 C29 A2	6/15/2048	2.55%	**	6,468,341
WELLS FARGO COMMERCIAL MORTGAG WFCM 2015 C30 A2	9/15/2058	2.57%	**	1,026,103
WELLS FARGO COMMERCIAL MORTGAG WFCM 2015 NXS2 A3	7/15/2058	3.25%	**	5,352,122
WELLS FARGO MORTGAGE BACKED SE WFMBS 2004 AA A1	12/25/2034	2.85%	**	849,219
WELLS FARGO MORTGAGE BACKED SE WFMBS 2004 EE 2A1	12/25/2034	2.74%	**	928,468
WELLS FARGO REREMIC TRUST WFRR 2012 IO A 144A	8/20/2021	1.75%	**	145,022
WELLTOWER INC SR UNSECURED 03/16 3.625	3/15/2016	3.63%	**	2,831,214
WELLTOWER INC SR UNSECURED 03/18 2.25	3/15/2018	2.25%	**	7,371,254
WESTERN GAS PARTNERS SR UNSECURED 07/22 4	7/1/2022	4.00%	**	339,887
WESTERN GAS PARTNERS SR UNSECURED 08/18 2.6	8/15/2018	2.60%	**	277,240
WESTPAC BANKING CORP COVERED 144A 11/18 1.85	11/26/2018	1.85%	**	10,614,686
WESTPAC BANKING CORP SR UNSECURED 01/16 0.95	1/12/2016	0.95%	**	184,458
WESTPAC BANKING CORP SR UNSECURED 07/18 2.25	7/30/2018	2.25%	**	1,586,804
WESTPAC BANKING CORP SR UNSECURED 11/19 4.875	11/19/2019	4.88%	**	334,854
WESTPAC BANKING CORP SR UNSECURED 12/17 1.5	12/1/2017	1.50%	**	3,570,954
WESTROCK RKT CO COMPANY GUAR 03/22 4.9	3/1/2022	4.90%	**	353,206
WEYERHAEUSER CO SR UNSECURED 10/19 7.375	10/1/2019	7.38%	**	5,884,658
WF RBS COMMERCIAL MORTGAGE TRU WFRBS 2013 C11 A5	3/15/2045	3.07%	**	408,652
WF RBS COMMERCIAL MORTGAGE TRU WFRBS 2013 C11 AS	3/15/2045	3.31%	**	584,719
WF RBS COMMERCIAL MORTGAGE TRU WFRBS 2014 C19 B	3/15/2047	4.72%	**	322,085
WF RBS COMMERCIAL MORTGAGE TRU WFRBS 2014 C22 AS	9/15/2057	4.07%	**	4,901,334

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
WF RBS COMMERCIAL MORTGAGE TRU WFRBS 2014 C23 AS	10/15/2057	4.21%	**	4,635,542
WF RBS COMMERCIAL MORTGAGE TRU WFRBS 2014 C23 B	10/15/2057	4.38%	**	5,128,378
WF RBS COMMERCIAL MORTGAGE TRU WFRBS 2014 C23 C	10/15/2057	3.85%	**	1,540,634
WHIRLPOOL CORP SR UNSECURED 11/17 1.65	11/1/2017	1.65%	**	3,293,717
WI TREASURY SEC. 03/16 0.375	3/31/2016	0.38%	**	1,024,744
WILLIAMS PARTNERS LP SR UNSECURED 03/20 5.25	3/15/2020	5.25%	**	2,298,339
WILLIAMS PARTNERS LP SR UNSECURED 03/24 4.3	3/4/2024	4.30%	**	17,425,903
WILLIAMS PARTNERS LP SR UNSECURED 11/23 4.5	11/15/2023	4.50%	**	4,146,974
WISCONSIN POWER + LIGHT SR UNSECURED 07/19 5	7/15/2019	5.00%	**	149,349
WM WRIGLEY JR CO SR UNSECURED 144A 10/16 1.4	10/21/2016	1.40%	**	3,682,069
WM WRIGLEY JR CO SR UNSECURED 144A 10/18 2.4	10/21/2018	2.40%	**	1,715,824
WM WRIGLEY JR CO SR UNSECURED 144A 10/19 2.9	10/21/2019	2.90%	**	5,419,140
WORLD OMNI AUTO RECEIVABLES TR WOART 2012 A A4	8/15/2018	0.85%	**	1,629,358
WORLD OMNI AUTO RECEIVABLES TR WOART 2014 B A2A	11/18/2016	0.60%	**	594,109
WORLD OMNI AUTO RECEIVABLES TR WOART 2015 A A2A	11/18/2016	0.79%	**	791,473
WORLD OMNI AUTO RECEIVABLES TR WOART 2015 B A4	1/17/2022	1.84%	**	1,560,245
WORLD OMNI AUTOMOBILE LEASE SE WOLS 2014 A A3	9/15/2017	1.16%	**	924,494
WORLD OMNI AUTOMOBILE LEASE SE WOLS 2015 A A3	10/15/2018	1.54%	**	1,852,662
WYETH LLC COMPANY GUAR 04/17 5.45	4/1/2017	5.45%	**	1,319,020
XCEL ENERGY INC SR UNSECURED 05/16 0.75	5/9/2016	0.75%	**	2,442,772
XEROX CORPORATION SR UNSECURED 03/16 6.4	3/15/2016	6.40%	**	186,146
XEROX CORPORATION SR UNSECURED 03/17 2.95	3/15/2017	2.95%	**	4,604,143
XEROX CORPORATION SR UNSECURED 09/20 2.75	9/1/2020	2.75%	**	1,718,098
XYLEM INC SR UNSECURED 10/21 4.875	10/1/2021	4.88%	**	876,810
ZIMMER BIOMET HOLDINGS SR UNSECURED 04/18 2	4/1/2018	2.00%	**	6,354,762
ZOETIS INC SR UNSECURED 02/16 1.15	2/1/2016	1.15%	**	1,255,040
ZOETIS INC SR UNSECURED 02/18 1.875	2/1/2018	1.88%	**	3,902,496
ZOETIS INC SR UNSECURED 11/20 3.45	11/13/2020	3.45%	**	1,025,898
ZOETIS INC SR UNSECURED 11/25 4.5	11/13/2025	4.50%	**	2,076,980
TOTAL				$46,760,978,585

*PARTICIPANT LOANS (Interest from 2.0% to 9.8% maturing through January 2036)			**	$706,047,971

*Party-in-interest

**Cost information is not required for participant directed investment and therefore is not included.
				(Concluded)

THE BOEING COMPANY
VOLUNTARY INVESTMENT PLAN
FORM 5500, SCHEDULE G, PART III - SCHEDULE OF NONEXEMPT TRANSACTIONS
FOR THE YEAR ENDED DECEMBER 31, 2015

Party Involved	Relationship to Plan	Description of Transaction	Cost of Asset	Current Value of Asset	Net Gain on Each Transaction
BlackRock	Service provider	An investment advisory firm was in control of plan assets held outside of the Plan and Master Trust.	$15,752	$16,650	$898
The Boeing Company	Plan sponsor	Plan assets were inadvertently used to pay plan sponsor expenses.	$245,035	$257,326	$12,291